                                                Filed Pursuant to Rule 424(b)(3)
                                                File Number 333-53549

                             THE MONEY STORE INC.
                              2840 Morris Avenue
                            Union, New Jersey 07083
                                (908) 686-2000
                                                                   May 27, 1998
Dear Stockholder:

     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend the Annual Meeting of Stockholders of The Money Store Inc. ("TMSI"). The meeting will be held at 9:00 a.m., on June 26, 1998, at The Hilton at Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey (the "Meeting").

     At the Meeting, the holders of TMSI common stock will be asked to vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 4, 1998 (the "Merger Agreement"), by and among TMSI, First Union Corporation ("FUNC"), First Union National Bank ("FUNB") and First Union New Jersey, Inc. ("FUNC-NJ"), a wholly-owned subsidiary of FUNB, pursuant to which, among other things, TMSI will be acquired by means of a merger of FUNC-NJ with and into TMSI (the "Merger"), all on and subject to the terms and conditions contained therein. Upon consummation of the Merger, (i) each outstanding share of TMSI common stock (excluding certain shares held by TMSI or FUNC ("Excluded Shares")) will be converted into the right to receive the number of shares of FUNC common stock equal to the result obtained by dividing $34.00 by the average of the per share closing sales price of FUNC common stock on the New York Stock Exchange (the "NYSE") Composite Transactions Tape (the "NYSE Tape") for each of the five trading days immediately prior to the effective date of the Merger (the "Common Exchange Ratio"); and (ii) each outstanding share of TMSI $1.72 Mandatory Convertible Preferred Stock ("TMSI Preferred Stock") (other than Excluded Shares) will be converted into the right to receive, subject to the approval of the Merger by the holders of TMSI Preferred Stock, the number of shares of FUNC common stock equal to the product of the Common Exchange Ratio and 0.92 (the "Preferred Exchange Ratio").

     The 0.92 conversion rate used to calculate the Preferred Exchange Ratio is greater than the current conversion rate for converting shares of TMSI Preferred Stock into shares of TMSI common stock (i.e., 0.92 compared to the current conversion rate of 0.833). If the holders of TMSI Preferred Stock do not approve the Merger and the Merger is nonetheless consummated, then each outstanding share of TMSI Preferred Stock will instead be converted into the right to receive one share of a new series of FUNC $1.72 mandatory convertible class A preferred stock (the "FUNC Convertible Class A Preferred Stock") having substantially similar terms as the TMSI Preferred Stock, except that the FUNC Convertible Class A Preferred Stock will have certain additional voting rights and will be adjusted to reflect the Merger. The terms of the FUNC Convertible Class A Preferred Stock, however, will not include the increased 0.92 conversion rate used to calculate the Preferred Exchange Ratio. As is the case with the TMSI Preferred Stock, which, absent the Merger, would automatically convert into shares of TMSI common stock on December 1, 1999, at a conversion rate ranging from 0.833 to 1.00, the FUNC Convertible Class A Preferred Stock, if issued, will automatically convert into shares of FUNC common stock on December 1, 1999, at such conversion rate, as adjusted to reflect the Common Exchange Ratio. Pursuant to the terms of the TMSI Preferred Stock, if the Merger is not consummated, such conversion rate on December 1, 1999, would not exceed 0.833 unless the average price of TMSI common stock at that time (determined pursuant to the terms of the TMSI Preferred Stock) is less than $31.80. The terms of the FUNC Convertible Class A Preferred Stock, if issued, will likewise provide that such conversion rate on such date will not exceed 0.833, as adjusted to reflect the Common Exchange Ratio, unless such average price of FUNC common stock at that time is less than $31.80.

     FUNC common stock is actively traded and is listed on the NYSE. The closing sales price of FUNC common stock on the NYSE Tape on May 26, 1998, was $57.00 per share. It is expected that the Merger generally will be tax free to TMSI stockholders for federal income tax purposes.

The Merger is subject to certain conditions, including the approval of the Merger Agreement by the requisite vote of the holders of TMSI common stock, and approval of the Merger by, and filing requisite notifications with, various regulatory agencies. Approval of the Merger Agreement by the holders of TMSI common stock requires the affirmative vote of a majority of the votes cast at the Meeting by such holders, voting as a separate class. In addition, holders of TMSI Preferred Stock will be asked to approve the Merger in order to receive shares of FUNC common stock in exchange for their shares of TMSI Preferred Stock at the Preferred Exchange Ratio, as described above. As provided in the Merger Agreement, the Merger will be consummated, assuming all conditions to closing are either satisified or waived, even if the holders of TMSI Preferred Stock fail to approve the Merger, in which case such holders would receive shares of FUNC Convertible

(continued on following page)

(continued from previous page)

Class A Preferred Stock, as discussed above. The affirmative vote of at least 66 2/3 percent of the votes cast at the Meeting by the holders of TMSI Preferred Stock, voting as a separate class, is required for such holders to approve the Merger.

     The Board of Directors of TMSI has determined that the Merger is in the best interests of TMSI and its stockholders and recommends that holders of TMSI common stock vote "FOR" the proposal to approve the Merger Agreement and that holders of TMSI Preferred Stock vote "FOR" the proposal to approve the Merger.

     Holders of TMSI common stock also will be asked at the Meeting to approve a proposal to elect the three nominees named in the accompanying Proxy Statement/Prospectus as Class A directors to serve on the Board of Directors of TMSI until the Merger is effective or until the 2001 Annual Meeting of Stockholders of TMSI, if held. Holders of TMSI Preferred Stock are not entitled to vote on the proposal to elect Class A directors. The Board of Directors recommends that holders of TMSI common stock vote "FOR" the proposed nominees.

     I urge you to review carefully the information contained in the accompanying Proxy Statement/Prospectus, including the Annexes attached thereto, information about TMSI contained in TMSI's 1997 Annual Report to Stockholders, which accompanies this Proxy Statement/Prospectus, and information about FUNC, which you may obtain as indicated in the accompanying Proxy Statement/Prospectus under "AVAILABLE INFORMATION".

     It is very important that your shares be represented at the Meeting, regardless of how many shares you hold. Even if you plan to attend the Meeting in person, please complete the enclosed proxy, sign and date it and mail it promptly in the enclosed postage-paid, return addressed envelope.

                                        Yours very truly,



                                        /s/  Marc Turtletaub
                                        MARC J. TURTLETAUB
                                        Chief Executive Officer

                             THE MONEY STORE INC.
                              2840 Morris Avenue
                            Union, New Jersey 07083
                                 (908) 686-2000
                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 26, 1998
                   ----------------------------------------
                                                                    May 27, 1998
Dear Stockholder:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Money Store Inc. ("TMSI") will be held at 9:00 a.m., on June 26, 1998, at The Hilton at Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey (including any adjournments or postponements thereof, the "Meeting"), for the purpose of considering and acting on the following matters:

   1. A proposal for the holders of TMSI common stock to approve the Agreement and Plan of Merger, dated as of March 4, 1998 (the "Merger Agreement"), by and among TMSI, First Union Corporation ("FUNC"), First Union National Bank ("FUNB") and First Union New Jersey, Inc. ("FUNC-NJ"), a wholly-owned subsidiary of FUNB, pursuant to which, among other things, (i) TMSI will be acquired by means of a merger of FUNC-NJ with and into TMSI (the "Merger"), (ii) each outstanding share of TMSI common stock (excluding certain shares held by TMSI or FUNC ("Excluded Shares")) will be converted into the right to receive the number of shares of FUNC common stock equal to the result obtained by dividing $34.00 by the average of the per share closing sales price of FUNC common stock on the New York Stock Exchange Composite Transactions Tape for each of the five trading days immediately prior to the effective date of the Merger (the "Common Exchange Ratio"), and (iii) each outstanding share of TMSI $1.72 Mandatory Convertible Preferred Stock ("TMSI Preferred Stock") (other than Excluded Shares) will be converted into the right to receive, subject to the approval of the Merger by the holders of TMSI Preferred Stock, the number of shares of FUNC common stock equal to the product of the Common Exchange Ratio and
      0.92 (the "Preferred Exchange Ratio"), all on and subject to the terms and conditions contained in the Merger Agreement; provided, however, if such approval by the holders of TMSI Preferred Stock is not obtained and the Merger is nonetheless consummated, then each outstanding share of TMSI Preferred Stock will instead be converted into the right to receive one share of a new series of FUNC $1.72 mandatory convertible class A preferred stock (the "FUNC Convertible Class A Preferred Stock") having substantially similar terms as the TMSI Preferred Stock, except that the FUNC Convertible Class A Preferred Stock will have certain additional voting rights and will be adjusted to reflect the Merger;

   2. A proposal for the holders of TMSI Preferred Stock to approve the Merger in order to receive the Preferred Exchange Ratio, on and subject to the terms and conditions contained in the Merger Agreement; provided, however, that if such approval is not obtained and the Merger is nonetheless consummated, then each outstanding share of TMSI Preferred Stock will instead be converted into the right to receive one share of FUNC Convertible Class A Preferred Stock;

   3. A proposal for the holders of TMSI common stock to elect the three nominees named in the accompanying Proxy Statement/Prospectus as Class A directors to serve on the Board of Directors of TMSI until the Merger is consummated or until the 2001 Annual Meeting of Stockholders of TMSI, if held, or until their successors are otherwise duly elected and qualified; and

   4. Such other business as may properly come before the Meeting.

     A copy of the Merger Agreement is set forth in ANNEX B to the accompanying Proxy Statement/Prospectus.

     The Board of Directors of TMSI has fixed May 6, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Holders of record of TMSI common stock and TMSI Preferred Stock at the close of business on that date will be entitled to notice of and to vote on the proposals to approve the Merger Agreement and the Merger, respectively. Holders of record of TMSI common stock at the close of business on May 6, 1998, also will be entitled to notice of and to vote on the proposal to elect the three nominees named in the accompanying Proxy Statement/Prospectus as Class A directors of TMSI. Holders of TMSI Preferred Stock are not entitled to vote on the proposal to elect Class A directors.
                                                   (continued on following page)

(continued from previous page)

     Pursuant to the New Jersey Business Corporation Act, holders of TMSI common stock and TMSI Preferred Stock do not have dissenters' or appraisal rights in connection with the proposals to approve the Merger Agreement and the Merger, respectively.

     The Board of Directors of TMSI recommends that holders of TMSI common stock vote "FOR" the proposal to approve the Merger Agreement and "FOR" the proposed nominees and that holders of TMSI Preferred Stock vote "FOR" the proposal to approve the Merger.

                                        By Order of the Board of Directors of
                                        The Money Store Inc.



                                        /s/ Morton Dear
                                        MORTON DEAR
                                        Secretary




--------------------------------------------------------------------------------
TMSI STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF
MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

          Proxy Statement                               Prospectus
----------------------------------- --------------------------------------------------

         The Money Store Inc.                      First Union Corporation
   Annual Meeting of Stockholders   48,000,000 Shares           5,215,000 Shares
     To be Held on June 26, 1998       Common Stock       $1.72 Mandatory Convertible
                                                            Class A Preferred Stock

     This Proxy Statement/Prospectus is being furnished by The Money Store
Inc., a New Jersey corporation ("TMSI"), to the holders of TMSI common stock, no par value per share ("TMSI Common Stock"), and TMSI $1.72 Mandatory Convertible Preferred Stock, no par value per share ("TMSI Preferred Stock"), as a Proxy Statement in connection with the solicitation of proxies by the
Board of Directors of TMSI (the "TMSI Board") for use at the Annual Meeting of Stockholders of TMSI to be held at 9:00 a.m., on June 26, 1998, at The Hilton at Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey, and at any adjournments or postponements thereof (the "Meeting"). This Proxy Statement/Prospectus is also being furnished by First Union Corporation, a
North Carolina corporation ("FUNC"), as a Prospectus with respect to the shares (the "FUNC Common Shares") of FUNC common stock, $3.33 1/3 par value per share (together with the FUNC Rights (as hereinafter defined) attached thereto, "FUNC Common Stock"), and, if issued, the shares of a new series of FUNC $1.72 mandatory convertible class A preferred stock, no par value per share (the
"FUNC Convertible Class A Preferred Stock"), that are issuable (subject to the conditions described below with respect to the issuance of the FUNC Convertible Class A Preferred Stock) upon consummation of the Merger (as hereinafter defined). See "THE MERGER", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF TMSI AND FUNC STOCKHOLDERS".
     This Proxy Statement/Prospectus, the accompanying Notice of Annual
Meeting, the enclosed form of proxy and TMSI's 1997 Annual Report to Stockholders are first being mailed to the stockholders of TMSI on or about May 29, 1998.
     At the Meeting, holders of TMSI Common Stock will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 4, 1998 (the "Merger Agreement"), by and among TMSI, FUNC, First Union National Bank ("FUNB"), a wholly-owned subsidiary of FUNC, and First Union New Jersey, Inc., a New Jersey corporation and a wholly-owned subsidiary of FUNB ("FUNC-NJ"), pursuant to which, among other things, TMSI will be acquired by means of a merger of FUNC-NJ with and into TMSI (the "Merger"), all on and subject to the terms and conditions contained therein. In addition, at the Meeting, holders of TMSI Preferred Stock will consider and vote upon a proposal to approve the Merger, as discussed below. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as ANNEX B.
     Upon consummation of the Merger, (i) each outstanding share of TMSI Common Stock (excluding any shares of stock held by TMSI or FUNC, other than in a fiduciary capacity or in satisfaction of a debt previously contracted
("Excluded Shares")) will be converted into the right to receive the number of shares of FUNC Common Stock equal to the result obtained by dividing $34.00 by the average of the per share closing sales price (the "Average Closing Price") of FUNC Common Stock on the New York Stock Exchange (the "NYSE") Composite Transactions Tape (the "NYSE Tape") for each of the five trading days immediately prior to the effective date of the Merger (the "Common Exchange Ratio"); and (ii) each outstanding share of TMSI Preferred Stock (other than Excluded Shares) will be converted into the right to receive, subject to the approval of the Merger by the holders of TMSI Preferred Stock, the number of shares of FUNC Common Stock equal to the product of the Common Exchange Ratio and 0.92 (the "Preferred Exchange Ratio").
     The 0.92 conversion rate used to calculate the Preferred Exchange Ratio is greater than the current conversion rate for converting shares of TMSI
Preferred Stock into shares of TMSI Common Stock (i.e., 0.92 compared to the current conversion rate of 0.833). If the holders of TMSI Preferred Stock do not approve the Merger and the Merger is nonetheless consummated, then each outstanding share of TMSI Preferred Stock will instead be converted into the right to receive one share of FUNC Convertible Class A Preferred Stock having substantially similar terms as the TMSI Preferred Stock, except that the FUNC Convertible Class A Preferred Stock will have certain additional voting rights and will be adjusted to reflect the Merger. The terms of the FUNC Convertible Class A Preferred Stock, however, will not include the increased 0.92 conversion rate used to calculate the Preferred Exchange Ratio. As is the case with the TMSI Preferred Stock, which, absent the Merger, would automatically convert into shares of TMSI Common Stock on December 1, 1999, at a conversion rate ranging from 0.833 to 1.00, the FUNC Convertible Class A Preferred Stock, if issued, will automatically convert into shares of FUNC Common Stock on December 1, 1999, at such conversion rate, as adjusted to reflect the Common Exchange Ratio. Pursuant to the terms of the TMSI Preferred Stock, if the
Merger is not consummated, such conversion rate on December 1, 1999, would not exceed 0.833 unless the average price of TMSI Common Stock at that time (determined pursuant to the terms of the TMSI Preferred Stock) is less than $31.80. The terms of the FUNC Convertible Class A Preferred Stock, if issued, will likewise provide that such conversion rate on such date will not exceed 0.833, as adjusted to reflect the Common Exchange Ratio, unless such average price of FUNC Common Stock at that time is less than $31.80. Upon consummation of the Merger, the Excluded Shares will be cancelled.
     Based on (i) 58,654,137 shares of TMSI Common Stock outstanding on the Record Date (as hereinafter defined); (ii) 5,215,000 shares of TMSI Preferred Stock outstanding on the Record Date, and assuming approval of the Merger by the holders of TMSI Preferred Stock; (iii) 5,532,686 shares of TMSI Common
Stock issuable upon the exercise of outstanding employee stock options on such date; and (iv) an assumed Common Exchange Ratio and Preferred Exchange Ratio equal to 0.6538 and
                                --------------
                                                   (continued on following page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                                --------------
          The date of this Proxy Statement/Prospectus is May 27, 1998.

(continued from previous page)

0.6015, respectively (which are based on the closing sales price of FUNC Common Stock on the NYSE Tape on March 4, 1998 ($52.00), the date the Merger Agreement was executed, as if such closing price were the Average Closing Price), 45,102,168 FUNC Common Shares would be issued in connection with the Merger, which represents approximately 4.5 percent of the number of shares of FUNC Common Stock outstanding on April 30, 1998, plus such number of FUNC Common Shares. The actual Common Exchange Ratio and Preferred Exchange Ratio and the actual number of FUNC Common Shares to be issued in the Merger will depend upon, among other things, the Average Closing Price (which will not be known until shortly before the effective date of the Merger). As a result, the actual Common Exchange Ratio and Preferred Exchange Ratio may be higher or lower than
0.6538 and 0.6015, respectively. TMSI stockholders are urged to obtain current quotations of the market price of FUNC Common Stock. Based on the 5,215,000 shares of TMSI Preferred Stock outstanding on the Record Date, 5,215,000 shares of FUNC Convertible Class A Preferred Stock would be issued in the Merger if the approval of the Merger by the holders of TMSI Preferred Stock sought hereby is not obtained and the Merger is nonetheless consummated. A copy of the terms of the FUNC Convertible Class A Preferred Stock is attached to this Proxy Statement/Prospectus as ANNEX E.
     In connection with the execution of the Merger Agreement, Marc J. Turtletaub, Chief Executive Officer and a director of TMSI and the beneficial owner of approximately 34.0 percent of the outstanding shares of TMSI Common Stock on the Record Date, entered into, solely in his capacity as a stockholder of TMSI, a Shareholder Option and Voting Agreement (the "Option and Voting Agreement") with FUNC, pursuant to which, among other things, (i) Mr. Turtletaub granted FUNC an option, exercisable only under certain limited and specifically defined circumstances, none of which, to the best of TMSI's and FUNC's knowledge, has occurred as of the date hereof, to purchase up to 14,547,261 shares of TMSI Common Stock (approximately 24.8 percent of the outstanding shares of TMSI Common Stock on the Record Date) owned by Mr. Turtletaub at a price, subject to certain adjustments, of $34.00 per share, payable in FUNC Common Stock; and (ii) Mr. Turtletaub agreed to vote 15,653,270 shares of TMSI Common Stock held by him in favor of approval of the Merger Agreement, and against any other transaction involving the acquisition of TMSI, for a period beginning on March 4, 1998, and ending on the later of (a) 180 days after the Merger Agreement is terminated, or (b) December 31, 1998. See "THE MERGER -- Option and Voting Agreement". A copy of the Option and Voting Agreement is attached to this Proxy Statement/ Prospectus as ANNEX C. Since the Merger Agreement may be approved by a majority of the votes cast at the Meeting by the holders of TMSI Common Stock, the votes cast by Mr. Turtletaub may, depending on the total number of additional votes actually cast by the holders of TMSI Common Stock at the Meeting in favor of the Merger Agreement and assuming there is a quorum at the Meeting, be sufficient to satisfy the condition contained in the Merger Agreement that the Merger Agreement be approved by the holders of TMSI Common Stock. See "GENERAL INFORMATION -- General" and " -- Record Date; Vote Required; Revocation of Proxies".
     At the Meeting, holders of TMSI Common Stock also will consider and vote upon a proposal to elect the three nominees named in this Proxy Statement/Prospectus as Class A directors to serve on the TMSI Board until the Merger is consummated or until the 2001 Annual Meeting of Stockholders of TMSI, if held, or until their successors are otherwise duly elected and qualified. Upon consummation of the Merger, the terms of the Class A directors, as well as the terms of the Class B and Class C directors of TMSI, will terminate as provided in the Merger Agreement. Holders of TMSI Preferred Stock are not entitled to vote on the proposal to elect the three nominees as Class A directors of TMSI. See "ELECTION OF DIRECTORS OF TMSI".
     On April 28, 1998, FUNC completed its previously announced acquisition of CoreStates Financial Corp ("CoreStates"), a bank holding company based in Philadelphia, Pennsylvania. FUNC's Current Report on Form 8-K dated May 26, 1998 (the "FUNC May 26 Form 8-K"), which is incorporated herein by reference, sets forth supplemental financial statements of FUNC, which reflect the CoreStates acquisition. Certain financial data with respect to FUNC presented herein are based on such supplemental financial statements and should be read in conjunction with such supplemental financial statements and the historical financial statements of FUNC. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "SUMMARY", "RECENT DEVELOPMENTS -- Other FUNC Acquisitions".
     FUNC Common Stock, TMSI Common Stock and TMSI Preferred Stock are listed and traded on the NYSE. On March 3, 1998, the last business day prior to public announcement of the execution of the Merger Agreement, the closing sales price of FUNC Common Stock, TMSI Common Stock and TMSI Preferred Stock on the NYSE Tape were $52.75, $27.50, and $25.44, respectively. On May 26, 1998, such prices were $57.00, $32.81, and $30.31, respectively. See "THE MERGER --
Market Prices".
     Holders of TMSI Common Stock and TMSI Preferred Stock do not have dissenters' or appraisal rights in connection with the proposals to approve the Merger Agreement and the Merger, respectively. See "THE MERGER -- No Dissenters' Rights".

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             AVAILABLE INFORMATION

     FUNC and TMSI are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by FUNC and TMSI can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information is also available from the Commission over the Internet at http://www.sec.gov. Reports, proxy statements and other information relating to FUNC and TMSI can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 (No. 333-53549), of which this Proxy Statement/Prospectus is a part, or the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.

     This Proxy Statement/Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. Copies of such documents are available without charge (other than exhibits to such documents that are not specifically incorporated by reference therein) to any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered, upon written or oral request, from: First Union Corporation, Corporate Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (telephone number (704) 374-6782). In order to ensure timely delivery of such documents, any such request should be made by June 19, 1998.

     All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to FUNC was supplied by FUNC, and all information contained in this Proxy Statement/Prospectus with respect to TMSI was supplied by TMSI.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus or incorporated by reference herein, and, if given or made, such information or representations must not be relied upon as having been authorized by FUNC or TMSI. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of FUNC or TMSI since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which this Proxy Statement/Prospectus relates or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation is not lawful.
                                ---------------
     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Proxy Statement/Prospectus.
                                ---------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by FUNC (File No. 1-10000) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

       (i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1997 (the "FUNC Form 10-K");

      (ii) FUNC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

     (iii) FUNC's Current Reports on Form 8-K dated January 22, 1998, April 15, 1998, April 23, 1998, May 7, 1998 and May 26, 1998.

     All documents filed by FUNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting are hereby incorporated by reference into this Proxy
Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

     Certain financial and other information relating to TMSI is contained in this Proxy Statement/Prospectus, including ANNEX A attached hereto.

     Any statement contained herein, in any supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus or any supplement hereto.


          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of FUNC and TMSI, as well as certain information relating to FUNC's recent acquisition of CoreStates, including (i) statements relating to the cost savings estimated to result from the CoreStates acquisition, see "SUMMARY" and "RECENT DEVELOPMENTS -- Other FUNC Acquisitions; CoreStates Financial Corp"; (ii) statements relating to revenues estimated to result from the CoreStates acquisition, see "SUMMARY" and "RECENT DEVELOPMENTS -- Other FUNC Acquisitions; CoreStates Financial Corp";
(iii) statements relating to the restructuring charges estimated to be incurred in connection with the CoreStates acquisition, see "SUMMARY" and "RECENT DEVELOPMENTS -- Other FUNC Acquisitions; CoreStates Financial Corp"; and (iv) statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "estimates" or similar expressions (see "SUMMARY", "RECENT DEVELOPMENTS -- Other FUNC Acquisitions; CoreStates Financial Corp" and "THE MERGER -- Background and Reasons" and " -- Opinion of Financial Advisor"). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (a) expected cost savings from the Merger, the CoreStates acquisition and FUNC's other recently completed acquisitions may not be fully realized or realized within the expected time frame; (b) revenues following the Merger, the CoreStates acquisition and FUNC's other recently completed acquisitions may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the Merger, the CoreStates acquisition and FUNC's other recently completed acquisitions may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of FUNC with TMSI and such other of FUNC's acquired companies may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in the states in which FUNC or TMSI is doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which FUNC or TMSI is engaged; and (h) changes may occur in the securities markets.

                               TABLE OF CONTENTS



                                                                        Page
                                                                       -----
AVAILABLE INFORMATION ................................................    3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ......................    4
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION ..........    4
SUMMARY ..............................................................    7
RECENT DEVELOPMENTS ..................................................   21
 Other FUNC Acquisitions .............................................   21
 FUNC Common Stock Buybacks ..........................................   23
GENERAL INFORMATION ..................................................   23
 General .............................................................   23
 Record Date; Vote Required; Revocation of Proxies ...................   23
THE MERGER ...........................................................   25
 General; Exchange Ratios ............................................   25
 Effective Date ......................................................   25
 Exchange of TMSI Certificates .......................................   26
 Background and Reasons ..............................................   27
 Opinion of Financial Advisor ........................................   29
 Interests of Certain Persons ........................................   32
 Certain Federal Income Tax Consequences .............................   34
 Business Pending Consummation .......................................   34
 Regulatory Approvals ................................................   35
 Conditions to Consummation ..........................................   36
 Termination; Termination Fee; Expenses ..............................   36
 Option and Voting Agreement .........................................   37
 Accounting Treatment ................................................   39
 No Dissenters' Rights ...............................................   39
 Market Prices .......................................................   39
 Dividends ...........................................................   41
TMSI .................................................................   42
 General .............................................................   42
 History and Business ................................................   42
FUNC .................................................................   43
 General .............................................................   43
 History and Business ................................................   43
 Certain Regulatory Considerations ...................................   44
DESCRIPTION OF FUNC CAPITAL STOCK ....................................   47
 Authorized Capital ..................................................   47
 FUNC Common Stock ...................................................   47
 FUNC Preferred Stock ................................................   47
 FUNC Class A Preferred Stock ........................................   47
 FUNC Rights Plan ....................................................   51
 Other Provisions ....................................................   52
CERTAIN DIFFERENCES IN THE RIGHTS OF TMSI AND FUNC STOCKHOLDERS ......   53
 General .............................................................   53
 Authorized Capital ..................................................   53
 Amendment to Articles of Incorporation or Bylaws ....................   54
 Size and Classification of Board of Directors .......................   54
 Removal of Directors ................................................   54
 Director Exculpation ................................................   54
 Director Conflict of Interest Transactions ..........................   55
 Stockholder Meetings ................................................   55
 Director Nominations ................................................   55
 Stockholder Proposals ...............................................   56

                                                                                       Page
                                                                                      -----
 Stockholder Protection Rights Plans ................................................   56
 Stockholder Inspection Rights; Stockholder Lists ...................................   56
 Required Stockholder Vote for Certain Actions ......................................   57
 Anti-Takeover Provisions ...........................................................   58
 Dissenters' Rights .................................................................   58
 Dividends and Other Distributions ..................................................   59
 Voluntary Dissolution ..............................................................   59
RESALE OF FUNC CAPITAL STOCK ........................................................   59
VALIDITY OF FUNC CAPITAL STOCK ......................................................   59
EXPERTS .............................................................................   59
ELECTION OF DIRECTORS OF TMSI .......................................................   60
 Nominees ...........................................................................   60
 Continuing Directors ...............................................................   60
 Board and Committee Meetings .......................................................   61
CERTAIN ADDITIONAL TMSI INFORMATION .................................................   61
INDEPENDENT PUBLIC ACCOUNTANTS OF TMSI ..............................................   61
OTHER BUSINESS ......................................................................   62
STOCKHOLDER PROPOSALS ...............................................................   62
ANNEX A -- CERTAIN TMSI INFORMATION
     Annual Report on Form 10-K of TMSI for the Year Ended December 31, 1997 ........ A-1
     Form 10-K/A, Amendment No. 1 to Annual Report on Form 10-K of TMSI for the
       Year Ended December 31, 1997 ................................................. A-70
     Quarterly Report on Form 10-Q of TMSI for the Quarter Ended March 31, 1998 ..... A-84
ANNEX B -- AGREEMENT AND PLAN OF MERGER (excluding exhibits and schedules) .......... B-1
ANNEX C -- SHAREHOLDER OPTION AND VOTING AGREEMENT .................................. C-1
ANNEX D -- OPINION OF PRUDENTIAL SECURITIES INCORPORATED ............................ D-1
ANNEX E -- TERMS OF FUNC CONVERTIBLE CLASS A PREFERRED STOCK ........................ E-1

                                    SUMMARY

     The following summary of certain information relating to the matters to be considered at the Meeting is not intended to include all material information relating to such matters and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, and in the documents incorporated by reference in this Proxy Statement/Prospectus. A copy of the Merger Agreement (excluding the exhibits and schedules thereto) is set forth in ANNEX B to this Proxy Statement/Prospectus and reference is made thereto (together with ANNEX C hereto) for a complete description of the terms of the Merger. Stockholders are urged to read carefully this entire Proxy Statement/Prospectus, including the Annexes hereto and the documents incorporated herein by reference. As used in this Proxy Statement/Prospectus, the terms "FUNC", "FUNB" and "TMSI" refer to such organizations, respectively, and unless the context otherwise requires, to their respective consolidated subsidiaries.


Parties to the Merger

     FUNC, FUNB and FUNC-NJ

     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder (the "BHCA"). Through its full-service banking offices, FUNC provides a wide range of commercial and retail banking services and trust services in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. Such offices are operated by FUNB, headquartered in Charlotte, North Carolina, except the Delaware offices, which are operated by First Union Bank of Delaware. FUNC also provides various other financial services, including mortgage banking, home equity lending, credit cards, leasing, investment banking, insurance and securities brokerage services, through other subsidiaries. As of and for the three months ended March 31, 1998, FUNC had (on a restated basis as described below) assets of $220 billion, net loans of $133 billion, deposits of $138 billion, stockholders' equity of $16 billion and net income applicable to common stockholders of $790 million, and as of such date FUNC operated in 38 states, Washington, D.C. and seven foreign countries. FUNC is the sixth largest bank holding company in the United States, based on assets at March 31, 1998. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565.

     On April 28, 1998, FUNC acquired CoreStates, which, as of and for the three months ended March 31, 1998, had assets of $48 billion, net loans of $35 billion, deposits of $35 billion, stockholders' equity of $3 billion and net income of $203 million. Certain financial data with respect to FUNC presented herein are based on the supplemental financial statements of FUNC set forth in the FUNC May 26 Form 8-K, which financial statements reflect the CoreStates acquisition.

     FUNB, a national banking association with its headquarters in Charlotte, North Carolina, provides a wide range of commercial and retail banking services and trust services in all of the states listed above, except Delaware. On February 28, 1998, FUNB merged with an affiliated national bank. As of and for the three months ended March 31, 1998, FUNB reported (on a historical basis) assets of $160 billion, net loans of $98 billion, deposits of $107 billion, stockholder's equity of $12 billion and net income of $513 million. On May 15, 1998, CoreStates Bank, N.A. ("CoreStates Bank") merged into FUNB. On a pro forma basis reflecting such merger, FUNB would have had assets of $205 billion, net loans of $131 billion, deposits of $142 billion, stockholder's equity of $15 billion and net income of $678 million as of and for the three months ended March 31, 1998. See "FUNC -- Certain Regulatory Considerations; Interstate Banking and Branching Legislation".

     FUNC-NJ is a wholly-owned subsidiary of FUNB that was formed solely to facilitate the Merger.

     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.

     See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS" and "FUNC".


     TMSI

     TMSI is a financial services company engaged in the business of originating (including purchasing), selling and servicing consumer and commercial loans of specified types and offering related services. Loans originated by TMSI primarily consist of (i) fixed and adjustable rate loans secured by mortgages on residential real estate; (ii) loans guaranteed in part by the United States Small Business Administration (the "SBA") and commercial loans generally secured by first mortgages;

and (iii) government-guaranteed and privately-insured student loans. As of and for the three months ended March 31, 1998, TMSI reported assets of $3 billion, net loans of $853 million, stockholders' equity of $698 million and net income applicable to common stockholders of $32 million. As of such date, TMSI operated 211 branch offices and call centers in 50 states, Washington, D.C., the Commonwealth of Puerto Rico and the United Kingdom. TMSI's principal executive offices are located at 2840 Morris Avenue, Union, New Jersey 07083, and its telephone number is (908) 686-2000. See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "TMSI" and ANNEX A.


Meeting; Record Date

     The Meeting is scheduled to be held on June 26, 1998, at 9:00 a.m., at The Hilton at Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. At the Meeting, holders of TMSI Common Stock and TMSI Preferred Stock, each voting as a separate class, will consider and vote upon proposals to approve the Merger Agreement and the Merger, respectively. Holders of TMSI Preferred Stock are required to approve the Merger in order to permit such holders to receive the Preferred Exchange Ratio. As provided in the Merger Agreement, the Merger will be consummated, assuming all conditions to closing are either satisfied or waived, even if the holders of TMSI Preferred Stock fail to approve the Merger, in which case such holders would then be entitled to receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock and, in accordance with the terms of the TMSI Preferred Stock, would not be entitled to any right to approve the Merger.

     At the Meeting, holders of TMSI Common Stock also will consider and vote upon a proposal to elect the three nominees named in this Proxy Statement/Prospectus as Class A directors to serve on the TMSI Board until the Merger is consummated or until TMSI's 2001 Annual Meeting of Stockholders, if held, or until their successors are otherwise duly elected and qualified. Holders of TMSI Preferred Stock are not entitled to vote on the proposal to elect the three nominees as Class A directors of TMSI. See "ELECTION OF DIRECTORS OF TMSI".

     The TMSI Board has fixed May 6, 1998, as the record date for determining stockholders entitled to notice of and to vote at the Meeting (the "Record Date"). As of such date, there were 58,654,137 shares of TMSI Common Stock and 5,215,000 shares of TMSI Preferred Stock outstanding and entitled to be voted at the Meeting.

     See "GENERAL INFORMATION -- General" and " -- Record Date; Vote Required; Revocation of Proxies".


The Merger; Exchange Ratios

     Subject to the terms and conditions of the Merger Agreement, TMSI will be acquired by means of a merger of FUNC-NJ with and into TMSI. Upon consummation of the Merger, (i) each outstanding share of TMSI Common Stock (other than Excluded Shares) will be converted into the right to receive the number of shares of FUNC Common Stock equal to the Common Exchange Ratio (i.e., the result obtained by dividing $34.00 by the Average Closing Price); and (ii) each outstanding share of TMSI Preferred Stock (other than Excluded Shares) will be converted into the right to receive, subject to the approval of the Merger by the holders of TMSI Preferred Stock, the number of shares of FUNC Common Stock equal to the Preferred Exchange Ratio (i.e., the result obtained by multiplying the Common Exchange Ratio by 0.92).

     The 0.92 conversion rate used to calculate the Preferred Exchange Ratio is greater than the current conversion rate for converting shares of TMSI Preferred Stock into shares of TMSI Common Stock (i.e., 0.92 compared to the current conversion rate of 0.833). If the holders of TMSI Preferred Stock do not approve the Merger and the Merger is nonetheless consummated, then each outstanding share of TMSI Preferred Stock will instead be converted into the right to receive one share of FUNC Convertible Class A Preferred Stock having substantially similar terms as the TMSI Preferred Stock, except that the FUNC Convertible Class A Preferred Stock will have certain additional voting rights and will be adjusted to reflect the Merger. The terms of the FUNC Convertible Class A Preferred Stock, however, will not include the increased 0.92 conversion rate used to calculate the Preferred Exchange Ratio. As is the case with the TMSI Preferred Stock, which, absent the Merger, would automatically convert into shares of TMSI Common Stock on December 1, 1999, at a conversion rate ranging from 0.833 to 1.00, the FUNC Convertible Class A Preferred Stock, if issued, will automatically convert into shares of FUNC Common Stock on December 1, 1999, at such conversion rate, as adjusted to reflect the Common Exchange Ratio. Pursuant to the terms of the TMSI Preferred Stock, if the Merger is not consummated, such conversion rate on December 1, 1999, would not exceed 0.833 unless the average price of TMSI Common Stock at that time (determined pursuant to the terms of the TMSI Preferred Stock) is less than $31.80. The terms of the FUNC Convertible Class A Preferred Stock, if issued, will likewise provide that such conversion rate on such date will not exceed 0.833, as adjusted to reflect the Common Exchange Ratio, unless such average price of FUNC Common Stock at that time is less than $31.80.

     For purposes of the pro forma information in this Proxy Statement/Prospectus, a 0.6538 Common Exchange Ratio and 0.6015 Preferred Exchange Ratio have been used based on the closing sales price of FUNC Common Stock on the NYSE Tape on March 4, 1998 ($52.00), the date the Merger Agreement was executed, as if such closing sales price were the Average Closing Price. The actual Common Exchange Ratio and Preferred Exchange Ratio will depend upon the Average Closing Price (which will not be known until shortly before the Effective Date) and may be greater or less than 0.6538 and 0.6015, respectively. The pro forma information will be different if the Average Closing Price results in a Common Exchange Ratio and Preferred Exchange Ratio different from 0.6538 and 0.6015, respectively, or if the holders of TMSI Preferred Stock fail to approve the Merger, in which case holders of TMSI Preferred Stock will receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock upon consummation of the Merger. Set forth on the cover page of this Proxy Statement/Prospectus is the closing sales price of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. TMSI stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.

     See "THE MERGER -- General; Exchange Ratios" and " -- Exchange of TMSI Certificates", "DESCRIPTION OF FUNC CAPITAL STOCK", "CERTAIN DIFFERENCES IN THE RIGHTS OF TMSI AND FUNC STOCKHOLDERS" and ANNEX E.


Vote Required

     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes cast at the Meeting by the holders of TMSI Common Stock, voting as a separate class. The affirmative vote of at least 66 2/3 percent of the votes cast at the Meeting by the holders of TMSI Preferred Stock, voting as a separate class, is required for such holders to approve the Merger and receive the Preferred Exchange Ratio. As provided in the Merger Agreement, the Merger will be consummated, assuming all conditions to closing are either satisfied or waived, even if the holders of TMSI Preferred Stock fail to approve the Merger, in which case such holders would then be entitled to receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock and, in accordance with the terms of the TMSI Preferred Stock, would not be entitled to any right to approve the Merger. Each share of TMSI Common Stock and TMSI Preferred Stock is entitled to one vote with respect to the proposals to approve the Merger Agreement and the Merger, respectively.

     Approval of the proposal relating to the election of Class A directors of TMSI requires a plurality of the votes cast at the Meeting by the holders of TMSI Common Stock. Holders of TMSI Common Stock have the right to cumulate their votes with respect to the election of directors. Such right permits each holder of TMSI Common Stock to multiply the number of shares such holder is entitled to vote by the number of directors to be elected in order to determine the number of votes such holder is entitled to cast, and then to cast all or any number of such votes for one nominee or to distribute them among any two or more nominees.

     The directors and executive officers of TMSI (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Meeting, 20,972,408 shares of TMSI Common Stock, which represents approximately 35.8 percent of the outstanding shares of TMSI Common Stock entitled to be voted at the Meeting. Such persons do not beneficially own any shares of TMSI Preferred Stock. As a condition to FUNC's willingness to enter into the Merger Agreement, Mr. Turtletaub, solely in his capacity as a stockholder of TMSI, entered into the Option and Voting Agreement, pursuant to which Mr. Turtletaub agreed, among other things, to vote 15,653,270 shares of TMSI Common Stock held by him in favor of approval of the Merger Agreement. See "THE MERGER -- Option and Voting Agreement" and ANNEX C. It is currently expected that the directors and executive officers of TMSI will vote the shares of TMSI Common Stock that such directors and executive officers of TMSI are entitled to vote at the Meeting in favor of approval of the Merger Agreement. To the best of FUNC's knowledge, the directors, executive officers and affiliates of FUNC beneficially own less than one percent of the outstanding shares of TMSI Common Stock and TMSI Preferred Stock, all of which are expected to be voted in favor of approval of the Merger Agreement and the Merger, respectively. Since the Merger Agreement may be approved by a majority of the votes cast at the Meeting by the holders of TMSI Common Stock, the votes cast by Mr. Turtletaub may, depending on the total number of additional votes actually cast by the holders of TMSI Common Stock at the Meeting in favor of the Merger Agreement, and assuming there is a quorum at the Meeting, be sufficient to satisfy the condition contained in the Merger Agreement that the Merger Agreement be approved by the holders of TMSI Common Stock.

     See "GENERAL INFORMATION -- Record Date; Vote Required; Revocation of Proxies" and ANNEX C.

Effective Date

     Subject to the conditions to the obligations of the parties to effect the Merger set forth in the Merger Agreement, the Merger will become effective on such date (the "Effective Date") as FUNC and TMSI mutually agree upon, and if not so agreed upon, such date will be the second business day to occur after the conditions to the obligations of the parties to effect the Merger have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the second or third quarter of 1998. If the Merger is consummated in such quarter, or in any other quarter, TMSI stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. TMSI agreed in the Merger Agreement, however, to cause its regular quarterly dividend record and payment dates for TMSI Common Stock to correspond to FUNC's regular quarterly dividend record and payment dates for FUNC Common Stock, beginning in the second quarter of 1998. See "THE MERGER -- Effective Date", " -- Exchange of TMSI Certificates", " -- Business Pending Consummation", " -- Conditions to Consummation" and " -- Dividends".


Recommendation of the TMSI Board with Respect to the Merger

     The TMSI Board has approved the Merger Agreement, has determined that the Merger is in the best interests of TMSI and its stockholders and recommends that holders of TMSI Common Stock vote "FOR" the proposal to approve the Merger Agreement and that holders of TMSI Preferred Stock vote "FOR" the proposal to approve the Merger. See "THE MERGER -- Background and Reasons; TMSI".


Opinion of Financial Advisor

     Prudential Securities Incorporated ("Prudential Securities"), the financial advisor to TMSI, rendered to the TMSI Board a written opinion, dated March 3, 1998 (the "Prudential Opinion"), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Common Exchange Ratio was fair to the holders of TMSI Common Stock from a financial point of view. A copy of the Prudential Opinion is attached hereto as ANNEX D and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The Prudential Opinion is directed to the TMSI Board and relates only to the fairness of the Common Exchange Ratio to the holders of TMSI Common Stock from a financial point of view, does not address any other aspect of the Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger Agreement or the Merger at the Meeting. See "THE MERGER -- Opinion of Financial Advisor" and ANNEX D.


Interests of Certain Persons in the Merger

     Certain members of TMSI's management and the TMSI Board may be deemed to have interests in the Merger in addition to their interests as stockholders of TMSI generally. These material interests include provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, and certain other benefits as summarized below.

     Pursuant to the Merger Agreement, FUNC and TMSI agreed that, prior to the Effective Date, TMSI will offer to enter into a three-year employment agreement with Mr. Marc J. Turtletaub. Such agreement will provide, among other things, that Mr. Turtletaub will serve as the Chief Executive Officer of the surviving company in the Merger, and will receive an annual base salary of $450,000 and will be eligible to receive a discretionary bonus. The agreement also will provide, among other things, that if Mr. Turtletaub's employment is terminated (other than by FUNC for "Cause" (as defined in such agreement) or by Mr. Turtletaub without "Good Reason" (as defined in such agreement)) at any time
(i) on or prior to December 31, 1998; (ii) on or between January 1, 1999 and December 31, 1999; or (iii) on or between January 1, 2000 and June 31, 2000, he will receive payments of $4,650,000; $3,100,000; or $1,550,000, respectively, in addition to any remaining payments owed under the agreement. Such employment agreement, which would become effective on the Effective Date, would supersede Mr. Turtletaub's existing employment agreement with TMSI.

     In addition, FUNC and TMSI agreed that, prior to the Effective Date, TMSI will offer employment agreements to certain other senior executive officers of TMSI, including Morton Dear, Senior Executive Vice President, Secretary and Vice-Chairman of the TMSI Board, William S. Templeton, Executive Vice President and a director of TMSI, Michael H. Benoff, Executive Vice President and Chief Financial Officer of TMSI, John A. Reeves, Senior Vice President of TMSI, Harry Puglisi, Treasurer and a director of TMSI, Lawrence J. Wodarski, Senior Vice President and Chief Administrative Officer of TMSI, Paul Leliakov, President of TMSI's commercial loan subsidiaries, and James K. Ransom, Vice President and Principal Accounting Officer of TMSI (collectively, the "Senior Executives" and, together with Mr. Turtletaub, the "Named Officers"). Such employment agreements, which would become effective on the Effective Date, will provide, among other things, that the Senior Executives will receive combined annual base salaries and minimum bonuses aggregating $4,241,920 and combined one-time payments for certain non-compete and non-solicitation agreements aggregating $4,241,920. In addition, the employment agreements to be offered to the Senior Executives (other than Messrs. Wodarski and Reeves) will generally provide that if the agreements are terminated within the first 12 months following the Effective Date for any reason (other than a resignation without "Good Reason" (as defined in such agreements)) or within the 13th month following the Effective Date for any reason, one-time payments aggregating $8,790,000 may become payable to such Senior Executives. Such agreements will be for an initial three-year term and may be continued by TMSI for additional one-year terms, and will supersede any employment agreements that such Senior Executives have with TMSI.

     The foregoing employment agreements are subject to the Named Officers and TMSI entering into such agreements. The Merger Agreement provides that TMSI will not make any distribution from TMSI's 1998 Performance Bonus Plan (the "Bonus Plan") to any Named Officer that has not entered into such employment agreement. In February 1998, the TMSI Board adopted the Bonus Plan, which provides for the establishment of a performance bonus pool in the event of an acquisition of TMSI, such as the Merger. In connection with the Merger, TMSI will establish a bonus pool, which will be available for performance bonus awards to certain of the Named Officers and any other employee of TMSI designated by the TMSI Board. It is currently expected that approximately $7.2 million in performance bonuses will be awarded to the Named Officers and other employees of TMSI if the Merger is consummated.

     In addition, the Merger Agreement provides that FUNC will assume all outstanding options to purchase shares of TMSI Common Stock under the TMSI stock option plans (the "TMSI Stock Plans"). Pursuant to the Merger Agreement, outstanding options under the TMSI Stock Plans that are not currently exercisable will not become exercisable solely as a result of the Merger; provided, however, TMSI may amend any of the TMSI Stock Plans to provide for the accelerated vesting of options held by employees of TMSI, whether or not currently exercisable, upon (i) termination of employment by TMSI without cause; (ii) termination of employment by an employee with good reason; (iii) retirement of an employee after age 62; or (iv) termination of employment by reason of death or disability.

     See "THE MERGER -- Interests of Certain Persons" and ANNEX A.


Certain Federal Income Tax Consequences

     Among other things, consummation of the Merger is conditioned upon receipt by FUNC of an opinion of Sullivan & Cromwell, counsel for FUNC, dated the Effective Date, and upon receipt by TMSI of an opinion of Stroock & Stroock & Lavan LLP, counsel for TMSI, dated the Effective Date, to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER -- Certain Federal Income Tax Consequences".

     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH TMSI STOCKHOLDER, IT IS RECOMMENDED THAT TMSI STOCKHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.


Resale of FUNC Capital Stock

     The FUNC Common Shares and, if issued, the shares of FUNC Convertible Class A Preferred Stock, will be freely transferable by the holders of such shares under applicable federal securities laws, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more stockholders) of TMSI or FUNC. See "RESALE OF FUNC CAPITAL STOCK".


Business Pending Consummation

     TMSI agreed in the Merger Agreement, among other things, to (i) conduct its business in the usual and ordinary course consistent with past practices and in accordance, in all material respects, with applicable laws; and (ii) preserve substantially intact its business organization, maintain its rights and franchises, use commercially reasonable efforts to retain the services of its principal officers and key employees and maintain its relationships with its principal suppliers, contractors, distributors, customers and others having material business relationships with TMSI. In addition, TMSI agreed to refrain from taking certain actions relating to its operations pending consummation of the Merger, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation:
(a) increasing compensation payable to directors, officers or employees, except for increases in salary, wages or bonuses in the ordinary course of business and consistent with past practice and certain bonus payments under the Bonus Plan, or entering into any employment or severance agreement with any director, officer or employee of TMSI, or adopting or amending any employee benefit plan or arrangement; (b) paying any dividends, other than dividends payable on TMSI Common Stock in an amount not exceeding $.04 per share and dividends payable on TMSI Preferred Stock in an amount not exceeding the amount required by the terms thereof; (c) redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock, including, without limitation, any options, warrants or conversion or other rights to acquire any shares of its capital stock; (d) acquiring any portion of the business or assets of any other entity or disposing any of its assets other than certain acquisitions or dispositions in the ordinary course of business and consistent with past practice; (e) amending its articles of incorporation or bylaws; (f) changing any of its methods of accounting in effect at December 31, 1997, or making or rescinding any election relating to taxes or settling or compromising any claims or proceedings relating to taxes, except as may be required by generally accepted accounting principles ("GAAP") or applicable law; or (g) incurring or prepaying any obligation for borrowed money, other than certain indebtedness incurred in the ordinary course of business consistent with past practice or under TMSI's existing loan agreements.

     TMSI also agreed to use its best efforts to record, no sooner than immediately prior to the Effective Date, any accounting adjustments required to conform its loan, securitization, litigation and other reserve and real estate valuation policies and practices so as to reflect consistently on a mutually satisfactory basis the policies and practices of FUNC. In addition, TMSI agreed to cause its regular quarterly dividend record and payment dates for TMSI Common Stock to correspond to FUNC's regular quarterly dividend record and payment dates for FUNC Common Stock, beginning in the second quarter of 1998.

     See "THE MERGER -- Business Pending Consummation".


Regulatory Approvals

     The Merger is subject to the prior approval of the Office of the Comptroller of the Currency (the "OCC") and the expiration or termination of the applicable waiting period following required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). In addition, the Merger is subject to the prior approval of various other regulatory agencies. Appropriate filings have been or will be made with such regulatory authorities in accordance with the requirements of such authorities. On May 6, 1998, FUNC and TMSI received notice of early termination of the applicable waiting period under the HSR Act. There can be no assurance that the remaining necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "THE MERGER -- Regulatory Approvals".


Conditions to Consummation

     Consummation of the Merger is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the holders of TMSI Common Stock; (ii) receipt of all required regulatory approvals without any conditions or requirements that would be reasonably likely, individually or in the aggregate, to have a material adverse effect on TMSI or the surviving company in the Merger; (iii) no court or governmental or regulatory authority having taken any action which prohibits the Merger; (iv) receipt by FUNC and TMSI of the opinions of Sullivan & Cromwell and Stroock & Stroock & Lavan LLP, respectively, dated as of the Effective Date, as to certain federal income tax consequences of the Merger, as discussed above; (v) receipt of any required third party consents to the Merger, except for those the absence of which would not, individually or in the aggregate, have a material adverse effect on TMSI or the surviving company; (vi) the FUNC Common Shares and, if issued, the shares of FUNC Convertible Class A Preferred Stock having been approved for listing on the NYSE, subject to official notice of issuance; and (vii) if necessary, the amendment of FUNC's Articles of Incorporation (the "FUNC Articles") to authorize the issuance of the FUNC Convertible Class A Preferred Stock. See "THE MERGER -- Conditions to Consummation".


Termination; Termination Fee

     The Merger Agreement may be terminated by mutual agreement of FUNC and TMSI. The Merger Agreement also may be terminated by FUNC or TMSI (i) if the Merger does not occur before December 31, 1998 (provided that the terminating party's failure to use its best efforts to fulfill its obligations under the Merger Agreement was not the cause of the failure to consummate the Merger prior to such date); (ii) in the event of a breach of the Merger Agreement by the other party (provided that the non-breaching party may not terminate the Merger Agreement if such breach is curable within 45 days through the exercise of the breaching party's reasonable efforts and for so long as such efforts continue after notice of such breach); (iii) if an injunction or similar type of order that prevents or prohibits the consummation of the Merger becomes final and nonappealable (provided that the terminating party used all reasonable efforts to remove such order); or (iv) if the Merger Agreement is not approved by the holders of TMSI Common Stock at the Meeting.

     In addition, FUNC may terminate the Merger Agreement if the TMSI Board withdraws or modifies in any manner adverse to FUNC its approval or recommendation of the Merger or the Merger Agreement or approves or recommends any Acquisition Proposal (as hereinafter defined). TMSI may terminate the Merger Agreement, upon five business days' notice, if the TMSI Board determines in good faith, based on the advice of outside counsel, that such termination is necessary in order for the TMSI Board to comply with its fiduciary duties to TMSI stockholders under applicable law.

     If TMSI receives an Acquisition Proposal and FUNC terminates the Merger Agreement because the TMSI Board withdraws or modifies in any manner adverse to FUNC its approval or recommendation of the Merger or the Merger Agreement or approves or recommends any Acquisition Proposal, then FUNC shall be entitled to a termination fee of $50 million (the "Termination Fee"); provided that the Termination Fee will not be payable if the Meeting is nonetheless held and holders of TMSI Common Stock approve the Merger Agreement. FUNC also will be entitled to the Termination Fee if the TMSI Board terminates the Merger Agreement in order to comply with its fiduciary duties as discussed above.

     See "THE MERGER -- Termination; Termination Fee; Expenses".


Option and Voting Agreement

     As a condition to FUNC's willingness to enter into the Merger Agreement, Mr. Turtletaub, solely in his capacity as a stockholder of TMSI, entered into the Option and Voting Agreement, pursuant to which Mr. Turtletaub, among other things, granted FUNC an option (the "Option"), exercisable only under certain limited and specifically defined circumstances, none of which, to the best of TMSI's and FUNC's knowledge, has occurred as of the date hereof, to purchase up to 14,547,261 shares of TMSI Common Stock (approximately 24.8 percent of the outstanding shares of TMSI Common Stock on the Record Date) owned by Mr. Turtletaub at a price, subject to certain adjustments, of $34.00 per share, payable in FUNC Common Stock. The purchase of any shares of TMSI Common Stock pursuant to the Option is subject to compliance with applicable law, including receipt of any necessary approvals under the BHCA and the termination or expiration of any applicable waiting period under the HSR Act.

     Pursuant to the Option and Voting Agreement, Mr. Turtletaub also agreed to vote 15,653,270 shares of TMSI Common Stock held by him in favor of approval of the Merger Agreement, and against any other transaction involving the acquisition of TMSI, for a period beginning on March 4, 1998, and ending on the later of (i) 180 days after the Merger Agreement is terminated, or (ii) December 31, 1998.

     The Option and Voting Agreement is intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire TMSI.

     See "GENERAL INFORMATION -- Record Date; Vote Required; Revocation of Proxies", "THE MERGER -- Option and Voting Agreement" and ANNEX C.


Accounting Treatment

     It is intended that the Merger will be accounted for as a purchase under GAAP. See "THE MERGER -- Accounting Treatment".


No Dissenters' Rights

     Holders of TMSI Common Stock and TMSI Preferred Stock do not have dissenters' or appraisal rights in connection with the proposals to approve the Merger Agreement and the Merger, respectively. See "THE MERGER -- No Dissenters' Rights".


Certain Differences in the Rights of TMSI and FUNC Stockholders

     The rights of stockholders of TMSI are currently determined by reference to the New Jersey Business Corporation Act (the "NJBCA") and by TMSI's Restated Certificate of Incorporation, as amended (the "TMSI Certificate"), and TMSI's Amended and Restated Bylaws (the "TMSI Bylaws"). On the Effective Date, stockholders of TMSI will become stockholders of FUNC, and their rights as stockholders of FUNC will be determined by reference to the North Carolina Business Corporation Act (the "NCBCA") and by the FUNC Articles and the FUNC Bylaws (the "FUNC Bylaws"). See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF TMSI AND FUNC STOCKHOLDERS".

Election of Directors of TMSI

     At the Meeting, holders of TMSI Common Stock will consider and vote on a proposal to elect each of the three nominees named in this Proxy Statement/Prospectus as Class A directors to serve on the TMSI Board until the Merger is consummated or until the 2001 Annual Meeting of Stockholders of TMSI, if held, or until their successors are otherwise duly elected and qualified. Each of the three nominees currently serves on the TMSI Board. Included in this Proxy Statement/ Prospectus, including ANNEX A attached hereto, is information about, among other things, the nominees for director, security ownership of beneficial owners of more than five percent of TMSI Common Stock, the compensation paid to TMSI directors and certain executive officers of TMSI and certain additional matters relating to the directors and executive officers of TMSI. See "ELECTION OF DIRECTORS OF TMSI", "CERTAIN ADDITIONAL TMSI INFORMATION" and ANNEX A.

     The TMSI Board recommends that holders of TMSI Common Stock vote "FOR" each of the three nominees for Class A director.


Comparison of Certain Unaudited Per Share Data

     The following unaudited information, adjusted for any stock splits, reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for FUNC and TMSI; (ii) on a pro forma combined basis per share of FUNC Common Stock, reflecting consummation of the Merger; and (iii) on an equivalent pro forma basis per share of TMSI Common Stock, and with respect to cash dividends paid or declared and market value, per share of TMSI Preferred Stock, reflecting consummation of the Merger. Such pro forma information has been prepared assuming (i) the holders of TMSI Preferred Stock approve the Merger;
(ii) a 0.6538 Common Exchange Ratio and a 0.6015 Preferred Exchange Ratio;
(iii) a number of shares of FUNC Common Stock equal to the number of FUNC Common Shares expected to be issued in the Merger will be repurchased by FUNC (the "FUNC Repurchase of the FUNC Common Shares") (see "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks"); and (iv) consummation of the Merger on a purchase accounting basis as if the Merger had occurred on January 1, 1997 only. All financial data with respect to FUNC presented below are based on the supplemental financial statements of FUNC set forth in the FUNC May 26 Form 8-K, which financial statements reflect the pooling of interests acquisition of CoreStates on April 28, 1998. Such supplemental financial statements as of and for the three months ended March 31, 1998 also include, from the dates of consummation, FUNC's purchase accounting acquisition of Covenant Bancorp, Inc. ("Covenant") and pooling of interests acquisition of Wheat First Butcher Singer, Inc. ("Wheat"), which were consummated on January 15, 1998 and January 31, 1998, respectively, but do not include FUNC's purchase accounting acquisition of Bowles, Hollowell Conner & Co. ("Bowles"), which was consummated on April 30, 1998. As of December 31, 1997, Covenant, Wheat and Bowles had aggregate assets of $2 billion. The historical financial statements of FUNC have not been restated to reflect the Wheat acquisition. The information shown below should be read in conjunction with the supplemental financial statements of FUNC set forth in the FUNC May 26 Form 8-K, as well as the historical financial statements of FUNC and TMSI, including the respective notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "RECENT DEVELOPMENTS" and ANNEX A.

     The 0.6538 Common Exchange Ratio and the 0.6015 Preferred Exchange Ratio used in the pro forma information are based on $52.00, the closing sales price of FUNC Common Stock on the NYSE Tape on March 4, 1998, the date the Merger Agreement was executed. The actual Common Exchange Ratio and Preferred Exchange Ratio will depend upon the Average Closing Price (which will not be known until shortly before the Effective Date) and may be higher or lower than 0.6538 and 0.6015, respectively. The pro forma information will be different if the Average Closing Price results in a Common Exchange Ratio and Preferred Exchange Ratio different from 0.6538 and 0.6015, respectively, or if the holders of TMSI Preferred Stock fail to approve the Merger, in which case holders of TMSI Preferred Stock will receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock upon consummation of the Merger. Set forth on the cover page of this Proxy Statement/Prospectus is the closing sales price of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. TMSI stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.

     Since purchase accounting does not require restatement of results for prior periods following consummation of the Merger, consummation of the Merger will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Merger might have affected historical financial statements if the Merger had been consummated at an earlier time. The pro forma financial information with respect to book value per share, cash dividends paid or declared per share and net income applicable to common stockholders reflects the Merger as if the Merger had occurred on January 1, 1997 only. The pro forma financial information does not purport to be indicative of the results that actually would have been realized had the Merger taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods. See "THE MERGER -- Accounting Treatment".



                                                           March 31, 1998   December 31, 1997
                                                          ---------------- ------------------
Book value per share
 Historical per share of
   FUNC Common Stock ....................................     $  16.31             15.95
   TMSI Common Stock ....................................         9.64              9.13
 Pro forma combined per share of FUNC Common Stock (1) ..        16.31             15.95
 Equivalent pro forma per share of TMSI Common Stock (2)      $  10.66             10.43

---------
(1) The pro forma combined book value per share of FUNC Common Stock amounts represent the sum of the pro forma combined common stockholders' equity amounts, divided by pro forma combined period-end number of shares of FUNC Common Stock outstanding. Since it is assumed that the FUNC Repurchase of the FUNC Common Shares will occur and that the difference between the actual repurchase price per share and $52.75, the FUNC Common Stock price on the last day preceding public announcement of the Merger, is not significant, the FUNC and TMSI pro forma combined per share data is assumed to be the same as the FUNC historical per share data. See "RECENT DEVELOPMENTS -- FUNC Common Stock BuyBacks".

(2) The equivalent pro forma book value per share of TMSI Common Stock amounts represent the pro forma combined book value per share of FUNC Common Stock amounts multiplied by a 0.6538 Common Exchange Ratio. See footnote (1) above.
                                ---------------

                                                                                      Years Ended
                                                               Three Months          December 31,
                                                                  Ended      -----------------------------
                                                              March 31, 1998    1997      1996      1995
                                                             --------------- --------- --------- ---------
Cash dividends paid or declared per share
 Historical per share of
   FUNC Common Stock .......................................     $  0.37         1.22      1.10      0.98
   TMSI Common Stock .......................................        0.04         0.14      0.10      0.07
   TMSI Preferred Stock ....................................        0.43         1.72      0.12       --
 Pro forma combined per share of FUNC Common Stock (3) .....        0.37         1.22      1.10      0.98
 Equivalent pro forma per share of TMSI Common Stock (4) ...        0.24         0.80      0.72      0.64
 Equivalent pro forma per share of TMSI Preferred Stock (5)      $  0.22         0.78      0.66      0.59

---------
(3) The pro forma combined cash dividends per share of FUNC Common Stock amounts represent pro forma combined cash dividends on common stock outstanding, divided by pro forma combined average number of shares of FUNC Common Stock outstanding, rounded to the nearest cent. Since it is assumed that the FUNC Repurchase of the FUNC Common Shares will occur and that the difference between the actual repurchase price per share and $52.75, the FUNC Common Stock price on the last day preceding public announcement of the Merger, is not significant, the FUNC and TMSI pro forma combined per share data is assumed to be the same as the FUNC historical per share data. See "RECENT DEVELOPMENTS -- FUNC Common Stock BuyBacks".

(4) The equivalent pro forma cash dividends per share of TMSI Common Stock amounts represent pro forma combined per share of FUNC Common Stock amounts multiplied by a 0.6538 Common Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.37 per share payable on June 15, 1998, is $1.48. On an equivalent pro forma basis, such current annualized FUNC dividend per share of TMSI Common Stock would be $.97, based on a 0.6538 Common Exchange Ratio, rounded to the nearest cent. Any future FUNC and TMSI dividends are dependent upon their respective earnings and financial condition, government regulations and policies and other factors. Neither TMSI nor FUNC makes any representation with respect to the amount or timing of any future dividends. See "THE MERGER -- Exchange of TMSI Certificates", " -- Business Pending Consummation" and " -- Dividends". See footnote (3) above.

(5) Holders of TMSI Preferred Stock currently are entitled to receive, when and as declared by the TMSI Board, preferred dividends at the annual rate of $1.72 per share. The TMSI Preferred Stock was not outstanding prior to the fourth quarter of 1996. The equivalent pro forma cash dividends per share of TMSI Preferred Stock amounts represent pro forma combined per share of FUNC Common Stock amounts multiplied by a 0.6015 Preferred Exchange Ratio, in each case rounded to the nearest cent. On an equivalent pro forma basis, the current annualized FUNC dividend per share of TMSI

  Preferred Stock would be $.89, based on a 0.6015 Preferred Exchange Ratio, rounded to the nearest cent. If holders of TMSI Preferred Stock fail to approve the Merger and the Merger is nonetheless consummated, such holders will receive FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock, which also would pay dividends at the annual rate of $1.72 per share. See "THE MERGER -- Exchange of TMSI Certificates", " -- Business Pending Consummation" and " -- Dividends", "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Class A Preferred Stock; FUNC Convertible Class A Preferred Stock" and ANNEX E. See footnote (3) above.
                                ---------------

                                                                                            Years Ended
                                                                     Three Months          December 31,
                                                                        Ended      -----------------------------
                                                                    March 31, 1998    1997      1996      1995
                                                                   --------------- --------- --------- ---------
 Net income applicable to common stockholders
  Historical per diluted share of
    FUNC Common Stock ............................................     $  0.81         2.80      2.30      2.17
    TMSI Common Stock ............................................        0.53         1.43      1.46      0.94
  Pro forma combined per diluted share of FUNC Common Stock (6) ..        0.80         2.72      2.30      2.17
  Equivalent pro forma per diluted share of TMSI Common Stock (7)      $  0.52         1.78      1.50      1.42

---------
(6) The pro forma combined income per diluted share of FUNC Common Stock amounts represent pro forma combined net income applicable to holders of FUNC Common Stock, divided by pro forma combined average number of shares of FUNC Common Stock outstanding. Pro forma combined FUNC and TMSI data is presented for the three months ended March 31, 1998 and the year ended December 31, 1997 only. Pro forma combined FUNC and TMSI data for the years ended December 31, 1996 and 1995 represent FUNC historical data only.

(7) The equivalent pro forma income per diluted share of TMSI Common Stock amounts represent pro forma combined income per diluted share of FUNC Common Stock amounts multiplied by a 0.6538 Common Exchange Ratio. See footnote (6) above.

                                ---------------

                                           Historical (8)
                                                                              Equivalent    Equivalent
                                                                               Pro Forma    Pro Forma
                                                                               Per Share    Per Share
                                                                                of TMSI      of TMSI
                               FUNC            TMSI              TMSI           Common      Preferred
                           Common Stock    Common Stock    Preferred Stock     Stock (9)    Stock (9)
                          --------------  --------------  -----------------  ------------  -----------
Market value per share
 March 3, 1998 .........     $ 52.75            27.50            25.44           34.375        31.625
 May 26, 1998 ..........     $ 57.00            32.81            30.31            37.25         34.25

---------
(8) The FUNC and TMSI historical market values per share represent the closing sales prices of FUNC Common Stock, TMSI Common Stock and TMSI Preferred Stock on the NYSE Tape: (i) on March 3, 1998, the last business day preceding public announcement of the execution of the Merger Agreement; and (ii) on May 26, 1998.

(9) The equivalent pro forma market values per share of TMSI Common Stock amounts represent the historical market values per share of FUNC Common Stock multiplied by a 0.6538 Common Exchange Ratio, rounded down to the nearest one-eighth. The equivalent pro forma market values per share of TMSI Preferred Stock amounts represent the historical market values per share of FUNC Common Stock multiplied by a 0.6015 Preferred Exchange Ratio, rounded down to the nearest one-eighth. If the holders of TMSI Preferred Stock fail to approve the Merger and the Merger is nonetheless consummated, such holders will receive FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock, which would be convertible into shares of FUNC Common Stock at the conversion rate relating to the TMSI Preferred Stock, adjusted to reflect the Common Exchange Ratio. See "THE MERGER -- Market Prices", "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Class A Preferred Stock; FUNC Convertible Class A Preferred Stock" and ANNEX E.

     Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the FUNC Common Shares that holders of TMSI Common Stock and TMSI Preferred Stock (assuming such holders of TMSI Preferred Stock approve the Merger) will receive upon consummation of the Merger may increase or decrease prior to and after the receipt of such shares. TMSI stockholders are urged to obtain current market quotations for FUNC Common Stock.

Selected Financial Data

     The following tables set forth certain unaudited historical consolidated selected financial information, adjusted for any stock splits, for FUNC and TMSI and certain unaudited pro forma combined selected financial information. Such pro forma information has been prepared assuming (i) the Merger is approved by the holders of TMSI Preferred Stock; (ii) a 0.6538 Common Exchange Ratio and a 0.6015 Preferred Exchange Ratio; (iii) the FUNC Repurchase of the FUNC Common Shares (see "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks"); and (iv) consummation of the Merger on a purchase accounting basis as if the Merger had occurred on January 1, 1997 only. All financial data with respect to FUNC presented below are based on the supplemental financial statements of FUNC set forth in the FUNC May 26 Form 8-K, which financial statements reflect the pooling of interests acquisition of CoreStates on April 28, 1998. Such supplemental financial statements as of and for the three months ended March 31, 1998 also include, from the dates of consummation, FUNC's purchase accounting acquisition of Covenant and pooling of interests acquisition of Wheat, which were consummated on January 15, 1998 and January 31, 1998, respectively, but do not include FUNC's purchase accounting acquisition of Bowles, which was consummated on April 30, 1998. The historical financial statements of FUNC have not been restated to reflect the Wheat acquisition. This information should be read in conjunction with the supplemental financial statements of FUNC set forth in the FUNC May 26 Form 8-K, as well as the historical financial statements of FUNC and TMSI, including the respective notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION", INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "RECENT DEVELOPMENTS" and ANNEX A.

     The 0.6538 Common Exchange Ratio and the 0.6015 Preferred Exchange Ratio used in the pro forma information are based on $52.00, the closing sales price of FUNC Common Stock on the NYSE Tape on March 4, 1998, the date the Merger Agreement was executed. The actual Common Exchange Ratio and Preferred Exchange Ratio will depend upon the Average Closing Price (which will not be known until shortly before the Effective Date) and may be higher or lower than 0.6538 and 0.6015, respectively. The pro forma information will be different if the Average Closing Price results in a Common Exchange Ratio and Preferred Exchange Ratio different from 0.6538 and 0.6015, respectively, or if the holders of TMSI Preferred Stock fail to approve the Merger, in which case holders of TMSI Preferred Stock will receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock upon consummation of the Merger. Set forth on the cover page of this Proxy Statement/Prospectus is the closing sales price of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. TMSI stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.

     Since purchase accounting does not require restatement of results for prior periods following consummation of the Merger, consummation of the Merger will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Merger might have affected historical financial statements if the Merger had been consummated at an earlier time. The pro forma combined selected financial information does not purport to be indicative of the results that actually would have been realized had the Merger taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods. See "THE MERGER -- Accounting Treatment".

                                   FUNC (a)

                                                                          Three Months Ended
                                                                               March 31,
                                                                    -------------------------------
(In millions, except per share data)                                      1998            1997
------------------------------------------------------------------- ---------------- --------------
 CONSOLIDATED SUMMARIES OF INCOME
 Interest income ..................................................    $   3,602          3,443
 Interest expense .................................................        1,742          1,501
                                                                       ---------          -----
 Net interest income ..............................................        1,860          1,942
 Provision for loan losses ........................................          135            205
                                                                       ---------          -----
 Net interest income after provision for loan losses ..............        1,725          1,737
 Securities available for sale transactions .......................           23              9
 Investment security transactions .................................           --             --
 Noninterest income ...............................................        1,354          1,025
 Merger-related and restructuring charges .........................           29             --
 SAIF special assessment ..........................................           --             --
 Noninterest expense ..............................................        1,866          1,688
                                                                       ---------          -----
 Income before income taxes .......................................        1,207          1,083
 Income taxes .....................................................          417            380
                                                                       ---------          -----
 Net income .......................................................          790            703
 Dividends on preferred stock .....................................           --             --
                                                                       ---------          -----
 Net income applicable to common stockholders before redemption
  premium .........................................................          790            703
 Redemption premium on preferred stock ............................           --             --
                                                                       ---------          -----
 Net income applicable to common stockholders after redemption
  premium .........................................................    $     790            703
                                                                       =========          =====
 PER COMMON SHARE DATA (a)
 Basic earnings ...................................................    $    0.82           0.72
 Diluted earnings .................................................         0.81           0.72
 Cash dividends ...................................................         0.37           0.29
 Book value .......................................................        16.31          14.41
 CASH DIVIDENDS PAID ON COMMON STOCK ..............................          341            279
 CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 Assets ...........................................................      220,066        193,507
 Loans, net of unearned income ....................................      133,092        134,839
 Deposits .........................................................      138,134        133,369
 Long-term debt ...................................................       12,010         10,767
 Guaranteed preferred beneficial interests ........................        1,741          1,734
 Preferred stockholders' equity ...................................           --             --
 Common stockholders' equity ......................................       15,806         13,843
 Total stockholders' equity .......................................    $  15,806         13,843
 Preferred shares outstanding (In thousands) ......................           --             --
 Common shares outstanding (In thousands) .........................      972,775        964,186
 CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
 Assets ...........................................................    $ 210,501        190,387
 Loans, net of unearned income ....................................      131,034        133,815
 Deposits .........................................................      134,516        132,785
 Long-term debt ...................................................       11,914         10,783
 Guaranteed preferred beneficial interests ........................        1,734          1,517
 Common stockholders' equity (b) ..................................       15,455         14,326
 Total stockholders' equity (b) ...................................    $  15,455         14,326
 Common shares outstanding (In thousands)
  Basic ...........................................................      965,120        969,669
  Diluted .........................................................      977,155        981,174
 CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders before redemption
  premium to average common stockholders' equity (b) ..............        20.74%(c)      19.91(c)
 Net income applicable to common stockholders after redemption
  premium to average common stockholders' equity (b) ..............        20.74 (c)      19.91(c)
 Net income to Average total stockholders' equity (b) .............        20.74 (c)      19.91(c)
  Average assets ..................................................         1.52 (c)       1.50(c)
 Average stockholders' equity to average assets ...................         7.49            7.51
 Allowance for loan losses to
  Net loans .......................................................         1.40            1.60
  Nonaccrual and restructured loans ...............................          210            232
  Nonperforming assets ............................................          186            203
 Net charge-offs to average net loans .............................         0.39 (c)       0.62(c)
 Nonperforming assets to loans, net and foreclosed properties .....         0.75            0.79
 Capital ratios (d)
  Tier 1 capital ..................................................         8.66            7.95
  Total capital ...................................................        13.09           12.60
  Leverage ........................................................         6.97            6.87
 Net interest margin ..............................................         4.18%(c)       4.70(c)



                                                                                      Years Ended December 31,
                                                                    ------------------------------------------------------------
(In millions, except per share data)                                    1997        1996         1995         1994       1993
------------------------------------------------------------------- ----------- ----------- ------------- ----------- ----------
 CONSOLIDATED SUMMARIES OF INCOME
 Interest income ..................................................    14,362      13,758        13,028      10,245      9,507
 Interest expense .................................................     6,452       6,151         5,732       3,739      3,376
                                                                       ------      ------        ------      ------      ------
 Net interest income ..............................................     7,910       7,607         7,296       6,506      6,131
 Provision for loan losses ........................................     1,103         678           403         458        559
                                                                       ------      ------        ------      ------      ------
 Net interest income after provision for loan losses ..............     6,807       6,929         6,893       6,048      5,572
 Securities available for sale transactions .......................        52          96            76          24         76
 Investment security transactions .................................         3           4             6           4          7
 Noninterest income ...............................................     4,267       3,435         2,976       2,336      2,332
 Merger-related and restructuring charges .........................       284         421           233         107         17
 SAIF special assessment ..........................................        --         149            --          --         --
 Noninterest expense ..............................................     7,052       6,360         6,309       5,558      5,405
                                                                       ------      ------        ------      ------      ------
 Income before income taxes .......................................     3,793       3,534         3,409       2,747      2,565
 Income taxes .....................................................     1,084       1,261         1,213         938        826
                                                                       ------      ------        ------      ------      ------
 Net income .......................................................     2,709       2,273         2,196       1,809      1,739
 Dividends on preferred stock .....................................        --           9            26          46         46
                                                                       ------      ------        ------      ------      ------
 Net income applicable to common stockholders before redemption
  premium .........................................................     2,709       2,264         2,170       1,763      1,693
 Redemption premium on preferred stock ............................        --          --            --          41         --
                                                                       ------      ------        ------      ------      ------
 Net income applicable to common stockholders after redemption
  premium .........................................................     2,709       2,264         2,170       1,722      1,693
                                                                       ======      ======        ======      ======      ======
 PER COMMON SHARE DATA (a)
 Basic earnings ...................................................      2.84        2.33          2.21        1.86       1.85
 Diluted earnings .................................................      2.80        2.30          2.17        1.83       1.81
 Cash dividends ...................................................      1.22        1.10          0.98        0.86       0.75
 Book value .......................................................     15.95       14.85         13.91       12.58      11.99
 CASH DIVIDENDS PAID ON COMMON STOCK ..............................     1,141       1,031           843         686        573
 CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 Assets ...........................................................   205,735     197,341       188,855     159,577    148,759
 Loans, net of unearned income ....................................   131,687     134,647       127,905     107,965     97,375
 Deposits .........................................................   137,077     136,429       134,112     122,639    115,749
 Long-term debt ...................................................    11,752      10,815         9,586       6,405      5,685
 Guaranteed preferred beneficial interests ........................     1,735         789            --          --         --
 Preferred stockholders' equity ...................................        --          --           183         230        514
 Common stockholders' equity ......................................    15,269      14,628        13,599      11,775     11,137
 Total stockholders' equity .......................................    15,269      14,628        13,782      12,005     11,651
 Preferred shares outstanding (In thousands) ......................        --          --         3,388       5,213     11,560
 Common shares outstanding (In thousands) .........................   960,984     988,594       981,115     941,378    928,512
 CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
 Assets ...........................................................   196,093     189,285       173,982     150,244    143,047
 Loans, net of unearned income ....................................   134,517     129,120       121,245     100,835     92,159
 Deposits .........................................................   132,847     131,276       127,744     113,715    110,118
 Long-term debt ...................................................    10,916      10,386         8,334       6,049      5,492
 Guaranteed preferred beneficial interests ........................     1,680          57            --          --         --
 Common stockholders' equity (b) ..................................    14,365      13,788        12,977      11,453     10,190
 Total stockholders' equity (b) ...................................    14,365      13,896        13,188      11,955     10,710
 Common shares outstanding (In thousands)
  Basic ...........................................................   955,241     973,712       979,852     927,941    913,621
  Diluted .........................................................   966,792     982,755     1,001,145     946,969    940,167
 CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders before redemption
  premium to average common stockholders' equity (b) ..............     18.86       16.42         16.72       15.40      16.62
 Net income applicable to common stockholders after redemption
  premium to average common stockholders' equity (b) ..............     18.86       16.42         16.72       15.04      16.62
 Net income to Average total stockholders' equity (b) .............     18.86       16.36         16.65       15.14      16.23
  Average assets ..................................................      1.38        1.20          1.26        1.20       1.22
 Average stockholders' equity to average assets ...................      7.36        7.35          7.56        7.92       7.51
 Allowance for loan losses to
  Net loans .......................................................      1.40        1.64          1.80        2.09       2.32
  Nonaccrual and restructured loans ...............................       211         241           252         228        142
  Nonperforming assets ............................................       186         211           201         170        111
 Net charge-offs to average net loans .............................      0.65        0.64          0.45        0.53       0.72
 Nonperforming assets to loans, net and foreclosed properties .....      0.75        0.78          0.90        1.23       2.08
 Capital ratios (d)
  Tier 1 capital ..................................................      8.43        7.91          7.40        8.32       9.18
  Total capital ...................................................     13.02       12.58         11.81       12.91      14.36
  Leverage ........................................................      7.09        6.74          6.16        6.73       6.64
 Net interest margin ..............................................      4.59        4.55          4.76        4.93       4.95

---------
(a) Restated to reflect the pooling of interests acquisition of CoreStates for all periods presented. Prior to the CoreStates restatement, amounts for 1997, 1996 and 1995 only were restated, as applicable, to reflect the pooling of interests acquisition of Signet Banking Corporation ("Signet"), which was consummated in November 1997.
(b) Average common stockholders' equity and total stockholders' equity exclude net unrealized gains and (losses) on debt and equity securities in 1994 through 1997.
(c)  Annualized.
(d) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. Capital ratios presented herein have not been restated to reflect the Signet pooling of interests acquisition.

                               TMSI (Historical)



                                                                      Three Months Ended
                                                                          March 31,
                                                                     -------------------
(In millions, except per share data)                                         1998
-------------------------------------------------------------------- -------------------
 CONSOLIDATED SUMMARIES OF INCOME
 Interest income ...................................................     $      95
 Interest expense ..................................................            42
                                                                         ---------
 Net interest income ...............................................            53
 Provision for loan losses .........................................            --
                                                                         ---------
 Net interest income after provision for loan losses ...............            53
 Noninterest income ................................................           139
 Noninterest expense ...............................................           135
                                                                         ---------
 Income before income taxes ........................................            57
 Income taxes ......................................................            23
                                                                         ---------
 Net income from continuing operations .............................            34
 Income (loss) from discontinued operations ........................            --
                                                                         ---------
 Net income ........................................................            34
 Dividends on preferred stock ......................................             2
                                                                         ---------
 Net income applicable to common stockholders ......................     $      32
                                                                         =========
 PER COMMON SHARE DATA
 Net income -- basic ...............................................     $    0.54
 Net income -- diluted .............................................          0.53
 Book value ........................................................          9.64
 CASH DIVIDENDS PAID ON COMMON STOCK ...............................             2
 CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 Assets ............................................................         2,990
 Loans, net of unearned income .....................................           853
 Interest only strip receivables ...................................         1,314
 Notes payable .....................................................         1,292
 Subordinated debt .................................................           250
 Preferred stockholders' equity ....................................           133
 Common stockholders' equity .......................................           565
 Total stockholders' equity ........................................     $     698
 Preferred shares outstanding (In thousands) .......................         5,215
 Common shares outstanding (In thousands) ..........................        58,580
 CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders to average common
  stockholders' equity .............................................         23.50%(a)
 Net income to average assets ......................................          4.51 (a)
 Average stockholders' equity to average assets ....................         22.26
 Allowance for loan losses to
  Net loans ........................................................          2.28
  Nonaccrual and restructured loans ................................         24.68
  Nonperforming assets .............................................         23.18
 Net charge-offs to average net loans ..............................          0.75 (a)
 Nonperforming assets to gross loans and foreclosed properties .....          9.79%



                                                                                    Years Ended December 31,
                                                                     ------------------------------------------------------
(In millions, except per share data)                                    1997      1996(1)    1995(1)    1994(1)    1993(1)
-------------------------------------------------------------------- ---------- ---------- ---------- ---------- ----------
 CONSOLIDATED SUMMARIES OF INCOME
 Interest income ...................................................      256        210        152         71         60
 Interest expense ..................................................      142        119         93         43         29
                                                                          ---        ---        ---         --         --
 Net interest income ...............................................      114         91         59         28         31
 Provision for loan losses .........................................        9         15         20          6          5
                                                                          ---        ---        ---         --         --
 Net interest income after provision for loan losses ...............      105         76         39         22         26
 Noninterest income ................................................      575        395        274        213        122
 Noninterest expense ...............................................      452        332        234        182        107
                                                                          ---        ---        ---        ---        ---
 Income before income taxes ........................................      228        139         79         53         41
 Income taxes ......................................................       95         58         33         22         19
                                                                          ---        ---        ---        ---        ---
 Net income from continuing operations .............................      133         81         46         31         22
 Income (loss) from discontinued operations ........................      (41)         5          3         --         --
                                                                          ---        ---        ---        ---        ---
 Net income ........................................................       92         86         49         31         22
 Dividends on preferred stock ......................................        9          1         --         --         --
                                                                          ---        ---        ---        ---        ---
 Net income applicable to common stockholders ......................       83         85         49         31         22
                                                                          ===        ===        ===        ===        ===
 PER COMMON SHARE DATA
 Net income -- basic ...............................................     1.43       1.51       0.95       0.62       0.48
 Net income -- diluted .............................................     1.43       1.46       0.94       0.61       0.48
 Book value ........................................................     9.13       7.77       4.70       3.82       3.25
 CASH DIVIDENDS PAID ON COMMON STOCK ...............................        8          6          4          2          2
 CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 Assets ............................................................    3,137      2,392      1,667      1,101        879
 Loans, net of unearned income .....................................    1,149      1,073        847        556        554
 Interest only strip receivables ...................................    1,170        811        518        311        199
 Notes payable .....................................................    1,516      1,319      1,076        676        502
 Subordinated debt .................................................      250          2         24         24         41
 Preferred stockholders' equity ....................................      133        133         --         --         --
 Common stockholders' equity .......................................      533        450        241        194        165
 Total stockholders' equity ........................................      666        583        241        194        165
 Preferred shares outstanding (In thousands) .......................    5,215      5,215         --         --         --
 Common shares outstanding (In thousands) ..........................   58,337     57,791     51,340     50,805     50,805
 CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders to average common
  stockholders' equity .............................................    16.94      24.65      22.38      17.42      14.94
 Net income to average assets ......................................     3.33       4.22       3.52       3.16       2.92
 Average stockholders' equity to average assets ....................    22.58      20.29      15.73      18.16      19.56
 Allowance for loan losses to
  Net loans ........................................................     1.74       1.85       1.84       2.52       2.52
  Nonaccrual and restructured loans ................................    27.13      62.95      43.75      37.85      30.07
  Nonperforming assets .............................................    26.05      51.27      34.01      28.65      25.21
 Net charge-offs to average net loans ..............................     0.66       0.75       1.66       0.95       1.06
 Nonperforming assets to gross loans and foreclosed properties .....     6.67       3.59       5.35       8.62       9.83

---------
(a) Annualized.

(1) Certain reclassifications have been made to the previous years' selected consolidated financial data to conform to the 1997 presentation, including the adoption of FAS No. 128 and the effects of removing the accounts of the discontinued operations from the consolidated summaries of income.

FUNC AND TMSI
Pro Forma Combined Selected Financial Data


                                                                     As of and for the   As of and for the
                                                                    Three Months Ended      Year Ended
                                                                         March 31,         December 31,
                                                                   -------------------- ------------------
(In millions, except per share data)                                       1998                1997
------------------------------------------------------------------ -------------------- ------------------
CONSOLIDATED SUMMARIES OF INCOME
Interest income ..................................................      $  3,664              14,480
Interest expense .................................................         1,784               6,594
                                                                        --------              ------
Net interest income ..............................................         1,880               7,886
Provision for loan losses ........................................           135               1,112
                                                                        --------              ------
Net interest income after provision for loan losses ..............         1,745               6,774
Securities available for sale transactions .......................            23                  52
Investment security transactions .................................            --                   3
Noninterest income ...............................................         1,493               4,842
Merger-related and restructuring charges .........................            29                 284
Noninterest expense ..............................................         2,020               7,620
                                                                        --------              ------
Income before income taxes .......................................         1,212               3,767
Income taxes .....................................................           428               1,131
                                                                        --------              ------
Net income .......................................................           784               2,636
Dividends on preferred stock .....................................             2                   9
                                                                        --------              ------
Net income applicable to common stockholders .....................      $    782               2,627
                                                                        ========              ======
PER COMMON SHARE DATA
Basic earnings ...................................................      $   0.81                2.75
Diluted earnings .................................................          0.80                2.72
Book value .......................................................         16.31               15.95
CASH DIVIDENDS PAID ON COMMON STOCK ..............................           343               1,149
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Assets ...........................................................       222,358             208,174
Loans, net of unearned income ....................................       133,945             132,836
Deposits .........................................................       138,134             137,077
Long-term debt ...................................................        12,260              12,002
Guaranteed preferred beneficial interests ........................         1,741               1,735
Common stockholders' equity ......................................        15,806              15,269
Total stockholders' equity .......................................      $ 15,806              15,269
Common shares outstanding (In thousands) .........................       972,775             960,984
CONSOLIDATED PERCENTAGES
Allowance for loan losses to
  Net loans ......................................................          1.40%                1.41
  Nonperforming assets ...........................................           174                 175
Net charge-offs to average net loans .............................          0.40 (b)             0.65
Nonperforming assets to loans, net and foreclosed properties .....          0.81%                0.80

---------
(a) Pro forma assumptions include (i) the 0.6538 Common Exchange Ratio and the
    0.6015 Preferred Exchange Ratio; (ii) the issuance of 37 million shares of FUNC Common Stock; (iii) the repurchase by FUNC of an equivalent number of shares in the open market at a cost of approximately $2.1 billion; (iv) a cost of funds rate of 5.35 percent for the three months ended March 31, 1998, and 5.50 percent for the year ended December 31, 1997; (v) an increase in trading account assets and other intangibles of $1.3 billion and $1.6 billion, respectively (the increase in trading account assets was the result of (x) reclassifying to conform to FUNC's recording policies
    (a) $1.2 billion of interest only strip receivables and the related accrued interest of $107 million from other assets, and (b) $194 million of related restricted cash from cash and due from banks; and (y) reducing the result of (x) above by $204 million to reflect FUNC's modeling methodology); (vi) a yield adjustment of 11.10 percent related to the $204 million reduction in trading account assets; and (vii) 25-year straight-line life related to goodwill of $1.2 billion and 15-year-straight-line life related to origination network identified intangible of $400 million. The unaudited pro forma financial information set forth above does not reflect a one-time Merger-related charge of approximately $20 million, which FUNC currently expects to take following consummation of the Merger. See "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks".
(b) Annualized.

                              RECENT DEVELOPMENTS

Other FUNC Acquisitions

Bowles Hollowell Conner & Co.

     On April 30, 1998, FUNC acquired Bowles, a privately-held mergers and acquisitions advisory firm based in Charlotte, North Carolina. In connection with the acquisition, FUNC issued approximately 1.2 million shares of FUNC Common Stock. At January 31, 1998, Bowles had assets of $18 million. The acquisition was accounted for as a purchase.


CoreStates Financial Corp

     On April 28, 1998, FUNC acquired CoreStates, a bank holding company based in Philadelphia, Pennsylvania. CoresStates, through its lead bank subsidiary, CoreStates Bank, provided financial services through banking offices located in Pennsylvania, New Jersey and Delaware. As of March 31, 1998, CoreStates had assets of $48 billion, net loans of $35 billion, deposits of $35 billion, stockholders' equity of $3 billion and net income of $203 million for the three months ended March 31, 1998. In connection with the acquisition, FUNC issued approximately 331 million shares of FUNC Common Stock. The CoreStates acquisition was accounted for as a pooling of interests, and FUNC's financial statements have been restated as a result of such acquisition for all periods ended prior to such acquisition. On May 15, 1998, CoreStates Bank merged into FUNB.

     Pursuant to the terms of the acquisition agreement, Terrence A. Larsen, CoreStates' former Chairman and Chief Executive Officer and five other former directors of CoreStates will become directors of FUNC.

     On November 18, 1997, FUNC filed a Current Report on Form 8-K with the Commission (the "CoreStates Form 8-K"), which contains, among other things, certain financial and other information (the "CoreStates Form 8-K Materials") about CoreStates and the CoreStates acquisition. The CoreStates Form 8-K Materials contain certain forward-looking statements regarding FUNC, CoreStates and the combined organization following the CoreStates acquisition, including statements relating to estimated cost savings and enhanced revenues that may be realized from the CoreStates acquisition, and certain restructuring charges expected to be incurred in connection with the CoreStates acquisition. Such forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the CoreStates Form 8-K Materials and herein. Factors that might cause such a difference include, but are not limited to those discussed herein, in the CoreStates Form 8-K and the FUNC Form 10-K. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION".

     As indicated in the CoreStates Form 8-K:

  o FUNC expects to realize before-tax expense savings resulting from the CoreStates acquisition of approximately $406 million and $723 million in 1998 and 1999, respectively, or approximately $258 million and $459 million after-tax, respectively. These estimates assume that approximately 45 percent of CoreStates' 1997 annualized expenses are eliminated by the end of 1999.

  o FUNC expects to realize before-tax revenue enhancements relating to the CoreStates acquisition of approximately $123 million and $194 million in 1998 and 1999, respectively, or approximately $58 million and $89 million after-tax, respectively. These estimates are primarily based on FUNC's broader array of income generating products from its capital markets, capital management and other fee producing businesses.

  o Assuming (i) the restructuring charges discussed below and the expense savings and revenue enhancements discussed above are as estimated, (ii) 985 million shares of FUNC Common Stock are outstanding in 1998 and 999 million shares are outstanding in 1999, (iii) the CoreStates acquisition is consummated by mid-1998, (iv) the conversion of CoreStates' operations and computer systems to FUNC's operations and computer systems is completed by November 1998, (v) 1998 earnings per share of (a) FUNC Common Stock are $3.91, and (b) CoreStates common stock are $4.23, each of which represents the First Call consensus earnings estimates as of November 18, 1997 (before public announcement of the CoreStates acquisition but after public announcement of the acquisition of Signet and the filing of a Current Report on Form 8-K dated July 21, 1997, relating to the acquisition of Signet, the "1998 Illustrative First Call Consensus Estimates"), (vi) 1999 earnings per share of FUNC Common Stock and CoreStates common stock are equal to the 1998 Illustrative First Call Consensus Estimates plus 11 percent for FUNC and ten percent for CoreStates (the "1999 Illustrative Estimates") (i.e., $4.34 for FUNC Common Stock and $4.65 for CoreStates common stock), and (vii) certain other assumptions contained in the CoreStates Form 8-K, the CoreStates acquisition is estimated to dilute the 1998 Illustrative First Call Consensus Estimate for FUNC Common Stock by $.09 and add $.12 to the 1999 Illustrative Estimate for FUNC Common Stock. The 1998 Illustrative First Call Consensus Estimates and the 1999 Illustrative Estimates are presented for illustrative purposes only, are subject to the risks and uncertainties set forth in the CoreStates Form 8-K Materials and herein under "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION", among others, and do not constitute earnings projections or estimates by FUNC.

  o FUNC expects to record after-tax restructuring and merger-related expenses associated with the CoreStates acquisition, currently estimated at $795 million, or $0.81 per share of FUNC Common Stock in the second quarter of 1998. The estimated $795 million restructuring expense is summarized below.



(In millions, after tax)
---------------------------------------------------------------
         Severance and change in control related obligations ..  $214
         Fixed asset write-downs and vacant space accruals ....   289
         Service contract terminations ........................   127
         Charitable support ...................................    63
         Other ................................................   102
                                                                 ----
         Total ................................................  $795
                                                                 ====

     The estimated restructuring expense includes approximately $149 million in non-cash charges. Cash payments included in the estimated restructuring expense are expected to be completed within 18 months from the date of consummation. The "Other" category includes CoreStates acquisition-related amounts, none of which individually is estimated to exceed $50 million. The amounts included in the $795 million estimated restructuring expense are subject to change and reflect certain assumptions relating to the CoreStates acquisition, including the number of employees whose employment will terminate as a result of the CoreStates acquisition. Changes in such assumptions could result in a change in the estimated restructuring expense. In addition, FUNC estimates that another $75 million in CoreStates pre-tax, acquisition-related costs will be incurred over the 12 months following the date the CoreStates acquisition was consummated. These costs primarily relate to training and systems conversions.

     See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION".


Wheat First Butcher Singer, Inc.

     On January 31, 1998, FUNC completed its acquisition of Wheat, a Virginia-based regional brokerage firm. FUNC issued 10.3 million shares of FUNC Common Stock to the holders of Wheat common and preferred stock in connection with such pooling of interests acquisition. At December 31, 1997, Wheat had assets of $1 billion and stockholders' equity of $171 million. Financial information relating to Wheat is not considered material to the historical results of FUNC, and accordingly, FUNC's financial statements have not be restated to reflect the Wheat acquisition.


Covenant Bancorp, Inc.

     FUNC completed its purchase accounting acquisition of Covenant, a New Jersey-based bank holding company, on January 15, 1998. In connection with the acquisition, FUNC issued 1.6 million shares of FUNC Common Stock to the holders of Covenant common stock and preferred stock, substantially all of which shares were repurchased by FUNC in 1997 in the open market at a cost of $79 million. At December 31, 1997, Covenant had assets of $415 million.


Signet Banking Corporation

     On November 28, 1997, FUNC completed its acquisition of Signet, a Virginia-based bank holding company. In connection with the acquisition, each of the 61 million outstanding shares of Signet common stock was converted into
1.10 shares of FUNC Common Stock. The Signet acquisition was accounted for as a pooling of interests. FUNC's historical financial statements were restated to reflect Signet historical information for all periods beginning on or after January 1, 1995, and ending prior to consummation of such acquisition. As of and for the nine months ended September 30, 1997, Signet had assets of $11 billion, net loans of $7 billion, deposits of $8 billion and net income applicable to common stockholders of $73 million.

     See "THE MERGER -- Accounting Treatment".

Future Acquisitions

     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations, frequently take place and future acquisitions involving cash, debt and equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income may occur in connection with future acquisitions. See "FUNC -- History and Business".


FUNC Common Stock Buybacks

     In 1996, as adjusted to reflect the two-for-one FUNC Common Stock split paid on July 31, 1997, FUNC repurchased 31 million of its outstanding shares of FUNC Common Stock at a cost of $968 million; in 1997, FUNC repurchased 24 million of its outstanding shares at a cost of $1 billion; and from January 1, 1998 to the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus, FUNC repurchased 38 million of its outstanding shares at a cost of $2.2 billion, which represents the number of shares currently expected to be issued in the Merger.


                              GENERAL INFORMATION

General

     This Proxy Statement/Prospectus is being furnished by TMSI to its stockholders as a Proxy Statement in connection with the solicitation of proxies by the TMSI Board for use at the Meeting. At the Meeting, holders of TMSI Common Stock and TMSI Preferred Stock, each voting as a separate class, will consider and vote upon proposals to approve the Merger Agreement and the Merger, respectively. Holders of TMSI Preferred Stock are required to approve the Merger in order to permit such holders to receive the Preferred Exchange Ratio. As provided in the Merger Agreement, the Merger will be consummated, assuming all conditions to closing are either satisfied or waived, even if the holders of TMSI Preferred Stock fail to approve the Merger, in which case such holders would then be entitled to receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock, and, in accordance with the terms of the TMSI Preferred Stock, would not be entitled to any right to approve the Merger. This Proxy Statement/Prospectus is also being furnished by FUNC to the holders of TMSI Common Stock and TMSI Preferred Stock as a Prospectus in connection with the issuance by FUNC, upon consummation of the Merger, of the FUNC Common Shares and, if issued, the shares of FUNC Convertible Class A Preferred Stock.

     Holders of TMSI Common Stock also will consider and vote upon a proposal to elect the three nominees named in this Proxy Statement/Prospectus as Class A directors to serve on the TMSI Board until the Merger is consummated or until the 2001 Annual Meeting of Stockholders of TMSI, if held, or until their successors are otherwise duly elected and qualified. Upon consummation of the Merger, the terms of the Class A directors, as well as the terms of the Class B and Class C directors of TMSI, will terminate as provided in the Merger Agreement.

     Directors, officers and employees of TMSI and FUNC may solicit proxies from TMSI stockholders, either personally or by telephone, telegraph or other forms of communication. Such persons will receive no additional compensation for such services. TMSI has retained Beacon Hill Partners Inc. to assist in soliciting proxies and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost not expected to exceed $3,500, plus out-of-pocket expenses. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be borne by FUNC.


Record Date; Vote Required; Revocation of Proxies

     The TMSI Board has fixed May 6, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Holders of record of TMSI Common Stock and TMSI Preferred Stock at the close of business on that date will be entitled to notice of and to vote on the proposals to approve the Merger Agreement and the Merger, respectively. Holders of record of TMSI Common Stock at the close of business on that date also will be entitled to notice of and to vote on the proposal to elect the three nominees as Class A directors of TMSI.

     The number of shares of TMSI Common Stock and TMSI Preferred Stock outstanding on the Record Date was 58,654,137 and 5,215,000, respectively, each of such shares being entitled to one vote on each matter upon which it is entitled to vote. The presence, in person or by proxy, of at least a majority of the votes entitled to be cast at the Meeting (i) by the holders of TMSI Common Stock will constitute a quorum for purposes of any vote of the holders of TMSI Common Stock at the Meeting, and (ii) by the holders of TMSI Preferred Stock will constitute a quorum for purposes of any vote of the holders of TMSI Preferred Stock at the Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to the proposals to approve the Merger Agreement and the Merger) will be treated as shares present at the Meeting for purposes of determining the presence of a quorum. Approval of the Merger Agreement at the Meeting requires the affirmative vote of a majority of the votes cast by the holders of TMSI Common Stock, voting as a separate class. The affirmative vote of at least 66 2/3 percent of the votes cast at the Meeting by the holders of TMSI Preferred Stock, voting as a separate class, is required for such holders to approve the Merger and receive the Preferred Exchange Ratio. As provided in the Merger Agreement, the Merger will be consummated, assuming all conditions to closing are either satisfied or waived, even if the holders of TMSI Preferred Stock fail to approve the Merger, in which case such holders would then be entitled to receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock, and, in accordance with the terms of the TMSI Preferred Stock, would not be entitled to any right to approve the Merger. See "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Class A Preferred Stock; FUNC Convertible Class A Preferred Stock" and ANNEX E.

     Approval of the proposal relating to the election of Class A directors of TMSI requires a plurality of the votes cast at the Meeting by the holders of TMSI Common Stock. Holders of TMSI Common Stock have the right to cumulate their votes with respect to the election of directors. Such right permits each holder of TMSI Common Stock to multiply the number of shares such holder is entitled to vote by the number of Class A directors to be elected in order to determine the number of votes such holder is entitled to cast, and, then, to cast all or any number of such votes for one nominee or to distribute them among any two or more nominees.

     For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting, only those votes cast "FOR" or "AGAINST" are included.

     The directors and executive officers of TMSI (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Meeting, 20,972,408 shares of TMSI Common Stock, which represents approximately 35.8 percent of the outstanding shares of TMSI Common Stock entitled to be voted at the Meeting. Such persons do not beneficially own any shares of TMSI Preferred Stock. As a condition to FUNC's willingness to enter into the Merger Agreement, Mr. Turtletaub, solely in his capacity as a stockholder of TMSI, entered into the Option and Voting Agreement, pursuant to which Mr. Turtletaub agreed to vote 15,653,270 shares of TMSI Common Stock held by him in favor of approval of the Merger Agreement. See "THE MERGER -- Option and Voting Agreement" and ANNEX C. It is currently expected that the directors and executive officers of TMSI will vote the shares of TMSI Common Stock that such directors and executive officers of TMSI are entitled to vote at the Meeting in favor of approval of the Merger Agreement. To the best of FUNC's knowledge, the directors, executive officers and affiliates of FUNC beneficially own less than one percent of the outstanding shares of TMSI Common Stock and TMSI Preferred Stock, all of which are expected to be voted in favor of approval of the Merger Agreement and the Merger, respectively. Since the Merger Agreement may be approved by a majority of the votes cast at the Meeting by the holders of TMSI Common Stock, the votes cast by Mr. Turtletaub may, depending on the total number of additional votes actually cast by the holders of TMSI Common Stock at the Meeting in favor of the Merger Agreement, and assuming there is a quorum at the Meeting, be sufficient to satisfy the condition contained in the Merger Agreement that the Merger Agreement be approved by the holders of TMSI Common Stock.

     TMSI stockholders are urged to promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid, addressed envelope. Stockholders will receive a separate proxy card with respect to each class of stock held by such stockholder. Stockholders should be sure to vote all of their shares by returning the separate proxy card for each class of stock that they hold.

     With respect to holders of TMSI Common Stock who are participants in TMSI's Profit Sharing Plan (the "Plan") the enclosed proxy with respect to the shares of TMSI Common Stock held by such holders in the Plan serves as the voting instruction card for the trustees of the Plan with respect to the voting of such shares. Shares for which no instructions are received by the trustees will be voted in the same proportion as the shares for which the trustees receive instructions.

     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of TMSI; (ii) submitting a proxy having a later date; or (iii) appearing at the Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement, the Merger and the election of the three nominees for election as Class A directors of TMSI, as applicable, and otherwise in the discretion of the proxyholders named thereon in accordance with their best judgment as to any other matters which may be voted on at the Meeting, including among other things, a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to adopt the Merger Agreement or the Merger will be voted in favor of any adjournment or postponement proposed for the purpose of soliciting additional votes in favor of the Merger Agreement or the Merger.

     The TMSI Board recommends that holders of TMSI Common Stock vote "FOR" the prosposal to approve the Merger Agreement and "FOR" the proposed nominees, and that holders of TMSI Preferred Stock vote "FOR" the proposal to approve the Merger.


                                   THE MERGER

     The following information relating to the Merger is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, and in the documents incorporated herein by reference. A copy of the Merger Agreement is set forth in ANNEX B to this Proxy Statement/Prospectus and is incorporated herein by reference, and reference is made thereto (together with ANNEX C hereto) for a complete description of the terms of the Merger. Stockholders of TMSI are urged to read the Merger Agreement carefully.


General; Exchange Ratios

     Subject to the terms and conditions of the Merger Agreement, TMSI will be acquired by means of a merger of FUNC- NJ with and into TMSI. Upon consummation of the Merger, (i) each outstanding share of TMSI Common Stock (other than Excluded Shares) will be converted into the right to receive the number of shares of FUNC Common Stock equal to the Common Exchange Ratio (i.e., the result obtained by dividing $34.00 by the Average Closing Price); and (ii) each outstanding share of TMSI Preferred Stock (other than Excluded Shares) will be converted into the right to receive, subject to the approval of the Merger by the holders of TMSI Preferred Stock, the number of shares of FUNC Common Stock equal to the Preferred Exchange Ratio (i.e., the result obtained by multiplying the Common Exchange Ratio by 0.92).

     The 0.92 conversion rate used to calculate the Preferred Exchange Ratio is greater than the current conversion rate for converting shares of TMSI Preferred Stock into shares of TMSI Common Stock (i.e., 0.92 compared to the current conversion rate of 0.833). If the holders of TMSI Preferred Stock do not approve the Merger and the Merger is nonetheless consummated, then each outstanding share of TMSI Preferred Stock will instead be converted into the right to receive one share of FUNC Convertible Class A Preferred Stock having substantially similar terms as the TMSI Preferred Stock, except that the FUNC Convertible Class A Preferred Stock will have certain additional voting rights and will be adjusted to reflect the Merger. The terms of the FUNC Convertible Class A Preferred Stock, however, will not include the increased 0.92 conversion rate used to calculate the Preferred Exchange Ratio. As is the case with the TMSI Preferred Stock, which, absent the Merger, would automatically convert into shares of TMSI Common Stock on December 1, 1999, at a conversion rate ranging from 0.833 to 1.00, the FUNC Convertible Class A Preferred Stock, if issued, will automatically convert into shares of FUNC Common Stock on December 1, 1999, at such conversion rate, as adjusted to reflect the Common Exchange Ratio. Pursuant to the terms of the TMSI Preferred Stock, if the Merger is not consummated, such conversion rate on December 1, 1999, would not exceed 0.833 unless the average price of TMSI Common Stock at that time (determined pursuant to the terms of the TMSI Preferred Stock) is less than $31.80. The terms of the FUNC Convertible Class A Preferred Stock, if issued, will likewise provide that such conversion rate on such date will not exceed 0.833, as adjusted to reflect the Common Exchange Ratio, unless such average price of FUNC Common Stock at that time is less than $31.80. See "DESCRIPTION OF FUNC CAPITAL STOCK", "CERTAIN DIFFERENCES IN THE RIGHTS OF TMSI AND FUNC STOCKHOLDERS" and ANNEX E.

     The Merger Agreement provides that FUNC may at any time change the method of acquiring TMSI; provided, however, no such change may (i) alter or change the amount or kind of consideration to be issued to the holders of TMSI Common Stock and TMSI Preferred Stock pursuant to the Merger Agreement, (ii) alter or change the executive compensation arrangements contemplated by the Merger Agreement, (iii) adversely affect the intended tax-free treatment to such holders as a result of receiving such consideration, or (iv) materially impede or delay receipt of any required regulatory approvals of the Merger or the consummation of the transactions contemplated by the Merger Agreement.


Effective Date

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on such date as FUNC and TMSI mutually agree upon, and if not so agreed upon, such date will be the second business day to occur after the conditions to the obligations of the parties to effect the Merger have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the second or third quarter of 1998. If the Merger is consummated in such quarter, or in any other quarter, TMSI stockholders should not assume or expect that the Effective

Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. TMSI agreed in the Merger Agreement, however, to cause its regular quarterly dividend record and payment dates for TMSI Common Stock to correspond to FUNC's regular quarterly dividend record and payment dates for FUNC Common Stock, beginning in the second quarter of 1998. Subject to certain conditions, the Board of Directors of either FUNC or TMSI may terminate the Merger Agreement if the Effective Date does not occur on or before December 31, 1998. See " -- Exchange of TMSI Certificates", " -- Business Pending Consummation", " -- Conditions to Consummation" and " -- Dividends".


Exchange of TMSI Certificates

     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of TMSI Common Stock and TMSI Preferred Stock as of the Effective Date, transmittal materials for use in exchanging all of such holder's certificates representing TMSI Common Stock and TMSI Preferred Stock for a certificate or certificates representing the FUNC Common Shares, or, if applicable, the shares of FUNC Convertible Class A Preferred Stock to which such holder is entitled, a check or checks for such holder's fractional share interest or interests, and any dividends to which such holder is entitled, as applicable. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

     TMSI STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon surrender of all of the certificates for TMSI Common Stock and TMSI Preferred Stock registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and FUNB, the exchange agent, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, FUNB will mail to such holder a certificate or certificates representing the number of FUNC Common Shares, or, if applicable, the number of shares of FUNC Convertible Class A Preferred Stock, to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check or checks for any fractional share interest or interests (in each case, without interest).

     All of the FUNC Common Shares, and, if issued, all of the shares of FUNC Convertible Class A Preferred Stock, issued to the holders of TMSI Common Stock and TMSI Preferred Stock pursuant to the Merger will be deemed issued as of the Effective Date. Unless prohibited by law, after the Effective Date former holders of record of TMSI Common Stock, and, if applicable, of TMSI Preferred Stock, will be entitled to vote at any meeting of holders of FUNC Common Stock having a record date on or after the Effective Date the number of whole FUNC Common Shares into which their shares of TMSI Common Stock, and, if applicable, of TMSI Preferred Stock, have been converted, regardless of whether they have surrendered their TMSI Common Stock and TMSI Preferred Stock certificates. If applicable, former holders of TMSI Preferred Stock who receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock will be entitled to 0.833 votes per share, as adjusted to reflect the Common Exchange Ratio, at any such meeting, regardless of whether they have surrendered their TMSI Preferred Stock certificates. FUNC dividends having a record date on or after the Effective Date will include dividends on all FUNC Common Shares issued in the Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any TMSI Common Stock certificates, and, if applicable, TMSI Preferred Stock certificates, until such holder physically surrenders all such certificates as described above. If applicable, no dividend or other distribution payable to holders of record of shares of FUNC Convertible Class A Preferred Stock at or as of any time after the Effective Date will be distributed to the holder of any TMSI Preferred Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions, and, where applicable, a check or checks for any fractional share interest or interests, will be delivered to such holder, in each case, without interest. FUNC Common Stock dividends having a record date before the Effective Date (which record date may, in FUNC's sole discretion, be the day immediately preceding the Effective Date or any other day prior to the Effective Date) will not include dividends on the FUNC Common Shares issued in the Merger. After the Effective Date, the stock transfer books of TMSI will be closed, and there will be no transfers on the transfer books of TMSI of the shares of TMSI Common Stock and TMSI Preferred Stock that were outstanding immediately prior to the Effective Date.

     The Merger Agreement provides that TMSI will cause each person who may be deemed to be an "affiliate" (as defined in the Securities Act) of TMSI to execute an agreement restricting the disposition of such affiliate's shares of TMSI Common Stock, TMSI Preferred Stock, FUNC Common Stock, and, if applicable, FUNC Convertible Class A Preferred Stock. The Merger Agreement further provides that although shares of TMSI Common Stock and TMSI Preferred Stock held by an affiliate of TMSI will automatically be converted into FUNC Common Shares, or, if applicable, shares of FUNC Convertible Class A Preferred Stock, upon consummation of the Merger, such shares will not be physically exchanged for FUNC Common Shares, or, if applicable, shares of FUNC Convertible Class A Preferred Stock, until FUNC receives such an agreement.


Background and Reasons

     TMSI

     Background of the Merger. TMSI regularly evaluates strategic alternatives with respect to its various lines of business with a view toward enhancing stockholder value. During November and December 1997, representatives of TMSI informally met with its investment bankers at Prudential Securities to discuss opportunities for raising capital and strengthening stockholder value. TMSI believed that additional capital and financial flexibility would be required in the near term to continue to expand TMSI's business and to leverage upon its well-established name in the consumer finance industry. In light of market conditions in the consumer finance industry, Prudential Securities discussed several possibilities with TMSI's Chief Executive Officer, Marc J. Turtletaub, and other officers of TMSI. These possibilities included the sale or spin-off of one of TMSI's lines of business, an investment in TMSI by a strategic investor, the sale of all or substantially all of TMSI's business through a tax-free merger, or a debt or equity financing once market conditions in the consumer finance sector improved. After consideration of this broad range of options, TMSI, based in part upon the advice of Prudential Securities, determined to pursue the sale of TMSI's business through a tax-free merger.

     On December 22, 1997, TMSI and Prudential Securities agreed that Prudential Securities would act as TMSI's financial advisor in connection with a possible sale of TMSI, and TMSI authorized Prudential Securities to approach, on behalf of TMSI, potential interested parties and discuss with them the possibility of a transaction with TMSI. Rather than pursue a formal auction process, which TMSI determined might have adversely affected TMSI's business operations, Prudential Securities was instructed to approach, on behalf of TMSI, a select list of potential acquirors, including FUNC, which it determined would be likely partners (based on, among other factors, total market capitalization, interest and participation in the consumer finance business, financial performance and credit rating). During late December 1997 and early January 1998, representatives of Prudential Securities held telephone conversations with representatives of the potential acquirors and, following the execution of confidentiality agreements, provided such entities with financial and other information concerning, and supplied to Prudential Securities by, TMSI.

     At a TMSI Board meeting on January 21, 1998, Mr. Turtletaub reviewed management's November and December 1997 discussions with Prudential Securities described above, discussed the terms of the engagement of Prudential Securities and outlined the steps being taken by Prudential Securities, and the TMSI Board approved the engagement of Prudential Securities and authorized management to proceed. Following discussions with Marc J. Turtletaub and other members of senior management and consultation with the TMSI Board, Prudential Securities was asked to proceed with further discussions with the potential acquirors. Mr. Turtletaub, as well as Morton Dear, TMSI's Vice Chairman and a Senior Executive Vice President, and Michael Benoff, TMSI's Chief Financial Officer and an Executive Vice President, met with these parties. Prudential Securities advised TMSI's management that, based on these initial meetings and discussions, it should be possible to negotiate a sale of TMSI at an attractive price in comparison to the then current trading price range for TMSI Common Stock.

     On January 23, 1998, Prudential Securities invited selected parties to participate in a formal evaluation process. In late January 1998, Prudential Securities provided these participants, one of which was FUNC, with additional non-public information concerning, and supplied to Prudential Securities by, TMSI. Thereafter, Prudential Securities received two written indications of interest from such participants and one oral, unsolicited indication of interest (which was followed by a written indication of interest) during February 1998. In addition, Prudential Securities received several unsolicited oral indications of interest from third parties, and, in certain instances, such third parties also were provided with information regarding TMSI after they had executed confidentiality agreements. TMSI made available to the three participants who submitted written indications of interest, including FUNC, additional detailed information concerning TMSI and its business and arranged meetings and presentations for members of management of the three participants by members of TMSI's management. These presentations addressed all aspects of TMSI's business, including the recent discontinuation of its auto loan division. TMSI's senior managers and representatives from Prudential Securities also provided the participants with supplemental information based on their additional requests and arranged for accompanied visits to certain of TMSI's facilities.

     On February 23, 1998, in response to market activity, TMSI determined to issue a press release disclosing that TMSI had retained Prudential Securities to consider various strategic alternatives, including the possible sale of TMSI.

     On February 26, 1998, the TMSI Board, together with representatives of Prudential Securities, met to discuss TMSI's strategic alternatives. Representatives from Prudential Securities also discussed with the TMSI Board the terms contained in the initial indications of interest received by TMSI from the three participants, including FUNC, and the substance of the conversations between representatives of Prudential Securities and the representatives of such participants. Mr. Turtletaub discussed with the TMSI Board his own discussions with members of senior management of the three participants. Mr. Turtletaub reviewed with the TMSI Board market conditions in the consumer finance industry, particularly the decline in the stock prices of publicly traded subprime mortgage and home equity lenders due to investor concerns over gain on sale accounting, earnings problems caused by increased competition, prepayment speeds and, in particular in the case of TMSI, tightening spreads in TMSI's recent securitizations and the effect of TMSI's exit from the auto loan business.

     Prudential Securities explained that final indications of interest from the participants, together with a mark-up of a draft merger agreement, which was previously delivered to each of the three participants, were expected to be received by the deadline which had been set for the evening of March 4, 1998. One of the participants, FUNC, had expressed an interest to pursue its intention to negotiate a stock for stock merger with TMSI on a more expeditious basis. Consequently, Mr. Turtletaub discussed with the TMSI Board the benefits to be gained through a merger with FUNC.

     From February 27, 1998 through March 3, 1998, the senior management of TMSI and of FUNC and their legal and financial advisors met in New York and negotiated the terms of the definitive Merger Agreement and of various ancillary documents.

     On March 3, 1998, the TMSI Board met to consider approval of the terms of the Merger Agreement and the terms of the ancillary documents. Prudential Securities delivered to the TMSI Board its oral opinion, subsequently confirmed in writing, that, as of such date, the Common Exchange Ratio was fair to the holders of TMSI Common Stock from a financial point of view. For purposes of the TMSI Board's evaluation, representatives of Prudential Securities gave a detailed financial presentation concerning the terms of the proposed transaction and various valuation analyses. TMSI's outside legal counsel reviewed with the TMSI Board the principal terms and conditions of the definitive Merger Agreement, the terms of the various ancillary documents, including the Option and Voting Agreement, regulatory aspects of the Merger and conditions to the proposed Merger and advised the TMSI Board as to its legal obligations in considering whether to approve the proposed Merger. After a full discussion of all of the relevant issues and upon consideration of the factors described below, the TMSI Board, with one member absent due to illness, approved the Merger by the unanimous vote of the six directors present. The definitive Merger Agreement and the Option and Voting Agreement were executed by the parties on March 4, 1998.

     Recommendation of the TMSI Board and Reasons for the Merger. The TMSI Board has determined that the Merger is fair to, and in the best interests of, the stockholders of TMSI. In determining whether to recommend approval of the Merger Agreement and the Merger, the TMSI Board considered many factors. The factors material to the decision of the TMSI Board are summarized below:

         (i)   concern that TMSI's opportunity for further growth and its ability to leverage on its consumer finance franchise would be significantly constrained without additional capital;

        (ii)   the fact that the Merger would provide TMSI with a lower cost of funds and allow it to compete more effectively in the consumer finance business;

       (iii)   the historical market prices and trading information with respect to TMSI Common Stock and FUNC Common
               Stock;

        (iv)   the terms and conditions of the Merger Agreement, including the Common Exchange Ratio and the Preferred
               Exchange Ratio (including that holders of TMSI Preferred Stock will receive FUNC Convertible Class A Preferred
               Stock if such holders fail to approve the Merger), and the ancillary documents, including the Option and Voting
               Agreement;

         (v)   the financial condition, results of operations and cash flow of TMSI and FUNC;

        (vi)   market conditions in the consumer finance industry, particularly the subprime mortgage segment; and

       (vii)   the presentation to the TMSI Board by Prudential Securities of its financial and valuation analyses and the
               Prudential Opinion, to the effect that as of the date of such opinion, the Common Exchange Ratio was fair to the holders of TMSI Common Stock from a financial point of view.

     In view of the number and disparate nature of the factors considered by the TMSI Board, the TMSI Board did not assign relative weight to the factors considered in reaching its conclusions. Rather, the TMSI Board viewed its conclusions and recommendations as being based on the totality of the information being presented and considered by it.

     THE TMSI BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF TMSI AND RECOMMENDS THAT HOLDERS OF TMSI COMMON STOCK APPROVE THE MERGER AGREEMENT AND THAT HOLDERS OF TMSI PREFERRED STOCK APPROVE THE MERGER.


     FUNC

     FUNC believes that it is advantageous to build a financial services company capable of meeting all of the financial needs of its customers. To further such objective, FUNC has concentrated on making selected acquisitions of companies engaged in providing financial services that complement or expand the financial services offered by FUNC. FUNC believes that joining with TMSI is an excellent way to expand FUNC's ability to provide expanded and complementary credit products to a broader range of customers.

     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.

     See "FUNC -- History and Business".


Opinion of Financial Advisor

     On March 3, 1998, Prudential Securities presented the financial analysis underlying the Prudential Opinion at a meeting of the TMSI Board and delivered the Prudential Opinion to the TMSI Board to the effect that, as of such date, the Common Exchange Ratio was fair, from a financial point of view, to the holders of TMSI Common Stock. The analysis of Prudential Securities, as presented to the TMSI Board, is summarized below.

     In requesting the Prudential Opinion, the TMSI Board did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver the Prudential Opinion. A copy of the Prudential Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement/Prospectus as ANNEX D and is incorporated herein by reference. The summary of the Prudential Opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Opinion. TMSI stockholders are urged to read the Prudential Opinion in its entirety.

     THE PRUDENTIAL OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE COMMON EXCHANGE RATIO TO THE HOLDERS OF TMSI COMMON STOCK FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE REGARDING THE MERGER.

     In conducting its analysis and arriving at the Prudential Opinion dated March 3, 1998, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including, among other things, the following: (i) a draft, dated March 3, 1998, of the Merger Agreement; (ii) certain publicly available historical financial and operating data of TMSI, including, but not limited to, (a) the press release of TMSI dated February 11, 1998, announcing its financial results for the fiscal year ended December 31, 1997; (b) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1995 and 1994; (c) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (d) the Proxy Statement for the Annual Meeting of Stockholders held on May 20, 1997; (e) the Prospectus Supplement, dated December 3, 1997, relating to the sale of $150 million principal amount of 7.30% Subordinated Notes due 2002 and $100 million principal amount of 7.95% Subordinated Notes due 2007; (f) the Prospectus Supplement, dated October 30, 1996, relating to the sale of 4.6 million shares of TMSI Preferred Stock; and (g) the Prospectus Supplement dated March 5, 1996, relating to the offering of 6.25 million shares of TMSI Common Stock; (iii) certain publicly available historical financial and operating data for FUNC, including but not limited to, (a) a press release of FUNC dated January 21, 1998, announcing its financial results for the year ended December 31, 1997;
(b) the registration statement on Form S-4 filed on January 9, 1998, relating to the CoreStates acquisition; (c) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1995 and 1994; (d) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and (e) the

Proxy Statement for the Annual Meeting of Stockholders held on April 15, 1997;
(iv) certain information relating to TMSI, including financial forecasts prepared by the management of TMSI; (v) publicly available financial, operating and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to the businesses of TMSI and FUNC, respectively, or otherwise relevant to the inquiry of Prudential Securities;
(vi) the financial terms of certain recent transactions Prudential Securities deemed relevant to its inquiry; (vii) the historical stock prices and trading volumes of TMSI Common Stock and FUNC Common Stock; and (viii) such other financial studies, analyses and investigations that Prudential Securities deemed appropriate. Prudential Securities assumed, with TMSI's consent, that the draft of the Merger Agreement which Prudential Securities reviewed would conform in all material respects to such document when in final form.

     Prudential Securities discussed with the senior management of TMSI and
FUNC: (i) the prospects for their respective businesses; (ii) their estimates of such businesses' future financial performance; (iii) the financial impact of the Merger on the respective companies; and (iv) such other matters that Prudential Securities deemed relevant.

     In connection with its review and analysis and in arriving at the Prudential Opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information publicly available or provided to it by TMSI and has not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of TMSI or FUNC. With respect to certain financial forecasts provided to Prudential Securities by TMSI, Prudential Securities assumed that such information (and the assumptions and bases therefor) represented TMSI management's best currently available estimate as to the future financial performance of TMSI. The Prudential Opinion does not address, nor should it be construed to address, the Preferred Exchange Ratio, the relative merits of the Merger, or any alternative business strategies that may be available to TMSI. In addition, the Prudential Opinion does not in any manner address the prices at which the FUNC Common Stock or the FUNC Convertible Class A Preferred Stock, if issued, will trade following consummation of the Merger.

     In addition, the Prudential Opinion, including the presentation to the TMSI Board, was one of the many factors taken into consideration by the TMSI Board in making its determination to recommend approval of the Merger Agreement and the Merger. Consequently, the analyses of Prudential Securities described below should not be viewed as determinative of the opinion of the TMSI Board with respect to the Common Exchange Ratio in connection with the Merger. The Common Exchange Ratio to be received by the holders of TMSI Common Stock was determined through arm's-length negotiations between TMSI and FUNC and was approved by the TMSI Board.

     Projected financial and other information concerning TMSI are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of management of TMSI and FUNC.

     In arriving at the Prudential Opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses presented to the TMSI Board at the March 3, 1998 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analyses must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TMSI and FUNC. Any estimates contained in the analyses of Prudential Securities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the TMSI Board in connection with the Prudential Opinion dated March 3, 1998.

     Implied Exchange Ratio. Based upon the $34.00 per share offer price for TMSI Common Stock, payable in FUNC Common Stock, and the closing sales price of FUNC Common Stock of $52.44 on March 2, 1998, Prudential Securities determined that the Common Exchange Ratio would have been 0.6484 on March 2, 1998.

     Comparable Companies Analysis. A comparable companies analysis was employed by Prudential Securities to establish implied ranges for the Common Exchange Ratio. Prudential Securities analyzed publicly available historical and projected financial results, including multiples of current stock price to latest 12 months ("LTM") earnings per share ("LTM EPS"), projected calendar year 1998 earnings per share ("CY1998 EPS") and projected calendar year 1999 earnings per share ("CY1999 EPS"), equity market capitalization (defined as shares outstanding multiplied by current stock price plus preferred stock plus the intrinsic value of the options) to book value (measured as of December 31,
1997), and unlevered market value (defined as equity market capitalization plus long-term funded indebtedness) to LTM originations, acquisitions and purchases of loans ("LTM Originations") of certain companies considered by Prudential Securities to be reasonably similar to TMSI. The companies analyzed included:
AMRESCO, Inc., Associates First Capital Corp., Beneficial Corp., ContiFinancial Corp., FirstPlus Financial Group, Inc., Green Tree Financial Corp., Household International Inc., Transamerica Corp. and United Companies Financial Corp. (the "Comparable Companies"). All of the trading multiples of the Comparable Companies were based on closing stock prices on March 2, 1998 (the "March 2nd Closing Price"), and all of the earnings per share estimates were published by First Call, an on-line data service available to subscribers which compiles estimates developed by research analysts. The estimates published by First Call were not prepared in connection with the Merger or at the request of Prudential Securities.

     The Comparable Companies were found to have a March 2nd Closing Price estimated to be within a range of 6.5x to 27.4x LTM EPS, 8.2x to 23.2x CY1998 EPS and 6.9x to 19.8x CY1999 EPS, equity market capitalization estimated to be within a range of 1.2x to 4.5x book value, and unlevered market value estimated to be within the range of 0.164x to 0.335x LTM Originations. Applying such multiples to TMSI's LTM EPS, CY1998 EPS, CY1999 EPS, book value and LTM Originations resulted in an implied range for the Common Exchange Ratio of
0.4546 to 1.2361.

     None of the companies utilized in the above analysis for comparative purposes is, of course, identical to TMSI. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies as well as that of TMSI.

     Comparable Transactions Analysis. Prudential Securities also analyzed the consideration paid in several recent merger and acquisition transactions deemed by Prudential Securities to be reasonably similar to the Merger and considered the multiple of the equity purchase price (defined as the aggregate purchase price of the acquired entity's equity) to the acquired entity's LTM net income and to the acquired entity's book value and unlevered purchase price (defined as equity purchase price plus long-term funded indebtedness) to LTM Originations, based upon publicly available information for such transactions. The transactions considered were the combinations of: (i) AT&T Capital Corp. and Newcourt Credit Group Inc.; (ii) Champion Mortgage Co. Inc. and KeyCorp;
(iii) Transamerica Consumer Finance branch lending operation and Household International Inc.; (iv) Oxford Resources Corp. and Barnett Banks Inc.; (v) EquiCredit Corporation and Barnett Banks Inc.; and (vi) TriCon Capital Corporation and GFC Financial Corporation (the "Comparable Transactions"). The Comparable Transactions were found to imply for the acquired entity an equity purchase price within a range of 10.9x to 19.2x LTM net income, an equity purchase price within a range of 1.1x to 2.6x book value, and an unlevered purchase price within a range of 0.460x to 0.514x LTM Originations. Applying such multiples to TMSI's LTM net income, book value and LTM Originations resulted in an implied range for the Common Exchange Ratio of 0.4471 to 0.7187.


     None of the acquired entities utilized in the above analysis for comparative purposes is, of course, identical to TMSI. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the acquired entities and other factors that could affect the consideration paid for each of the acquired entities as well as that of TMSI.

     Stock Trading History. Prudential Securities also reviewed the history of the trading prices and volume for TMSI Common Stock and FUNC Common Stock. Prudential Securities observed that between March 2, 1997 and March 2, 1998, TMSI Common Stock traded in the range of $16.313 and $37.500 per share. Additionally, Prudential Securities noted that the $34.00 purchase price per share of TMSI Common Stock represented premiums of 39.42 percent, 39.86 percent, and 61.90 percent over TMSI's closing sales price on March 2, 1998 (one day prior), February 23, 1998 (one week prior) and February 2, 1998 (four weeks prior), respectively.

     TMSI selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions and for other purposes, and has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter with Prudential Securities, TMSI has agreed to pay Prudential Securities a retainer of $250,000, creditable against an advisory fee equal to: (i) 0.75 percent of the consideration received by holders of TMSI Common Stock upon consummation of the Merger, up to $28.00 per fully-diluted share outstanding; plus (ii) 0.75 percent of any long-term funded indebtedness for money borrowed, including, without limitation, guarantees and other obligations assumed, directly or indirectly, in connection with, or which survives the closing of, the Merger; plus (iii) 1.25 percent of the amount of the aggregate consideration over $28.00 per fully-diluted share outstanding. In addition, the engagement letter with Prudential Securities provides that TMSI will reimburse Prudential Securities for its out-of-pocket expenses and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the Merger or its engagement. In the past, Prudential Securities has provided financing services to TMSI and has received fees for such services. Prudential Securities also provides equity research coverage regarding TMSI and FUNC. Prudential Securities also has a warehouse line of credit with TMSI which remains outstanding and under which borrowings may not exceed $700 million. In the ordinary course of business, Prudential Securities may actively trade TMSI Common Stock, TMSI Preferred Stock and FUNC Common Stock for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.


Interests of Certain Persons

     General

     Certain members of TMSI's management and the TMSI Board have interests in the Merger that are in addition to any interests they have as stockholders of TMSI generally. These material interests include provisions in the Merger Agreement relating to the indemnification of TMSI's directors and officers, directors' and officers' liability insurance, and certain other benefits, as described below.

     Employment Agreements

     Pursuant to the Merger Agreement, FUNC and TMSI agreed that, prior to the Effective Date, TMSI will offer to enter into a three-year employment agreement with Mr. Turtletaub, Chief Executive Officer and a director of TMSI. Such agreement will provide, among other things, that Mr. Turtletaub will serve as the Chief Executive Officer of the surviving company in the Merger, and will receive an annual base salary of $450,000 and will be eligible to receive a discretionary bonus. The agreement also will provide, among other things, that if Mr. Turtletaub's employment is terminated (other than by FUNC for "Cause" (as defined in such agreement) or by Mr. Turtletaub without "Good Reason" (as defined in such agreement)) at any time (i) on or prior to December 31, 1998;
(ii) on or between January 1, 1999 and December 31, 1999; or (iii) on or between January 1, 2000 and June 31, 2000, he will receive payments of $4,650,000; $3,100,000; or $1,550,000, respectively, in addition to any remaining payments owed under the agreement. Such employment agreement, which would become effective on the Effective Date, would supersede Mr. Turtletaub's existing employment agreement with TMSI. See "CERTAIN ADDITIONAL TMSI INFORMATION" and ANNEX A.

     In addition, FUNC and TMSI agreed that, prior to the Effective Date, TMSI will offer employment agreements to the Senior Executives. Such employment agreements, which would become effective on the Effective Date, will provide, among other things, that the Senior Executives will receive combined annual base salaries and minimum bonuses aggregating $4,241,920 and combined one-time payments for certain non-compete and non-solicitation agreements aggregating $4,241,920. In addition, the employment agreements to be offered to the Senior Executives (other than Messrs. Wodarski and Reeves) will generally provide that if the agreements are terminated within the first 12 months following the Effective Date for any reason (other than a resignation without "Good Reason" (as defined in such agreements)) or within the 13th month following the Effective Date for any reason, one-time payments aggregating $8,790,000 may become payable to such Senior Executives. Such agreements will be for an initial three-year term and may be continued by TMSI for additional one year-terms, and will supersede any employment agreements that the Senior Executives have with TMSI.

     The foregoing employment agreements are subject to the Named Officers and TMSI entering into such agreements. The Merger Agreement provides that TMSI will not make any distribution from the Bonus Plan to any Named Officer that has not entered into such employment agreement.

     The Bonus Plan

     In February 1998, the TMSI Board adopted the Bonus Plan. The Bonus Plan provides for the establishment of a performance bonus pool in the event of an acquisition of TMSI, such as the Merger. In connection with the Merger, TMSI will establish a bonus pool, which will be available for performance bonus awards to certain of the Named Officers and any other employee of TMSI designated by the TMSI Board. It is currently expected that approximately $7.2 million in performance bonuses will be awarded to the Named Officers and other employees of TMSI if the Merger is consummated. See ANNEX A.

     TMSI Stock Option Plans

     Pursuant to the Merger Agreement, upon consummation of the Merger, FUNC agreed to assume all outstanding options to purchase shares of TMSI Common Stock ("TMSI Options") granted under the TMSI Stock Plans. The number of shares of FUNC Common Stock covered by each assumed TMSI Option will be equal to the number of shares of TMSI Common Stock covered thereby multiplied by the Common Exchange Ratio and rounded down to the nearest whole share, and the exercise price of each assumed TMSI Option will be adjusted by dividing such price by the Common Exchange Ratio and rounded to the nearest whole cent. TMSI Options that are not currently exercisable will not become exercisable solely as a result of the Merger; provided, however, TMSI may amend any of the TMSI Stock Plans to provide for the accelerated vesting of options held by employees of TMSI, whether or not currently exercisable, upon (i) termination of employment by TMSI without cause; (ii) termination of employment by an employee with good reason; (iii) retirement of an employee after age 62; or (iv) termination of employment by reason of death or disability.

     The following table sets forth the following information with respect to each of the Named Officers, and the Named Officers as a group: (i) the number of shares of TMSI Common Stock covered by TMSI Options held by such persons as of the Record Date; (ii) the number of shares of TMSI Common Stock covered by such TMSI Options that were exercisable as of the Record Date; (iii) the weighted average exercise price for such exercisable TMSI Options; and (iv) the average value of such exercisable TMSI Options based upon the difference between the per share weighted average exercise prices and $34.00 (the purchase price per share of TMSI Common Stock in the Merger).



                                                                 Weighted Average
                                                 TMSI Options   Exercise Price Per   Aggregate Value
                                  TMSI Options     Currently     Exercisable TMSI    of Exercisable
                                      Held        Exercisable         Option          TMSI Options
                                 -------------- -------------- -------------------- ----------------
   Mr. Turtletaub ..............           --            --           $   --           $       --
   Mr. Dear ....................      308,750        36,250            17.06              614,075
   Mr. Templeton ...............      371,375        71,375            12.49            1,535,276
   Mr. Benoff ..................      263,250        35,000            14.96              666,400
   Mr. Reeves ..................      258,750        36,875            14.00              737,500
   Mr. Puglisi .................      117,500        16,250            15.99              292,663
   Mr. Wodarski ................      136,250        67,500             4.60            1,984,500
   Mr. Leliakov ................      148,250        20,425            17.82              330,477
   Mr. Ransom ..................       92,750        22,500             6.85              610,875
   Named Officers (as a group) .    1,696,875       306,175          $ 11.88           $6,771,766

     Employee Benefit Plans

     Pursuant to the Merger Agreement, FUNC agreed to cause the surviving company in the Merger to continue the employee benefit plans of TMSI until at least July 1, 1999, at which time FUNC may convert such plans to FUNC's benefit plans. Upon such conversion, employees of the surviving company in the Merger will be generally entitled to participate in the pension, benefit and similar plans of FUNC.


     Certain Other Benefits

     In February 1998, the TMSI Board authorized the payment of a special directors' fee in the amount of $112,500 to each of the two outside directors on the TMSI Board, Messrs. Schwartz and Watson, in order to compensate such directors for the extraordinary amount of time required of them in connection with the TMSI Board's deliberations with respect to the Merger.


     Indemnification; Directors' and Officers' Insurance

     The Merger Agreement provides that for the six-year period following the Effective Date, FUNC will indemnify the directors, officers and employees of TMSI holding such positions on or prior to the Effective Date, against certain liabilities to the extent such persons were indemnified under the NJBCA, the TMSI Certificate and the TMSI Bylaws, as in effect on the date of the Merger Agreement. In addition, FUNC has agreed to honor any agreement in effect on the date of the Merger Agreement which provides for the indemnification of any director, officer or employee.

     In addition, FUNC agreed in the Merger Agreement to maintain TMSI's existing directors' and officers' liability insurance policy for persons who were covered by such insurance maintained by TMSI on the date of the Merger Agreement for a period of six years after the Effective Date.

Certain Federal Income Tax Consequences

     The following is a discussion of all material federal income tax consequences of the Merger. The discussion is included for general information purposes only and may not apply to special situations, such as TMSI stockholders, if any, who received their TMSI Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold their TMSI Common Stock and/or TMSI Preferred Stock as part of a "straddle" or "conversion transaction", or that are insurance companies, securities dealers, financial institutions or foreign persons.

     Sullivan & Cromwell, counsel for FUNC, has advised FUNC, and Stroock & Stroock & Lavan LLP, counsel for TMSI, has advised TMSI that, in their respective opinions the Merger will constitute a reorganization within the meaning of Section 368 of the Code and:

      (i) No gain or loss will be recognized for federal income tax purposes by TMSI stockholders upon the exchange in the Merger of shares of TMSI Common Stock and/or TMSI Preferred Stock solely for FUNC Common Shares or, if applicable, shares of FUNC Convertible Class A Preferred Stock (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock).

      (ii) The basis of FUNC Common Shares and, if applicable, shares of FUNC Convertible Class A Preferred Stock received in the Merger by TMSI stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of TMSI Common Stock and/or TMSI Preferred Stock surrendered in exchange therefor.

      (iii) The holding period of the FUNC Common Shares and, if applicable, the shares of FUNC Convertible Class A Preferred Stock received in the Merger by a TMSI stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of TMSI Common Stock and/or TMSI Preferred Stock surrendered in exchange therefor were held by the TMSI stockholder, provided such shares of TMSI Common Stock and/or TMSI Preferred Stock were held as capital assets on the Effective Date.

      (iv) Cash received by a holder of TMSI Common Stock and/or TMSI Preferred Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the TMSI Common Stock and/or TMSI Preferred Stock allocable to the fractional share interest.

     In addition, consummation of the Merger is conditioned, among other things, upon receipt by FUNC of an opinion of Sullivan & Cromwell dated as of the Effective Date, and by TMSI of an opinion of Stroock & Stroock & Lavan LLP dated as of the Effective Date, to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code. FUNC and TMSI do not currently intend to waive the receipt of either of such tax opinions; however, if such tax opinions were waived and the material federal income tax consequences of the Merger were materially different from those summarized above, TMSI would resolicit its stockholders prior to consummating the Merger. The tax opinions of Sullivan & Cromwell and Stroock & Stroock & Lavan LLP summarized above are or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Merger.

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH TMSI STOCKHOLDER AND OTHER FACTORS, EACH TMSI STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).


Business Pending Consummation

     TMSI agreed in the Merger Agreement, among other things, to (i) operate its business in the usual and ordinary course consistent with past practices and in accordance, in all material respects, with applicable laws; and (ii) preserve substantially intact its business organization, maintain its rights and franchises, use commercially reasonable efforts to retain the services of its principal officers and key employees and maintain its relationships with its principal suppliers, contractors, distributors, customers and others having material business relationships with TMSI. In addition, TMSI agreed to refrain from taking certain actions relating to its operations pending consummation of the Merger, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation:
(a) increasing compensation payable to directors, officers or employees, except for increases in salary, wages or bonuses in the ordinary course of business and consistent with past practice and certain bonus payments under the Bonus Plan, or entering into any employment or severance agreement with any director, officer or employee of TMSI, or adopting or amending any employee benefit plan or arrangement; (b) declaring or paying any dividends, other than dividends payable on TMSI Common Stock in an amount not exceeding $.04 per share and dividends payable on TMSI Preferred Stock in an amount not exceeding the amount required by the terms thereof; (c) redeeming, repurchasing or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock, including, without limitation, any options, warrants or conversion or other rights to acquire any shares of its capital stock, except for exercises of TMSI Stock Options; (d) acquiring any portion of the business or assets of any other entity or disposing of any of its assets other than certain acquisitions or dispositions in the ordinary course of business and consistent with past practice; (e) amending its certificate of incorporation or bylaws; (f) changing any of its methods of accounting in effect at December 31, 1997, or making or rescinding any election relating to taxes or settling or compromising any claims or proceedings relating to taxes, except as may be required by GAAP or applicable law; or (g) incurring or prepaying any obligation for borrowed money, other than certain indebtedness incurred in the ordinary course of business consistent with past practice or under TMSI's existing loan agreements.

     TMSI also agreed to use its best efforts to record, no sooner than immediately prior to the Effective Date, any accounting adjustments required to conform its loan, securitization, litigation and other reserve and real estate valuation policies and practices so as to reflect consistently on a mutually satisfactory basis the policies and practices of FUNC. In addition, TMSI agreed to cause TMSI's regular quarterly dividend record and payment dates for TMSI Common Stock to correspond to FUNC's regular quarterly dividend record and payment dates for FUNC Common Stock, beginning in the second quarter of 1998. Subsequent to the execution of the Merger Agreement, FUNC and TMSI agreed that if TMSI does not securitize any of its receivables in the second quarter of 1998 because of the expected consummation of the Merger in such quarter and the Merger is not consummated in such quarter, FUNC would purchase, subject to certain conditions, up to $2 billion of TMSI's receivables that otherwise may have been securitized by TMSI.

     From time to time TMSI and its affiliates (including its directors and executive officers) engage in transactions with FUNC and its affiliates (including its directors and executive officers) in the ordinary course of business, including the transactions described below. It is anticipated that such transactions may increase as a result of the execution of the Merger Agreement.

     On April 30, 1998, The Money Store Realty, Inc., a wholly-owned subsidiary of TMSI ("TMSR"), and MSHQ, LLC ("MSHQ"), entered into a sale-leaseback transaction of TMSI's administrative headquarters in West Sacramento, California. TMSR sold such headquarters to MSHQ for $86 million and MSHQ agreed to lease such property to TMSI pursuant to a lease expiring on May 11, 2019. Subject to consummation of the Merger, FUNB will guarantee TMSI's obligations under such lease, including the annual rental payments thereunder of $6.7 million for the first three years of such lease and $7.5 million for each year thereafter.

     FUNC's Capital Markets Group ("FUNC Capital Markets") is currently representing TMSI as exclusive advisor in connection with the structuring and placement of a financing arrangement relating to the purchase and development by a third party of certain land in California, which party will then lease the developed property to TMSI. Pursuant to the terms of the transaction and subject to consummation of the Merger, FUNB will guarantee certain of TMSI's obligations under such lease. FUNC Capital Markets will receive certain fees in connection with such representation. In the past, FUNC Capital Markets also has engaged in underwriting activity for TMSI and its affiliates in connection with certain asset-backed and mortgage-backed securities transactions for which FUNC Capital Markets received underwriting fees and expenses.

     FUNB has various commitments outstanding to TMSI in connection with certain revolving credit facilities and reimbursement agreements. All of such commitments predate the execution of the Merger Agreement. As of April 30, 1998, FUNB's unfunded commitments and outstandings under such facilities and agreements were approximately $77 million and $224 million, respectively. In addition, FUNB has provided a liquidity and letter of credit facility to support commercial paper issued to finance the purchase by a third party commercial paper conduit administered by FUNC Capital Markets of student loans originated by TMSI and its affiliates. As of April 30, 1998, FUNC also had purchased in the open market approximately $89.9 million of TMSI's outstanding debt securities.


Regulatory Approvals

     Consummation of the Merger is subject to FUNC and TMSI receiving, or a waiver of the requirement to receive, all necessary approvals by governmental regulatory authorities. The regulatory approvals include approvals of the OCC under the OCC's operating subsidiary regulation and the expiration or termination of the applicable waiting period following required filings under the HSR Act. In addition, the Merger is subject to the prior approval of various agencies as set forth below.

     TMSI is subject to licensing requirements and regulatory oversight by various governmental and other entities in each state in which TMSI originates or services loans and by the United States government. In each respective jurisdiction, TMSI may be required to notify the appropriate governmental or other entity of the Merger in advance of or within a certain period of time after the Effective Date and to supply documentation reflecting the change in corporate structure. Depending on the particular statutory or other requirements in each jurisdiction, certain governmental or other entities may require TMSI to apply for approval of a change in control, file a new application for licensure, or establish an exemption from licensure prior to the Effective Date.

     FUNC filed an application with the OCC on April 14, 1998. TMSI and FUNC filed pre-merger notifications with the United States Department of Justice and the Federal Trade Commission on April 3, 1998, and April 6, 1998, respectively, pursuant to the HSR Act. Appropriate filings have been or will be made with respect to other regulatory authorities in accordance with the requirements of such authorities. On May 6, 1998, FUNC and TMSI received notice of early termination of the applicable waiting period under the HSR Act.

     The Merger will not proceed in the absence of the requisite regulatory approvals, or waivers or exemptions therefrom, for the Merger. There can be no assurance that such regulatory approvals, waivers or exemptions will be obtained, and if the Merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under " -- Conditions to Consummation". There can likewise be no assurance that a state Attorney General will not challenge the Merger, or if such a challenge is made, as to the outcome thereof.


Conditions to Consummation

     Consummation of the Merger is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the holders of TMSI Common Stock; (ii) receipt of the regulatory approvals, waivers or exemptions referred to above without any conditions or requirements that would be reasonably likely, individually or in the aggregate, to have a material adverse effect on TMSI or the surviving company in the Merger; (iii) no court or governmental or regulatory authority having taken any action which prohibits the Merger; (iv) receipt by FUNC and TMSI of the opinions of Sullivan & Cromwell and Stroock & Stroock & Lavan LLP, respectively, dated as of the Effective Date, as to certain federal income tax consequences of the Merger, as discussed above; (v) receipt of any required third party consents to the Merger, except for those the absence of which would not, individually or in the aggregate, have a material adverse effect on TMSI or the surviving company;
(vi) the FUNC Common Shares and, if issued, the shares of FUNC Convertible Class A Preferred Stock having been approved for listing on the NYSE, subject to official notice of issuance; and (vii) if necessary, the amendment of the FUNC Articles to authorize the issuance of the FUNC Convertible Class A Preferred Stock.

     Consummation of the Merger is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others, the delivery by TMSI and FUNC, each to the other, of certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement.


Termination; Termination Fee; Expenses

     The Merger Agreement may be terminated by mutual agreement of FUNC and TMSI. The Merger Agreement also may be terminated by FUNC or TMSI (i) if the Merger does not occur before December 31, 1998 (provided that the terminating party's failure to use its best efforts to fulfill its obligations under the Merger Agreement was not the cause of the failure to consummate the Merger prior to such date); (ii) in the event of a breach of the Merger Agreement by the other party (provided that the non-breaching party may not terminate the Merger Agreement if such breach is curable within 45 days through the exercise of the breaching party's reasonable efforts and for so long as such efforts continue after notice of such breach); (iii) if an injunction or similar type of order that prevents or prohibits the consummation of the Merger becomes final and nonappealable (provided that the terminating party used all reasonable efforts to remove such order); or (iv) if the Merger Agreement is not approved by the holders of TMSI Common Stock at the Meeting.

     In addition, FUNC may terminate the Merger Agreement if the TMSI Board withdraws or modifies in any manner adverse to FUNC its approval or recommendation of the Merger or the Merger Agreement, or approves or recommends any Acquisition Proposal. TMSI may terminate the Merger Agreement, upon five business days' notice, if the TMSI Board determines in good faith, based on the advice of outside counsel, that termination of the Merger Agreement is necessary in order to comply with its fiduciary duties to TMSI stockholders under applicable law.

     If TMSI receives an Acquisition Proposal and FUNC terminates the Merger Agreement because the TMSI Board withdraws or modifies in any manner adverse to FUNC its approval or recommendation of the Merger or the Merger Agreement or approves or recommends any Acquisition Proposal, then FUNC shall be entitled to the Termination Fee; provided that the Termination Fee will not be payable if the Meeting is held and the holders of TMSI Common Stock approve the Merger Agreement. In addition, FUNC will be entitled to the Termination Fee if the TMSI Board terminates the Merger Agreement in order to comply with its fiduciary duties as set forth above. The term "Acquisition Proposal" means any bona fide proposal or offer from any person relating to any merger, consolidation, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock, including the TMSI Preferred Stock, outside of the ordinary course of business, tender or exchange offer, or similar transaction involving TMSI.

     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses and expenses associated with the filing of the Registration Statement and the filing and mailing of this Proxy Statement/Prospectus, and certain other regulatory filing fees shall be borne by FUNC.


Option and Voting Agreement

     As a condition to FUNC's willingness to enter into the Merger Agreement, Mr. Turtletaub, solely in his capacity as a stockholder of TMSI, entered into the Option and Voting Agreement, pursuant to which, among other things, Mr. Turtletaub granted FUNC the Option, exercisable only under certain limited and specifically defined circumstances, none of which, to the best of TMSI's and FUNC's knowledge, has occurred as of the date hereof, to purchase up to 14,547,261 shares of TMSI Common Stock (approximately 24.8 percent of the outstanding shares of TMSI Common Stock on the Record Date) owned by Mr. Turtletaub at a price, subject to certain adjustments, of $34.00 per share, payable in FUNC Common Stock. The purchase of any shares of TMSI Common Stock pursuant to the Option is subject to compliance with applicable law, including receipt of any necessary approvals under the BHCA and the termination or expiration of any applicable waiting period under the HSR Act.

     Subject to applicable law and regulatory restrictions, FUNC may exercise the Option, in whole or in part, if, but only if, a Triggering Event (as hereinafter defined) has occurred prior to the occurrence of an Option Termination Event (as hereinafter defined). As defined in the Option and Voting Agreement, "Triggering Event" means any of the following events or transactions occurring on or after the date of the Option and Voting Agreement:

      (i) TMSI or any Subsidiary (as defined in the Option and Voting Agreement), without having received FUNC's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person, or the TMSI Board shall have recommended that the TMSI stockholders approve or accept any Acquisition Transaction other than the Merger. For purposes of the Option and Voting Agreement, "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction, involving TMSI or a TMSI Subsidiary (as defined in the Option and Voting Agreement) (other than mergers, consolidations or similar transactions (x) involving solely TMSI and/or one or more wholly owned Subsidiaries, or (y) in which the voting securities of TMSI outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 50 percent of the combined voting power of the voting securities of TMSI or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement); (b) a purchase, lease or other acquisition of 25 percent or more of the assets of TMSI or a TMSI Subsidiary other than transactions in TMSI's ordinary course of business (as defined in the Merger Agreement); or (c) any transaction described in (ii) below;

      (ii) any person other than FUNC or any FUNC Subsidiary (as defined in the Option and Voting Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25 percent or more of the outstanding shares of TMSI Common Stock or TMSI Preferred Stock.

     As defined in the Option and Voting Agreement, "Option Termination Event" means each of the following:

      (x) the Effective Date;

      (y) termination of the Merger Agreement in accordance with the provisions thereof, if such termination occurs prior to the occurrence of an Initial Event (as hereinafter defined), except a termination (a) by FUNC, in the event of a breach of the Merger Agreement by TMSI (provided that such breach is not curable within 45 days through the exercise of TMSI's reasonable efforts); (b) if the Merger Agreement is not approved by the holders of TMSI Common Stock at the Meeting; (c) by FUNC, if the TMSI Board withdraws or modifies in any manner adverse to FUNC its approval or recommendation of the Merger or the Merger Agreement, or approves or recommends any Acquisition Proposal; or
   (d) by TMSI, upon five business days' notice, if the TMSI Board determines in good faith, based on the advice of outside counsel, that termination of the Merger Agreement is necessary in order to comply with its fiduciary duties to TMSI stockholders under applicable law, and TMSI pays the Termination Fee (each, a "Listed Termination"); or

      (z) the passage of 15 months after termination of the Merger Agreement, if such termination is concurrent with, or follows the occurrence of, an Initial Event or is a Listed Termination.

     As defined in the Option and Voting Agreement,"Initial Event" shall mean
(i) or (ii) above, or any other of the following events or transactions occurring after the date of the Option and Voting Agreement:

      (i) holders of TMSI Common Stock shall have voted and failed to approve the Merger Agreement at the Meeting or the Meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to the Meeting (or if the Meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than FUNC or any FUNC Subsidiary) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

      (ii) the TMSI Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to FUNC its recommendation that the TMSI stockholders approve the Merger Agreement, or TMSI or any TMSI Subsidiary shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than FUNC or any FUNC Subsidiary;

      (iii) any person other than FUNC or any FUNC Subsidiary shall have made, and not withdrawn, a proposal to TMSI or its stockholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

      (iv) any person other than FUNC or any FUNC Subsidiary shall have filed, and not withdrawn, with the Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the Commission with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange or tender offer); or

      (v) TMSI shall have breached any covenant or obligation contained in the Merger Agreement after any person other than FUNC or any FUNC Subsidiary shall have made a proposal to TMSI or its stockholders to engage in an Acquisition Transaction, and following such breach FUNC would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or both).

     In addition to granting FUNC the Option, Mr. Turtletaub agreed to vote 15,653,270 shares of TMSI Common Stock held by him in favor of approval of the Merger Agreement, and against any other transactions involving the acquisition of TMSI, for a period beginning on March 4, 1998, and ending on the later of
(a) 180 days after the Merger Agreement is terminated, or (b) December 31, 1998. Notwithstanding the foregoing, the Option and Voting Agreement does not require Mr. Turtletaub to (x) acquire any additional shares of TMSI Common Stock; (y) take or refrain from taking, solely in his capacity as a director of TMSI, any action consistent with certain provisions of the Merger Agreement relating to any other transactions involving the acquisition of TMSI or that would otherwise cause Mr. Turtletaub to violate his fiduciary duties to TMSI stockholders under applicable law. Because the Merger Agreement may be approved by a majority of the votes cast at the Meeting by the holders of TMSI Common Stock, the votes cast by Mr. Turtletaub may, depending on the total number of additional votes actually cast by the holders of TMSI Common Stock at the Meeting in favor of the Merger Agreement, and assuming there is a quorum at such Meeting, be sufficient to satisfy the condition contained in the Merger Agreement that the Merger Agreement be approved by the holders of TMSI Common Stock.

     The Option and Voting Agreement is intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire TMSI.

     A copy of the Option and Voting Agreement is set forth in ANNEX C to this Proxy Statement/Prospectus and reference is made thereto for the complete terms of the Option and Voting Agreement. The foregoing discussion is qualified in its entirety by reference to the Option and Voting Agreement.

Accounting Treatment

     It is expected that the purchase method of accounting will be used to reflect the Merger upon consummation. Under purchase accounting, as of the effective date of an acquisition, the assets and liabilities of the acquired company are recorded at their respective fair market values and added to those of the acquiring company. Financial statements of the acquiring company issued after consummation of the acquisition would reflect such values. Financial statements of the acquiring company for periods before consummation of the acquisition would not be restated to reflect the acquired company's historical financial position or results of operations. It is expected that a number of outstanding shares of FUNC Common Stock approximately equal to the number of FUNC Common Shares expected to be issued in the Merger (i.e., 38 million shares) will be purchased by FUNC. See "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks".

     The pooling of interests method of accounting has been used to reflect the CoreSates acquisition. Under pooling of interests accounting, as of the effective date of an acquisition, the assets and liabilities of the acquired company are added to those of the acquiring company at their recorded book values, and the stockholders' equity accounts of the acquired company and the acquiring company are combined on the acquiring company's consolidated balance sheet. Depending on the relative significance of the acquisition, together with any other pending acquisitions, to the acquiring company, income and other financial statements of the acquiring company for periods ended prior to the effective date of the acquisition may be restated to reflect the consolidated combined financial position and results of operations as if such acquisition had taken place prior to the periods covered by such financial statements. FUNC's financial statements were restated as a result of the Signet acquisition for all periods beginning on or after January 1, 1995, and ending prior to consummation of such acquisition, but were not restated as a result of the Wheat acquisition. Due to the relative significance of the CoreStates acquisition to FUNC, FUNC's financial statements have been restated as a result of the CoreStates acquisition for all periods presented. Certain financial data with respect to FUNC presented herein are based on the restated supplemental financial statements of FUNC set forth in the FUNC May 26 Form 8-K.

     See "RECENT DEVELOPMENTS -- Other FUNC Acquisitions".


No Dissenters' Rights

     Pursuant to the NJBCA, holders of TMSI Common Stock and TMSI Preferred Stock do not have dissenters' or appraisal rights in connection with the proposals to approve the Merger Agreement and the Merger, respectively, because the FUNC Common Shares, and, if issued, the shares of FUNC Convertible Class A Preferred Stock, to be issued to TMSI stockholders upon consummation of the Merger will be listed on the NYSE. See " -- Conditions to Consummation" and "CERTAIN DIFFERENCES IN THE RIGHTS OF TMSI AND FUNC STOCKHOLDERS -- Dissenters' Rights".


Market Prices

     The following table sets forth: (i) the high and low closing sales prices of FUNC Common Stock on the NYSE Tape (trading symbol, FTU), with respect to each quarterly period since January 1, 1996; (ii) the high and low closing sales prices of TMSI Common Stock on the NYSE Tape (trading symbol, MON), with respect to the period after December 10, 1997; (iii) the high and low closing sales prices of TMSI Common Stock on the Nasdaq Stock Market National Market (the "Nasdaq National Market") (trading symbol, MONE), with respect to the period from Janaury 1, 1996 to December 10, 1997; (iv) the high and low closing sales prices of TMSI Preferred Stock on the NYSE Tape (trading symbol, MON-A), with respect to the period after December 10, 1997; (v) the high and low closing sales prices of TMSI Preferred Stock on the Nasdaq National Market (trading symbol, MONEP), with respect to the period from October 1, 1996 to December 10, 1997; (vi) the equivalent pro forma market values per share of TMSI Common Stock, based on a 0.6538 Common Exchange Ratio; and (vii) the equivalent pro forma market values per share of TMSI Preferred Stock, based on a 0.6015 Preferred Exchange Ratio.

                                                                                                             Equivalent Pro
                                                                                                                  Forma
                                                                                                              Per Share of
                                                             FUNC                        TMSI                     TMSI
                                                         Common Stock                Common Stock           Common Stock (1)
                                                  ---------------------------   -----------------------   ---------------------
                                                      High            Low          High         Low          High        Low
                                                  ------------   ------------   ---------   -----------   ---------   ---------
1996
----
First quarter .................................    $   31 3/8        25 3/4      27 7/8        13 1/4      20 1/2      16 3/4
Second quarter ................................        32 1/4        28 3/4      28 1/4           21          21       18 3/4
Third quarter .................................        33 7/8        30 1/2      26 1/2        18 1/2      22 1/8      19 7/8
Fourth quarter ................................        38 1/2        33 1/2      31 5/8        25 3/4      25 1/8      21 7/8
1997
----
First quarter .................................        47 3/4        36 5/8      30 1/8        20 3/8      31 1/8      23 7/8
Second quarter ................................        47 7/8        39 1/8      29            16 3/8      31 1/4      25 1/2
Third quarter .................................      50 11/16        45 7/8      37 1/2        28 1/8      33 1/8      29 7/8
Fourth quarter ................................        52 7/8      46 15/16      31 7/8       17 9/16      34 1/2      30 5/8
1998
----
First quarter .................................        58 1/4       47 1/16      32 7/8       16 5/16      38          30 3/4
Second quarter (through May 26, 1998) .........    $       63       55 1/4       33 1/8        32 1/4      41 1/8          36


                                                                     Equivalent Pro
                                                                          Forma
                                                                      Per Share of
                                                                          TMSI
                                                  TMSI                  Preferred
                                           Preferred Stock (1)          Stock (2)
                                          ---------------------   ---------------------
                                             High        Low         High        Low
                                          ---------   ---------   ---------   ---------
 1996
-----
 First quarter ......................      $    --         --          --          --
 Second quarter .....................           --         --          --          --
 Third quarter ......................           --         --          --          --
 Fourth quarter .....................       30 3/8     25 7/8      23 1/8      20 1/8
 1997
-----
 First quarter ......................       29 1/8     21 3/4      28 5/8         22
 Second quarter .....................       27 3/4     18 1/2      28 3/4      23 1/2
 Third quarter ......................       34 1/4         27      30 3/8      27 1/2
 Fourth quarter .....................       29 5/8     18 1/2      31 3/4      28 1/8
 1998
-----
 First quarter ......................       30 1/8     18 1/8          35      28 1/4
 Second quarter (through May 26, 1998)     $30 3/4     29 7/8      37 7/8      33 1/8

---------
     (1) The TMSI Preferred Stock was not outstanding prior to the fourth quarter of 1996.

 (2) Equivalent pro forma market values per share of TMSI Common Stock amounts represent the high and low closing sales prices of FUNC Common Stock multiplied by a 0.6538 Common Exchange Ratio, rounded down to the nearest one-eighth. Equivalent pro forma market values per share of TMSI Preferred Stock amounts represent the high and low closing sales prices of FUNC Common Stock multiplied by a 0.6015 Preferred Exchange Ratio, rounded down to the nearest one-eighth. If the holders of TMSI Preferred Stock fail to approve the Merger and the Merger is nonetheless consummated, such holders will receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock, which would be convertible into shares of FUNC Common Stock at the conversion rate relating to the TMSI Preferred Stock, as adjusted to reflect the Common Exchange Ratio. See "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Class A Preferred Stock; FUNC Convertible Class A Preferred Stock" and ANNEX E.

     The 0.6538 Common Exchange Ratio and the 0.6015 Preferred Exchange Ratio used in the pro forma information are based on $52.00, the closing sales price of FUNC Common Stock on the NYSE Tape on March 4, 1998, the date the Merger

Agreement was executed. The actual Common Exchange Ratio and Preferred Exchange Ratio will depend upon the Average Closing Price (which will not be known until shortly before the Effective Date) and may be higher or lower than 0.6538 and 0.6015, respectively. The pro forma information will be different if the Average Closing Price results in a Common Exchange Ratio and Preferred Exchange Ratio different from 0.6538 and 0.6015, respectively, or if the holders of TMSI Preferred Stock fail to approve the Merger, in which case holders of TMSI Preferred Stock will receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock upon consummation of the Merger. Set forth on the cover page of this Proxy Statement/Prospectus is the closing sales price of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. TMSI stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.

     On March 3, 1998, the last business day prior to public announcement of the execution of the Merger Agreement, the closing sales prices of FUNC Common Stock, TMSI Common Stock and TMSI Preferred Stock on the NYSE Tape were $52.75, $27.50 and $25.44, respectively. On May 26, 1998, such prices were $57.00, $32.81, and $30.31, respectively. TMSI stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.

     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares, and, if issued, the shares of FUNC Convertible Class A Preferred Stock. It is a condition to consummation of the Merger that the FUNC Common Shares, and, if issued, the shares of FUNC Convertible Class A Preferred Stock, be authorized for listing on the NYSE effective upon official notice of issuance. See " -- Conditions to Consummation".

     See "RECENT DEVELOPMENTS -- FUNC Common Stock Buybacks".


Dividends

     The following table sets forth (i) the cash dividends paid or declared on FUNC Common Stock, TMSI Common Stock and TMSI Preferred Stock with respect to each quarterly period since January 1, 1996; and (ii) the equivalent pro forma cash dividends per share on TMSI Common Stock and TMSI Preferred Stock, based on a 0.6538 Common Exchange Ratio and a 0.6015 Preferred Exchange Ratio, respectively.


                                                     Equivalent                      Equivalent
                            FUNC        TMSI         Pro Forma          TMSI          Pro Forma
                           Common      Common    Per Share of TMSI   Preferred    Per Share of TMSI
                            Stock    Stock (1)    Common Stock (2)   Stock (3)   Preferred Stock (2)
                         ---------- ----------- ------------------- ----------- --------------------
1996
----
First quarter ..........  $  0.26       0.020           0.170             --               --
Second quarter .........     0.26       0.025           0.170             --               --
Third quarter ..........     0.29       0.025           0.190             --               --
Fourth quarter .........     0.29       0.030           0.190            0.12            0.175
1997
----
First quarter ..........     0.29       0.030           0.190            0.43            0.175
Second quarter .........     0.29       0.035           0.190            0.43            0.175
Third quarter ..........     0.32       0.035           0.210            0.43            0.195
Fourth quarter .........     0.32       0.040           0.210            0.43            0.195
1998
----
First quarter ..........     0.37       0.040           0.240            0.43            0.225
Second quarter .........  $  0.37       0.040           0.240            0.43            0.225

---------
 (1) Pursuant to the Merger Agreement, TMSI agreed to cause its regular quarterly dividend record and payment dates for TMSI Common Stock to correspond to FUNC's regular quarterly dividend record and payment dates for FUNC Common Stock, beginning in the second quarter of 1998.

 (2) Equivalent pro forma cash dividends per share of TMSI Common Stock amounts represent FUNC historical dividend rates per share multiplied by a 0.6538 Common Exchange Ratio, rounded to the nearest one-half cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend of $.37 per share payable on June 15, 1998, is $1.48. On an equivalent pro forma basis, such current annualized FUNC dividend per share of TMSI Common Stock would be $.97, based on a 0.6538 Common Exchange Ratio, rounded to the nearest one-half cent. Any future FUNC and TMSI dividends are dependent upon their respective earnings and financial condition, government regulations and policies and other factors. Neither TMSI nor FUNC makes any representation as to the amount or timing of any future dividends. Holders of TMSI Preferred Stock currently are entitled to receive, when and as declared by the TMSI Board, preferred dividends at the annual rate of $1.72 per share. The equivalent pro forma cash dividends per share of TMSI Preferred Stock amounts represent FUNC historical dividend rates multiplied by a 0.6015 Preferred Exchange Ratio, rounded to the nearest one-half cent. On an equivalent pro forma basis, the current annualized FUNC dividend per share of TMSI Preferred Stock would be $.89, based on a 0.6015 Preferred Exchange Ratio, rounded to the nearest cent. If holders of TMSI Preferred Stock fail to approve the Merger and the Merger is nonetheless consummated, such holders will receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock upon consummation of the Merger, which will pay dividends at the annual rate of $1.72 per share.

     (3) The TMSI Preferred Stock was not outstanding prior to the fourth quarter of 1996.

     The 0.6538 Common Exchange Ratio and the 0.6015 Preferred Exchange Ratio used in the pro forma information are based on $52.00, the closing sales price of FUNC Common Stock on the NYSE Tape on March 4, 1998, the date the Merger Agreement was executed. The actual Common Exchange Ratio and Preferred Exchange Ratio will depend upon the Average Closing Price (which will not be known until shortly before the Effective Date) and may be higher or lower than 0.6538 and 0.6015, respectively. The pro forma information will be different if the Average Closing Price results in a Common Exchange Ratio and Preferred Exchange Ratio different from 0.6538 and 0.6015, respectively, or if the holders of TMSI Preferred Stock fail to approve the Merger, in which case holders of TMSI Preferred Stock will receive shares of FUNC Convertible Class A Preferred Stock in exchange for their shares of TMSI Preferred Stock upon consummation of the Merger. Set forth on the cover page of this Proxy Statement/Prospectus is the closing sales price of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. TMSI stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.

     See " -- Effective Date" and " -- Business Pending Consummation", "FUNC -- Certain Regulatory Considerations; Payments of Dividends", "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Class A Preferred Stock; FUNC Convertible Class A Preferred Stock" and ANNEX E.


                                     TMSI

General

     Financial and other information relating to TMSI, including information relating to TMSI's directors and executive officers, is set forth in (i) TMSI's 1997 Annual Report to Stockholders, which accompanies this Proxy Statement/Prospectus; and (ii) TMSI's 1997 Annual Report on Form 10-K, as amended, and TMSI's 1998 First Quarter Report on Form 10-Q, copies of which are included in ANNEX A to this Proxy Statement/Prospectus.


History and Business

     TMSI is a financial services company engaged in the business of originating (including purchasing), selling and servicing consumer and commercial loans of specified types and offering related services. Loans originated by TMSI primarily consist of: (i) fixed and adjustable rate loans secured by mortgages on residential real estate (collectively "Home Equity Loans"), which include FHA Title I home improvement loans insured by the Federal Housing Authority (the "FHA") of the United States Department of Housing and Urban Development, and other home improvement loans not insured by FHA; (ii) loans ("SBA Loans") guaranteed in part by the SBA and commercial loans generally secured by first mortgages ("Small Business Loans" and, together with SBA Loans, "Commercial Loans"); and (iii) government-guaranteed and privately-insured student loans ("Student Loans"). On January 29, 1998, TMSI announced that it had ceased originating loans in its non-prime auto finance division as part of an overall corporate strategy to focus on more profitable areas of lending. TMSI continues to service its existing auto loan portfolio.

     The business strategy of TMSI has been to identify and pursue niche lending opportunities, which management believes have had widespread unsatisfied demand. For the year ended December 31, 1997, TMSI originated approximately $7.8 billion of loans. Of these loans, approximately 76 percent by principal amount were Home Equity Loans, approximately 9 percent by principal amount were Commercial Loans, and approximately 8 percent by principal amount were Student Loans.

     At March 31, 1998, TMSI operated 211 branch offices and call centers in 50 states, Washington, D.C., the Commonwealth of Puerto Rico and the United Kingdom.

                                      FUNC

General

     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is contained or incorporated in the FUNC Form 10-K, 1998 Annual Meeting Proxy Statement, 1998 First Quarter Report on Form 10-Q and 1998 Current Reports on Form 8-K, copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION". See also "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".


History and Business

     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, FUNB and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB in 1964, became subsidiaries of FUNC.

     FUNC provides a wide range of commercial and retail banking and trust services through full-service banking offices in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. Such offices are operated by FUNB in Charlotte, North Carolina, except the Delaware offices, which are operated by First Union Bank of Delaware. See " -- Certain Regulatory Considerations; Interstate Banking and Branching Legislation". FUNC also provides various other financial services, including mortgage banking, credit card, investment banking, home equity lending, leasing, insurance and securities brokerage services, through other subsidiaries.

     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, financial services organization providing banking services in what it perceives to be some of the better markets in the eastern region of the United States and providing other financial services that complement such banking services in such markets and elsewhere. Since November 1985, FUNC has completed over 70 acquisitions relating to financial services, and currently has pending one such acquisition (i.e., TMSI), including the more significant acquisitions (i.e., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table. See "RECENT DEVELOPMENTS -- OTHER FUNC ACQUISITIONS".



                                                                 Assets/           Consideration/
Name                                         Headquarters    Deposits(1)(2)     Accounting Treatment     Completion Date
------------------------------------------ ---------------- ---------------- -------------------------- ----------------
 Atlantic Bancorporation ................. Florida           $  3.8 billion  common stock/pooling       November 1985
 Northwestern Financial Corporation ...... North Carolina     3.0 billion    common stock/pooling       December 1985
 First Railroad & Banking Company of
   Georgia ............................... Georgia            3.7 billion    common stock/pooling       November 1986
 Florida National Banks of Florida,
   Inc. .................................. Florida          7.9 billion      cash and preferred         January 1990
                                                                             stock/purchase
 Southeast banks ......................... Florida            9.9 billion    cash, notes and            September 1991
                                                                             preferred stock/
                                                                             purchase
 Resolution Trust Company ("RTC")
   acquisitions .......................... Florida,         5.3 billion      cash/purchase              1991-1994
                                           Georgia,
                                           Virginia
 Dominion Bankshares Corporation ......... Virginia           8.9 billion    common stock and           March 1993
                                                                             preferred stock/pooling
 Georgia Federal Bank, FSB ............... Georgia            4.0 billion    cash/purchase              June 1993
 First American Metro Corp. .............. Virginia           4.6 billion    cash/purchase              June 1993
 American Savings of Florida, F.S.B. ..... Florida            3.6 billion    common stock/purchase      July 1995
 First Fidelity Bancorporation ........... New Jersey,        35.3 billion   common stock and           January 1996
                                           Pennsylvania                      preferred stock/pooling
 Center Financial Corporation ............ Connecticut        4.0 billion    common stock/purchase      November 1996
 Signet .................................. Virginia           11.3 billion   common stock/pooling       November 1997
 CoreStates .............................. Pennsylvania       48.1 billion   common stock/pooling       April 1998
 TMSI .................................... California,       $  3.0 billion  common stock and           pending
                                           New Jersey                        preferred stock/purchase

---------
(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.

(2) In addition, FUNC acquired (i) Lieber & Company ("Lieber"), a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994, and (ii) Keystone Investments, Inc., a mutual fund advisory company with approximately $11.6 billion in assets under management, in December 1996. Since such assets are not owned by these mutual advisory companies, they are not reflected on FUNC's balance sheet.


     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.

     See "RECENT DEVELOPMENTS".


Certain Regulatory Considerations

     As a bank holding company, FUNC is subject to regulation under the BHCA and to its examination and reporting requirements. The following discussion sets forth certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to FUNC. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the applicable statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of FUNC.


     General

     As a bank holding company, FUNC is subject to regulation under the BHCA and to its examination and reporting requirements. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of, or a waiver of the requirement for such approval by, the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

     The earnings of FUNC are affected by the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the OCC and the Federal Deposit Insurance Corporation (the "FDIC"). In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.


     Payment of Dividends

     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.

     In addition to its national bank subsidiaries, FUNC has one state-chartered bank subsidiary which is subject to dividend limitations under applicable state laws.

     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of March 31, 1998, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $809 million to FUNC. For the three months ended March 31, 1998, FUNC's subsidiaries paid $368 million in cash dividends to FUNC.

     In addition, FUNC and its bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine, under certain circumstances relating to the financial condition of a national bank or bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC (the appropriate agency with respect to FUNC's national bank subsidiaries) and the FDIC (the appropriate agency with respect to FUNC's state-chartered bank subsidiary) have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.


     Borrowings; Etc.

     There are also various legal restrictions on the extent to which each of FUNC and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.

     The Federal Deposit Insurance Act, as amended (the "FDIA") imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary banks, for certain potential losses of the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.

     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency.

     Under Federal Reserve Board policy, FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.

     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.


     Capital Adequacy

     The Federal Reserve Board, the FDIC and the OCC have adopted substantially similar risk-based and leverage capital guidelines for United States banking organizations. Under these risked-based capital standards, the minimum consolidated ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common stockholder's equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder of total capital may consist of mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance ("tier 2 capital"). At March 31, 1998, FUNC's tier 1 and total capital ratios (as restated to reflect the CoreStates acquisition) were 8.66 percent and 13.09 percent, respectively. On an FUNC (as restated) and TMSI combined basis, such ratios at March 31, 1998, would have been 7.80 percent and
12.25 percent, respectively.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets less certain amounts ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio (as restated to reflect the CoreStates acquisition) at March 31, 1998, was 6.97 percent. On an FUNC (as restated) and TMSI combined basis, such ratio at March 31, 1998, would have been 6.29 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.

     Each of FUNC's subsidiary banks is subject to similar capital requirements adopted by the OCC or the FDIC. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.89 percent as of March 31, 1998. The federal banking agencies have not advised any of the subsidiary banks of any specific minimum leverage ratio applicable to it.


     Prompt Corrective Action

     The FDIA, among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDIA establishes five capital tiers:
"well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

     The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be (i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of March 31, 1998, all of FUNC's deposit-taking subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations.

     The FDIA generally prohibits a FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".

     "Significantly undercapitalized" insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.


     Depositor Preference Statute

     Under federal law, deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.


     Interstate Banking and Branching Legislation

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, it authorized, beginning June 1, 1997, a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. In addition, a bank may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo interstate branching. It was pursuant to authority from IBBEA that FUNC reorganized certain of its subsidiary banks in 1997 and February 1998, as a result of which FUNB, based in Charlotte, North Carolina, operates in 11 states and Washington, D.C.


                       DESCRIPTION OF FUNC CAPITAL STOCK

     The descriptive information supplied herein outlines certain provisions of the FUNC Articles, the FUNC Bylaws and the NCBCA. The information does not purport to be complete and is qualified in all respects by reference to the provisions of the FUNC Articles, the FUNC Bylaws and the NCBCA.


Authorized Capital

     The authorized capital stock of FUNC consists of 2,000,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of April 30, 1998, there were 960,490,805 shares of FUNC Common Stock, no shares of FUNC Preferred Stock and no shares of FUNC Class A Preferred Stock issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series, and with respect to any series, the Board of Directors of FUNC (the "FUNC Board"), subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued.


FUNC Common Stock

     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the FUNC Board out of funds legally available therefor, and in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings. See "FUNC -- Certain Regulatory Considerations; Payment of Dividends".

     Pursuant to an indenture dated as of November 27, 1996, between FUNC and Wilmington Trust Company, as trustee, under which certain of FUNC's outstanding junior subordinated debt securities have been issued, FUNC has covenanted that it generally will not declare or pay any dividends or distributions on, or redeem, repurchase, acquire or make a liquidation payment with respect to, any of FUNC's capital stock, including FUNC Common Stock, FUNC Preferred Stock and FUNC Class A Preferred Stock if, at such time, certain defaults have occurred under such indenture or a related guarantee of FUNC or FUNC shall have exercised its rights under such indenture to defer interest payments on the securities issued thereunder.

     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the FUNC Common Shares issuable to the stockholders of TMSI upon consummation of the Merger will, upon issuance, be fully paid and nonassessable.


FUNC Preferred Stock

     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.


FUNC Class A Preferred Stock

     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of FUNC. Subject to the foregoing and to the terms of any particular series of FUNC Class A Preferred Stock, each series of FUNC Class A Preferred Stock may vary as to priority.

     If the holders of TMSI Preferred Stock fail to approve the Merger at the Meeting, FUNC will amend the FUNC Articles to create a new series of FUNC Convertible Class A Preferred Stock, to be issued to the holders of TMSI Preferred Stock in exchange for their shares of TMSI Preferred Stock upon consummation of the Merger. The following is a brief description of the series of FUNC Convertible Class A Preferred Stock to be issued, if necessary, in the Merger. The following description is qualified in its entirety by reference to the complete terms of such series set forth in ANNEX E to this Proxy Statement/Prospectus.


     FUNC Convertible Class A Preferred Stock

  DIVIDENDS

     Holders of FUNC Convertible Class A Preferred Stock would be entitled to receive, when, as and if declared by the FUNC Board out of funds legally available therefor, cash dividends at a rate per annum of $1.72 per share of FUNC Convertible Class A Preferred Stock payable quarterly in arrears on the 1st of March, June, September and December or, if any such date is not a business day, on the next succeeding business day. The first dividend period will be from the date the last dividend was paid by TMSI with respect to the TMSI Preferred Stock up to but excluding the first payment date after the date of consummation of the Merger. Dividends would cease to accrue in respect of the FUNC Convertible Class A Preferred Stock on December 1, 1999, the date that the FUNC Convertible Class A Preferred Stock must convert into FUNC Common Stock (the "Mandatory Conversion Date") or on the date of their earlier conversion.

     Dividends on the FUNC Convertible Class A Preferred Stock would accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the FUNC Convertible Class A Preferred Stock would cumulate as of the dividend payment date on which they first become payable, but no interest shall accrue on accumulated but unpaid dividends on the FUNC Convertible Class A Preferred Stock.

     Except as provided below with respect to any shares of Parity Preferred Stock (as hereinafter defined) other than the FUNC Convertible Class A Preferred Stock, as long as any shares of FUNC Convertible Class A Preferred Stock are outstanding, no dividends for any dividend period (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, FUNC Common Stock or any other capital stock of FUNC ranking junior to the FUNC Convertible Class A Preferred Stock as to the payment of dividends (collectively, "Junior Stock") and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) would be paid in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection with any such distribution), on any series of FUNC capital stock that does not constitute Junior Stock (each such series, including the FUNC Convertible Class A Preferred Stock, is hereinafter referred to collectively as "Parity Preferred Stock") or on any Junior Stock unless full dividends on the FUNC Convertible Class A Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such dividend or distribution payment to the extent such dividends are cumulative. As long as any shares of FUNC Convertible Class A Preferred Stock are outstanding, dividends for any dividend period or other distributions may not be paid on any shares of Parity Preferred Stock (other than the FUNC Convertible Class A Preferred Stock) (other than dividends or other distributions in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith), unless either: (i) full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such dividend or distribution payment to the extent such dividends are cumulative; or (ii) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share of FUNC Convertible Class A Preferred Stock and each other share of such Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior periods, if such dividends are cumulative) per share of FUNC Convertible Class A Preferred Stock and such other shares of Parity Preferred Stock bear to each other.

     In addition, as long as any shares of FUNC Convertible Class A Preferred Stock are outstanding, no shares of Parity Preferred Stock nor any shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by FUNC or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption, or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any such shares unless full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or acquisition to the extent such dividends are cumulative.


  MANDATORY CONVERSION

     Unless previously converted at the option of the holder into FUNC Common Stock, as hereinafter described, on the Mandatory Conversion Date each outstanding share of FUNC Convertible Class A Preferred Stock would mandatorily convert into (i) a number of FUNC Common Shares equal to the Conversion Rate (as hereinafter defined); and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such shares of FUNC Convertible Class A Preferred Stock. The Conversion Rate would be equal to (a) if the Current Market Price (as hereinafter defined) of FUNC Common Stock is greater than or equal to $31.80 (the "Conversion Price"), a fractional share of FUNC Common Stock per share of FUNC Convertible Class A Preferred Stock equal to 0.833 times the Common Exchange Ratio, (b) if the Current Market Price is less than the Conversion Price but greater than $26.50 (the "Initial Price"), a fractional share of FUNC Common Stock per share of FUNC Convertible Class A Preferred Stock having a value (determined at the Current Market Price) equal to the Initial Price; and (c) if the Current Market Price is less than or equal to the Initial Price, one share of FUNC Common Stock per share of FUNC Convertible Class A Preferred Stock, subject in each case to adjustment in certain events. The "Current Market Price" means the average closing sales price per share of FUNC Common Stock on the NYSE Tape for the 20 trading days immediately prior to, but not including, the Mandatory Conversion Date.


  OPTIONAL CONVERSION

     Each share of FUNC Convertible Class A Preferred Stock would be convertible, in whole or in part, at the option of the holder thereof, at any time prior to the Mandatory Conversion Date, into a number of shares of FUNC Common Stock for each share of FUNC Convertible Class A Preferred Stock equal to 0.833 times the Common Exchange Ratio (the "Optional Conversion Rate"), subject to adjustment as described below.


  CONVERSION ADJUSTMENTS

     The Conversion Rate and the Optional Conversion Rate would be subject to adjustment if FUNC shall (i) pay a stock dividend or make a distribution with respect to FUNC Common Stock in shares of FUNC Common Stock, (ii) subdivide or split its outstanding shares of FUNC Common Stock, (iii) combine its outstanding shares of FUNC Common Stock into a smaller number of shares, (iv) issue by reclassification of its shares of FUNC Common Stock any shares of FUNC Common Stock, (v) issue certain rights or warrants to all holders of FUNC Common Stock unless such rights or warrants are issued to each holder of FUNC Convertible Class A Preferred Stock on a pro rata basis with the shares of FUNC Common Stock based on the Conversion Rate in effect on the date immediately preceding such issuance (such date, solely for purposes of determining the Conversion Rate then in effect with respect to this clause (v), being deemed to be the "Mandatory Conversion Date"), or (vi) pay a dividend or distribute to all holders of FUNC Common Stock evidences of its indebtedness, cash or other assets (including capital stock of FUNC but excluding any cash dividends or distributions, other than certain extraordinary cash distributions, and dividends or distributions referred to in clause (i) above) unless such dividend or distribution is made to each holder of FUNC Convertible Class A Preferred Stock on a pro rata basis with the shares of FUNC Common Stock based on the Conversion Rate in effect on the date immediately preceding such dividend or distribution (such date, solely for purposes of determining the appropriate Conversion Rate then in effect with respect to this clause (vi), being deemed to be the "Mandatory Conversion Date"). In addition, FUNC would be entitled (but will not be required) to make upward adjustments in the Conversion Rate and the Optional Conversion Rate as FUNC, in its sole discretion, shall determine to be advisable, in order that any stock dividend, subdivision or split of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Code) made by FUNC to its stockholders will not be taxable. All adjustments to the Conversion Rate and the Optional Conversion Rate will be calculated to the nearest 1/100th of a share of FUNC Common Stock. No adjustment in the Conversion Rate or the Optional Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent in the Conversion Rate or the Optional Conversion Rate, as the case may be; provided, however, that any adjustments which, by reason of the foregoing, are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments will be made successively.

  ADJUSTMENTS FOR CERTAIN TRANSACTIONS

     In the case of (i) any consolidation or merger to which FUNC is a party (other than a merger or consolidation in which FUNC is the surviving or continuing corporation and in which FUNC Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), (ii) any sale or transfer to another corporation of the property of FUNC as an entirety or substantially as an entirety, or (iii) any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of FUNC Convertible Class A Preferred Stock would, after consummation of such transaction, be subject to (x) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of FUNC Common Stock into which such share of FUNC Convertible Class A Preferred Stock might have been converted immediately prior to consummation of such transaction, and (y) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of FUNC Common Stock into which such shares of FUNC Convertible Class A Preferred Stock would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such shares of FUNC Convertible Class A Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date); and assuming in each case that such holders of FUNC Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the FUNC Convertible Class A Preferred Stock shall be convertible after consummation of such transaction shall be subject to adjustment as described above under the caption " -- CONVERSION ADJUSTMENTS" following the date of consummation of such transaction. FUNC may not become a party to any such transaction unless the terms thereof are consistent with the foregoing or clause (iii) of the second paragraph under " -- VOTING RIGHTS" below.

     For purposes of the preceding paragraph, any sale or transfer to another corporation of property of FUNC which did not account for at least 50 percent of the consolidated net income of FUNC for its most recent fiscal year ending prior to the consummation of such transaction would not in any event be deemed to be a sale or transfer of the property of FUNC as an entirety or substantially as an entirety.


  LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution, or winding up of FUNC, and subject to the rights of holders of any other series of FUNC Class A Preferred Stock and/or FUNC Preferred Stock, the holders of outstanding shares of FUNC Convertible Class A Preferred Stock would be entitled to receive an amount equal to $26.50, plus accrued and unpaid dividends thereon, out of the assets of FUNC available for distribution to stockholders, before any distribution of assets is made to holders of FUNC Common Stock or other capital stock ranking junior to the FUNC Convertible Class A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up.

     If, upon any voluntary or involuntary liquidation, dissolution, or winding up of FUNC, the assets of FUNC are insufficient to permit the payment of the full preferential amounts payable with respect to FUNC Convertible Class A Preferred Stock and all other series of FUNC capital stock ranking on a parity with FUNC Convertible Class A Preferred Stock as to payments upon liquidation, the holders of FUNC Convertible Class A Preferred Stock and of all other shares of FUNC capital stock ranking on a parity with the FUNC Convertible Class A Preferred Stock as to payments upon liquidation will share ratably in any distribution of assets of FUNC in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of FUNC Convertible Class A Preferred Stock will not be entitled to any further participation in any distribution of assets by FUNC. A consolidation or merger of FUNC with one or more corporations (whether or not FUNC is the corporation surviving such consolidation or merger), a sale, lease or transfer or exchange of all or substantially all of the assets of FUNC or a statutory exchange of securities with another corporation would not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of FUNC.


  VOTING RIGHTS

     Holders of FUNC Convertible Class A Preferred Stock would have such voting rights as provided under applicable North Carolina law. On matters subject to a separate class vote by holders of FUNC Convertible Class A Preferred Stock, such holders would be entitled to one vote per share. In addition, holders of FUNC Convertible Class A Preferred Stock would be entitled to vote on all matters on which the holders of FUNC Common Stock vote, on an as-converted basis, together with the holders of FUNC Common Stock and not as a separate class. In addition, if dividends on FUNC Convertible Class A Preferred Stock are in arrears and unpaid for six quarterly dividend periods, the holders of FUNC Convertible Class A Preferred Stock (voting separately as a class with holders of all other series of FUNC Class A Preferred Stock and/or FUNC Preferred Stock upon which like voting rights have been conferred and are exercisable) would be entitled to vote for the election of two directors, such directors to be in addition to the number of directors constituting the FUNC Board immediately prior to the accrual of such right. Such right, when vested, would continue until all dividends in arrears on FUNC Convertible Class A Preferred Stock shall have been paid in full or declared and set apart for payment, and, when so paid or declared and set apart for payment, such voting rights of the holders of FUNC Convertible Class A Preferred Stock will cease. The term of office of any such elected director would terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified, or (ii) the termination of the right of holders of FUNC Convertible Class A Preferred Stock and such other series to vote for such directors.

     FUNC may not, without the affirmative vote or consent of the holders of at least 66 2/3 percent of the FUNC Convertible Class A Preferred Stock actually voting (voting separately as a class): (i) amend, alter, or repeal any of the provisions of the FUNC Articles so as to affect adversely the powers, preferences, or rights of the holders of FUNC Convertible Class A Preferred Stock then outstanding or reduce the minimum time required for any notice to which only the holders of FUNC Convertible Class A Preferred Stock then outstanding may be entitled (an amendment of the FUNC Articles to authorize or create, or to increase the authorized amount of, FUNC Common Stock or preferred stock ranking junior to FUNC Convertible Class A Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of FUNC would not be deemed to affect adversely the powers, preferences, or rights of the holders of FUNC Convertible Class A Preferred Stock); (ii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking senior to FUNC Convertible Class A Preferred Stock as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of FUNC; or
(iii) merge or consolidate with or into any other corporation, unless each holder of FUNC Convertible Class A Preferred Stock immediately preceding such merger or consolidation shall have the right either to (a) receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the FUNC Convertible Class A Preferred Stock so held, or (b) convert into shares of FUNC Common Stock at the Conversion Rate in effect on the date immediately preceding the announcement of any such merger or consolidation (such date, solely for purposes of determining the appropriate Conversion Rate then in effect with respect to this clause (b), being deemed to be the "Mandatory Conversion Date").

     There is no limitation on the issuance by FUNC of any class of stock ranking junior to or on a parity with the FUNC Convertible Class A Preferred Stock as to the payment of dividends or distribution of assets upon liquidation.

     Notwithstanding the provisions summarized in the preceding two paragraphs, however, no such approval described therein of the holders of FUNC Convertible Class A Preferred Stock shall be required to authorize an increase in the number of authorized shares of FUNC Convertible Class A Preferred Stock or FUNC Common Stock.


FUNC Rights Plan

     Each outstanding share of FUNC Common Stock currently has attached to it one right (an "FUNC Right") issued pursuant to an Amended and Restated Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Accordingly, in the Merger, holders of TMSI Common Stock, and, if applicable, holders of TMSI Preferred Stock, would receive one FUNC Right with respect to each share of FUNC Common Stock they receive, which FUNC Right will be attached to the related shares of FUNC Common Stock, unless the Separation Time (as defined below) has occurred, in which case holders of TMSI Common Stock, and, if applicable, holders of TMSI Preferred Stock, would receive separate certificates with respect to such FUNC Rights. Each FUNC Right entitles its registered holder to purchase one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $105.00, subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in such person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock, or (y) is determined by the Federal Reserve Board to "control" FUNC within the meaning of the BHCA (see " -- Other Provisions" below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement by FUNC that a person has become an Acquiring Person. The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.

     The FUNC Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control-based test described above if either
(i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls FUNC within 30 days (or 60 days in certain circumstances), or
(ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow FUNC to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control FUNC for purposes of the BHCA.

     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.

     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC has agreed to take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the FUNC Board may, at its option, at any time after a Flip-in Date, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the FUNC Board (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute for each such share of FUNC Common Stock one one-hundredth of a share of junior participating FUNC Class A Preferred Stock.

     The FUNC Rights may be canceled and terminated without any payment to holders thereof at any time prior to the date that they become exercisable and are redeemable by FUNC at $.01 per FUNC Right, subject to adjustment upon the occurrence of certain events, at any date between the date on which they become exercisable and the Flip-In Date. The FUNC Rights have no voting rights and are not entitled to dividends.

     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock (or that acquires "control" of FUNC within the meaning of the BHCA) unless the FUNC Rights are first redeemed or terminated by the FUNC Board. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.

     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The foregoing description of the FUNC Rights and the FUNC Rights Agreement is qualified in its entirety by reference to such document. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153.


Other Provisions

     The FUNC Articles and the FUNC Bylaws contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC. These include provisions in the FUNC Articles: (i) classifying the FUNC Board into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the FUNC Board to fix the size of the FUNC Board between nine and 30 directors; (iii) authorizing directors to fill vacancies on the FUNC Board that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the FUNC Board, the Chairman of the FUNC Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.

     The FUNC Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FUNC, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of FUNC Common Stock, or otherwise obtaining "control" over FUNC. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.

     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.

     In addition to the foregoing, in certain instances the ability of the FUNC Board to issue authorized but theretofore unissued shares of FUNC Common Stock, FUNC Class A Preferred Stock or FUNC Preferred Stock may have an anti-takeover effect.

     The existence of the foregoing provisions could (i) result in FUNC being less attractive to a potential acquiror, or (ii) result in FUNC stockholders receiving less for their shares of FUNC Common Stock than otherwise might be available in the event of a takeover attempt.


        CERTAIN DIFFERENCES IN THE RIGHTS OF TMSI AND FUNC STOCKHOLDERS

General

     FUNC is a North Carolina corporation subject to the provisions of the NCBCA, and TMSI is a New Jersey corporation subject to the provisions of the NJBCA. Stockholders of TMSI will, upon consummation of the Merger, become stockholders of FUNC. The rights of such stockholders as stockholders of FUNC will then be governed by the FUNC Articles and the FUNC Bylaws, in addition to the NCBCA.

     Set forth below are the material differences between the rights of a TMSI stockholder under the NJBCA, the TMSI Certificate and the TMSI Bylaws, on the one hand, and the rights of an FUNC stockholder under the NCBCA, the FUNC Articles and the FUNC Bylaws, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the charter and bylaws of each corporation.


Authorized Capital

     TMSI. TMSI has authority to issue 250,000,000 shares of TMSI Common Stock and 10,000,000 shares of TMSI preferred stock, of which the TMSI Preferred Stock is the only authorized or outstanding series.

     As of the Record Date, TMSI had outstanding 58,654,137 shares of TMSI Common Stock and 5,215,000 shares of TMSI Preferred Stock.

     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".

Amendment to Articles of Incorporation or Bylaws

     TMSI. Pursuant to the NJBCA and the TMSI Certificate, an amendment of the provisions of the TMSI Certificate requires the approval of the TMSI Board and the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, if a quorum exists; provided, however, that amendments to the provisions relating to cumulative voting, matters relating to the TMSI Board, mergers or consolidations, and amendment of the TMSI Certificate requires the affirmative vote of the holders of 66 2/3 percent of the votes entitled to be cast generally in the election of directors. Pursuant to the NJBCA, under certain circumstances, the approval of the holders of a majority or 66 2/3 percent of the outstanding shares of a series of TMSI preferred stock may also be required to amend the TMSI Certificate. In accordance with the NJBCA and the TMSI Bylaws, the provisions of the TMSI Bylaws generally may be amended, added to or repealed in whole or in part (i) by the vote of the stockholders at a meeting, or (ii) by vote of a majority of the entire TMSI Board.

     FUNC. Under North Carolina law, an amendment to the FUNC Articles generally requires the recommendation of the FUNC Board and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the FUNC Board may condition its submission of the proposed amendment on any basis. An amendment to the bylaws of FUNC generally requires the approval of either the stockholders or the FUNC Board. The FUNC Board generally may not amend any bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the FUNC Articles or the FUNC Bylaws require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See "DESCRIPTION OF FUNC CAPITAL STOCK".


Size and Classification of Board of Directors

     TMSI. Under the NJBCA, subject to any provisions contained in a New Jersey corporation's certificate of incorporation, the corporation's bylaws must specify the number of directors or provide that the number of directors not be less than a stated minimum or more than a stated maximum. The TMSI Bylaws provide that the total number of directors will be established by the TMSI Board. The TMSI Certificate provides that the number of directors constituting the entire TMSI Board shall be seven, unless otherwise fixed by a majority of the entire TMSI Board. TMSI currently has seven directors. As permitted by the NJBCA, the TMSI Board is divided into three classes, each as nearly as possible equal in number, with one class being elected annually for staggered three-year terms.

     FUNC. The size of the FUNC Board is determined by the affirmative vote of a majority of the FUNC Board, provided that the FUNC Board may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at
22. The FUNC Board is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. See "DESCRIPTION OF FUNC CAPITAL STOCK".


Removal of Directors

     TMSI. In accordance with the NJBCA and except for directors elected under specified circumstances by holders of any class of capital stock having a preference over TMSI Common Stock, the TMSI Certificate provides that any director or the entire TMSI Board may be removed at any time, but only by the affirmative vote of the holders of 66 2/3 percent of the outstanding shares of capital stock of TMSI entitled to vote generally in the election of directors.

     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.


Director Exculpation

     TMSI. The TMSI Certificate provides for the elimination of personal liability of each director and officer of TMSI for a breach of fiduciary duty as a director or officer, as the case may be. The NJBCA does not presently permit the elimination of such liability with respect to an act or omission (i) in breach of such person's duty of loyalty to the corporation or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt of an improper personal benefit.

     FUNC. The FUNC Articles provide for the elimination of personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not permit the elimination of such liability with respect to (i) acts or omissions the director knew or believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or (iii) any transaction from which the director derived an improper personal benefit.


Director Conflict of Interest Transactions

     TMSI. The NJBCA generally permits transactions between a New Jersey corporation and one of its directors or a corporation in which one of its directors is interested if: (i) the contract or other transaction is fair and reasonable as to the corporation at the time it is authorized, approved or ratified; (ii) the common directorship or interest is disclosed or known to the board or committee and the board or committee approves, authorizes or ratifies the contract or transaction by unanimous written consent, provided at least one director consenting is disinterested, or by the affirmative vote of a majority of the disinterested directors even though less than a quorum; or (iii) the common directorship or interest is disclosed or known to the stockholders, and they authorize, approve or ratify the contract or transaction. Under the NJBCA, a New Jersey corporation may loan money to, or guarantee the obligation of, a director if, in the judgment of the board, such action may reasonably be expected to benefit the corporation.

     FUNC. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.


Stockholder Meetings

     TMSI. Special meetings of stockholders may be called by the TMSI Board or by a committee thereof, and must be called by TMSI upon the written application of the holder or holders of 66 2/3 percent of the outstanding shares of capital stock entitled to vote generally in the election of directors. In addition, a court may order a special meeting upon the application of the holders of not less than ten percent of all shares entitled to vote at a meeting.

     Holders of TMSI Common Stock vote on all matters submitted to a vote of stockholders, with each share of TMSI Common Stock being entitled to one vote. In addition, in certain circumstances, holders of TMSI Common Stock and TMSI Preferred Stock are entitled to vote as a class with respect to certain matters. Except as provided in the NJBCA and/or the TMSI Certificate, a majority of the votes cast is generally required for action by the stockholders of TMSI, provided that a quorum is present. Holders of TMSI Common Stock have the right to cumulate their votes with respect to the election of directors. In general, the holders of shares entitled to cast a majority of the votes at a TMSI stockholder meeting will constitute a quorum.

     Pursuant to the NJBCA and the TMSI Certificate, TMSI stockholders may take any action without a meeting upon the written consent of the stockholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, except that the annual election of directors may be acted upon without a meeting only upon the written consent of all stockholders entitled to vote thereon.

     FUNC. A special meeting of stockholders may be called for any purpose only by the FUNC Board, by the Chairman of the FUNC Board or the President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in the FUNC Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of FUNC.


Director Nominations

     TMSI. The TMSI Bylaws establish procedures that must be followed for stockholders to nominate persons for election to the TMSI Board. Such nominations must be made by delivering written notice to the Secretary of TMSI not less than 60 days prior to any meeting of stockholders called for the election of directors. The nomination must set forth certain information about the person to be nominated, including the information required to be filed under the Exchange Act. The presiding officer of the meeting may, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the foregoing procedures, and if so determined, the defective nomination will be disregarded.

     FUNC. The FUNC Bylaws establish procedures that must be followed for stockholders to nominate persons for election to the FUNC Board. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC Common Stock owned of record or beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the FUNC Bylaws, and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.


Stockholder Proposals

     TMSI. TMSI does not have a provision in the TMSI Certificate or TMSI Bylaws relating to stockholder proposals at annual meetings of stockholders. However, pursuant to the NJBCA, generally only those matters specified in the notice of meeting to stockholders may be submitted to a vote of the stockholders at an annual or special meeting of stockholders.

     FUNC. The FUNC Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth: (i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC stock owned by the stockholder; and (iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the FUNC Bylaws, and the defective proposal will not be submitted to the meeting for a vote of the stockholders.


Stockholder Protection Rights Plans

     TMSI. TMSI does not have a stockholder rights plan.

     FUNC. FUNC has adopted the FUNC Rights Agreement. See "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Rights Plan".


Stockholder Inspection Rights; Stockholder Lists

     TMSI. Under the NJBCA, any stockholder who has been a stockholder for at least six months or who holds, or is authorized by persons who hold, at least five percent of the outstanding shares of any class or series of stock of TMSI has the right, for any proper purpose, to inspect the minutes of the proceedings of TMSI stockholders and record of stockholders. Upon establishing a proper purpose and receiving a court order, a stockholder may examine the books and records of account, minutes and record of stockholders of TMSI.

     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The rights of inspection and copying extend not only to stockholders of record but also to beneficial owners whose beneficial ownership is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.

     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournment thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list. Such list must be available at the stockholders' meeting, and any stockholder, his agent or attorney, may inspect such list at any time during the meeting or any adjournment thereof.


Required Stockholder Vote for Certain Actions

     TMSI. Under the TMSI Certificate and the NJBCA, absent circumstances described below under " -- Anti-Takeover Provisions", consummation of a merger or consolidation involving TMSI requires the approval of the TMSI Board and the affirmative vote of at least 66 2/3 percent of the outstanding voting shares of TMSI capital stock, unless such transaction has been approved by a majority of the independent members of the TMSI Board or certain fair price provisions are satisfied. If so approved by such independent members or if such fair price provisions are satisfied, such a transaction would require the affirmative vote of a majority of the votes cast by the holders of TMSI Common Stock entitled to vote thereon. Under certain circumstances under the NJBCA, certain actions will require a class vote of the holders of each series of TMSI preferred stock.

     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange to which FUNC is a party, would require adoption by the FUNC Board, who would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of a majority of the outstanding shares. Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the FUNC Board recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a majority of the outstanding shares. In accordance with North Carolina law, the submission by the FUNC Board of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.

     With respect to a plan of merger to which FUNC is a party, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) the FUNC Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.

     In addition, no vote of the stockholders of FUNC would be required to merge a subsidiary of which FUNC owns at least 90 percent of the outstanding shares of each class of subsidiary shares, into FUNC, as long as no amendment is made to the FUNC Articles that could not be made without approval of FUNC's stockholders.

     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the FUNC Board, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.

Anti-Takeover Provisions

     TMSI. The NJBCA provides that no publicly held corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "resident domestic corporation") may engage in any "business combination" (as defined in the NJBCA) with any "interested stockholder" (generally, a ten percent or greater stockholder) of such corporation for a period of five years following such interested stockholder's stock acquisition unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition. A resident domestic corporation, such as TMSI, cannot opt out of the foregoing provisions of the NJBCA.

     In addition to the foregoing, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of such corporation other than: (i) a business combination approved by the board of directors of such corporation prior to the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that interested stockholder at a meeting called for such purpose; or (iii) a business combination in which the interested stockholder pays consideration satisfying certain requirements of the NJBCA and certain other requirements of the NJBCA are satisfied.

     Under the NJBCA, the director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, any of the following (in addition to the effects of any action on stockholders): (i) the effects of the action on the corporation's employ-ees, suppliers, creditors and customers; (ii) the effects of the action on the community in which the corporation operates; and (iii) the long-term as well as the short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any obstacles to, or refrain from impeding, such proposal or offer.

     The existence of the foregoing provisions could (i) result in TMSI being less attractive to a potential acquiror, and (ii) result in TMSI stockholders receiving less for their shares of TMSI Common Stock and TMSI Preferred Stock than otherwise might be available in the event of a takeover attempt.

     FUNC. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC. In addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.


Dissenters' Rights

     TMSI. The NJBCA generally provides for dissenters' rights in connection with any merger or consolidation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation not in the usual or ordinary course of business. A stockholder of a corporation may also dissent from any acquisition of shares owned by such stockholder in connection with the acquisition by another New Jersey corporation, in exchange for its shares, of all the shares of a class or series of securities of such corporation. However, no such rights exist with respect to (i) any class or series of shares that is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the stockholders entitled to vote on the transaction, or generally, (ii) any transaction in connection with which the stockholders of the corporation will receive only (a) cash, (b) securities that, upon consummation of the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders, or (c) cash and such securities. Any stockholder that perfects dissenters' rights under the NJBCA is entitled to receive the "fair value" of such shares as determined either by agreement between such stockholder and the corporation or by a court of competent jurisdiction.

     As described under "THE MERGER -- No Dissenters' Rights", holders of TMSI Common Stock and TMSI Preferred Stock do not have dissenters' or appraisal rights in connection with the proposals to approve the Merger Agreement and the Merger, respectively, because the FUNC Common Shares, and, if issued, the shares of FUNC Convertible Class A Preferred Stock, to be issued to TMSI stockholders upon consummation of the Merger will be listed on the NYSE.

     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.


Dividends and Other Distributions

     TMSI. Under the NJBCA, a corporation may pay dividends or purchase, redeem or otherwise acquire its own shares unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (ii) the corporation's total assets would be less than its total liabilities.

     FUNC. Under North Carolina law, FUNC generally may make dividends or other distributions to its stockholders unless after the distribution either: (i) FUNC would not be able to pay its debts as they become due in the usual course of business; or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. See "FUNC -- Certain Regulatory Considerations; Payment of Dividends" and "DESCRIPTION OF FUNC CAPITAL STOCK".


Voluntary Dissolution

     TMSI. Under the NJBCA, TMSI may be dissolved upon the consent of all of its stockholders entitled to vote thereon or, alternatively, if the TMSI Board recommends that TMSI be dissolved and directs that the question be submitted to a vote at a meeting of stockholders, TMSI may be dissolved upon the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon and, if any class or series of securities of TMSI is entitled to vote as a class, upon the affirmative vote of a majority of the votes cast by each such class.

     FUNC. North Carolina law provides that FUNC may be dissolved if the FUNC Board proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the FUNC Board may condition its submission of a proposal for dissolution on any basis.


                          RESALE OF FUNC CAPITAL STOCK

     The FUNC Common Shares, the shares of FUNC Convertible Class A Preferred Stock and the FUNC Common Shares issuable upon conversion of the FUNC Convertible Class A Preferred Stock have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of TMSI Common Stock and TMSI Preferred Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of TMSI or FUNC. This Proxy Statement/Prospectus does not cover any resales of FUNC Common Shares or shares of FUNC Convertible Class A Preferred Stock received by such affiliates. See "THE MERGER -- Exchange of TMSI Certificates".



                         VALIDITY OF FUNC CAPITAL STOCK

     The validity of the FUNC Common Shares, the shares of FUNC Convertible Class A Preferred Stock and the FUNC Common Shares issuable upon conversion of the FUNC Convertible Class A Preferred Stock being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.


                                    EXPERTS

     The consolidated statements of financial condition of TMSI as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1997, financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" in 1997.

     The consolidated balance sheets of FUNC as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, included in the FUNC 1997 Annual Report to Stockholders, which is incorporated by reference in the FUNC Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of

KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The supplemental consolidated balance sheets of FUNC as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, included in the FUNC May 26 Form 8-K, which is incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                         ELECTION OF DIRECTORS OF TMSI

     The TMSI Board currently consists of seven members and is divided into three classes serving staggered terms, the term of one class of directors to expire each year. The holders of TMSI Common Stock are being asked at the Meeting to approve a proposal to elect the three nominees named below as Class A directors to serve on the TMSI Board until the Merger is consummated or until the 2001 Annual Meeting of Stockholders of TMSI, if held, or until their successors are otherwise duly elected and qualified. All of the nominees are presently serving as directors of TMSI. Upon consummation of the Merger, the terms of the Class A directors, as well as the terms of the Class B and Class C directors of TMSI, will terminate as provided in the Merger Agreement. If no direction to the contrary is given, all proxies received by the TMSI Board will be voted "FOR" the election as directors of Alexander C. Schwartz, Jr., William
S. Templeton and Anthony L. Watson. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The TMSI Board knows of no reason to anticipate that this will occur.

     Biographical information follows for each person nominated and each person whose term of office will continue until the Merger is consummated or until the next annual meeting of stockholders of TMSI, if held, at which their class is being elected, or until their successors are otherwise duly elected and qualified.


Nominees

     Class A Directors

     Alexander C. Schwartz, Jr. became a director of TMSI in 1993. Until January 1996, Mr. Schwartz, currently a private investor, was a Managing Director in the Investment Banking Division of Prudential Securities, where he had been employed for 33 years.

     William S. Templeton became a director of TMSI in October 1996. Mr. Templeton has been an Executive Vice President of TMSI since 1997 and was a Senior Vice President of TMSI from 1990 to 1997. In 1998, Mr. Templeton became the head of TMSI's lending operations and, in such capacity, is primarily responsible for their day-to-day operations. Since joining TMSI in 1973, Mr. Templeton has served in a variety of positions.

     Anthony L. Watson became a director of TMSI in 1991. Mr. Watson has been Chief Executive Officer of HIP Foundation Inc. and Chairman of the Board of Directors of the Health Insurance Plan of Greater New York ("HIP") since September 1997 and has been the President and Chief Executive Officer of HIP since September 1990. Prior thereto, he served as an Executive Vice President of HIP for five years. Mr. Watson also serves on the Boards of Directors or Boards of Trustees of numerous organizations in the healthcare field.

     The TMSI Board recommends that holders of TMSI Common Stock vote "FOR" each of the three nominees for Class A director.


Continuing Directors

     Class B Directors

     Harry Puglisi became a director of TMSI in 1983. Mr. Puglisi has been the Treasurer of TMSI since 1982. Since joining TMSI in 1975, Mr. Puglisi also has served as Assistant Controller and Controller of TMSI. Mr. Puglisi is a Certified Public Accountant.

     Marc J. Turtletaub became a director of TMSI in 1981. Mr. Turtletaub has been the President and Chief Executive Officer of TMSI since 1989. He has been associated with TMSI in various capacities since 1975. Mr. Turtletaub is an attorney licensed to practice in California and New Jersey and is a licensed real estate broker in California.

 Class C Directors

     Morton Dear became a director of TMSI in 1981. Mr. Dear has been Senior Executive Vice President of TMSI since 1997 and Secretary of TMSI since 1983. He was an Executive Vice President and the Chief Financial Officer of TMSI from 1983 until 1997 when he was named Vice Chairman of the TMSI Board. Since joining TMSI in 1973, he has served in a variety of positions. Mr. Dear is a Certified Public Accountant, a licensed real estate broker and a licensed mortgage banker. He is a past Chairman of the Board of Directors of the Easter Seal Society of New Jersey and is on the Advisory Board of Valley National Bank.

     Alan Turtletaub was a founder of TMSI, has been a director of TMSI since 1974 and has been Chairman of the TMSI Board since 1989. He was the President and Chief Executive Officer of TMSI from 1979 to 1989. Mr. Turtletaub is a licensed real estate broker, a licensed broker in life, fire and casualty insurance and a licensed mortgage banker. He is a member of the Advisory Board to the Board of Directors of Mack-Cali Realty Corporation and is on the Advisory Board of Valley National Bank.


Board and Committee Meetings

     TMSI has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee, currently comprised of Messrs. Alan and Marc Turtletaub and Dear, is authorized and empowered, to the extent permitted by New Jersey law, to exercise all functions of the TMSI Board in the interval between meetings of the TMSI Board. The functions of the Audit Committee, currently comprised of Messrs. Schwartz and Watson, include recommending to the TMSI Board the engagement of TMSI's independent certified public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants. The Compensation Committee, currently comprised of Messrs. Alan and Marc Turtletaub, reviews and makes recommendations with respect to compensation of officers and key employees other than grants under TMSI's stock incentive plans.

     During the year ended December 31, 1997, there were seven meetings of the TMSI Board, one meeting of the Audit Committee and one meeting of the Compensation Committee. Each director attended not less than 75 percent of the meetings of the TMSI Board and not less than 75 percent of the meetings held by all committees on which he served.

     Each director who is not an officer or employee of TMSI is paid an annual retainer of $25,000 in addition to a fee of $500, plus expenses, for each TMSI Board meeting attended. Each committee member, who is not an officer or employee of TMSI, is paid a fee of $500 for each committee meeting attended. Committee fees are paid only for meetings held on days when no TMSI Board meeting is held. In February 1998, the TMSI Board authorized the payment of a special directors' fee in the amount of $112,500 to each of the two outside directors on the TMSI Board in order to compensate such directors for the extraordinary amount of time required of them in connection with the TMSI Board's deliberations with respect to the Merger.


                      CERTAIN ADDITIONAL TMSI INFORMATION

     Certain additional information relating to, among other things, security ownership of beneficial owners of more than five percent of TMSI Common Stock, the executive officers of TMSI, the compensation of executives of TMSI, and certain related party transactions involving TMSI and the executive officers or directors of TMSI is set forth on pages A-71 to A-82 of ANNEX A.


                    INDEPENDENT PUBLIC ACCOUNTANTS OF TMSI

     The TMSI Board has selected the firm of KPMG Peat Marwick LLP ("Peat Marwick") as TMSI's independent certified public accountants for the year ending December 31, 1998. Upon consummation of the Merger, Peat Marwick's term as independent auditors of TMSI will terminate as TMSI will no longer exist as an independent, public entity. Peat Marwick currently serves as FUNC's independent auditors. Representatives of Peat Marwick are expected to be present at the Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                OTHER BUSINESS

     As of the date of this Proxy Statement/Prospectus, the only business which the TMSI Board intends to present, and knows that others will present, at the Meeting is that set forth herein. If any other matter or matters are voted on at the Meeting, it is the intention of the persons named in the accompanying forms of proxy to vote the proxy on such matters in accordance with their judgment.


                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at TMSI's 1999 Annual Meeting of Stockholders, if held, must be received by TMSI on or prior to January 27, 1999, to be eligible for inclusion in TMSI's proxy statement and form of proxy to be used in connection with the 1999 Annual Meeting of Stockholders. Stockholder proposals intended to be presented at FUNC's 1999 Annual Meeting of Stockholders must be received by FUNC on or prior to November 3, 1998, to be eligible for inclusion in FUNC's proxy statement and form of proxy to be used in connection with FUNC's 1999 Annual Meeting of Stockholders.



A COPY OF THE TMSI 1997 ANNUAL REPORT ON FORM 10-K, AS AMENDED, IS ATTACHED AS ANNEX A AND ADDITIONAL COPIES THEREOF MAY BE OBTAINED BY STOCKHOLDERS SOLICITED HEREBY, WITHOUT CHARGE, UPON WRITTEN REQUEST SENT TO INVESTOR RELATIONS DEPARTMENT, THE MONEY STORE INC., 707 THIRD STREET, WEST SACRAMENTO, CALIFORNIA 95605.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549



                                   FORM 10-K


               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                ---------------
                  For the fiscal year ended December 31, 1997
                        Commission File No.: 001-10785

                                ---------------
                             The Money Store Inc.
            (Exact name of Registrant as specified in its charter)

                New Jersey                      22-2293022
        (State or other jurisdiction of         (I.R.S. Employer
                incorporation or              Identification No.)
                 organization)


                  2840 Morris Avenue, Union, New Jersey 07083
              (Address of principal executive offices) (Zip Code)


                                (908) 686-2000
             (Registrant's telephone number, including area code.)
                                ---------------
          Securities registered pursuant to Section 12(b) of the Act:


          (Title of each class)            (Name of each exchange on which registered)
----------------------------------------- --------------------------------------------
        Common Stock, no par value                  New York Stock Exchange
 $1.72 Mandatory Convertible Preferred
          Stock, no par value                       New York Stock Exchange


                                ---------------
          Securities registered pursuant to Section 12(g) of the Act:
                                     None

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     As of March 23, 1998 the aggregate market value of voting stock held by non-affiliates of the Registrant was approximately $1,176,743,671.

     As of March 23, 1998 the shares outstanding of the Registrant's class of common stock were 58,494,447.


                     DOCUMENTS INCORPORATED BY REFERENCE:

     Part III, items 10, 11, 12 and 13, is incorporated by reference to The Money Store Inc.'s definitive proxy statement to shareholders which will be filed with the Commission no later than 120 days after December 31, 1997.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Certain information contained in this Annual Report and the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of section 21E of the securities exchange act of 1934, as amended (the "Exchange Act"), which can be identified by the use of forward-looking terminology such as "may", "will", "expect", "anticipate", "estimate", "objective", "projection", "forecast", "goal" or "continue" or the negatives thereof or other variations thereon or comparable terminology. Such forward-looking statements include, without limitation, the statements herein regarding the timing of future events regarding the Company's operation. Certain statements under the caption "Management's Discussion and Analysis of Financial Conditions and Results of Operations" constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to statements herein that could cause the actual results, performance or achievements of the Company to differ materially from those replicated in such forward-looking statements.


                                    PART I

Item 1. Business

General

     The Money Store Inc., together with its subsidiaries (the "Company") is a financial services company engaged in the business of originating (including purchasing), selling and servicing consumer and commercial loans of specified types and offering related services. Loans originated by the Company primarily consist of: (i) fixed and adjustable rate loans secured by mortgages on residential real estate, including home equity lines of credit ("HELOCs") and loans which allow consumers to borrow up to 125% of the value of their homes ("125 LTV Loans"), (collectively "Home Equity Loans"), which include FHA Title I home improvement loans, ("FHA Title I Loans") insured by the Federal Housing Authority (the "FHA") of the United States Department of Housing and Urban development ("HUD") and other home improvement loans not insured by FHA consisting of loans secured by real estate and unsecured loans ("Conventional Home Improvement Loans" and, collectively with FHA Title I Loans, "Home Improvement Loans"); (ii) loans guaranteed in part ("SBA Loans") by the United States Small Business Administrations (the "SBA") and commercial loans generally secured by first mortgages ("Small Business Loans" and, together with SBA Loans, "Commercial Loans"); and (iii) government-guaranteed and privately-insured student loans ("Student Loans").

     The Company commenced operations in the United Kingdom in May 1997 with the purchase of Platform Home Loans Ltd. ("Platform"), a United Kingdom-based servicer of mortgage loans, and the organization of The Money Store Limited U.K., a United Kingdom-based company engaged in the business of originating and purchasing mortgage loans.

     Since 1995, the Company has originated motor vehicle retail installment sale contracts purchased from automobile dealers ("Auto Loans"). On January 21, 1998, the Company decided to close its Auto Finance division as part of its overall strategy to focus on more profitable areas of lending, namely Home Equity Loans, Commercial Loans and Student Loans. As a result of this action, the Auto Finance division is treated as a discontinued operation for financial reporting purposes.

     The business strategy of the Company has been to identify and pursue niche lending opportunities which management believes have had widespread unsatisfied demand. For the year ended December 31, 1997, the Company originated approximately $7.8 billion of loans. Of these loans, approximately 76% by principal amount were Home Equity Loans, approximately 9% by principal amount were Commercial Loans, approximately 8% by principal amount were Student Loans and approximately 7% by principal amount were Auto Loans. The Company has been engaged in Home Equity lending since 1967, and based on industry sources, was the second largest non-prime Home Equity lender in the country in 1997. In addition, the Company began to originate SBA Loans and, based upon statistics compiled by the SBA, management believes that during each of the last 15 SBA fiscal years the Company originated a greater principal amount of SBA Loans than any other originator of such loans in the United States. In 1984, the Company entered into the government-guaranteed Student Loan origination market.


     The majority of Home Equity Loans are made to borrowers owning one to four-family homes, for the purpose of refinancing existing mortgage loans, debt consolidation, home improvements, educational expenses and a variety of other purposes. Management believes that American homeowners have substantial home equity available as security for additional borrowings and that the use of Home Equity Loans should continue to increase.

     The focus of the Company's commercial lending activities has been to originate business loans for the purchase or refinance of owner/user commercial real estate or small businesses under SBA guidelines. The majority of the Commercial Loans originated by the Company are loans to purchase or refinance owner/user commercial real estate, with the balance primarily consisting of loans for which the use of loan proceeds may not be limited to the purchase or refinance of commercial real estate, which includes general business loans for business acquisitions, equipment purchases, working capital or debt refinancing.

     The Company originates Student Loans, primarily targeting students attending accredited four-year colleges and universities. In October 1995, the Company began to originate privately-insured Student Loans.

     Substantially all of the loans originated by the Company are sold to institutional investors or pledged to the Company's warehouse lenders until the loans can be sold and those lenders repaid. Revenue is recognized as gain on sale of receivables, which represents the difference between the proceeds (including premiums) from the sale, net of related transaction costs, and the allocated carrying amount of the loans (including premiums paid on loans purchased) between the portion sold and any retained interests (interest-only strip receivables and servicing assets and liabilities) based on their relative fair values at the date of sale. The net unrealized gains on valuation of interest-only strip receivables include the recognition of unrealized gains which represents the initial difference between the allocated carrying amount of loans sold and their fair market value. In addition, gain on sale includes non-refundable fees on loans sold and gains or losses on certain transactions structured as an economic hedge. The Company recognizes such gain on sale of loans on the settlement date. The Company's practice of selling its loans is designed to increase the Company's liquidity, reduce its need to access markets for capital and reduce certain risks associated with interest rate fluctuations.

     The Company has several strategies which it employs in an attempt to minimize the risk of interest rate fluctuations during the period between the time it originates loans and the time such loans are sold: i) the Company attempts to package and sell loans on a regular basis, thereby minimizing the period during which loans are held; ii) the Company usually does not fix the interest rate applicable to fixed rate Home Equity Loans it originates until shortly prior to the closing of the loans; iii) the Company, from time to time, purchases and sells government securities at agreed upon prices as an economic hedge; and iv) in certain securitizations, the Company enters into an agreement that allows it to sell loans in the future at an agreed upon price ("pre-funding"). The Company has basis risk on certain variable rate loans it sells where the customer and investor rates are based upon different indices and adjust at varying intervals.

     At December 31, 1997, the Company operated out of 211 branch offices and was doing business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico and the United Kingdom.

     The following table shows the Company's originations and portfolio balances for the three years ended December 31, 1997:


                   Originations and Serviced Loan Portfolio

                            (Dollars in thousands)



                           As of and for the Years Ended December 31,
              --------------------------------------------------------------------
                                 1997                              1996
              ------------------------------------------ -------------------------
                    Originations                               Originations
              -------------------------                  -------------------------
                                Number      Serviced                       Number
                                  of          Loan                           of
                   Amount       Loans       Portfolio         Amount       Loans
              --------------- --------- ---------------- --------------- ---------
Home Equity
 Loans ......   $ 5,926,252    152,554    $ 11,430,392     $ 4,150,992    104,519
% of Total ..          76.0%                      69.3%           72.9%
Commercial
 Loans ......       728,961      1,650       2,694,640         635,498      1,769
% of Total ..           9.3%                      16.3%           11.2%
Student
 Loans ......       582,294    163,350       1,590,791         458,459    168,837
% of Total ..           7.5%                       9.7%            8.0%
Auto Loans ..       563,507     54,383         778,121         448,105     45,124
% of Total ..           7.2%                       4.7%            7.9%
                -----------               ------------     -----------
Totals ......   $ 7,801,014    371,937    $ 16,493,944     $ 5,693,054    320,249
                ===========    =======    ============     ===========    =======



                      As of and for the Years Ended December 31,
              ----------------------------------------------------------
                   1996                          1995
              ----------------------------------------------------------
                                     Originations
                              --------------------------
                  Serviced                      Number       Serviced
                    Loan                          of           Loan
                 Portfolio         Amount        Loans      Portfolio
              --------------- --------------- ---------- ---------------
Home Equity
 Loans ......  $  8,230,776     $ 2,885,044     67,828     $ 5,751,677
% of Total ..          67.5%           75.5%                      66.7%
Commercial
 Loans ......     2,282,384         440,728      1,461       1,907,050
% of Total ..          18.7%           11.5%                      22.1%
Student
 Loans ......     1,203,739         369,129    139,946         845,501
% of Total ..           9.9%            9.7%                       9.8%
Auto Loans ..       475,533         128,070     13,141         117,239
% of Total ..           3.9%            3.3%                       1.4%
               ------------     -----------                -----------
Totals ......  $ 12,192,432     $ 3,822,971    222,376     $ 8,621,467
               ============     ===========    =======     ===========

Pending Merger with First Union Corporation

     On March 4, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with First Union Corporation ("First Union") and its wholly owned subsidiary, First Union National Bank ("FUNB"), providing for, among other things, the merger (the "Merger") of a direct, wholly owned subsidiary of FUNB with and into the Company.

Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding share of the Company's common stock, no par value (the "Common Stock"), will be converted into the right to receive that number of validly issued, fully paid and non-assessable shares of First Union's common stock, par value $3.33 1/3 per share, together with the rights issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990, as amended, attached thereto (the "First Union Common Stock"), equal to the result of dividing $34.00 by the Market Price (such quotient, rounded down to four decimal places, the "Exchange Ratio"). The "Market Price" means the average of the per share closing sales price of Parent Stock, rounded to four decimal places, as reported under "NYSE Composite Reports" in The Wall Street Journal for each of the five trading days in the period ending on the trading day prior to the Effective Time. At the Effective Time, each outstanding share of the Company's $1.72 Mandatory Convertible Preferred Stock, no par value (the "Preferred Stock"), shall be converted into the right to receive the number of shares of First Union Common Stock equal to the product of the Exchange Ratio and 0.92. If any approval of the holders of the Preferred Stock that may be required in order to deliver First Union Common Stock in exchange therefor shall not be received, then each share of Preferred Stock outstanding at the Effective Time shall instead be converted into the right to receive a share of a new series of First Union convertible preferred stock (the "New First Union Preferred Stock") containing substantially similar terms as the Preferred Stock, as adjusted to reflect the Merger.

     The Merger is intended to constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to be accounted for as a purchase. Consummation of the Merger is subject to various conditions, including: (i) approval of the Merger and the Merger Agreement by the requisite vote of the Company's shareholders; (ii) receipt of requisite regulatory approvals and third party consents; (iii) receipt of opinions as to the tax-free nature of the transactions; (iv) listing on the New York Stock Exchange (the "NYSE"), subject to notice of issuance of the First Union Common Stock (and if required, the New First Union Preferred Stock) to be issued in the Merger; and (v) satisfaction of certain other customary closing conditions.


     In his capacity as a shareholder of the Company, Marc J. Turtletaub, Chief Executive Officer of the Company, entered into an option and voting agreement dated as of March 4, 1998 (the "Option Agreement") with First Union pursuant to which Mr. Turtletaub granted First Union an option, that is exercisable following the occurrence of certain contingencies set forth therein, to purchase up to 14,547,261 shares of the Common Stock (approximately 24.9% of the outstanding shares of Common Stock) owned by him at a price, subject to certain adjustments, of $34.00 per share payable in First Union Common Stock. Mr. Turtletaub has also agreed, in his capacity as a shareholder, to vote for the Merger and the other actions contemplated in the Merger Agreement and to vote against any merger (or other transaction involving the sale of a substantial portion of the Company's assets or the Company Common Stock) between the Company and a party other than First Union or an affiliate thereof for a period beginning on March 4, 1998 and ending on the later of (i) 180 days after the Merger Agreement shall have been terminated or (ii) December 31, 1998. Mr. Turtletaub has provided the Company with a copy of the Option Agreement.


Home Equity Loans

     Overview

     The Company's mortgage lending activities consist of originating, selling and servicing Home Equity Loans. These loans are primarily secured by one to four-family residential properties, including low-rise condominiums, single-family detached homes, single-family attached homes, properties in planned unit developments and mixed use properties. The Company generally does not make Home Equity Loans secured by high-rise condominiums, cooperative residences or other categories of properties that management believes have high levels of risk. Home Equity Loans are made to borrowers for the purpose of refinancing existing mortgage loans, debt consolidation, home improvements, educational expenses and a variety of other purposes. In 1996, the Company began test marketing HELOCs and in 1997 the Company began offering HELOCs to its customers in a majority of states.

     As of December 31, 1997, Home Equity Loans secured by property located in California, New York, Illinois, New Jersey and Pennsylvania accounted for 13.5%, 8.1%, 5.8%, 5.6% and 5.2%, respectively, of the principal amount of Home Equity Loans in the Home Equity Loan serviced loan portfolio. At such date, Home Equity Loans secured by property located in any other jurisdiction represented less than 5.0% of the principal amount of Home Equity Loans in the Home Equity Loan serviced loan portfolio.

 Home Equity Loan Origination

     As of December 31, 1997, the Company's 108 Home Equity Loan origination offices operated in 45 states, the District of Columbia and the United Kingdom. The Company intends to enter remaining geographic markets in the United States as conditions warrant.

     In the United States the Company's Home Equity Loan division is centrally organized with its administrative, underwriting and servicing operations based in Sacramento, California, with local offices generally located in major metropolitan areas. In the United Kingdom, the Company's Home Equity Loan division is also centrally organized with all operations based in London. Applications for Home Equity Loans typically are received by telephone directly from the public or through independent mortgage brokers. The Company also originates Home Equity Loans in the United States and for the most part, in the United Kingdom by purchasing them from other originators or holders ("Wholesale Loans"). Wholesale loans accounted for approximately 43%, 29% and 19%, for the years ended December 31, 1997, 1996 and 1995, respectively.

     The entire application and approval process for Home Equity Loans, other than Wholesale Loans, is generally conducted by telephone. A loan officer is responsible for completing, evaluating and processing the loan application of a prospective borrower based on information obtained from the borrower or mortgage broker and verified with third parties. Although some applications are approved in branch offices, substantially all loan applications are approved by a loan underwriter in Sacramento. Loan officers are trained to structure loans that meet the applicant's needs, while satisfying the Company's lending guidelines. If an applicant does not meet the guidelines for the loan for which an application has been submitted, a different loan that better suits the applicant's needs may be suggested to the applicant.

     The Company originates Home Equity Loans to borrowers with credit histories and income deemed satisfactory by management who indicate the ability to repay their loan. Management supports two main origination policies. The primary and initial origination policy is to analyze the applicant's creditworthiness (i.e., a determination of the applicant's ability to repay the loan). Creditworthiness is assessed by examining a number of factors, including calculating a debt-to-income ratio, which is the sum of the borrower's normal monthly expenses divided by the applicant's monthly income before taxes and other payroll deductions (the "Gross Debt Ratio"), examining the applicant's credit history through standard credit reporting bureaus, and by checking the applicant's payment history with respect to existing mortgages, if any, on the property.

     The second origination policy for Home Equity Loans other than Home Improvement Loans and certain HELOCs is a determination of the ratio (the "Combined Loan-to-Value Ratio") that all mortgages existing on the property (including the loan applied for, less any premiums for credit life or disability insurance which are financed) bear to the appraised value of the property securing such loan at the time of origination. Combined Loan-to-Value Ratio guidelines are established depending on the type of loan and creditworthiness of the borrower. For Home Equity Loans, the Company generally confirms the value of the property to be mortgaged by appraisals (which in certain cases may be "drive-by" appraisals) performed by independent appraisers or by acceptable alternative valuation techniques. For Home Improvement Loans and certain HELOCs, the loan-to-value determination includes the costs of improvement in the value of the property.

     The Company has several procedures which it uses to verify information obtained from an applicant. The applicant's outstanding balance and payment history on any mortgage may be verified by calling the mortgage lender. If the mortgage lender, if any, cannot be reached by telephone or will not verify this information, the Company attempts to verify the information using other methods. In order to verify an applicant's employment status, the Company will obtain from the applicant either recent tax returns or other tax forms (e.g., W-2 Forms) and current pay stubs and the Company may telephone the applicant's employer or obtain written verification from the employer. Further, the Company will not close a Home Equity Loan prior to receiving evidence that the property securing the loan is insured. A title search is ordered to verify the vesting of title to the mortgaged property, along with the existence of any mortgages, tax or other liens that have been levied on the property, to assure that the lien priority will be as represented by the borrower.

     Most Home Equity Loans originated by the Company are scheduled to amortize over their terms. The Company may also collect nonrefundable points, late charges and various fees in certain states in connection with its Home Equity Loans. Other fees charged, where allowable, include those related to credit reports, lien searches, title insurance and recordings, prepayment fees and appraisal fees. Home Equity Loans have original terms of up to 40 years. Because of prepayments, it is expected that Home Equity Loans will have shorter actual lives than their original terms to maturity.

     The maximum amount that the Company will lend is determined by evaluating a number of factors, including the applicant's ability to repay the loan, the value of the borrower's equity in the real estate and the ratio of such equity to the home's value.

     The Company also originates Wholesale Loans through an indirect lending program with independent brokers and mortgage bankers. These loans are underwritten by the Company using the same criteria applied to loans originated by the Company. Brokers and mortgage bankers participating in this program must satisfy certain requirements established by the Company pertaining to experience, size of business and various licenses and approvals.

     The Company began making FHA Title I Loans in 1990 and Conventional Home Improvement Loans in 1995. It began making both FHA insured and non-FHA insured loans originated through and purchased from home improvement contractors ("Dealer/Contractor Loans") in 1994. Under current FHA regulations, the maximum amount of an FHA Title I Loan on a single family home is $25,000. Borrowers must use the proceeds of such FHA Title I Loans to improve the property securing the FHA Title I Loan. The underwriting process with respect to Home Improvement Loans other than Dealer/ Contractor Loans is substantially similar to the process for Home Equity Loans, except for loans of $15,000 or less, Combined Loan-to-Value Ratios generally are not computed and appraisals are not obtained. If a contractor desires to utilize the Company's financing programs for Dealer/Contractor Loans, it must make application to the Company for approval. All purchased Dealer/Contractor Loan contracts are on forms provided or approved by the Company and each contract purchased is approved in accordance with the Company's guidelines. Where required, property values are generally determined by "drive-by" appraisals. Title insurance is required on some of these loans in first lien position.

     Where state laws permit, the Company has, in some instances, entered into arrangements with insurance carriers pursuant to which the Company offers, as agent for such insurers, credit life and accident and health coverage to its Home Equity Loan borrowers. If an insurance policy is purchased, the cost to the borrower of the policy is generally financed as part of the loan. The Company receives a commission based on the insurance policy's premium and remits the premium net of commissions to the sponsoring insurance carrier. The Company occasionally receives a premium for reinsuring a portion of the credit life and accident and health insurance offered to its borrowers. The purchase of insurance is not a prerequisite to loan approval. Premiums and commissions on credit life and accident and health insurance coverage vary from state to state. For financial reporting purposes, insurance commissions received are deferred and recognized over the life of the insurance policy.


     Home Equity Loan Servicing and Sales

     The Company currently sells Home Equity Loans primarily through the issuance of asset-backed securities ("Asset-Backed Securities") to financial institutions and retains the right to service the loans it originates. Servicing includes collecting payments from borrowers, remitting payments to investors who have purchased the loans, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and bankruptcies in the event of unremedied defaults and managing real estate owned.

     Through December 31, 1997, the Company has completed offerings of Home Equity Loan Asset-Backed Securities aggregating $16.5 billion. In 1997, $5.6 billion of Home Equity Loans were sold in Home Equity Loan Asset-Backed Securities and $228.0 million of Home Equity Loans were sold in whole loan sales. The Home Equity Loan Asset-Backed Securities represent undivided beneficial ownership interests in pools consisting of loans originated by the Company which have been sold by the Company to an independent trust, or debt instruments issued by independent trusts. The principal and part of the interest payments on such loans are remitted by the Company, as the servicer of the loan pool, to the trust and then passed from the trust to investors in the Asset-Backed Securities. As a result of the credit enhancements described below, in general, the primary risk to investors in Asset-Backed Securities is the risk that loans underlying the Asset-Backed Securities will be prepaid at a rate other than as expected, thereby changing the rate at which an investor's principal is repaid. In senior subordinated structures, subordinated tranches have a greater degree of risk of loss attributable to defaults than in structures involving third-party insurance.

     Each issue of Home Equity Loan Asset-Backed Securities sold to investors has received an investment grade rating from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), Duff & Phelps Credit Rating Co. ("Duff") or Fitch IBCA Inc. ("Fitch"). Asset-Backed Securities provide an important source of liquidity for the Company, and the Company intends to continue to sell Home Equity Loans through sales of Asset-Backed Securities.

     The investors' protection from losses is generally provided by various structuring mechanisms which include combinations of cash deposits, subordination accounts and credit enhancement provided by third parties. In some structures, the senior certificate holders are protected from losses by outstanding subordinated certificates and credit enhancement provided by third parties. At December 31, 1997 and 1996, the Company had $132.0 million and $113.6 million respectively, of short-term cash investments held in restricted interest-bearing accounts to protect investors from losses. In addition, advances in connection with subordination accounts of $379.5 million and $225.1 million at December 31, 1997 and 1996, respectively, are included in interest-only strip receivables. In senior subordinated structures, the senior certificate holders are protected from losses by outstanding subordinated certificates and in some cases the limited guarantee of the Company. See "Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Delinquencies and Collections

     Unless circumstances dictate otherwise, collection efforts begin when an account is over 15 days past due, at which time the Company attempts to contact the borrower to determine the reason for the delinquency and obtain payment to bring the account current. If not successful in obtaining payment a determination of the reasons for the borrower's inability to make payments is made by the Company to proceed with the appropriate collection strategy. If the borrower is experiencing temporary difficulty in making timely payments, the Company may not require the loan to be brought fully current on a contractual basis and will accept a payment plan to bring the account current in the near future. Under certain circumstances, the Company will treat as current, an account which is in contractual arrears but where the borrower has established a recent record of timely and consistent payments. This modification/cure policy does not forgive interest or affect the future application of payments.

     When a loan is contractually more than 90 days (four payments) past due, the facts surrounding the delinquency are reviewed. The underlying property may be reappraised and the results evaluated by the Company to determine a loss mitigation strategy. Such loss mitigation strategy may include foreclosure on the underlying property.

     Regulations and practices regarding the liquidation of properties (e.g., foreclosure) and the rights of the mortgagor in default vary greatly from state to state. Only if a delinquency cannot otherwise be cured will the Company decide that liquidation is the appropriate course of action. After determining that purchasing a property securing a Home Equity Loan will minimize the loss associated with such defaulted loan, the Company may bid at the foreclosure sale for such property or accept a deed in lieu of foreclosure.

     At December 31, 1997, the Home Equity Loan real estate owned portfolio, which is carried at the lower of carrying value or fair value less estimated cost to sell, was $1.9 million. In addition, at December 31, 1997, the Company serviced $57.8 million of real estate owned by trusts in connection with Asset-Backed Securities. These amounts may include any senior mortgage balance, delinquent senior mortgage payments and other advances made on the property.

     The following table illustrates the Company's delinquency and charge-off experience with respect to Home Equity Loans:



                                                                          Home Equity Loan Delinquencies
                                                                                  and Charge-offs
                                                                              As of and for the Years
                                                                                Ended December 31,
                                                                      ---------------------------------------
                                                                          1997           1996         1995
                                                                      ------------   -----------   ----------
                                                                              (Dollars in thousands)
30-59 days past due ...............................................         1.53%         1.31%        1.76%
60-89 days past due ...............................................         0.81%         0.81%        0.68%
90+ days past due .................................................         4.38%         3.83%        2.42%
Loans charged-off, net ............................................     $ 58,739       $37,039      $24,205
Loans charged-off, net, as a percentage of the Home Equity Loans in
 the serviced loan portfolio at year end ..........................         0.51%         0.45%        0.42%

     Repurchase Obligations

     For certain whole loan sales prior to 1993, the Company is committed to repurchase from investors any such loans that become 90 days (four payments) past due or more. This obligation is subject to various terms and conditions, including, in some instances, a limitation on the amount of loans that may be required to be repurchased in any given year. Based on the Company's repurchase obligations contained in certain of these loan sale contracts and management's estimates of the lives of the underlying portfolios, management believes that there were $40.2 million of Home Equity Loans at December 31, 1997, which the Company may be required to repurchase in the future should such loans become 90 days past due.

     The amount of Home Equity Loans repurchased during the years ended December 31, 1997, 1996, and 1995, were $4.2 million, $7.0 million, and $9.1 million, respectively. At December 31, 1997 and 1996, the Company owned $15.3 million and $24.4 million, respectively, of Home Equity Loans which had been repurchased from investing institutions because such loans had become at least 90 days (four payments) past due. See "Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations."


Commercial Loans

     Overview

     In 1979, the Company received authorization from the SBA to make SBA Loans. Based upon SBA-compiled statistics, during each of the last 15 SBA fiscal years the Company has originated a greater principal amount of SBA Loans than any of the approximately 12,000 banks, savings and loan associations and non-bank lenders that have participated in the SBA program.

     Commercial Loans originated by the Company may be used for owner/user real estate acquisition, construction, renovation, expansion, land and site improvements, acquisition and installation of machinery and equipment and the interest on interim financing. Although the Company intends to increase the number of Small Business Loans it originates, currently, 94% of the Commercial Loans in the Company's serviced loan portfolio are comprised of SBA Loans.

     As of December 31, 1997, Commercial Loans originated in California, Arizona, Texas, Colorado and New Jersey accounted for 31.2%, 7.7%, 6.0%, 5.9% and 5.1% respectively, of the principal amount of Commercial Loans in the serviced loan portfolio. At such date, Commercial Loans originated in any other jurisdiction represented less than 5.0% of the principal amount of the Commercial Loans in the serviced loan portfolio.


     Commercial Loan Origination

     As of December 31, 1997, the Company's 57 Commercial Loan origination offices operated in 49 states and the District of Columbia.

     The Company maintains its national Commercial Loan administrative office in Sacramento, California. Commercial Loans are originated through retail sales offices, organized into seven regions reporting to regional management offices, through the use of brokers and through relationships developed with franchisors. Activities at the local and regional level include business development and loan closing. Activities at the national level include marketing, credit approval, quality control, document preparation, loan servicing and secondary market sales.

     In 1997, approximately 89% of the Company's Commercial Loan originations were SBA Loans consisting of first mortgages for the purchase or finance of commercial real estate, general business loans for business acquisitions, equipment purchases, working capital or debt refinancing.

     All Commercial Loans originated by the Company are evidenced by floating rate notes which adjust quarterly, require payment monthly and are scheduled to amortize fully over their stated term. SBA Loans originated by the Company have terms ranging from seven to 25 years depending upon the use of proceeds, with an average term of approximately 22 years. Generally, seven-year loans are made for working capital, ten-year loans for equipment and 25-year loans for real estate. Small Business Loans originated by the Company have terms ranging from seven years to 30 years with an average term of approximately 25 years.

     Loan officers in the Company's national offices in Sacramento evaluate the applicant's financial statements, credit reports, business reports and plans and other data to determine if the credit and collateral satisfy the Company's standards as to historic debt service coverage, reasonableness of projections, strength of management and sufficiency of secondary repayment and, if applicable, the SBA's eligibility rules. Recommended applications are then forwarded to a credit manager or senior credit officer for approval. In accordance with SBA lending rules, all potential loans are considered first under the Company's conventional loan programs, and only if they do not qualify for conventional financing are they then considered under SBA programs. Loans made pursuant to the SBA Preferred Lender Program (described below) do not require further SBA approval. All other applications for SBA Loans are submitted to the appropriate district SBA office for approval. Prior to funding, any real property to be taken as primary collateral is appraised by independent appraisers.


     SBA Program

     The SBA administers three levels of lender participation in its general business loan program, pursuant to Section 7(a) of the Small Business Act of 1953, as amended, and the rules and regulations promulgated thereunder (the "Small Business Act"). Under the first level of "Section 7(a)" lender participation, commonly known as the Guaranteed Participant Program, the lender gathers and processes data from applicants and forwards it, along with its request for the SBA's guaranty, to the local SBA office. The SBA then completes an independent analysis and makes its decision on the loan application. SBA turnaround time on such applications can vary greatly, depending on its backlog of loan applications.

     Under the second level of lender participation, known as the Certified Lender Program, the "Certified Lender" gathers and processes the application and makes its request to the SBA, as in the Guaranteed Participant Program procedure. The SBA then performs a review of the lender's credit analysis on an expedited basis, which is generally completed within three working days. The SBA generally requires that lenders originate loans meeting certain portfolio quality and volume criteria before authorizing lenders to participate as Certified Lenders. Authorization is granted on an SBA district by district basis.

     Under the third level of lender participation, known as the Preferred Lender Program, the lender has the authority to approve a loan and to obligate the SBA to guarantee the loan without submitting an application to the SBA for credit review. The lender is required to notify the SBA of the approved loan, along with the submission of pertinent SBA documents. The standards established for participants in the Preferred Lender Program, the SBA's highest designation, are more stringent than those for participants in the Certified Lender Program. The Company has been named a Preferred Lender by the SBA in virtually all of the major SBA loan markets in which it competes. Most of the Company's SBA Loans are currently originated under the Preferred Lender Program.


     SBA Guarantees

     Until October 12, 1995, under the Guaranteed Participant and the Certified Lender Programs, for loans of $155,000 or less the SBA guaranteed up to 90% of the principal amount, and for loans in excess of $155,000 with terms of less than 10 years the SBA guaranteed up to 85% of the principal amount. For loans in excess of $155,000 with terms greater than 10 years, the maximum guaranty was 75% of the principal amount. Under the Preferred Lender Program, the maximum guaranty was 70%.

     After October 12, 1995, under the Guaranteed Participant and the Certified Lender Programs, for loans of $100,000 or less the SBA guarantees up to 80% of the principal amount; all other loans have a maximum guaranty of up to 75%. The SBA's maximum guaranty per borrower under all three programs is $750,000, with certain exceptions. In the event of a default by the borrower, any losses resulting therefrom are shared pari passu between the Company and the SBA. If the SBA establishes that any resulting loss is attributable to substantial deficiencies in the manner in which the loan was originated, documented or funded by the Company, the SBA may seek recovery of funds from the Company.

     Due to federal budgetary constraints in 1995, the SBA had imposed a maximum loan size for SBA Loans of $500,000 from January 1 through October 12, 1995. The Company reviewed alternatives to address the effects of that change and, as a result, made some companion Small Business Loans, in conjunction with SBA Loans, when borrower needs exceeded $500,000. Effective May 5, 1997, the SBA again imposed a maximum loan size for SBA Loans of $500,000. This maximum loan size was imposed because of the impact high national demand for SBA Loans was having on the SBA's budget at that time. A revised analysis of funding by the SBA led to the lifting of the limitation on June 4, 1997. To date, such limitations have not had a material effect on the Company's volume of SBA Loan originations.


     Commercial Loan Servicing and Sales

     The Company sells and services substantially all the Commercial Loans it originates. Servicing includes collecting payments from borrowers and remitting payments to investors (including, with respect to the guaranteed portion of SBA Loans, to the FTA (defined below)), accounting for principal and interest, contacting delinquent borrowers and supervising loan liquidations. The Company's quality control staff reviews loan files to confirm that the loans are originated and maintained in accordance with its requirements and applicable SBA regulations. The Company typically conducts field visits to each borrower's place of business at least once during the year the loan is made and once again within 24 months thereafter.

     The Company sells the guaranteed portion of its SBA Loans individually and sells the unguaranteed portion of the SBA Loans and its Small Business Loans in the form of Asset-Backed Securities. The Company generally sells its individual guaranteed portions of SBA Loans to financial institutions or broker-dealers for their investment or resale. Investors in the guaranteed and unguaranteed portions of SBA Loans and the Company (with respect to any portion retained) share ratably in all principal collected from the borrowers with respect to the SBA Loans.

     SBA Loans are written at a variable rate of interest which generally is limited to a maximum of 275 basis points over the lowest prime lending rate published in The Wall Street Journal adjusted on the first day of each calendar quarter. The guaranteed portions of SBA Loans are converted by the SBA to registered government-guaranteed certificates and the certificates are sold to investors to yield a variable rate that adjusts relative to the prime rate. SBA lenders are required to pay a fee to the SBA of 40 basis points per annum on the outstanding balance of the guaranteed portion of all loans sold in the secondary market between September 1, 1993 and October 12, 1995. For SBA Loans approved on or after October 12, 1995 a fee equal to 50 basis points per annum on all SBA Loans is payable.

     The SBA has contracted with Colson Services Corp. to serve as the exclusive Fiscal and Transfer Agent (the "FTA") for the guaranteed portion of SBA Loans sold in the secondary market. The Company collects payments from borrowers and remits to the FTA amounts due to investors. The FTA then remits such amounts to the investors and administers the transfer of SBA-guaranteed interests of SBA Loans from one investor to another.

     Through December 31, 1997, the Company had sold $762.0 million of the unguaranteed portions of SBA Loans and $198.0 million of Small Business Loans in the form of Asset-Backed Securities. Such Asset-Backed Securities represent beneficial ownership interests in a trust consisting primarily of the right to receive payments and other recoveries attributable to a pool of such Commercial Loans. The principal and interest payments attributable to these certificates are remitted by the Company, as the servicer of the loan pool, to the trust and then passed from the trust to the investors in such Asset-Backed Securities.

     The Company's credit enhanced Commercial Loan Asset-Backed Securities have all received an investment grade rating from Moody's and Duff. Asset-Backed Securities provide an important source of liquidity for the Company, and the Company intends to continue to offer Commercial Loan Asset-Backed Securities.

     The investors' protection from losses is generally provided by structuring mechanisms and cash deposits. At December 31, 1997 and 1996, the Company had $37.4 million and $25.6 million, respectively, of short-term cash investments held in restricted interest-bearing accounts to protect investors from losses in SBA Loan Asset-Backed Securities. See "Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Delinquency and Collections

     As a general matter, when an SBA Loan becomes 75 days past due, the Company initiates procedures that may result in the SBA purchasing the guaranteed portion from the holder of the defaulted loan. The SBA will pay the guaranteed portion of the principal balance, together with accrued interest covering a period generally not to exceed 120 days. The Company's collection officers contact delinquent borrowers and continue to maintain contact until the loan is brought current or is liquidated. Generally, after a Commercial Loan becomes 90 days delinquent, the Company delivers a demand notice and begins the process of workout, foreclosure and liquidation.

     At December 31, 1997, the Commercial Loan real estate owned portfolio, which is carried at the lower of carrying value or fair value less estimated cost to sell, was $1.1 million. In addition, at December 31, 1997, the Company serviced $9.5 million of real estate owned by trusts in connection with Commercial Loan Asset-Backed Securities.

     The following table shows the Company's delinquency and charge-off experience with respect to Commercial Loans:



                                                                                    Commercial Loan Deliquencies
                                                                                          and Charge-offs
                                                                                   As of and for the Years Ended
                                                                                            December 31,
                                                                             ------------------------------------------
                                                                                 1997           1996           1995
                                                                             ------------   ------------   ------------
                                                                                       (Dollars in thousands)
30-59 days past due ......................................................         0.65%          1.08%          1.01%
60-89 days past due ......................................................         0.41%          0.60%          0.35%
90+ days past due ........................................................         4.73%          4.21%          3.97%
Unguaranteed portion of Commercial Loans in the serviced loan
 portfolio ...............................................................     $830,431       $627,563       $437,829
Loans charged-off, net ...................................................     $  2,401       $  2,553       $  1,732
Loans charged-off, net, as a percentage of the unguaranteed portion of
 the Commercial Loans in the serviced loan portfolio at year end .........         0.29%          0.41%          0.40%

Student Loans

     Overview

     The Company was authorized in 1984 by the United States Department of Education (the "DOE") to make Student Loans under the Higher Education Act. As of December 31, 1997, Student Loans originated in California, Florida, Texas, New Jersey and New York accounted for 31.0%, 18.7%, 13.1%, 8.0% and 6.2% respectively, of the principal amount of the

Student Loans in the serviced loan portfolio. At such date, Student Loans originated in any other jurisdiction represented less than 3.0% of the principal amount of Student Loans in the Student Loan serviced loan portfolio.


Student Loan Program Participation

     The Company primarily originates subsidized and unsubsidized Stafford Loans (formerly known as Guaranteed Student Loans), Consolidation Loans and parental loans for dependent students ("PLUS Loans"), all of which are or were part of the federal government's Federal Family Education Loan Program. The federal government eliminated Supplemental Loans for Students ("SLS Loans") in favor of the unsubsidized Stafford Loan Program in 1994.

     Currently the borrower's interest rate for both subsidized and unsubsidized Stafford Loans made on or after July 1, 1995 is a variable rate of 250 basis points over the 91-day T-bill rate during deferral periods, rising to 310 basis points over the 91-day T-bill rate during the loan repayment phase, with a maximum rate to the borrower of 8.25% per annum. For both subsidized and unsubsidized Stafford Loans made on or after July 1, 1995 the lender's yield is 250 basis points over the 91-day T-bill rate during deferral periods, but rises to 310 basis points over the 91-day T-bill rate during the loan repayment phase. However, there is language in the Higher Education Act (the "HEA") that will change the borrower interest rate for both subsidized and unsubsidized Stafford loans to a variable rate equal to the bond equivalent rate of the securities with a comparable maturity as established by the Secretary of Health, Education and Welfare (the "Secretary") plus 100 basis points for both the deferral and repayment phases of the loan period, with a maximum rate to the borrower of 8.25%, for all student loans initially disbursed on or after July 1, 1998. It is unclear whether such rate calculation will be implemented and it is uncertain at this time what substitute rate calculation, if any, might be adopted. The Company believes that the language in the HEA, if left unchanged, could materially affect the result of operations of the Student Loan division. The Company is actively pursuing legislative remedies to effect a change to the HEA.

     Most Stafford Loans made prior to July 1, 1995 bear a slightly higher lender yield and borrower rate of interest and are subject to different and slightly higher interest rate caps. If the lender's guaranteed yield exceeds the borrower's maximum interest rate, the DOE, in most cases, pays the difference to the lender or holder. Students must commence repaying Stafford Loans six months after graduation or otherwise leaving school.

     Stafford Loans ("Subsidized Stafford Loans") are available to eligible dependent or independent students who can demonstrate financial need and thus qualify for the federal subsidy of interest which characterizes this loan type. Stafford Loans ("Unsubsidized Stafford Loans") are available to students who cannot demonstrate sufficient financial need to qualify for the in-school interest subsidy paid by the DOE on Subsidized Stafford Loans. The DOE pays the interest on a Subsidized Stafford Loan to the lender or other holder of the loan until the student is obligated to make principal payments. In all other respects, Subsidized and Unsubsidized Stafford Loans are the same. Interest that accrues on Unsubsidized Stafford Loans while the borrower is in school (or during certain grace and deferral periods) is either periodically paid by the borrower or deferred and added (capitalized) to the principal balance of the loan.

     SLS Loans were available until July 1, 1994, to eligible independent students who did not meet the financial need tests for Stafford Loans. The interest rate for both the borrower and the lender is 310 basis points over the 52-week T-bill, adjusted annually, effective July 1 of each year. In no event is the borrower required to pay more than 11% per annum. If the lender's guaranteed interest rate exceeds the borrower's maximum interest rate, the DOE pays the difference to the lender subject to certain adjustments. Students are obligated to begin repaying SLS Loans upon disbursement unless an in-school deferral is requested. Almost all students requested and received such a deferral. If the borrower requested and was granted a deferral of the repayment obligation, interest on an SLS Loan accrues during the deferral period and is capitalized as a part of the principal of the loan until the student is obligated to begin monthly amortization. Deferred interest is capitalized by the Company and included in the insured principal amount by the guarantee agencies.

     PLUS Loans are available to parents of eligible dependent undergraduate students. The interest rate characteristics of PLUS Loans are the same as those of SLS Loans, except the interest rate cap was 10% for PLUS Loans made prior to July 1, 1993 and is 9% thereafter. However, there is language in the HEA that will change the borrower interest rate for the PLUS loans to a variable rate equal to the bond equivalent rate of the securities with a comparable maturity as established by the Secretary, plus 210 basis points for the loan period, with a maximum rate to the borrower of 9.0%, for all Plus Loans initially disbursed on or after July 1, 1998. It is unclear whether such rate calculation will be implemented and it is uncertain at this time what substitute rate calculation, if any, might be adopted. The Company believes that the language in the HEA, if left unchanged, could affect the results of operations of the Student Loan division. As indicated above, the Company is actively pursuing legislative remedies to effect a change to the HEA. Parents of the students are obligated to begin repaying PLUS Loans upon disbursement. If the borrower requests and is eligible for a deferral of the repayment obligation, the interest on a PLUS Loan accrues during the deferment period and is capitalized as part of the loan until the parent is obligated to begin monthly amortization. Deferred interest is included in the insured principal amount by the guarantee agencies.

     Consolidation Loans are available to eligible borrowers of Stafford Loans, SLS Loans and PLUS Loans and other federally guaranteed loans (each an "Underlying Federal Loan"). Subject to the satisfaction of certain conditions set forth in the HEA, each holder of a Consolidation Loan will be entitled to the same guaranteed and federal reinsurance arrangements as are available on Stafford Loans, SLS Loans and PLUS Loans. Consolidation Loans originated before November 13, 1997 bear interest at a rate per annum equal to the weighted average of the interest rates on the Underlying Federal Loans (rounded up to the nearest whole percent). The Emergency Student Loan Consolidation Act of 1997 (the "Emergency Act") amended the HEA to allow lenders under the Federal Family Education Loan Program to make Consolidation Loans that include loans under the Federal Student Loan Program ("FSLP"). Lenders may only consolidate FSLP loans based on Consolidation Loan applications received from November 13, 1997 through September 30, 1998 (the "Emergency Period"). Except for the portion of a Consolidation Loan attributable to certain underlying loans, the interest rate on Consolidation Loans made based on applications received during the Emergency Period is a variable interest rate set at the bond equivalent yield on the 91-day T-bills auctioned on the final auction held prior to the preceding June 1, plus 3.10% (subject to an 8.25% cap). This new rate applies for the life of any such Consolidation Loan.

     The Emergency Act changed the interest subsidy provisions applicable to Consolidation Loans made based on applications received during the Emergency Period. The Secretary will make interest subsidy payments on the portion of such Consolidation Loans that repay Subsidized Stafford Loans. For Consolidation Loans made based on applications received after September 30, 1998, the Secretary will not make interest subsidy payments except on loans which consolidate only Subsidized Stafford Loans (same interest subsidy provision existing prior to the Emergency Act). The Emergency Act does not change the special allowance provisions applicable to Consolidation Loans or the repayment requirements. In general, a borrower must repay each Consolidation Loan in scheduled monthly installments over a period from 10 to 30 years, depending on the original principal amount of such Consolidation Loan. Repayment of a Consolidation Loan must commence within 60 days after disbursement of the proceeds to the holders of Underlying Federal Loans, thereby discharging the liability of the borrower thereon.


     Student Loan Guarantees

     The payment of principal and interest on all Stafford Loans, Consolidation Loans, SLS Loans and PLUS Loans is guaranteed by agencies approved by the DOE. With respect to loans originated prior to October 1, 1993, the loans are fully guaranteed against losses due to default, death, disability and bankruptcy; with respect to loans originated on or after October 1, 1993, only 98% of the principal amount and interest of each loan is guaranteed. Such guarantee agencies are, in turn, reinsured for loss by the federal government. The federal guarantee of Student Loans is contingent upon compliance with a variety of due diligence regulations concerning the origination and servicing of Student Loans.


     Student Loan Origination

     At December 31, 1997, the Company was marketing Student Loans in 42 states and the Commonwealth of Puerto Rico through 8 offices. With the exception of the Company's Student Loan operations center in Sacramento, California, these offices are data entry offices out of which marketing and customer service personnel operate. The Company intends to enter additional geographic markets as conditions warrant.

     Maximum loan amounts, interest rates, terms and conditions and eligibility all are determined by the DOE and are the same for all lenders. Prior to funding, each application is guaranteed by the appropriate guarantee agency. All loan applications are reviewed for compliance with federally mandated eligibility criteria and completeness.


     Student Loan Servicing and Sales

     The Company originates Student Loans up to the maximum amount allowed under each particular program, depending upon borrower eligibility. The loans may be used for educational expenses only; generally, the loan proceeds checks are made payable jointly to the student (or, in the case of PLUS Loans, to the parent) and the school. The Company primarily targets students attending four-year colleges and universities.

     The Company currently sells Student Loans through the issuance of Asset-Backed Securities to financial institutions and retains the right to service the loans it originates. Servicing, often through sub-servicers, includes collecting payments from borrowers, remitting payments to investors, accounting for principal and interest, contacting delinquent borrowers and arranging for repayment.

     The Company generally services the loans on behalf of investors during the initial payment deferral period and has contracted with the Pennsylvania Higher Education Assistance Agency, AFSA Data Corporation and Great Lakes Higher Education Servicing Corporation to service the loans during their repayment phase. Prior to selling Student Loans, the Company warehouses them pursuant to a financing arrangement. See "Loan Funding and Borrowing Arrangements" below.

     Through December 31, 1997, the Company has sold $1.8 billion of Student Loans in the form of Asset-Backed Securities. The Student Loan Asset-Backed Securities represent notes issued by and beneficial ownership interests in trusts consisting primarily of the right to receive payments and other recoveries attributable to a pool of Student Loans. The principal and interest payments attributable to these securities are remitted by the Company, as the servicer of the loan pool, to the trusts and then passed from the trusts to investors.

     As a result of various credit enhancements, including insurance provided by third parties, each issue of credit enhanced Student Loan Asset-Backed Securities sold to investors has received a rating of Aaa from Moody's and AAA from S&P. Student Loan Asset-Backed Securities provide an important source of liquidity for the Company and the Company intends to continue to sell Student Loans through sales of Asset-Backed Securities.


Discontinued Operations -- Auto Loans

     Overview

     From 1995 to January 21, 1998, the Company was in the business of originating loans to provide financing to non-prime borrowers for the purpose of purchasing new and used cars, minivans, vans and light trucks. The Company decided to close the Auto Finance division as part of the Company's overall strategy to focus on more profitable areas of lending. As a result, the Auto Finance division is treated as a discontinued operation for financial reporting purposes. The Company will continue to service the existing auto loan portfolio as the loans pay off.

     As of December 31, 1997, Auto Loans originated in California, Illinois, Texas, Georgia, and Florida accounted for 20.6%, 8.3%, 7.5%, 6.8% and 5.8% respectively, of the principal amount of Auto Loans in the serviced loan portfolio. At such date, Auto Loans originated in any other jurisdiction represented less than 2.9% of the principal amount of the Auto Loans in the serviced loan portfolio.


     Auto Loan Servicing and Sales

     The Company sold Auto Loans through the issuance of Asset-Backed Securities. The Company retained the right to service loans it originated.

     Servicing and administrative activities were tailored to non-prime credits. In servicing Auto Loans, the Company: (i) collects payments; (ii) remits payments to investors; (iii) accounts for and posts all payments received; (iv) responds to borrower inquiries; (v) takes all necessary action to maintain the security interest granted in the financed vehicle; (vi) investigates delinquencies and communicates with the borrower to obtain timely payments; (vii) reports interest information to the borrower; (viii) monitors the contract and its related collateral; and (ix) when necessary, repossesses and disposes of the financed vehicle.

     Through December 31 1997, the Company sold $1.1 billion of Auto Loans in the form of Asset-Backed Securities. The Auto Loan Asset-Backed Securities represent individual beneficial ownership interests in a pool consisting of Auto Loans originated by the Company which have been sold to a trust. The principal and interest payments attributable to these certificates are remitted by the Company, as the servicer of the loan pool, to the trust and then passed from the trust to the investor.

     The Auto Loan Asset-Backed Securities all received a rating of Aaa from Moody's and AAA from S&P. Auto Loan Asset-Backed Securities provided an additional source of liquidity for the Company. The investors' protection from losses is generally provided by structuring mechanisms which include combinations of cash deposits and credit enhancement provided by third parties. At December 31, 1997 and 1996, the Company had $26.2 million and $22.5 million, respectively, of short-term cash investments held in restricted interest-bearing accounts to protect investors from losses in Auto Loan Asset-Backed Securities. See "Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".


     Delinquency Control and Collections

     The Company or its agent contacts borrowers for first payment delinquencies commencing 5 days after the borrower's due date and 10 days after the due date for subsequent payments. Contacts continue until payment has been received. Under certain circumstances, the Company will treat as current an account which is in arrears but meets certain criteria. This policy does not forgive interest but could extend the maturity of the loan.

     The Company's collection personnel generally review any account that becomes 15 days delinquent to assess collection efforts to date and to refine, if necessary, collection strategy. Together with senior management, collection personnel generally design a collection strategy that includes a specific deadline within which the obligation must be collected. Accounts that have not been collected during such period are again reviewed, and unless there are specific circumstances which warrant further collection efforts, the account is assigned to outside agencies for repossession of the financed vehicle. Repossessed vehicles are generally resold through wholesale auctions, which are attended principally by Dealers. Regardless of the actions taken or circumstances surrounding a specific delinquent account, any account which reaches 150 days of delinquency is charged-off and the borrower is pursued, subject to legal limitations, for both the collateral and the deficiency.

     At December 31, 1997, the Company serviced $14.1 million of repossessed inventory owned by trust in connection with Asset-Backed Securities.

     The following table illustrates the Company's delinquency and charge-off experience with respect to Auto Loans:



                                                                          Auto Loan Delinquencies
                                                                              and Charge-offs
                                                                       As of and for the Years Ended
                                                                               December 31,
                                                                   -------------------------------------
                                                                       1997         1996         1995
                                                                   -----------   ----------   ----------
                                                                          (Dollars in thousands)
30-59 days past due ............................................        8.75%        2.15%        1.60%
60-89 days past due ............................................        2.40%        0.47%        0.15%
90+ days past due ..............................................        1.15%        0.41%        0.04%
Loans charged-off, net .........................................     $40,466       $7,474      $   290
Loans charged-off, net, as a percentage of the Auto Loans in the
 serviced loan portfolio at year end ...........................        5.20%        1.57%        0.25%

     The Company began originating Auto Loans in 1995 and discontinued operations in January, 1998. Therefore, the above results will not be indicative of the portfolio's future performance as it ages.


Loan Funding and Borrowing Arrangements

     The Company pledges loans to secure available warehouse lines of credit. Warehouse lines are paid down when the Company receives the proceeds from the sale of the loans.

     At December 31, 1997, the Company had credit facilities for warehousing loans totaling $2.5 billion. Outstanding borrowings under these credit lines were approximately $391.6 million with a weighted average interest rate of 6.63% at December 31, 1997. The Company is not required to maintain compensating balances or forward sales commitments under these facilities, which generally mature on a periodic basis and are renewable at the lender's discretion.

     In addition, at December 31, 1997, the Company had outstanding $825.0 million of unsecured senior notes and $250.0 million of subordinated unsecured notes, (collectively, the "Unsecured Notes"), which require principal payments by the Company of $40.0 million in 1998, $190.0 million in 1999, $110.0 million in 2000, $35.0 million in 2001, $475.0 million in 2002 and $225.0 million thereafter. The Unsecured Notes bear interest at rates ranging from 7.30 % to 9.00%, with a weighted average interest rate of 8.21% at December 31, 1997.

     The Company also has an $800.0 million unsecured, revolving credit facility (the "Credit Facility") which expires June 30, 2000. At December 31, 1997, outstanding advances under the Credit Facility were $287.8 million with a weighted average interest rate of 6.36%. This credit facility replaces the $400.0 million unsecured revolving credit facility that would have expired on August 16, 1999.

     Certain of the Company's loan agreements, including the Credit Facility and the agreements pursuant to which the Unsecured Notes were issued (the "Note Agreements"), prohibit Marc Turtletaub and Alan Turtletaub from beneficially owning in the aggregate less than a specified percentage of the outstanding voting stock of the Company, prohibit third parties from beneficially owning more than a specified percentage of the outstanding voting stock of the Company and/or prohibit certain changes in management of the Company. In the case of the Note Agreements, violation of such provisions could require the Company to offer to prepay such Unsecured Notes or could permit the holders of 50% of the outstanding principal amount of any issue of Unsecured Notes to declare all the outstanding Unsecured Notes of such issue immediately due and payable. A default in any of such provisions could also cause defaults under the Credit Facility and other loan agreements. While a majority of the executive officers relevant to such covenants have entered into employment agreements with the Company, there can be no assurance that any or all of such persons will remain employed with the Company. There can be no assurance that Marc Turtletaub and Alan Turtletaub will retain the required percentages of the voting control of the Company necessary to avoid violating such change in control provisions. See "Pending Merger with First Union
Corporation."


Advertising and Marketing

     Management believes that the Company's Home Equity Loan advertising campaigns have been responsible for generating the majority of the Company's applications for Home Equity Loans. Most of the advertising relating to Home Equity Loans is through television and direct mail. The Company monitors the source of its applications to determine the most advantageous methods and manner of advertising to determine the allocation of its funds for this purpose.

     Hall of Fame baseball player Jim Palmer has been the corporate spokesperson for the Company since 1993. The Company believes that Mr. Palmer is an effective spokesperson.

     Advertising relating to Home Equity Loans features the Company's 24-hour toll-free telephone number 1-800-LOAN-YES. Potential customers in geographic regions served by the Company who call this number are automatically transferred to the office nearest the caller's location or to the Company's centralized
Call Centers. The Company also utilizes a network of account executives responsible for originating Home Equity Loans through home improvement contractors, mortgage brokers and bankers. The Company also purchases loans in bulk.

     The Company's Commercial Loan division utilizes a national network of Business Development Officers ("BDOs"), who are responsible for calling on businesses in their respective local markets and marketing Commercial Loans for the Company. BDOs work closely with their local commercial real estate brokerage community, including major real estate brokerage firms, for referrals. The Company also works directly with large national franchisers and professional associations to market Commercial Loans.

     The Company's primary advertising for Commercial Loans is in local business print media and commercial real estate business publications. Advertising for Commercial Loans supports the activities of the BDOs, who are the primary direct source of the Company's Commercial Loan business.

     The Company's Student Loan division utilizes a network of Regional Account Executives ("RAE's") to work closely with colleges and universities. Additionally, the RAE's provide borrowers with a variety of written promotional materials through high school and college admissions personnel. The Company also works directly with student and parent borrowers via its toll free telephone number, 1-800 EDUCAID and its home page on the internet at www.educaid.com.


Loss Assumptions

     The Company provides for credit losses in the calculation of gain on sale of receivables. The calculation is based upon future value of the expected cash flows and includes assumptions relating to credit losses (defaults). These loss assumptions are based upon the present value of the projected future losses estimated on a static pool basis. The Company's charge-off policy is based on a review of each individual receivable.


Allowance for Credit Losses on Loans Not Sold

     The Company employs the allowance method for the purpose of providing for credit losses on loans not sold. Provision for credit losses on loans not sold is charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover anticipated losses resulting from liquidation of outstanding loans. The allowance for credit loss is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, and collateral values. The company's charge-off policy is based on a review of each individual receivable.

The activity in the allowance for credit losses on loans not sold is summarized as follows:



                                                                                 As of and for the Years Ended
                                                                                          December 31,
                                                                           ------------------------------------------
                                                                               1997           1996           1995
                                                                           ------------   ------------   ------------
                                                                                     (Dollars in thousands)
Balance, beginning of year .............................................    $  19,895      $  15,591      $  14,014
Provision for credit losses on loans not sold:
 Continuing operations .................................................        9,223         14,828         20,222
 Discontinued operations ...............................................        3,010          2,412            420
Net loans charged off and reclassification to collateral owned .........      (12,110)       (12,936)       (19,065)
                                                                            ---------      ---------      ---------
Balance, end of year ...................................................    $  20,018      $  19,895      $  15,591
                                                                            =========      =========      =========

Regulation

     Generally

     The Company's operations are subject to extensive local, state and federal regulations including, but not limited to, the following federal statutes and regulations promulgated thereunder: the Small Business Act, the Small Business Investment Act of 1958, as amended, (the "SBIA"), Title 1 of the Consumer Credit Protection Act of 1968, as amended (including certain provisions thereof commonly known as the "Truth-in-Lending Act" or "TILA"), the Equal Credit Opportunity Act of 1974, as amended (the "ECOA"), the Fair Credit Reporting Act of 1970, as amended (the "FCRA"), Title IV of the HEA, the Fair Debt Collection Practices Act, as amended and the Real Estate Settlement Procedures Act (the "RESPA"). In addition, the Company is subject to state laws and regulations with respect to the amount of interest and other charges which lenders can collect on loans (e.g., usury laws).

     In the judgment of management, existing statutes and regulations have not had a materially adverse effect on the business done by the Company. However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or interpretations, nor their impact upon the future business, financial condition or prospects of the Company.


     Home Equity Loans

     Mortgage lending laws in the United States and the United Kingdom generally require licensing of the lender, limitations on the amount, duration and charges for various categories of loans, adequate disclosure of certain contract terms and limitations on certain collection practices and creditor remedies. Most states have usury laws which limit interest rates, although the limits generally are considerably higher than current interest rates that the Company charges. State regulatory authorities may conduct audits of the books, records and practices of the Company's operations. The Company is licensed to do business in each jurisdiction in which it does business and in which such licensing is required and believes it is in compliance in all material respects with these regulations.

     The Company's United States Home Equity Loan origination activities are subject to TILA and Regulation Z promulgated thereunder. TILA contains disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions, in order to give them the ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel certain credit transactions, including any refinanced mortgage or junior mortgage loan on a consumer's primary residence. The Company believes that it is in compliance in all material respects with TILA.

     The Company is also required to comply with the ECOA which, in part, prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants who are turned down for credit of the reasons therefor. In instances where a loan applicant is denied credit or the rate or charge for a loan is increased as a result of information obtained from a consumer credit agency, another statute, the FCRA, requires the lender to supply the applicant with the name and address of the reporting agency. Under RESPA and Regulation X thereunder, disclosures to certain borrowers are required to be made within prescribed time frames. Good faith estimates of applicable closing costs are provided where required.

     In the United Kingdom, the Company's Home Equity Loan origination operations are subject to, among other requirements, the Unfair Terms, Consumer Contract Regulations of 1994 providing for customer redress of possible unfair loan terms or conditions and Advertising Standard Regulations which govern advertising.

     The Company's involvement in FHA Title I guaranteed lending activities requires compliance with the regulatory and reporting requirements of the FHA. The FHA only guarantees loans that comply with certain rigorous standards.


     Commercial Loans

     SBA Loans are governed by federal statutes (the SBIA) and the regulations promulgated by the SBA and may be subject to regulation by certain states. These federal statutes and regulations specify the types of loans and loan amounts which are eligible for the SBA's guaranty as well as the servicing requirements imposed on the lender to maintain SBA guarantees.

     Although most states do not regulate commercial loans, certain states do require licensing of lenders, have limitations on interest rates and certain charges, require adequate disclosure of certain contract terms and place limitations on certain collection practices and creditor remedies. Authorities in those states that regulate the Company's Commercial Loan activities may conduct audits of the books, records and practices of the Company.

     The Company is also required to comply with certain portions of the ECOA which are applicable to its Commercial Loans. The Company must comply with ECOA's prohibition against discrimination on the basis of race, color, sex, age or marital status and with the portion of Regulation B under the ECOA that requires lenders to advise loan applicants of the reasons their credit request was declined or subject to other adverse action.


     Student Loans

     Virtually every aspect of federally guaranteed student lending is highly regulated pursuant to the HEA, including such matters as eligibility criteria for borrowing, loan size limitations, interest rates, disclosure, repayment terms and conditions, and loan origination and servicing requirements. Although the Company believes it is in compliance in all material respects with all applicable federal laws and regulations relating to Student Loans, there can be no assurance that more restrictive laws and regulations will not be adopted which could adversely impact the Company's Student Loan business.

     Under the Omnibus Budget Reconciliation Act of 1993, Congress made a number of changes that may affect the financial condition of the entities which guarantee Student Loans. In addition, that legislation greatly expanded the Federal Direct Student Loan Program volume to a target of 60% of Student Loan demand in academic year 1998-1999, which could result in decreasing volumes of Student Loans originated by the Company. For the past three years, the DOE has failed to meet its statutorily prescribed targets for market share. There can be no assurance that such changes will not have an adverse effect on the Company's volume of Student Loan originations or on its ability to securitize the Student Loans it originates due to the potential adverse impact on the Student Loan guarantors. Also see "Student Loans -- Student Loan Program Participation". Finally, federal legislation considered from time to time could modify many of the provisions of existing federal laws relating to Student Loans.


Competition

     The businesses in which the Company engages are competitive, with competition occurring primarily on the basis of the type of loan, interest rates and service. Competitors in the financial services business include specialty finance companies, commercial banks, credit unions, thrift institutions, industrial banks, credit card issuers, commercial finance companies, leasing companies and investment banks, many of which have considerably greater financial, technical and marketing resources than the Company. Substantial national financial services networks have been formed by major brokerage firms, insurance companies, retailers and bank holding companies. The Company believes that it competes on the basis of providing competitive rates, prompt, efficient and complete service and organizational efficiency. Other national competitors include Associates First Capital, ContiMortgage Corp., First Plus Financial, Household Financial Services, United Companies, EquiCredit and Beneficial Corp. Competition for the Home Equity Loans varies a great deal across geographic regions. On a local level, banks and smaller independent mortgage companies are a competitive force.

     The Company's major competitors for Commercial Loans vary from region to region and market to market. Its primary competitors are regional banks and non-bank lenders such as AT&T Capital Corp. and Heller First Capital. In addition, state chartered business and industrial development companies offer competition in certain states.

     The origination portion of the student loan industry is becoming increasingly concentrated. Many national and local banks make Student Loans, but few have a focus on Student Loans. The Company's principal national competitors are Citibank, N.A., Bank America Corp., Chase Manhattan Bank, Key Corp., Bank One and Norwest Bank. In addition to competition from other lenders, the Company faces competition from the Federal government. In 1993, Congress authorized a

"direct loan program" to be phased in through the 1998-1999 academic year. The Company believes that yet-to-be recognized costs to the federal government may eventually prevent full implementation of the direct loan program. Full implementation of the direct loan program as presently constituted could result in an adverse impact on this part of the Company's business.


Environmental Policies

     In the course of its business, the Company has acquired, and may in the future acquire, through foreclosure, properties securing loans it has originated or purchased which are in default. In the event that hazardous substances or wastes, contaminants, pollutants, or sources thereof were to be discovered on such properties after acquisition by the Company, the Company might be required to remove such substances from the affected properties at its sole cost and expense.

     The Company has instituted a policy with respect to Commercial Loans and certain of its Home Equity Loans secured by multifamily properties that is designed to protect the Company from environmental risks and liabilities. In the loan origination process for Commercial Loans, the Company's standard commitment letter to be signed by the applicant includes representations that the property is free of contamination from hazardous materials and complies with various other environmental requirements. Questions in the Commercial Loan application designed to elicit possible environmental risks associated with a particular Commercial Loan must be completed by every applicant. Company personnel or designated agents are required to visit, and prepare an analysis of, the site prior to submitting the loan for approval. The site is also reviewed against a computerized, geographically customized selection of federal and state environmental databases in order to determine whether environmentally sensitive activities may have occurred on or near the property. Any site with such indications must be fully investigated and cleared for specific commercial use by environmental professionals and/or appropriate governmental regulators, prior to loan closing. Additionally, if a business operated on or adjacent to the collateral generates hazardous waste, clearance by environmental professionals and/or appropriate governmental regulators is also required. Applicants are also required to indemnify the Company and provide a certificate that the property is free of hazardous waste which would materially affect the prepared use of the property and will remain so during the term of the loan. Additional factors may be evaluated, and requirements imposed, depending upon the findings derived from the above-described procedures and the particular circumstances of the loan or the location of the collateral. All appropriate licenses and permits must be procured by the applicant prior to funding.

     In the liquidation process for Commercial Loans, in addition to the environmental policy described above, before foreclosure is commenced on real property collateral, a determination is made as to whether the collateral is on or adjacent to property where environmentally sensitive activities may have occurred. If that is the case, then a satisfactory environmental site assessment must be obtained prior to foreclosure. Decisions to foreclose upon real property securing SBA Loans and certain Small Business Loans are made in conjunction with the SBA.

     The Company does not have an explicit environmental policy applicable with respect to loans other than Commercial Loans and Home Equity Loans secured by multifamily properties.


Employees

     As of December 31, 1997, the Company had 4,412 employees (full-time and part-time), 3,264, 436 and 192 of whom were employed in connection with the Company's Home Equity Loan, Commercial Loan and Student Loan activities, respectively. The remaining 520 employees work in Corporate/Administration. In addition, the Company had 473 employees (full-time and part-time) employed in the Auto Finance division, at December 31, 1997. Most of the Auto Finance division employees were terminated in January 1998 in connection with the closing of that division, except for approximately 110 employees who remain to service the Auto Finance serviced loan portfolio. The Company is not subject to any collective bargaining arrangements. The Company believes that its employee relations are good.


Item 2. Properties

     The Company's headquarters are located in Union, New Jersey and in Sacramento, California. The Company occupied approximately 50,000 square feet in Union under a lease expiring in 2000. As of February 28, 1998, the Company occupied approximately 468,000 square feet in Sacramento, primarily in ten office buildings, under several leases expiring at various times through 2001.

     In May 1996, the Company began development of an office building located in West Sacramento, California. It is anticipated that full occupancy of the building will occur in the second quarter of 1998. The 400,000 square foot building will help centralize operations and support additional staff from the anticipated growth of the business.

     Of the Company's 211 branch offices at December 31, 1997, two in New Jersey are owned by the Company. All other offices of the Company are leased pursuant to leases expiring at various dates through 2003. Management believes that its facilities are suitable for its business as presently conducted.


Item 3. Legal Proceedings

     Because the nature of the business of the Company involves the collection of numerous accounts, the validity of liens and compliance with state and federal lending laws, the Company is subject to numerous claims and legal actions in the ordinary course of its business. While it is impossible to estimate with certainty the ultimate legal and financial liability with respect to such claims and actions, the Company believes that the aggregate amount of such liabilities will not result in monetary damage which in the aggregate would have a material adverse effect on the financial condition or results of operations of the Company.


Item 4. Submission of Matters to a Vote of Security Holders

     None.

                                    PART II
Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

     The Common Stock has been traded on the New York Stock Exchange under the symbol "MON" since December 10, 1997. Prior thereto, the Common Stock was traded on the Nasdaq National Market System under the symbol "MONE". The following table sets forth for the periods indicated the range of the high and low sale prices for the Common Stock. All quotations for 1996 and through December 9, 1997 reflect the price of the Common Stock as quoted on the Nasdaq National Market System. All quotations from and after December 10, 1997 reflect the price of the Common Stock as quoted on the New York Stock Exchange. Such quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.



                                                  Dividends                                               Dividends
                                                   Paid Per                                               Paid Per
          1997               High        Low        Share            1996            High        Low        Share
------------------------ ----------- ----------- ----------- ------------------- ----------- ----------- ----------
First Quarter ..........  $  30.13    $  20.38    $   .030    First Quarter ..    $  27.87    $  13.25    $   .020
Second Quarter .........     29.00       16.38        .035   Second Quarter ..       28.25       21.00        .025
Third Quarter ..........     37.50       28.13        .035    Third Quarter ..       26.50       18.50        .025
Fourth Quarter .........     31.88       17.56        .040   Fourth Quarter ..       31.63       25.75        .030

     On February 26, 1998, the Company had approximately 270 holders of record of its Common Stock. The Company believes its Common Stock is beneficially held by in excess of 22,181 shareholders.

     In 1997 and 1996, the Company paid quarterly dividends aggregating $8.1 million and $5.7 million, respectively, on its Common Stock. The Company anticipates continuing its quarterly dividend program. However, The Merge Agreement with First Union restricts the Company's ability to increase its dividend and may affect the timing of dividend payments.

     The Preferred Stock ranks prior to the Common Stock as to the payment of dividends and distribution of assets upon liquidation. The liquidation preference of each share of Preferred Stock is an amount equal to the sum of $26.50 and all accrued and unpaid dividends thereon.

     The Credit Facility and the agreements pursuant to which certain of the Unsecured Notes were issued restrict the ability of the Company and certain of its subsidiaries to pay dividends or to make other distributions and investments. In addition, certain of the Company's warehouse lines incorporate the restrictions contained in the Unsecured Note agreements or otherwise contain similar restrictions. At December 31, 1997, the Company has available $358.5 million for the payment of certain distributions, including dividends, under the most restrictive of the operating and financial covenants contained in these agreements. All dividends paid by the Company have been in compliance with the above-stated restrictions.

Item 6. Selected Financial Data

Selected Consolidated Financial Data:



                                                              As of and for the Years Ended December 31,
                                             ----------------------------------------------------------------------------
                                                   1997          1996(1)         1995(1)        1994(1)        1993(1)
                                             --------------- --------------- -------------- -------------- --------------
                                                       (Dollars in thousands, except share and per share data)
Selected Consolidated Statements of
 Financial Condition Data:
Receivables, net ...........................  $  1,287,484    $  1,157,889     $  908,302     $  575,143     $  564,976
Interest-only strip receivables ............     1,170,254         811,400        518,347        310,627        199,026
Total assets ...............................     3,136,701       2,391,940      1,667,093      1,101,281        878,743
Notes payable (excluding senior notes) .....       691,081         682,197        420,892        321,420        296,636
Unsecured senior notes .....................       825,000         637,000        655,000        355,000        205,000
Subordinated debt ..........................       250,000           2,000         24,000         24,000         41,000
Shareholders' equity .......................       666,066         582,509        241,126        194,263        165,313
Selected Consolidated Statements of
 Income Data:
Gain on sale of receivables ................  $    574,553    $    395,120     $  273,967     $  213,625     $  121,960
Finance income, fees earned and other ......       256,248         209,919        152,048         70,557         60,233
Operating expenses .........................       451,611         332,945        234,332        181,784        107,306
Provision for credit losses on loans not
 sold ......................................         9,223          14,828         20,222          6,312          5,130
Interest expense ...........................       142,218         118,651         92,830         43,059         29,184
Income from continuing operations ..........       132,629          80,807         46,072         31,321         21,771
Net earnings from continuing operations
 per common share:
   Basic(2) ................................  $       2.13    $       1.42     $     0.90     $     0.62     $     0.48
   Assuming dilution(3) ....................          2.06            1.38           0.89           0.61           0.48
Cash dividends per common share ............          0.14            0.10           0.07           0.05           0.04
Selected Other Financial Data:
Volume of loans originated or
 purchased .................................  $  7,801,014    $  5,693,054     $3,822,971     $2,779,408     $1,699,010
Outstanding serviced loan portfolio ........    16,493,944      12,192,432      8,621,467      5,898,469      3,872,708

---------
  (1) Certain reclassifications have been made to the previous years selected consolidated financial data to conform to the 1997 presentation, including the adoption of FAS Nos. 125 and 128 and the effects of removing the accounts of the discontinued operations from continuing operations.

  (2) Basic net earnings per share of Common Stock is computed using the income available to common shareholders and the weighted average number of shares of Common Stock actually outstanding during each period. In addition, all share and per share amounts have been restated to reflect stock splits effected by the Company.

  (3) Diluted net earnings per share of Common Stock is computed using the income available to common shareholders and the weighted average number of shares of Common Stock actually outstanding plus the net effect of the assumed conversion of the Preferred Stock and the assumed conversion of stock options, to the extent they are dilutive. In addition, all share and per share amounts have been restated to reflect stock splits effected by the Company.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

     Certain statements under this caption constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuations in interest rates, credit quality and government regulation.


     Adoption of New Accounting Policies

     See Note 1 to consolidated financial statements for the adoption of new accounting policies.


     Recent Accounting Developments

     See Note 1 to consolidated financial statements for recent accounting developments.


     Certain Accounting Considerations

     As a fundamental part of its business and financing strategy, the Company sells the majority of its loans with the servicing retained. The majority of the Company's revenue is recognized as gain on sale of receivables. The calculation of the gain on sale is determined in part by the allocation of fair value between the loans sold and the retained interest (interest-only strip receivables). The calculation of the fair value of the interest-only strip receivables is based upon the present value of future expected cash flows ("Spreads") and utilizes certain estimates made by management at the time loans are sold. These estimates include the following: (i) the discount rate used to calculate present value; (ii) the rate of prepayment; (iii) adequate servicing compensation; and (iv) annual loss (default) assumption. The rate of prepayment of loans may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing to borrowers. The effect of those factors on loan prepayment rates may vary depending on the type of loan. Estimates of prepayment rates are made based on management's expectations of future prepayment rates, which are based, in part, on the historical rate of repayment of the Company's loans and other considerations. There can be no assurance of the accuracy of management's estimates. Moreover, when the Company introduces new loan products, such as 125 LTV Loans, there can be no assurance that the historic performance of the Company's other loan products will accurately predict the future performance of such new loan products. If actual prepayments occur more quickly than was projected at the time loans were sold, the carrying value of the interest-only strip receivables may have to be written down through a charge to earnings in the period of adjustment. The timing of sales of the Company's loans may impact the Company's earnings from quarter to quarter. Accordingly, both the timing of sales of the Company's loans and the amount of loans sold will impact the Company's earnings from quarter to quarter. Subsequent to the initial recognition of the interest-only strip receivables, on-going assessments are made to determine the fair value of the expected future cash flows based upon current market conditions. The asset is measured like available-for-sale securities or trading securities under FAS No. 115 and, accordingly, adjustments to the fair value are recorded based upon those classifications. At December 31, 1997, the interest-only strip receivables are classified as trading securities.

     The following chart presents certain weighted average estimates and Spreads used in the calculation of the interest-only strip receivables:



                                           Years Ended December 31,
                                    ---------------------------------------
                                        1997          1996          1995
                                    -----------   -----------   -----------
Discount rates:
   Home Equity Loans ............       11.70%        11.30%        11.60%
   Commercial Loans .............       10.50%        10.50%        11.20%
   Student Loans ................        8.30%         8.20%         8.70%
   Auto Loans ...................       12.00%        12.00%        12.00%
Prepayment rates:
   Home Equity Loans(1) .........       26.00%        25.00%        22.00%
   Commercial Loans(1) ..........        9.00%         9.00%         8.50%
   Student Loans(1)(3) ..........        3.00%         4.00%         2.50%
   Auto Loans(2) ................        1.90%         1.80%         1.50%
Adequate servicing compensations:
   Home Equity Loans ............        0.38%         0.35%         0.35%
   Commercial Loans .............        0.40%         0.40%         0.40%
   Student Loans(3) .............        0.85%         0.85%         0.85%
   Auto Loans ...................        1.50%         1.50%         1.50%
Annual loss assumptions:
   Home Equity Loans ............        0.75%         0.65%         0.65%
   Commercial Loans .............        0.20%         0.20%         0.25%
   Student Loans ................          --            --            --
   Auto Loans ...................       12.50%         4.30%         2.90%
Spreads:
   Home Equity Loans ............        4.55%         3.68%         3.65%
   Commercial Loans .............        2.21%         2.09%         2.04%
   Student Loans ................        1.76%         1.90%         1.63%
   Auto Loans ...................       10.13%        10.09%        10.60%

---------
      (1) Represents an annual prepayment rate (HEP/CPR).

      (2) Represents a monthly rate based on original principal balance (ABS).

      (3) Represents an average of the in-school and repayment periods.

     The Company has several strategies which it employs in an attempt to minimize the risk of interest rate fluctuations during the period between the time it originates loans and the time such loans are sold: (i) the Company attempts to package and sell loans on a regular basis, thereby minimizing the period during which loans are held; (ii) the Company usually does not fix the interest rate applicable to fixed rate Home Equity Loans it originates until shortly prior to the closing of the loans; (iii) the Company, from time to time, purchases and sells government securities at agreed upon prices as an economic hedge; and (iv) in certain securitizations, the Company enters into an agreement that allows it to sell loans in the future at an agreed upon price ("pre-funding"). The Company has basis risk on certain variable rate loans it sells where the customer and investor rates are based upon different indices and adjust at varying intervals.

 Financial Condition at December 31, 1997

     On January 21, 1998, the Company decided to cease originating loans in the Auto Finance division as part of an overall strategy to focus on more profitable areas of lending. As a result, the Auto Finance division has been treated as a discontinued operation for financial reporting. The results of continuing operations of the Company are reported separately from the discontinued Auto Finance division. The remaining assets and liabilities of the Auto Finance division are included in the Consolidated Statements of Financial Condition.

     Cash and cash equivalents increased $138.7 million to $301.7 million at December 31, 1997 from $163.0 million at December 31, 1996. This is a result of net cash provided by financing activities offset in part by net cash used in operating activities and investing activities.

     Short-term cash investments increased $33.9 million to $195.6 million at December 31, 1997 from $161.7 million at December 31, 1996. These investments consist of restricted cash deposits held in interest-bearing accounts for the protection of investors from losses in various securitization transactions. The increase over the previous year is due to incremental deposits made to restricted cash accounts to achieve specified subordination levels. The restrictions on deposits decrease as the underlying loans liquidate to certain specified levels.

     Receivables, net, increased $129.6 million to $1.3 billion at December 31, 1997 from $1.2 billion at December 31, 1996. The increase is primarily due to increases in loans held for sale and accrued interest receivable. Loans held for sale increased by $81.7 million to $1.1 billion at December 31, 1997 from $1.0 billion at December 31, 1996, and accrued interest receivable increased by $41.3 million to $110.1 million at December 31, 1997 from $68.8 million at December 31, 1996, as a result of the growth in the serviced loan portfolio. The increase in loans held for sale was due primarily to loans originated and purchased exceeding loan sales by $97.7 million. Originations, including the Auto Finance division, increased 37% to $7.8 billion in 1997 from $5.7 billion in 1996, primarily as a result of the Company providing greater variety of products and diversification in the methods of loan origination.

     The interest-only strip receivables increased by $358.9 million to $1.2 billion at December 31, 1997 from $811.4 million at December 31, 1996. This increase was due to the initial recognition of fair value of the interest-only strip receivables of $589.5 million, and the initial recognition of unrealized gain on loans sold during the year ended December 31, 1997 of $27.3 million. Offsetting these increases is net amortization of $148.9 million, and the sale of certain interest-only strip receivables of $109.0 million.

     Property and equipment, net, increased by $79.6 million to $153.1 million at December 31, 1997 from $73.5 million at December 31, 1996. This increase for the year ended December 31, 1997 is primarily a result of $43.5 million of development costs for the construction of an office building in West Sacramento, California. The building is expected to be substantially completed in the first quarter of 1998, with an anticipated total construction cost of approximately $87.0 million, and with capitalized expenditures to complete the building for occupancy of approximately $10.0 million. In addition, the Company purchased $44.4 million in computer equipment to enhance the branch offices' automation to support new product lines, provide system improvements and electronic document generation, storage and retrieval. Leasehold improvements and furniture and office equipment supporting employee growth increased by $10.9 million. These increases were offset by depreciation and amortization expenses of $19.2 million.

     The Company's operating activities require continual access to financing sources because of the net cash used in operating activities. A primary source of funding for the Company's operations is borrowings under various credit facilities. At December 31, 1997, the Company had notes payable of $1.5 billion, an increase of $196.9 million from $1.3 billion at December 31, 1996. This increase is a result of the public issuance of $300.0 million in senior Unsecured Notes, offset by net principal payments of $94.2 million on Unsecured Notes and the Credit Facility, and a net decrease of $8.9 million in secured warehouse facilities.

     Subordinated debt increased $248.0 million, to $250.0 million at December 31, 1997 from $2.0 million at December 31, 1996. On September 2, 1997, $2.0 million of subordinated debt matured. On December 3, 1997 a public offering was completed for an additional $250.0 million of unsecured subordinated notes.

     Accounts payable and other liabilities increased $208.9 million to $542.2 million at December 31, 1997 from $333.3 million at December 31, 1996. The increase resulted primarily from an increase in funds collected on loans sold and serviced for others ("collections payable") of $169.3 million. This increase is a result of the increase in the loans sold with servicing retained included in the serviced loan portfolio. In addition, miscellaneous liabilities and accrued expenses increased $18.9 million primarily due to accruals for interest and other operating expenses due to the growth of the Company. Also included in accounts payable and other liabilities at December 31, 1997 is an accrual for the loss on disposal of the Auto Finance division of $12.0 million and the recognition of a servicing liability for the Auto Finance division of $8.7 million.

     Income taxes, principally deferred, increased $5.7 million to $152.9 million at December 31, 1997 from $147.2 million at December 31, 1996. This increase is a result of a deferred tax provision of $23.5 million for the year ended December 31, 1997, offset by a net decrease in current taxes payable of $17.8 million for the year ended December 31, 1997. The primary reason for the increase in deferred income taxes is the tax effect of the temporary differences between tax reporting and generally accepted accounting principles which give rise to deferred tax assets and deferred tax liabilities. The most significant of these differences is the gain on sale of receivables.

     Total shareholders' equity at December 31, 1997 was $666.1 million compared to $582.5 million at December 31, 1996, an increase of $83.6 million. The increase in shareholders' equity primarily resulted from net income of $92.1 million. In addition, the Company received proceeds and related tax benefits from exercised stock options of $8.5 million and recognized an adjustment for foreign currency translation of $0.1 million. Shareholders' equity decreased $17.1 million as a result of payment of cash dividends.


     Results of Operations


     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net income from continuing operations is $132.6 million for the year ended December 31, 1997, compared to $80.8 million for the year ended December 31, 1996, an increase of 64%. Net earnings per share (basic) from continuing operations increased 50% to $2.13 for 1997, from net earnings per share (basic) from continuing operations of $1.42 for 1996. Diluted net earnings per share from continuing operations increased 49% to $2.06 for 1997, from diluted net earnings per share from continuing operations of $1.38 for 1996. The increase in net income from continuing operations is primarily attributable to income derived from gain on sale of receivables, including the net unrealized gain on valuation of interest-only strip receivables and finance income and fees earned due to the growth in the Company's serviced loan portfolio.

     The Company reported a net loss from discontinued operations resulting from the closing of its Auto Finance division, combined with an estimated net loss on disposal, of $40.5 million for the year ended December 31, 1997 compared to net income from discontinued operations of $4.8 million for 1996. The net loss per share (basic) from discontinued operations is $0.70 for 1997, compared to net earnings per share (basic) from discontinued operations of $0.09 for 1996. The diluted net loss per share from discontinued operations is $0.63 for 1997, compared with diluted net earnings per share from discontinued operations of $0.08 for 1996.

     The net loss from operations of the Auto Finance division is $33.4 million for the year ended December 31, 1997 compared to net income of $4.8 million for the year ended December 31, 1996. This current year loss is due primarily to an unrealized loss on the interest-only strip receivables to reflect an increase in the annual loss assumption based upon the present value of the projected future losses estimated on a static pool basis.

     The net loss on disposal of the Auto Finance division is $7.1 million. The loss includes reserves necessary for the lease terminations, employment severance and benefits, the write-off of fixed assets and leasehold improvements and an accrual for estimated future operating losses.

     Net income is $92.1 million for the year ended December 31, 1997, compared to $85.7 million for the year ended December 31, 1996, an increase of 8%. Net earnings per share (basic) decreased 5%, to $1.43 for the year ended December 31, 1997 from net earnings per share (basic) of $1.51 for the year ended December 31, 1996. Diluted net earnings per share decreased 2% to $1.43 for the year ended December 31, 1997 from $1.46 for the year ended December 31, 1996.

     Gain on sale of receivables increased 45% to $574.6 million for the year ended December 31, 1997, compared to $395.1 million for the year ended December 31, 1996. Included in gain on sale of receivables are the following: (i) the initial recognition of fair value of the interest-only strip receivables of $547.8 million; (ii) the initial recognition of the unrealized gain on interest-only strip receivables of $77.9 million; (iii) premiums paid on purchased loans (net of non-refundable fees) of $7.0 million; (iv) costs related to the sale of loans of $23.5 million; and (v) losses of $20.6 million on certain transactions structured as an economic hedge that are originated to minimize risk of interest rate fluctuations.

     The provision for credit losses on loans sold is included in the assumptions used to calculate the future expected cash flows of the interest-only strip. Loss assumption rates increased due to increases in the 125 LTV Loans sold during the year. For loss assumptions for 1997 and 1996, see "Certain Accounting Considerations."

     Loans sold with servicing retained total $6.9 billion for the year ended December 31, 1997 compared to $5.0 billion for the year ended December 31, 1996. In addition, loans sold with servicing released total $191.2 million for the year ended December 31, 1997 compared to $41.9 million for the year ended December 31, 1996. Gain on sale of receivables as a percentage of loans sold on Home Equity Loans is 10.48% for the year ended December 31, 1997 compared to 9.62% for the year ended December 31, 1996. Gain on sale of receivables as a percentage of loans sold on Student Loans is 5.79% for the year ended December 31, 1997 compared to 6.00% for the year ended December 31, 1996. Gain on sale of receivables as a percentage of loans sold on Commercial Loans including the unguaranteed portions of SBA Loans is 14.21% for the year ended December 31, 1997 compared to 13.58% for the year ended December 31, 1996. See "Certain Accounting Considerations", for estimates affecting such percentages.

     Home Equity Loans delinquent 90 days-and-over increased to 4.38% at December 31, 1997 from 3.83% at December 31, 1996. Commercial Loans delinquent 90 days-and-over increased to 4.73% at December 31, 1997 from 4.21% at December 31, 1996.

     Total net charge-offs from continuing operations increased 54% to $61.1 million for the year ended December 31, 1997 from $39.6 million for the year ended December 31, 1996 due to an increase in the Home Equity Loan net charge-offs as a result of the increase in its serviced loan portfolio. Home Equity Loan net charge-offs for the year ended December 31, 1997, are $58.7 million, or 51 basis points of Home Equity Loans serviced. For the year ended December 31, 1996, Home Equity Loan net charge-offs were $37.0 million, or 45 basis points of Home Equity Loans serviced. Commercial Loan net charge-offs for the year ended December 31, 1997 are $2.4 million, or 29 basis points of the unguaranteed portion of the Commercial Loans serviced. Commercial Loan net charge-offs for year ended December 31, 1996 were $2.6 million, or 41 basis points of the unguaranteed portion of Commercial Loans serviced.

     Finance income, fees earned and other increased 22% to $256.2 million for the year ended December 31, 1997 compared to $209.9 million for the year ended December 31, 1996. The primary factors contributing to this growth are the increase in the Company's interest-only strip receivables, (see "Financial Condition") and the growth of the serviced loan portfolio of 34% to $15.7 billion at December 31, 1997, as compared to $11.7 billion at December 31, 1996.

     Salaries and employee benefits increased 43% to $225.1 million for the year ended December 31, 1997, compared to $157.9 million for the year ended December 31, 1996. This increase is primarily a result of additional staff needed in the Home Equity Loan division to support the increased marketing efforts, loan origination and servicing activities and the diversification of the product line.

     Other operating expenses and provision for credit losses on loans not sold increased 24% to $235.8 million for the year ended December 31, 1997, compared to $189.9 million for the year ended December 31, 1996. The net increase is primarily attributable to the following: (i) an increase in occupancy costs and related office expenses of $27.8 million associated with the opening of additional branch offices; (ii) an increase in advertising expenses of $8.9 million to help stimulate loan originations; (iii) an increase in loan expenses of $8.8 million related to growth in loan originations; and (iv) an increase in depreciation and amortization of $6.0 million, resulting primarily from purchases of computer equipment and other office equipment to support the growth in both new product lines and the Company's employment base. These increases were offset in part by a decrease in the provision for credit losses on loans not sold of $5.6 million.

     Interest expense increased 20% to $142.2 million for the year ended December 31, 1997 from $118.7 million for the year ended December 31, 1996. The increase is attributable to an increase of $505.7 million in the Company's average debt outstanding for the year ended December 31, 1997, offset in part by a decrease in the weighted average interest rate for the year.

     Income taxes from continuing operations increased 65% to $95.1 million for the year ended December 31, 1997 from $57.8 million for the year ended December 31, 1996 due to an increase in pretax income from continuing operations. The effective tax rate increased to 41.8% for the year ended December 31, 1997 from 41.7% for the year ended December 31, 1996.


     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net income from continuing operations was $80.8 million for the year ended December 31, 1996, compared to $46.1 million for the year ended December 31, 1995, an increase of 75%. Net earnings per share (basic) from continuing operations increased 58% to $1.42 for 1996, from net earnings per share (basic) from continuing operations of $0.90 for 1995. Diluted net earnings per share from continuing operations increased 55% to $1.38 for 1996, from diluted net earnings per share from continuing operations of $0.89 for 1995. The increase in net income from continuing operations was primarily attributable to income derived from gain on sale of receivables as well as finance income and fees earned due to the growth in the Company's serviced loan portfolio.

     The Company reported net income from discontinued operations of $4.8 million for the year ended December 31, 1996, compared to net income from discontinued operations of $2.6 million for 1995. Net earnings per share (basic) from discontinued operations was $0.09 for 1996, compared to net earnings per share (basic) from discontinued operations of $0.05 for 1995. Diluted net earnings per share from discontinued operations was $0.08 for 1996, compared with diluted net earnings per share from discontinued operations of $0.05 for 1995.

     Net income was $85.7 million for the year ended December 31, 1996, compared to $48.7 million for the year ended December 31, 1995, an increase of 76%. Net earnings per share (basic) increased 59% to $1.51 for the year ended December 31, 1996 from net earnings per share (basic) of $0.95 for 1995. Diluted net earnings per share increased 55% to $1.46 for the year ended December 31, 1996 from $0.94 for the year ended December 31, 1995.

     Gain on sale of receivables increased 44% to $395.1 million for the year ended December 31, 1996, compared to $274.0 million for the year ended December 31, 1995. Included in gain on sale of receivable were the following: (i) the initial recognition of fair value of the interest-only strip receivables of $374.7 million; (ii) non-refundable fees (net of premiums on purchased loans) of $36.9 million; (iii) costs related to the sale of loans of $15.4 million; and (iv) losses of $1.1 million on certain transactions structured as an economic hedge that are originated to minimize risk of interest rate fluctuations.

     The provision for credit losses on loans sold is included in the assumptions used to calculate the future expected cash flows of the interest-only strip. For loss assumptions for 1996 and 1995, see "Certain Accounting Considerations".

     Loans sold with servicing retained totaled $5.0 billion for the year ended December 31, 1996 compared to $3.4 billion for the year ended December 31, 1995. Gain on sale of receivables as a percentage of loans sold on Home Equity Loans was 9.62% for the year ended December 31, 1996 compared to 10.08% for the year ended December 31, 1995. Gain on sale of receivables as a percentage of loans sold on Student Loans was 6.00% for the year ended December 31, 1996 compared to 5.99% for the year ended December 31, 1995. Gain on sale of receivables as a percentage of loans sold on Commercial Loans including the unguaranteed portions of SBA Loans was 13.58% for the year ended December 31, 1996 compared to 13.24% for the year ended December 31, 1995. See "Certain Accounting Considerations" for estimates affecting such percentages.

     Home Equity Loans delinquent 90 days-and-over increased to 3.83% at December 31, 1996 from 2.42% at December 31, 1995. Commercial Loans delinquent 90 days-and-over increased to 4.21% at December 31, 1996 from 3.97% at December 31, 1995.

     Total net charge-offs from continuing operations increased 53% to $39.6 million for the year ended December 31, 1996 from $25.9 million for the year ended December 31, 1995 due to the increase in the Company's serviced loan portfolio. Home Equity Loan net charge-offs for 1996 were $37.0 million, or 45 basis points of the Home Equity Loans serviced. For 1995, Home Equity Loan net charge-offs were $24.2 million, or 42 basis points of the Home Equity Loans serviced. Commercial Loan net charge-offs for 1996 were $2.6 million, or 41 basis points of the unguaranteed portion of the Commercial Loans serviced. For 1995, Commercial Loan net charge-offs were $1.7 million, or 40 basis points of the unguaranteed portion of the Commercial Loans serviced.

     Finance income, fees earned and other increased 38% to $209.9 million for the year ended December 31, 1996 compared to $152.0 million for the year ended December 31, 1995. The primary factors contributing to this growth were the increase in the Company's interest-only strip, (see "Financial Condition") and the growth of the serviced loan portfolio of 38% to $11.7 billion at December 31, 1996, as compared to $8.5 billion at December 31, 1995.

     Salaries and employee benefits increased 33% to $157.9 million for the year ended December 31, 1996, compared to $118.9 million for the year ended December 31, 1995. This increase was primarily a result of additional staff needed for the growth in the Home Equity Loan division.

     Other operating expenses and provision for credit losses on loans not sold increased 40% to $189.9 million for the year ended December 31, 1996, compared to $135.7 million for the year ended December 31, 1995. The net increase was primarily attributable to the following: (i) an increase in occupancy costs and related office expenses of $33.7 million associated with the opening of additional branch offices; (ii) an increase in advertising expenses of $13.8 million to help stimulate loan originations; (iii) an increase in loan expenses of $5.3 million related to growth in loan originations; (iv) an increase in depreciation and amortization of $6.8 million, resulting primarily from purchases of computer equipment and other office equipment to support the growth in both new product lines and the Company's employment base; and (v) a decrease in the provision for credit losses on loans not sold of $5.4 million.

     Interest expense increased 28% to $118.7 million for the year ended December 31, 1996 from $92.8 million for the year ended December 31, 1995. The increase was attributable to the increase in the Company's average debt outstanding during 1996 of $511.9 million, offset in part by a decrease in the weighted average interest rate to 7.1% in 1996 from 7.7% in 1995 on the Company's warehouse facilities and to 8.2% in 1996 from 8.7% in 1995 on the Unsecured Notes.

     Income taxes from continuing operations increased 76% to $57.8 million for the year ended December 31, 1996 from $32.6 million for the year ended December 31, 1995 due to an increase in pretax income from continuing operations. The effective tax rate remained at 41% for 1996 and 1995.


     Liquidity and Capital Resources

     The Company's business requires continual access to short and long-term sources of debt financing and equity capital. The Company's cash requirements arise from loan originations and purchases, advances and reserve account deposits in securitizations, loan repurchases, repayment of debt upon maturity, payment of operating and interest expenses, tax payments due on the Company's taxable income and capital expenditures. The Company's primary sources of liquidity are sales into secondary markets of the loans it originates (i.e. securitizations), long-term unsecured borrowing (i.e., the Unsecured Notes), the Credit Facility and short-term warehouse facilities secured by pledges of its loans, in most cases until such loans are sold and the lenders can be repaid, and finance income and fees earned.

     Since 1989, the Company has pooled and sold substantially all of the loans or other assets which it originates or purchases through securitization transactions as a means to improve its liquidity and to repay the Company's warehouse lenders. Accordingly, adverse changes in the securitization market in general, or adverse developments relating to the Company in particular, could impair the Company's ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. Any delay in the sale of a loan or other asset pool would postpone the recognition of gain on such loans until their sale. Such delays could cause the Company's earnings to fluctuate from quarter to quarter.

     In certain securitizations, limited guarantees are provided by the Company as credit enhancement. In 1997, the Company completed two asset-backed securitizations, one collateralized by Commercial Loans, and the other by Home Equity Loans which employed senior/subordinate structures with the subordinate bonds enhanced by a limited guarantee by the Company. At December 31, 1997, these limited guarantees amounted to approximately $13.0 million.

     The Company has provided revolving credit facilities to various originators of home equity loans. These facilities provide the originators with warehouse financing prior to the sale of loans, usually to the Company. These agreements, which are subject to renewal periodically, bear interest at rates primarily between prime plus 2.00% and 2.50% and are collateralized by the loans. Upon the sale of the loans the advances are repaid. At December 31, 1997, the Company has made available to originators lines of credit of approximately $88.0 million, of which $17.4 million were outstanding and are included in other receivables.

     Cash and cash equivalents are $301.7 million at December 31, 1997, an increase of $138.7 million from December 31, 1996. This increase is principally a result of cash provided by financing activities of $597.0 million and is primarily attributable to the net proceeds received from public offerings of $300.0 million from senior Unsecured Notes in April 1997 and $250.0 million of subordinated Unsecured Notes in December 1997. This increase is offset by total net cash used in operating and investing activities of $458.3 million.

     In December 1997, the Company completed the private placement of securitized Net Interest Margin ("NIMs") notes representing a portion of the Company's interest-only strip receivables. The NIMs were collateralized by the net cash flow retained in residual certificates of a portion of certain Home Equity Loan Asset-Backed securitizations. No gain or loss was recognized as a result of this transaction. The proceeds from the sale which amounted to $109.0 million were used to reduce the Company's indebtedness under its Credit Facility.

     The Company from time to time sells certain of its loans, primarily guaranteed portions of SBA Loans and Student Loans, at a premium. This strategy does not significantly affect reported earnings in the period of sales, but allows the Company to generate a higher level of cash flow from current operations. Such a strategy also reduces the interest-only strip receivables thereby reducing cash flows received in the future.

     The Company began development of an office building located in West Sacramento, California in May 1996, with substantial completion expected in the first quarter of 1998. The project, which included the purchase of land and building construction, is estimated to cost approximately $87.0 million and has been funded out of the general working capital of the Company. In addition, capitalized expenditures to complete the building for occupancy are anticipated to be approximately $10.0 million. Total expenditures through December 31, 1997 are $66.8 million. The 400,000 square foot building will help to centralize operations and support additional staff from the anticipated growth of the business. The Company has signed a commitment letter to sell and leaseback the building subject to the satisfaction of several contingencies. Should these contingencies be met, the Company anticipates closing the transaction in the second quarter of 1998, which would generate approximately $88.0 million of gross proceeds.

     On March 19, 1998, the Company entered into a Purchase and Sale Agreement and Joint Escrow Instructions for the purchase of approximately 125 acres of land for the future development of an employee office complex located in Folsom, California, which is approximately 30 miles outside of Sacramento, California. The plans are to ultimately consolidate the Company's lending, collections, and customer service operations which are presently located in various locations in Sacramento. The only significant contingency is the approval by the City of Folsom of a development agreement. The Company has placed $500,000 in escrow pending closing which, subject to the aforementioned contingency, is expected to occur in May 1998. The total acquisition price is $14.5 million. Plans for developing the site have not been finalized.

     In order to continue to originate loans, the Company will need to maintain and renew its various credit facilities at least at current levels, or obtain new credit facilities to replace existing facilities and its long-term borrowing as they become due.

     At December 31, 1997, the Company has $2.5 billion of secured warehouse facilities, which are generally subject to annual renewal and are used to finance loans after origination and prior to sale. Of the amount available under these facilities, $2.1 billion is unused at December 31, 1997. At December 31, 1997, the Company has $391.6 million of borrowings outstanding under the warehouse facilities with a weighted average interest rate of 6.63%.

     In addition, at December 31, 1997, the Company has outstanding $825.0 million of senior Unsecured Notes which require principal payments by the Company of $40.0 million in 1998, $190.0 million in 1999, $110.0 million in 2000, $35.0 million in 2001, $325.0 million in 2002, and $125.0 million thereafter. The senior Unsecured Notes bear interest at rates ranging from 7.60% to 9.00%, with a weighted average interest rate of 8.37% at December 31, 1997.

     The Company has the $800.0 million Credit Facility, which expires on June 30, 2000. At December 31, 1997, outstanding advances under this Credit Facility are $287.8 million with a weighted average interest rate of 6.36%. This Credit Facility replaces the $400.0 million unsecured revolving credit facility that would have expired on August 16, 1999.

     On December 3, 1997, the Company completed a public offering of $150.0 million of subordinated Unsecured Notes with a coupon of 7.30% and a maturity of December 1, 2002, and $100.0 million of subordinated unsecured notes with a coupon of 7.95% and a maturity of December 1, 2007. Each series of notes constitute unsecured, subordinated indebtedness of the Company. The net proceeds of this offering were used to repay other outstanding indebtedness.

     The Company is required to comply with various operating and financial covenants set forth in the above agreements including covenants which may restrict the Company's ability to pay certain distributions including dividends. At December 31, 1997, the Company has available $358.5 million for the payment of such distributions under the most restrictive of such covenants. See "Item 5 -- Market for Registrant's Common Equity and Related Stockholders Matters."

     While the Company believes that it will be able to refinance or otherwise repay its warehouse facilities and unsecured debt in the normal course of its business, there can be no assurance that the Company's existing lenders will agree to refinance such debt, that other lenders will be willing to extend lines of credit to the Company, or that funds otherwise generated from operations will be sufficient to satisfy such obligations. Future financing may involve the issuance of additional common stock or other securities, including securities convertible into or exercisable for common stock.

     The terms upon which the Company is able to obtain financing are affected by the Company's credit ratings. On December 3, 1997, in connection with the offering by the Company of its Subordinated Notes, Moody's confirmed its rating of Bal for the Company's outstanding senior Unsecured Notes and Ba2 for the Company's outstanding Preferred Stock, but changed its outlook from stable to negative. Moody's indicated that continued increases in effective leverage and delinquencies would put additional downward pressure on the Company's ratings. In the first week of February 1998, Moody's placed its ratings of the Company's long-term debt and Convertible Preferred Stock on review for a possible downgrade. On March 4, 1998, Moody's placed its ratings of the Company's senior Unsecured Notes and Convertible Preferred Stock on review for possible upgrade in response to news to the Company had signed the Merger Agreement with First Union.

     In addition, on December 15, 1997, S&P placed its ratings of the Company's outstanding Unsecured Notes and Preferred Stock on CreditWatch with negative implications. While citing industry issues and specific concerns with certain of the Company's product lines, including the initial securitization plan for 125 LTV Loans, S&P stated that the placement on CreditWatch with negative implications implies that the ratings could remain the same or be lowered pending a detailed review of the Company during the first quarter of 1998. On March 4, 1998, S&P revised its outlook from CreditWatch with negative implications to positive implications, following the announcement that the Company had signed the Merger Agreement with First Union.

     On March 4, 1997, Duff placed its ratings for the Company's Unsecured Notes on Rating Watch-Up in response to news that the Company had signed a definitive merger agreement with First Union.

     However, since there can be no assurance that the proposed Merger will be consummated, there can be no assurance that such ratings will be upgraded. As of the date of this annual report, none of such rating agencies have downgraded the ratings of the Company or its securities, although there can be no assurance that any such downgrading will not occur in the future, whether or not the Merger is consummated.

     The Company's business is substantially dependent on its information systems. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code fields. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies, including the Company, may need to be replaced or modified to comply with such "Year 2000" requirements. Based on the initial analysis by management, the Company currently expects to incur approximately $8.0 million in expenses during 1998 and 1999 to modify its information systems for Year 2000 compliance. This amount will be in addition to the amounts required to be expended to permit continued growth in the Company's business. The Company continues to evaluate appropriate courses of corrective action, including replacement of certain systems whose associated costs would be recorded as assets and amortized, and modifying existing systems, whose associated costs would be expensed as they are incurred. Management continues to monitor and attempt to identify third-parties with whom it electronically processes information, in order to assess and attempt to mitigate the risk that such third parties will not be year 2000 compliant on a timely basis. Management anticipates that this project will be conducted in a timely manner and anticipates that the costs to replace or modify the Company's information systems to be year 2000 compliant will not have a material impact on the Company's consolidated financial statements. However, there can be no assurance that the Company will not experience unanticipated delays, complications and expenses in replacing or modifying its information systems. Failure or inability to successfully replace or modify the Company's current information systems on a timely basis, or failures with respect to third-parties' or the Company's information systems generally, could have a material adverse effect on the business, financial condition or prospects of the Company.

     On March 4, 1998, the Company signed a definitive merger agreement with First Union Corporation. In connection with this transaction, First Union Corporation will acquire all of the outstanding stock of the Company. It is anticipated that the transaction will close in the third quarter of 1998 pending approval by shareholders and regulatory agencies. See "Item 1 -- Business -- Pending Merger with First Union Corporation."


Item 7a. Quantitative & Qualitative Disclosures about Market Risk

     Not applicable.


Item 8. Financial Statements and Supplementary Data

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Money Store Inc.:

     We have audited the accompanying consolidated statements of financial condition of The Money Store Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Money Store Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" in 1997.



/s/ KPMG PEAT MARWICK LLP


KPMG Peat Marwick LLP
Sacramento, CA
February 11, 1998
except as to Note 19, which
is as of March 4, 1998

                     THE MONEY STORE INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                            (Dollars in thousands)




                                                                                           December 31,
                                                                                    ---------------------------
                                                                                         1997          1996
                                                                                    ------------- -------------
Assets
Cash and cash equivalents .........................................................  $  301,669    $  162,945
Short-term cash investments (Note 10) .............................................     195,580       161,703
Receivables, net (Note 3) .........................................................   1,287,484     1,157,889
Interest-only strip receivables (Note 4) ..........................................   1,170,254       811,400
Property and equipment, net (Note 5) ..............................................     153,074        73,458
Other .............................................................................      28,640        24,545
                                                                                     ----------    ----------
                                                                                     $3,136,701    $2,391,940
                                                                                     ==========    ==========
Liabilities and Shareholders' Equity
Liabilities:
  Notes payable (Note 6) ..........................................................  $1,516,081    $1,319,197
  Accounts payable and other liabilities (Note 8) .................................     542,211       333,283
  Income taxes, principally deferred (Note 9) .....................................     152,877       147,197
  Unearned insurance commissions ..................................................       9,466         7,754
                                                                                     ----------    ----------
                                                                                      2,220,635     1,807,431
                                                                                     ----------    ----------
  Subordinated debt (Note 7) ......................................................     250,000         2,000
                                                                                     ----------    ----------
Commitments and contingencies (Note 10)
Shareholders' equity:
  Preferred stock, no par; authorized 10,000,000 shares; issued and outstanding
   5,215,000 of $1.72 mandatory convertible shares in 1997 and 1996
   (aggregate liquidation value of $138,198) (Note 12).............................     133,363       133,363
  Common stock, no par; authorized 250,000,000 shares; issued and outstanding
   58,336,635 shares in 1997 and 57,791,436 shares in 1996 (Note 12) ..............     196,748       188,276
  Foreign currency translation adjustment (Note 12) ...............................         104            --
  Retained earnings ...............................................................     335,851       260,870
                                                                                     ----------    ----------
                                                                                        666,066       582,509
                                                                                     ----------    ----------
                                                                                     $3,136,701    $2,391,940
                                                                                     ==========    ==========

          See accompanying notes to consolidated financial statements.

                     THE MONEY STORE INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME


                 (Dollars in thousands, except per share data)




                                                                                             Years ended December 31,
                                                                                      ---------------------------------------
                                                                                          1997         1996          1995
                                                                                      ----------- ------------- -------------
Revenues:
  Gain on sale of receivables, including net unrealized gain on valuation of
   interest-only strips .............................................................  $ 574,553    $ 395,120     $ 273,967
  Finance income, fees earned and other .............................................    256,248      209,919       152,048
                                                                                       ---------    ---------     ---------
                                                                                         830,801      605,039       426,015
                                                                                       ---------    ---------     ---------
Expenses:
  Salaries and employee benefits (Note 13) ..........................................    225,061      157,869       118,892
  Other operating expenses (Note 14) ................................................    226,550      175,076       115,440
  Interest ..........................................................................    142,218      118,651        92,830
  Provision for credit losses on loans not sold (Note 3) ............................      9,223       14,828        20,222
                                                                                       ---------    ---------     ---------
                                                                                         603,052      466,424       347,384
                                                                                       ---------    ---------     ---------
Income from continuing operations before income taxes ...............................    227,749      138,615        78,631
Income taxes (Note 9) ...............................................................     95,120       57,808        32,559
                                                                                       ---------    ---------     ---------
Income from continuing operations ...................................................    132,629       80,807        46,072
Discontinued operations (Note 2):
  Income (loss) from operations of auto finance division, less applicable income
   taxes (benefit) ..................................................................    (33,419)       4,848         2,643
  Loss on disposal of auto finance division, including provision of $3,000 for
   operating losses during phase-out period, less applicable income tax benefit .....     (7,122)          --            --
                                                                                       ---------    ---------     ---------
Net income ..........................................................................  $  92,088    $  85,655     $  48,715
                                                                                       =========    =========     =========
Net earnings (loss) per common share:
  Continuing operations (Note 15) ...................................................  $    2.13    $    1.42     $    0.90
  Discontinued operations ...........................................................      (0.70)        0.09          0.05
                                                                                       ---------    ---------     ---------
  Net income ........................................................................  $    1.43    $    1.51     $    0.95
                                                                                       =========    =========     =========
Net earnings (loss) per common share -- assuming dilution:
  Continuing operations (Note 15) ...................................................  $    2.06    $    1.38     $    0.89
  Discontinued operations ...........................................................      (0.63)        0.08          0.05
                                                                                       ---------    ---------     ---------
  Net income ........................................................................  $    1.43    $    1.46     $    0.94
                                                                                       =========    =========     =========

          See accompanying notes to consolidated financial statements.

                     THE MONEY STORE INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                 (Dollars in thousands, except per share data)





                                                                                           Foreign
                                           Preferred Stock        Common Stock            Currency                     Total
                                          -------------------    --------------------    Translation    Retained    Shareholders'
                                           Shares      Amount      Shares      Amount     Adjustment    Earnings       Equity
                                        ------------ ---------- ------------ ---------- ------------- ------------ --------------
 Balance, December 31, 1994 ..........          --    $     --   50,804,963   $ 57,963       $ --       $136,300      $194,263
 Net income ..........................                                                                    48,715        48,715
 Proceeds from exercise of stock
  options ............................                              534,933      1,640                                   1,640
 Common dividends ....................                                                                    (3,492)       (3,492)
                                                                                                        --------      --------
 Balance, December 31, 1995 ..........          --          --   51,339,896     59,603         --        181,523       241,126
 Net income ..........................                                                                    85,655        85,655
 Issuance of preferred stock
  (Note 12) ..........................   5,215,000     133,363                                                         133,363
 Issuance of common stock
  (Note 12) ..........................                            5,937,500    122,128                                 122,128
 Proceeds and related tax benefits
  from exercise of stock options .....                              514,040      6,545                                   6,545
 Preferred dividends .................                                                                      (621)         (621)
 Common dividends ....................                                                                    (5,687)       (5,687)
                                                                                                        --------      --------
 Balance, December 31, 1996 ..........   5,215,000     133,363   57,791,436    188,276         --        260,870       582,509
 Net income ..........................                                                                    92,088        92,088
 Proceeds and related tax benefits
  from exercise of stock options
  (Note 13) ..........................                              545,199      8,472                                   8,472
 Foreign currency translation
  adjustment (Note 12) ...............                                                        104                          104
 Preferred dividends .................                                                                    (8,970)       (8,970)
 Common dividends ....................                                                                    (8,137)       (8,137)
                                                                                                        --------      --------
 Balance, December 31, 1997 ..........   5,215,000    $133,363   58,336,635   $196,748       $104       $335,851      $666,066
                                         =========    ========   ==========   ========       ====       ========      ========

          See accompanying notes to consolidated financial statements.

                     THE MONEY STORE INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                            (Dollars in thousands)




                                                                                  1997            1996            1995
                                                                            --------------- --------------- ---------------
 Cash flows from operating activities:
 Net income ...............................................................  $     92,088    $     85,655    $     48,715
 Adjustments to reconcile net income to net cash used in operations:
  Discontinued operations .................................................        40,541          (4,848)         (2,643)
  Depreciation and amortization ...........................................        21,107          15,116           8,362
  Provision for deferred income taxes .....................................        27,347          47,007          12,033
  Provision for credit losses on loans not sold ...........................         9,223          14,828          20,222
  Net unrealized gain on valuation of interest-only strip receivables .....       (77,866)             --              --
  Net change in operating assets and liabilities:
   Increase in short-term cash investments ................................       (33,877)        (83,449)        (24,443)
   Proceeds from loans sold ...............................................     7,703,309       5,449,240       3,508,824
   Loans originated and purchased .........................................    (7,801,014)     (5,693,054)     (3,822,971)
   Loans repurchased ......................................................        (4,196)         (6,971)         (9,059)
   Sale of certain interest-only strip receivables ........................       109,000              --              --
   Increase in other receivables ..........................................       (39,927)        (16,042)        (30,412)
   Increase in interest-only strip receivables ............................      (420,033)       (274,645)       (196,070)
   Increase in accounts payable and other liabilities .....................        21,756          28,382          26,249
   Other, net .............................................................        (2,383)         (3,574)         (6,225)
                                                                             ------------    ------------    ------------
  Net cash used in operating activities ...................................      (354,925)       (442,355)       (467,418)
                                                                             ------------    ------------    ------------
 Cash flows from investing activities:
  Purchase of property and equipment ......................................       (55,278)        (32,430)        (17,466)
  Construction in progress ................................................       (43,507)        (16,182)             --
  Payment for purchase of servicing company, net of cash acquired .........        (2,422)             --              --
  Payment for purchase of assets of mortgage company ......................        (2,200)             --              --
                                                                             ------------    ------------    ------------
  Net cash used in investing activities ...................................      (103,407)        (48,612)        (17,466)
                                                                             ------------    ------------    ------------
 Cash flows from financing activities:
  Net increase (decrease) in secured credit facilities ....................        (8,896)         52,415          84,472
  Net increase in unsecured credit facilities .............................        37,800         250,000           5,000
  Principal payments on unsecured notes ...................................      (132,020)        (83,000)       (245,000)
  Proceeds from unsecured notes ...........................................       300,000          20,000         555,000
  Principal payments on subordinated debt .................................        (2,000)        (22,000)             --
  Proceeds from subordinated debt .........................................       250,000              --              --
  Debt issuance costs .....................................................        (4,958)         (1,413)         (2,902)
  Net increase in collections payable .....................................       169,347          82,839          78,617
  Net proceeds from issuance of preferred stock ...........................            --         133,363              --
  Net proceeds from issuance of common stock ..............................            --         122,128              --
  Proceeds from exercise of stock options .................................         4,786           2,953           1,640
  Dividends paid ..........................................................       (17,107)         (6,308)         (3,492)
                                                                             ------------    ------------    ------------
  Net cash provided by financing activities ...............................       596,952         550,977         473,335
                                                                             ------------    ------------    ------------
 Effect of exchange rate changes on cash and cash equivalents .............           104              --              --
                                                                             ------------    ------------    ------------
  Net increase (decrease) in cash and cash equivalents ....................       138,724          60,010         (11,549)
 Cash and cash equivalents at beginning of period .........................       162,945         102,935         114,484
                                                                             ------------    ------------    ------------
 Cash and cash equivalents at the end of period ...........................  $    301,669    $    162,945    $    102,935
                                                                             ============    ============    ============

          See accompanying notes to consolidated financial statements.

                     THE MONEY STORE INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business

     The Money Store Inc. together with its subsidiaries (the "Company") is a financial services company engaged in the business of originating (including purchasing), selling and servicing consumer and commercial loans of specified types and offering related services. Loans originated by the Company primarily consist of: (i) fixed and adjustable rate loans secured by mortgages on residential real estate and loans which allow consumers to borrow up to 125% of the value of their homes ("125 LTV Loans"), (collectively "Home Equity Loans"), which include FHA Title I home improvement loans ("FHA Title I Loans") insured by the Federal Housing Authority (the "FHA") of the United States Department of Housing and Urban Development ("HUD") and other home improvement loans not insured by FHA ("Conventional Home Improvement Loans" and, collectively with FHA Title I Loans, "Home Improvement Loans"); (ii) loans guaranteed in part ("SBA Loans") by the United States Small Business Administration (the "SBA") and commercial loans generally secured by first mortgages ("Small Business Loans" and, together with SBA Loans, "Commercial Loans"); and (iii) government-guaranteed student loans ("Student Loans").

     The Company commenced operations in the United Kingdom ("U.K.") in May 1997, with the purchase of Platform Home Loans Ltd. ("Platform"), a U.K. based servicer of mortgage loans, and the organization of The Money Store Limited U.K. engaged in the business of originating and purchasing mortgage loans.

     Since 1995, the Company has originated motor vehicle retail installment sale contracts purchased from automobile dealers ("Auto Loans"). On January 21, 1998, the Company decided to close its Auto Finance division as part of its overall strategy to focus on more profitable areas of lending. As a result of this action, the Auto Finance division is treated as a discontinued operation for financial reporting.


     Basis of Financial Statement Presentation

     The consolidated financial statements include the accounts of The Money Store Inc. and its subsidiaries, all of which are wholly-owned. The consolidated financial statements are prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition and revenues and expenses for the period. Actual results could differ from those estimates. These estimates include, among other things, estimated prepayments and discount rates on loans sold with servicing retained, valuation of collateral owned, and determination of the allowance for credit losses.


     Investment In Joint Venture

     The Company has a 50% equity interest in a limited liability company which is engaged in the business of originating, selling and servicing mortgage loans. As of December 31, 1997, the joint venture had not commenced operations.



     Adoption of New Accounting Policies

     On January 1, 1997, the company adopted Statement of Financial Accounting Standards ("FAS") No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. This statement provides guidance for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. FAS No. 125 supersedes FAS Nos. 76, 77 and 122, while amending both FAS Nos. 65 and 115. The statement is to be applied prospectively and earlier implementation was not permitted.

     For each servicing contract in existence before January 1, 1997, previously recognized servicing rights and excess servicing receivables that do not exceed contractually specified servicing fees are required to be combined, net of any previously recognized servicing obligations under that contract, as a servicing asset or liability. Previously recognized servicing receivables that exceed contractually specified servicing fees are required to be reclassified as interest-only strip receivables and the allowance for credit losses on loans sold will be reclassified as a reduction of these receivables.

     On December 31, 1997, the Company adopted FAS No. 128, Earnings Per Share, and FAS No. 129, Disclosure of Information about Capital Structure.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     FAS No. 128 requires that the Company report basic and diluted earnings per share ("EPS") which replaces primary and fully diluted EPS previously reported by the Company. The key difference is that basic EPS does not adjust for common stock equivalents. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with a complex capital structure and requires a reconciliation of the numerator and denominator of the basic EPS computations to the numerator and denominator of the diluted EPS computation. All prior year EPS amounts have been restated to reflect the adoption of FAS No. 128. The adoption of this statement has not had a material effect on the Company's financial statements.

     FAS No. 129 lists required disclosures about capital structure that had been included in a number of previously existing, separate statements and opinions. Adoption of this statement has had no effect on the Company's financial statements.


     Revenue Recognition

(a) Gain on Sale of Receivables and Valuation of Interest-Only Strip
Receivables

     Gain on sale of receivables represents the difference between the proceeds (including premiums) from the sale, net of related transaction costs, and the allocated carrying amount of the loans sold. The allocated carrying amount is determined by allocating the original amount of loans (including premiums paid on loans purchased) between the portion sold and any retained interests (interest-only strip receivables and servicing assets and liabilities) based on their relative fair values at the date of sale. The net unrealized gains on valuation of interest-only strip receivables include the recognition of unrealized gains which represents the initial difference between the allocated carrying amount of loans sold and their fair market value. In addition, gain on sale includes non-refundable fees on loans sold and gains or losses on certain transactions structured as an economic hedge. The Company recognizes such gain on sale of loans on the settlement date.

     The fair value of the interest-only strip receivables is based upon the present value of future expected cash flows. The cash flows are calculated using a discount rate commensurate with the risk involved and include estimates of future revenues and expenses including assumptions about defaults and prepayments. In connection with securitization transactions, the value of the future expected cash flows are calculated based upon the release of the respective cash flows from the securitization.

     Subsequent to the initial recognition of the interest-only strip receivables, on-going assessments are made to determine the fair value of the expected future cash flows based upon current market conditions. The asset is measured like available-for-sale securities or trading securities under FAS No. 115 and, accordingly, adjustments to the fair value are recorded based upon those classifications. At December 31, 1997, the interest-only strip receivables are classified as trading securities.

     The Company recognizes a servicing asset, which is included in interest-only strip receivables, and a servicing liability, which is included in accounts payable and other liabilities, both of which are initially measured based upon fair value. Subsequently, the asset and liability are measured by amortizing the amounts over the servicing period.

     Impairment of the servicing asset is measured based upon a stratification of risk characteristics. Adjustments are made through a valuation allowance if the carrying value exceeds fair value. Adjustments are not made if the fair value exceeds the carrying value.


(b) Finance Income

     Finance income includes: (i) servicing compensation; (ii) earnings on the interest-only strip receivables; (iii) interest income on receivables held for sale by the Company; and (iv) miscellaneous fee income.

     The Company ceases to accrue finance income on loans receivable which become 90 days delinquent. Finance income previously accrued and unpaid on loans receivable which become 90 days delinquent is reversed.


     Loans Receivable

     Loans receivable held for sale are carried at the lower of aggregate cost or market value. Market value is determined by outstanding commitments from investors or current investor yield requirements. There was no allowance for market losses on loans receivable held for sale at December 31, 1997 and 1996.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     Provision for credit losses on loans not sold is charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover anticipated losses resulting from liquidation of outstanding loans. The allowance for credit losses on loans not sold is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, and collateral values.


     Property and Equipment, net

     Property and equipment is stated at cost less accumulated depreciation and amortization. Capital leases are included in property and equipment, at the capitalized amount. Depreciation and amortization are computed primarily using the straight-line method. Estimated useful lives range from three to seven years for furniture and equipment, the lesser of ten years or the lease term for leasehold improvements, and three to five years for capital leases.

     Also included in property and equipment is the capitalization of costs relating to the construction of an office building. Costs include expenditures for the purchase of land, construction of the building along with related costs and the amount of interest associated with the construction. Capitalized interest is recorded as part of the asset cost and will be depreciated over the useful life of the asset when it becomes operational.


     Collateral Owned

     Collateral owned consists of property acquired by foreclosure or in settlement of loans receivable or repossession and is carried at the lower of carrying value or fair value less estimated costs to sell. Collateral owned is $3,068,000 and $7,199,000 at December 31, 1997 and 1996, respectively, and is included in other assets.


     Income Taxes

     The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


     Unearned Insurance Commissions

     The Company receives a commission from third party providers based upon the insurance coverage sold to Home Equity Loan customers. For financial reporting, this income is deferred and recognized over the expected life of the insurance policy.


     Net Earnings per share

     The Company's common stock equivalents include the assumed conversion of the Company's outstanding $1.72 Mandatory Convertible Preferred Stock and the assumed exercise of stock options to the extent they are dilutive. Share and per share amounts have been restated to reflect stock splits effected by the Company. The basic weighted average number of common shares is 58,095,111 for 1997, 56,375,277 for 1996 and 51,023,609 for 1995. The diluted weighted average number of common shares including common stock equivalents is 64,389,816 for 1997, 58,399,322 for 1996 and 51,790,787 for 1995.


     Statements of Cash Flows

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Supplemental disclosure of cash flow information is as follows:

     Cash paid for interest expense is $142,672,000, $122,531,000 and $84,335,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Cash paid for income taxes is $53,475,000, $9,253,000 and $12,940,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     Supplemental disclosure of non-cash investing and financing activities is as follows:

     Non-cash investing and financing activities consist of capital lease obligations of $9,531,000 and $3,890,000 for the years ended December 31, 1997 and 1996, respectively, in connection with leases for equipment. There were no non-cash investing or financing activities for the year ended December 31, 1995.


     Reclassification

     Certain financial statement captions reported in the Consolidated Statement of Financial Condition as of December 31, 1996, the Consolidated Statements of Income and the Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995, as well as the 1996 Subsidiary Guarantors' condensed consolidating financial data presented in Note 18 have been reclassified to conform to the presentation of the 1997 consolidated financial statements.


     Acquisitions

     On May 14, 1997, the Company acquired 100% of the stock of Platform Home Loans Ltd., a U.K. based servicer of mortgage loans which was accounted for as a purchase transaction. This acquisition resulted in the recognition of $2,000,000 of goodwill which is being amortized using the straight-line method over five years and is included in other assets.

     On August 14, 1997, the Company acquired substantially all of the assets of Integrated Capital Group Inc., an originator and seller of mortgage loans which was accounted for as a purchase transaction. The amount of $1,450,000 paid in excess of the assets purchased represents a covenant not to compete which is being amortized using the straight-line method over three years and is included in other assets.


     Foreign Currency Translation

     All assets and liabilities of the U.K. subsidiaries are translated into U.S. dollars at the rate in effect as of the date of the financial statements. Income and expense items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are recorded as a component of shareholders' equity.


     Recent Accounting Developments

     In June 1997, the FASB issued FAS No. 130, Reporting Comprehensive Income, and FAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

     FAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It does not, however, specify when to recognize or how to measure items that make up comprehensive income. FAS No. 130 was issued to address the concerns over the practice of reporting elements of comprehensive income directly in equity. FAS No. 130 is effective for financial statements issued for periods beginning after December 15, 1997.

     FAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements, and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS No. 131 is effective for financial statements issued for years beginning after December 15, 1997.


(2) DISCONTINUED OPERATIONS

     On January 29, 1998, the Company announced that it has ceased originating loans in its Auto Finance division as part of an overall corporate strategy to focus on more profitable areas of lending. This division operated on a nationwide basis and originated loans for the purpose of purchasing new and used cars, minivans, vans and light trucks. The Company sold these loans in securitization transactions with servicing retained. In connection with this, all related operating activity is reclassified and reported as discontinued operations in the 1997 and the preceding years' Consolidated Financial Statements. Also included in the Company's Consolidated Statements of Financial Condition are the assets of the Auto Finance division of $40,662,000 and $91,512,000 at December 31, 1997 and 1996, respectively, consisting of short-term cash investments,

                     THE MONEY STORE INC. AND SUBSIDIARIES

(2) DISCONTINUED OPERATIONS -- Continued

receivables, interest-only strip receivables and equipment. In addition, the Company has liabilities of $80,092,000 and $81,597,000 at December 31, 1997 and 1996, respectively, consisting of accounts payable and intercompany liabilities.

     The results of discontinued operations are as follows:



                                                                       Years ended December 31,
                                                                  ----------------------------------
                                                                      1997        1996       1995
                                                                  ------------ ---------- ----------
                                                                        (Dollars in thousands)
      Revenues ..................................................  $   6,848    $45,210    $19,594
      Expenses ..................................................     67,653     39,285     15,192
                                                                   ---------    -------    -------
      Operating income (loss) before taxes and loss on disposal .    (60,805)     5,925      4,402
      Loss on disposal ..........................................    (12,000)        --         --
                                                                   ---------    -------    -------
      Income (loss) before taxes (benefit) ......................    (72,805)     5,925      4,402
      Income taxes (benefit) ....................................    (32,264)     1,077      1,759
                                                                   ---------    -------    -------
      Net income (loss) from discontinued operations ............  $ (40,541)   $ 4,848    $ 2,643
                                                                   =========    =======    =======

     The loss on disposal provides for lease terminations, employment severance and benefits, write-off of fixed assets and leasehold improvements and an accrual for estimated future operating losses, and is included in accounts payable and other liabilities.


(3) RECEIVABLES, NET



                                                                 December 31,
                                                          ---------------------------
                                                               1997          1996
                                                          ------------- -------------
                                                            (Dollars in thousands)
      Loans held for sale:
         Home Equity Loans ..............................  $  727,840    $  548,181
         Commercial Loans ...............................     188,077       264,655
         Student Loans ..................................     202,658       187,498
         Auto Loans .....................................       2,228        38,779
                                                           ----------    ----------
                                                            1,120,803     1,039,113
      Other receivables .................................     186,699       138,671
                                                           ----------    ----------
                                                            1,307,502     1,177,784
      Less allowance for credit losses on loans not sold       20,018        19,895
                                                           ----------    ----------
                                                           $1,287,484    $1,157,889
                                                           ==========    ==========

Loans Held for Sale

     Home Equity Loans

     Home Equity Loans held for sale have contractual maturities of up to 30 years. Real property of the borrower is usually pledged as collateral. Home Equity Loans are generally sold in securitization transactions with servicing retained.


     Commercial Loans

     SBA Loans have contractual maturities of up to 25 years. SBA Loans are made under the Small Business Act and are guaranteed in part by the Federal government. The guaranteed and unguaranteed portions of SBA Loans are sold in separate transactions while the Company retains the servicing rights. At December 31, 1997 and 1996, the unguaranteed portion of SBA Loans held for sale is $58,568,000 and $44,829,000, respectively.

     Small Business Loans have maturities up to 30 years. At December 31, 1997 and 1996, Small Business Loans held for sale are $21,618,000 and $120,450,000, respectively.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(3) RECEIVABLES, NET -- Continued


     Student Loans

     Student Loans have varying maturities. Substantially all loans are made through the Guaranteed Student Loan Program and are at least insured 98% by agencies approved by the United States Department of Education. Student Loans are generally sold in securitization transactions with servicing retained.


     Auto Loans

     Auto Loans have contractual maturities up to seven years. The vehicle purchased by the borrower is pledged as collateral. Auto Loans are generally sold in securitization transactions with servicing retained.


Other Receivables

     Other receivables consist primarily of accrued interest, repurchased loans and advances in connection with revolving credit facilities to various originators of home equity loans.


Allowance for Credit Losses on Loans Not Sold

     The activity in the allowance for credit losses on loans not sold is summarized as follows:



                                                                          As of and for the
                                                                       years ended December 31,
                                                                --------------------------------------
                                                                    1997         1996         1995
                                                                ------------ ------------ ------------
                                                                        (Dollars in thousands)
Balance, beginning of year ....................................  $  19,895    $  15,591    $  14,014
Provision for credit losses on loans not sold:
 Continuing operations ........................................      9,223       14,828       20,222
 Discontinued operations ......................................      3,010        2,412          420
Net loans charged off and reclassification to collateral owned     (12,110)     (12,936)     (19,065)
                                                                 ---------    ---------    ---------
 Balance, end of year .........................................  $  20,018    $  19,895    $  15,591
                                                                 =========    =========    =========

     As of December 31, 1997 and 1996, loans retained by the Company totaling $73,787,000 and $31,602,000, respectively, were on non-accrual status.


Serviced Loan Portfolio

     The serviced loan portfolio, which consists of loans sold to investors and loans retained by the Company, is as follows:



                                          December 31,
                                  -----------------------------
                                       1997           1996
                                  -------------- --------------
                                     (Dollars in thousands)
      Home Equity Loans .........  $11,430,392    $ 8,230,776
      Commercial Loans ..........    2,694,640      2,282,384
      Student Loans .............    1,590,791      1,203,739
      Auto Loans ................      778,121        475,533
                                   -----------    -----------
                                   $16,493,944    $12,192,432
                                   ===========    ===========

                     THE MONEY STORE INC. AND SUBSIDIARIES

(4) INTEREST-ONLY STRIP RECEIVABLES

     The activity in the interest-only strip receivables is summarized as follows:



                                                                        As of and for the
                                                                    years ended December 31,
                                                             ---------------------------------------
                                                                  1997          1996         1995
                                                             ------------- ------------- -----------
                                                                     (Dollars in thousands)
       Balance, beginning of year ..........................  $  811,400    $  518,347    $ 310,627
       Initial recognition of the fair value ...............     589,464       406,138      272,175
       Unrealized gain on valuation ........................      27,282            --           --
       Net amortization ....................................    (148,892)     (113,085)     (64,455)
       Sale of certain interest-only strip receivables .....    (109,000)           --           --
                                                              ----------    ----------    ---------
       Balance, end of year ................................  $1,170,254    $  811,400    $ 518,347
                                                              ==========    ==========    =========

     As of December 31, 1997 and 1996, servicing assets included in the interest-only strip receivables are $39,809,000 and $25,970,000, respectively.

     The following chart presents certain weighted average estimates used in the valuation of the interest-only strip receivables:



                                              Years ended December 31,
                                        -------------------------------------
                                            1997         1996         1995
                                        -----------  -----------  -----------
      Discount rates:
        Home Equity Loans .............     11.70%       11.30%       11.60%
        Commercial Loans ..............     10.50%       10.50%       11.20%
        Student Loans .................      8.30%        8.20%        8.70%
        Auto Loans ....................     12.00%       12.00%       12.00%
      Prepayment rates:
        Home Equity Loans(1) ..........     26.00%       25.00%       22.00%
        Commercial Loans(1) ...........      9.00%        9.00%        8.50%
        Student Loans(1)(3) ...........      3.00%        4.00%        2.50%
        Auto Loans(2) .................      1.90%        1.80%        1.50%
      Adequate servicing compensations:
        Home Equity Loans .............      0.38%        0.35%        0.35%
        Commercial Loans ..............      0.40%        0.40%        0.40%
        Student Loans(3) ..............      0.85%        0.85%        0.85%
        Auto Loans ....................      1.50%        1.50%        1.50%
      Annual loss assumptions:
        Home Equity Loans .............      0.75%        0.65%        0.65%
        Commercial Loans ..............      0.20%        0.20%        0.25%
        Student Loans .................        --           --           --
        Auto Loans ....................     12.50%        4.30%        2.90%

---------
(1) Represents an annual prepayment rate (HEP/CPR).

(2) Represents a monthly rate based on original principal balance (ABS).

(3) Represents an average of in-school and repayment periods.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(5) PROPERTY AND EQUIPMENT, NET



                                                           December 31,
                                                      ----------------------
                                                          1997       1996
                                                      ----------- ----------
                                                      (Dollars in thousands)
      Land ..........................................  $  7,316    $  7,296
      Buildings and improvements ....................     8,411       6,182
      Furniture and equipment .......................   128,274      75,085
      Construction in progress(a) ...................    59,689      16,182
                                                       --------    --------
                                                        203,690     104,745
      Less accumulated depreciation and amortization     50,616      31,287
                                                       --------    --------
                                                       $153,074    $ 73,458
                                                       ========    ========

---------
(a) Includes capitalized interest of $4,047,000 and $803,000 at December 31, 1997 and 1996, respectively.


(6) NOTES PAYABLE



                                                          December 31,
                                                   ---------------------------
                                                        1997          1996
                                                   ------------- -------------
                                                     (Dollars in thousands)
      Secured:
        Warehouse notes ..........................  $  391,561    $  408,244
        Obligations under capital leases .........      11,590         3,803
                                                    ----------    ----------
                                                       403,151       412,047
                                                    ----------    ----------
      Unsecured:
        Revolving credit facility ................     287,800       250,000
        Senior notes .............................     825,000       637,000
        Other unsecured notes ....................         130        20,150
                                                    ----------    ----------
                                                     1,112,930       907,150
                                                    ----------    ----------
                                                    $1,516,081    $1,319,197
                                                    ==========    ==========

     Secured Notes

     The Company has available lines of credit, which are subject to renewal periodically, for warehousing of loans of $2,500,000,000 at December 31, 1997. Outstanding borrowings under these credit facilities are collateralized by loans of $395,081,000 at December 31, 1997. Upon the sale of loans, the notes are repaid.

     At December 31, 1997, the future minimum lease payments under capital lease obligations are as follows (dollars in thousands):


  1998 .................  $ 4,685
  1999 .................    3,518
  2000 .................    3,183
  2001 .................    1,466
  2002 .................      512
  Thereafter ...........       15
                          -------
  Total ................  $13,379
                          =======

Included in the above amounts is $1,789,000 representing interest.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(6) NOTES PAYABLE -- Continued

     The following table presents data on warehouse notes payable:



                                                                Years ended December 31,
                                                       ------------------------------------------
                                                            1997           1996          1995
                                                       -------------  -------------  ------------
                                                                 (Dollars in thousands)
      Weighted average interest rate for the year ....         6.2%           7.1%          7.7%
      Weighted average interest rate at end of year ..         6.6%           7.5%          6.6%
      Average amount outstanding for the year ........  $  904,717     $  799,282      $548,733
      Maximum amount outstanding at any month end ....  $1,143,994     $1,281,698      $916,426

     Unsecured Notes

     The Company has an $800,000,000 unsecured revolving credit facility (the "Credit Facility") which expires June 30, 2000. At December 31, 1997, outstanding advances under the Credit Facility were $287,800,000.

     The aggregate amount of senior notes maturities for each of the five years following 1997 are as follows (dollars in thousands):


  1998 .................  $ 40,000
  1999 .................   190,000
  2000 .................   110,000
  2001 .................    35,000
  2002 .................   325,000
  Thereafter ...........   125,000
                          --------
                          $825,000
                          ========

     The Company is required to comply with various operating and financial covenants defined in the agreements governing the issuance of the senior notes and the Credit Facility. In addition, certain of the Company's warehouse notes incorporate the restrictions contained in the senior notes or otherwise contain similar restrictions. The covenants restrict the payment of certain distributions including dividends. At December 31, 1997, the Company has available $358,468,000 for the payment of such distributions under the most restrictive of these covenants.

     Costs incurred in connection with the issuance of the unsecured notes have been deferred and are being amortized over the terms of the respective notes using a method that approximates level-yield. At December 31, 1997 and 1996, the unamortized debt issuance costs are $5,668,000 and $4,875,000, respectively.

     The following table presents data on unsecured notes payable:



                                                                Years ended December 31,
                                                       -------------------------------------------
                                                            1997            1996          1995
                                                       --------------  -------------  ------------
                                                                 (Dollars in thousands)
      Weighted average interest rate for the year ....          7.6%           8.2%          8.7%
      Weighted average interest rate at end of year ..          7.9%           7.8%          8.6%
      Average amount outstanding for the year ........   $1,207,848     $  822,833      $561,483
      Maximum amount outstanding at any month end ....   $1,497,230     $1,010,150      $720,150

                     THE MONEY STORE INC. AND SUBSIDIARIES

(7) SUBORDINATED DEBT



                                               December 31,
                                           --------------------
                                               1997      1996
                                           ----------- --------
                                               (Dollars in
                                                thousands)
    7.3% due December 1, 2002(a) .........  $150,000    $   --
    8.0% due December 1, 2007(a) .........   100,000        --
    7.8% due September 2, 1997 ...........        --     2,000
                                            --------    ------
                                            $250,000    $2,000
                                            ========    ======

---------
(a) Interest on the notes is payable semiannually on June 1 and December 1, commencing June 1, 1998. The notes are unsecured, subordinated to all existing and future senior indebtedness, and effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries.

     As of December 31, 1997, the unamortized subordinated debt issuance costs are $1,796,000. These costs are related to the $250,000,000 of subordinated debt issued in 1997. The subordinated debt issuance costs associated with the subordinated debt outstanding as of December 31, 1996 had been substantially amortized.


(8) ACCOUNTS PAYABLE AND OTHER LIABILITIES

     Accounts payable and other liabilities includes $415,365,000 and $246,018,000 at December 31, 1997 and 1996, respectively, of funds collected on loans sold and serviced for others. The Company is responsible for the collection of principal and interest which is remitted primarily in the month following collection. Also included in accounts payable and other liabilities at December 31, 1997 is an accrual for the loss on disposal of the Auto Finance division of $12,000,000 and the recognition of a servicing liability for the Auto Finance division of $8,700,000.


(9) INCOME TAXES

     The provision for income taxes from continuing operations is as follows:



                         Years ended December 31,
                     --------------------------------
                        1997       1996       1995
                     ---------- ---------- ----------
                          (Dollars in thousands)
  Current ..........  $52,019    $14,359    $22,920
  Deferred .........   43,101     43,449      9,639
                      -------    -------    -------
                      $95,120    $57,808    $32,559
                      =======    =======    =======

     Deferred tax benefit relating to discontinued operations is $19,596,000 for the year ending December 31, 1997. Deferred tax expense from discontinued operations for the years ending December 31, 1996 and 1995 was not material.

     A reconciliation between the expected Federal income tax expense and the actual income tax expense is as follows:



                                                                          Years ended December 31,
                                                                  ----------------------------------------
                                                                       1997          1996         1995
                                                                  ------------- ------------- ------------
                                                                           (Dollars in thousands)
      Income from continuing operations before income taxes .....   $ 227,749     $ 138,615     $ 78,631
      Statutory Federal income tax rate .........................          35%           35%          35%
                                                                    ---------     ---------     --------
      Computed expected income tax expense ......................      79,712        48,515       27,521
      State income taxes net of Federal income tax benefit ......      15,408         9,293        5,038
                                                                    ---------     ---------     --------
                                                                    $  95,120     $  57,808     $ 32,559
                                                                    =========     =========     ========

     At December 31, 1997, the Company has state net operating loss carryforwards available of $24,924,000, expiring on various dates through 2017.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(9) INCOME TAXES -- Continued

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities is as follows:




                                                             December 31,
                                                        -----------------------
                                                            1997        1996
                                                        ----------- -----------
                                                        (Dollars in thousands)
      Deferred tax assets:
        Provision for credit losses on loans not sold .  $  8,007    $  7,958
        Interest on non-accrual loans .................    18,679      12,307
        Unearned insurance ............................     3,935       3,213
        Deferred bonuses ..............................     5,318       4,880
        Auto division expense accruals ................     4,988          --
        Other .........................................     3,266         713
                                                         --------    --------
                                                           44,193      29,071
                                                         --------    --------
      Deferred tax liabilities:
        Interest-only strip receivables ...............   200,019     162,552
        Depreciation and amortization .................     4,042       2,883
                                                         --------    --------
                                                          204,061     165,435
                                                         --------    --------
      Net deferred tax liability ......................  $159,868    $136,364
                                                         ========    ========

     Management believes it is more likely than not that the Company will realize the benefit of deferred tax assets and that such assets will reverse during periods in which the Company generates net taxable income and reversal of deferred tax liabilities.


(10) COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT RISK

     The Company is obligated under noncancellable operating leases for property and equipment expiring at various dates through 2003. Minimum annual rental payments at December 31, 1997 are as follows (dollars in thousands):


  1998 .................  $15,135
  1999 .................   12,619
  2000 .................    8,219
  2001 .................    5,221
  2002 .................    2,671
  Thereafter ...........        5
                          -------
                          $43,870
                          =======

     Rent expense amounted to $14,462,000, $12,458,000 and $9,730,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The Company began development of an office building located in West Sacramento, California in May 1996, with completion expected in 1998. This project, which includes the purchase of land and building construction, is estimated to cost $87,000,000, and will be funded out of the general working capital of the Company. In addition, capitalized expenditures to complete the building for occupancy are anticipated to be approximately $10,000,000. Total expenditures including capitalized interest to date are $66,802,000. The 400,000 square foot building will help to centralize operations and support additional staff for the anticipated growth of the business.

     The Company has provided revolving credit facilities to various originators of home equity loans. These facilities provide the originators with warehouse financing prior to the sale of loans, usually to the Company. These agreements, which

                     THE MONEY STORE INC. AND SUBSIDIARIES

(10) COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT RISK -- Continued

are subject to renewal periodically, bear interest at rates primarily between prime plus 2.00% and 2.50% and are collateralized by the loans. Upon sale of the loans, the advances are repaid. At December 31, 1997, the Company has made available to originators, lines of credit of approximately $88,000,000. Advances outstanding at December 31, 1997 and 1996, are $17,389,000 and $8,291,000, respectively, and are included in Receivables, net.

     In certain securitization transactions, the Company subordinates a portion of its interest in excess cash flows to the interest of investors. The investors' protection from losses is provided by the subordination of the Company's cash flows including among other methods, various combinations of cash deposits provided by the Company, subordination accounts and credit enhancement provided by third parties. At December 31, 1997 and 1996, short-term cash investments represent restricted cash deposits held in interest-bearing accounts for the protection of investors from losses. In addition, advances in connection with subordination accounts of $379,500,000 and $225,100,000 at December 31, 1997 and 1996, respectively, are included in interest-only strip receivables. In senior subordinated structures, the senior certificate holders are protected from losses by outstanding subordinated certificates and credit enhancements provided by third parties, and in some cases the limited guarantee of the Company.

     In certain securitizations, limited guarantees are provided by the Company as credit enhancement. During the second quarter of 1997, the Company completed two asset-backed securitizations, one collateralized by Commercial Loans, and the other by Home Equity Loans which employed a senior/subordinate structure with the subordinate bonds enhanced by a limited guarantee by the Company. At December 31, 1997, these limited guarantees amounted to approximately $13,000,000.

     In an attempt to minimize the risk of interest rate fluctuations, one of the strategies employed by the Company is to enter into agreements that allow it to sell loans to certain trusts in the future at an agreed upon price. At December 31, 1997, under the terms of such agreements the Company had the right to deliver $207,710,000 of Home Equity Loans, $1,666,000 of Commercial Loans, $12,634,000 of Student Loans and $21,486,000 of Auto Loans, within approximately 90 days of such date.

     In addition, the Company occasionally purchases and sells government securities at agreed upon prices as an economic hedge. Losses on these transactions, which are included in the gain on sale of receivables amounted to $20,599,000, $1,139,000 and $5,110,000 for the years ended December 31, 1997,
1996 and 1995, respectively.

     The Company generally sells its Home Equity Loans with servicing retained in mortgage pass-through transactions and in whole loan transactions. In certain whole loan transactions, the Company is subject to off-balance sheet credit risk in the normal course of business due to commitments and obligations to service and repurchase loan receivables which are not included in the accompanying consolidated financial statements. These commitments and obligations do not necessarily represent future cash flow obligations. The obligations to repurchase Home Equity Loans are subject to various terms and conditions including limitations on the amount of loans that may be required to be repurchased in any given year. Based upon the terms of whole loan transactions and management's estimates of the lives of the underlying portfolios, management believes that there are $40,224,000 of Home Equity Loans at December 31, 1997 which the Company may be required to repurchase in the future should such loans become more than 90 days past due.

     The Company's serviced loan portfolio is widely dispersed. At December 31, 1997, loans to borrowers in the State of California accounted for approximately 18% of total serviced loan portfolio, while no other state accounted for more than 7%.

     In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which will not in management's opinion, have a material adverse effect on the consolidated financial position or results of operations of the Company.


(11) RELATED PARTY TRANSACTIONS

     The Company leases corporate administrative offices in New Jersey from a joint venture which includes a general partnership, whose partners are shareholders and executive officers of the Company. The annual rent under this lease, which expires in 2000, is subject to certain adjustments, and was approximately $1,171,000, $1,184,000 and $1,200,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(11) RELATED PARTY TRANSACTIONS -- Continued

     In addition, the Company leases offices in California from a partnership, whose general partner is a corporation in which an executive officer is a majority shareholder. The annual rent under this lease which expires in March 1998 was $110,000, $203,000 and $203,000 for the years ended December 31, 1997,
1996 and 1995, respectively.


(12) SHAREHOLDERS' EQUITY

     Foreign currency translation adjustment resulted in a gain of $104,000 in 1997. This gain represents the cumulative effect of translating assets and liabilities of the Company's U.K. subsidiaries.

     In May 1996, the shareholders of the Company approved the increase in authorized shares of the Company from 100,000,000 shares to 250,000,000 shares of common stock.

     In March 1996, the Company sold 5,937,500 shares of common stock for $21.50 per share, the net proceeds of which amounted to $122,128,000.

     In November 1996, the Company sold 5,215,000 shares of $1.72 Mandatory Convertible Preferred Stock for $26.50 per share, the net proceeds of which amounted to $133,363,000. Each share will pay an annual dividend of $1.72 per share, will be convertible at the option of the holder into 0.833 shares of common stock and will automatically convert on December 1, 1999 into common stock. The mandatory conversion rate, based on a formula, will range from 0.833 to 1.000 shares of common stock per share.


(13) EMPLOYEE BENEFIT PLANS

     Defined Contribution Plan

     The Company has a defined contribution plan (401(k)) for all eligible employees. Contributions to the plan are in the form of employee salary deferrals which may be subject to employer matching contributions up to a specified limit. In addition, the Company may make an annual profit sharing contribution on behalf of its employees. The Company's cost for the plan, net of reallocated forfeitures, amounted to $8,282,000, $4,851,000 and $3,479,000 for the years ended December 31, 1997, 1996 and 1995, respectively.


     Profit Sharing Plan

     The Company has a non-qualified profit sharing plan for certain employees. Contributions to this plan are based on a percentage of pretax profits. The Company's cost of the plan amounted to $9,342,000, $8,771,000 and $4,391,000 for the years ended December 31, 1997, 1996 and 1995, respectively.


     Pension Plan

     The Company has a non-qualified, unfunded pension benefit plan. The purpose of the plan is to supplement the existing employee benefit plans for certain key executives. The benefits are based upon years of service and the employee's highest average compensation as defined.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(13) EMPLOYEE BENEFIT PLANS -- Continued

     The following table sets forth the plan's status and amounts recognized in the Company's consolidated financial statements:



                                                           December 31,
                                                      -----------------------
                                                          1997        1996
                                                      ----------- -----------
                                                      (Dollars in thousands)
      Actuarial present value of benefit obligations:
        Vested ......................................  $     --    $  1,350
        Non-vested ..................................     2,402       1,979
                                                       --------    --------
      Accumulated benefit obligation ................     2,402       3,329
      Effect of projected future compensation levels          3          94
                                                       --------    --------
      Projected benefit obligation ..................     2,405       3,423
      Unrecognized prior service cost ...............    (1,648)     (1,859)
      Unrecognized net gain (loss) ..................       (15)         53
      Additional minimum liability ..................     1,660       1,712
                                                       --------    --------
      Total pension liability .......................  $  2,402    $  3,329
                                                       ========    ========

     In determining the projected benefit obligation for the year ended December 31, 1997, the discount rate is 7.0% pre-retirement and 7.0% post-retirement. For the year ended December 31, 1996, the discount rate was 7.5% pre-retirement and 7.0% post-retirement. The rate of increase in the future compensation levels was 4.0% in 1997 and 1996.

     Net periodic pension cost includes the following components:



                                                         Years ended
                                                        December 31,
                                                    ---------------------
                                                     1997   1996    1995
                                                    ------ ------ -------
                                                    (Dollars in thousands)
    Service cost ..................................  $108   $105   $144
    Interest cost on projected benefit obligation .   156    222    206
    Net amortization and deferral .................   210    210    210
                                                     ----   ----   ----
    Net periodic pension cost .....................  $474   $537   $560
                                                     ====   ====   ====

     In determining the net periodic pension cost for the year ended December 31, 1997, the discount rate is 7.5% pre-retirement and 7.0% post-retirement. For the year ended December 31, 1996, the discount rate was 7.0% pre-retirement and post-retirement. For the year ended December 31, 1995, the discount rate was 7.5% pre-retirement and 7.0% post-retirement. The rate of increase in the future compensation levels was 4.0% in 1997, 1996 and 1995.


     Stock Option Plans

     The Company's 1991 Stock Option Plan, as amended, the 1995 Stock Incentive Plan and the 1997 Stock Incentive Plan (collectively the "Plans") provide for a total of 8,284,375 shares to be reserved for issuance.

     Options granted under the Plans may be incentive stock options or non-qualified stock options. The exercise price of both types of options is equal to 100% of the fair market value of the shares on the date of the grant.

     Twenty percent of the options initially granted under the Plans are exercisable by the holder one year after the date of grant, with an additional 20% of the options exercisable on the anniversary date of the grant for the next four years. No options shall be granted under the 1991 Stock Option Plan, the 1995 Stock Incentive Plan, or the 1997 Stock Incentive Plan after September 15, 2001, August 15, 2005, and August 13, 2007, respectively. Changes in options outstanding are as follows:

                     THE MONEY STORE INC. AND SUBSIDIARIES

(13) EMPLOYEE BENEFIT PLANS -- Continued



                                                      Years ended December 31,
                                  -----------------------------------------------------------------
                                                1997                             1996
                                  -------------------------------- --------------------------------
                                    Number of    Weighted-Average    Number of    Weighted-Average
                                      Shares      Exercise Price       Shares      Exercise Price
                                  ------------- ------------------ ------------- ------------------
Options outstanding at
 beginning of year ..............   3,351,226       $   13.95        3,168,090        $   9.54
Options granted .................   1,791,000           24.15          983,091           24.01
Options canceled ................    (468,027)          18.02         (276,605)          15.34
Options exercised ...............    (545,199)           8.78         (523,350)           6.13
                                    ---------                        ---------
Options outstanding at end of
 year ...........................   4,129,000           18.50        3,351,226           13.95
                                    =========                        =========
Options exercisable .............     643,869           12.43          521,750            7.62
                                    =========                        =========



                                     Years ended December 31,
                                  -------------------------------
                                               1995
                                  -------------------------------
                                    Number of    Weighted-Average
                                      Shares      Exercise Price
                                  ------------- -----------------
Options outstanding at
 beginning of year ..............   2,261,732       $   4.27
Options granted .................   1,697,909          14.16
Options canceled ................    (241,376)          6.23
Options exercised ...............    (550,175)          3.57
                                    ---------
Options outstanding at end of
 year ...........................   3,168,090           9.54
                                    =========
Options exercisable .............     530,000           3.77
                                    =========


                                                                Weighted-
                                                                 Average
                                                    Weighted-   Remaining
                                                     Average    Contracted
                                        Number of    Exercise    Life (in
                                          Shares      Price       years)
                                       ----------- ----------- -----------
      Exercise prices:
$2.84
         Options outstanding .........     93,875    $  2.84        --
         Options exercisable .........     93,875       2.84
$4.83--$7.07
         Options outstanding .........    777,187       5.53        2.2
         Options exercisable .........    190,489       5.41
$9.57
         Options outstanding .........     22,500       9.57        3.0
         Options exercisable .........      9,000       9.57
$15.90--$22.25
         Options outstanding .........  2,085,713      19.55        4.1
         Options exercisable .........    281,480      17.18
$24.06--$28.63
         Options outstanding .........  1,149,725      26.81        4.7
         Options exercisable .........     69,025      25.82

     FAS No. 123 establishes a new fair value based accounting method for stock-based compensation plans and encourages (but does not require) employers to adopt the new method in place of the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Companies may continue to apply the accounting provisions of APB No. 25 in determining net income; however, they must apply the disclosure requirements of FAS No. 123 for all grants issued after 1994. The Company elected to continue to apply the provisions of APB No. 25 in accounting for the employee stock plans described above. Accordingly, no compensation cost has been recognized.

     Had compensation cost for these employee stock plans been determined based on the new fair value method under FAS No. 123, the Company's net income and net earnings per share would have been reduced based on the month of grant to the pro forma amounts indicated as follows:

                     THE MONEY STORE INC. AND SUBSIDIARIES

(13) EMPLOYEE BENEFIT PLANS -- Continued



                                                                 Years ended December 31,
                                                          --------------------------------------
                                                              1997         1996         1995
                                                          ------------ ------------ ------------
                                                                  (Dollars in thousands,
                                                                  except per share data)
      Net income:
        As reported .....................................   $ 92,088     $ 85,655     $ 48,715
                                                            ========     ========     ========
        Pro forma(1) ....................................   $ 88,232     $ 83,677     $ 48,058
                                                            ========     ========     ========
      Net earnings per common share:
        As reported .....................................   $   1.43     $   1.51     $   0.95
                                                            ========     ========     ========
        Pro forma(1) ....................................   $   1.37     $   1.47     $   0.94
                                                            ========     ========     ========
      Net earnings per common share -- assuming dilution:
        As reported .....................................   $   1.43     $   1.46     $   0.94
                                                            ========     ========     ========
        Pro forma(1) ....................................   $   1.37     $   1.43     $   0.93
                                                            ========     ========     ========

---------
(1) The pro forma amounts noted above only reflect the effects of stock-based compensation grants made after 1994. Because stock options are granted each year and generally vest over five years, these pro forma amounts may not reflect the full effect of applying the (optional) fair value method established by FAS No. 123 that would be expected if all outstanding stock option grants were accounted for under this method.

     The fair value of each option grant is estimated based on the date of grant. In determining the fair value, the Company used a modified Black-Scholes option-pricing model. For the fixed stock option plans, the following weighted-average assumptions are used for 1997, 1996 and 1995, respectively: expected dividend yield of 0.47%, 0.35% and 0.45%; expected volatility of 54.47%, 46.34% and 45.45%; risk-free interest rates of 6.53%, 6.41% and 5.96%;
and expected lives of five for all three years. The weighted-average grant-date fair value of options granted are $11.49, $11.44 and $6.56 for the years ended December 31, 1997, 1996 and 1995, respectively. Compensation expense resulting from the granting of stock options relating to discontinued operations was not material.


(14) OTHER OPERATING EXPENSES

     Other operating expenses include the following:



                                                    Years ended December 31,
                                                --------------------------------
                                                   1997       1996       1995
                                                ---------- ---------- ----------
                                                     (Dollars in thousands)
      Advertising .............................  $ 60,692   $ 51,848   $ 38,005
      Depreciation and amortization ...........    21,107     15,116      8,362
      Loan expenses ...........................    25,037     16,217     10,921
      Office, stationery and supplies .........    45,094     33,046     22,036
      Professional fees .......................    15,293     16,102      6,360
      Occupancy costs .........................    14,462     12,458      9,730
      Other expenses ..........................    44,865     30,289     20,026
                                                 --------   --------   --------
                                                 $226,550   $175,076   $115,440
                                                 ========   ========   ========

                     THE MONEY STORE INC. AND SUBSIDIARIES

(15) RECONCILIATION OF BASIC AND DILUTED NET EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS



                                                                        Year ended December 31, 1997
                                                                  ----------------------------------------
                                                                      Income         Shares      Per-Share
                                                                   (Numerator)   (Denominator)    Amount
                                                                  ------------- --------------- ----------
                                                                           (Dollars in thousands,
                                                                         except per share amounts)
Income from continuing operations ...............................   $132,629
Less: Preferred stock dividends .................................     (8,970)
                                                                    --------
Basic EPS
Income available to common stockholders .........................    123,659       58,095,111     $ 2.13
                                                                                                  ======
Effect of Dilutive Securities
Stock options ...................................................                   1,079,705
Convertible preferred stock .....................................      8,970        5,215,000
                                                                    --------       ----------
Diluted EPS
Income available to common stockholders + assumed conversions ...   $132,629       64,389,816     $ 2.06
                                                                    ========       ==========     ======


                                                                        Year ended December 31, 1996
                                                                  ----------------------------------------
                                                                      Income         Shares      Per-Share
                                                                   (Numerator)   (Denominator)    Amount
                                                                  ------------- --------------- ----------
                                                                           (Dollars in thousands,
                                                                         except per share amounts)
Income from continuing operations ...............................    $80,807
Less: Preferred stock dividends .................................       (621)
                                                                     -------
Basic EPS
Income available to common stockholders .........................     80,186       56,375,277    $  1.42
                                                                                                 =======
Effect of Dilutive Securities
Stock options ...................................................                   1,164,154
Convertible preferred stock .....................................        621          859,891
                                                                     -------       ----------
Diluted EPS
Income available to common stockholders + assumed conversions ...    $80,807       58,399,322    $  1.38
                                                                     =======       ==========    =======


                                                                        Year ended December 31, 1995
                                                                  ----------------------------------------
                                                                      Income         Shares      Per-Share
                                                                   (Numerator)   (Denominator)    Amount
                                                                  ------------- --------------- ----------
                                                                           (Dollars in thousands,
                                                                         except per share amounts)
Income from continuing operations ...............................    $46,072
Basic EPS
Income available to common stockholders .........................     46,072       51,023,609    $  0.90
                                                                                                 =======
Effect of Dilutive Securities
Stock options ...................................................                     767,178
                                                                                   ----------
Diluted EPS
Income available to common stockholders + assumed conversions ...    $46,072       51,790,787    $  0.89
                                                                     =======       ==========    =======

     Options on 535,500, 491,250 and 1,352,909 shares of common stock were not included in computing diluted earnings per share for the years ended December 31, 1997, 1996 and 1995, respectively, as they were antidilutive.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(16) FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS No. 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. Fair values are based on estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     Estimated fair values, carrying values and various methods and assumptions used in valuing the Company's financial instruments are set forth below:



                                                              Years ended December 31,
                                                 ---------------------------------------------------
                                                           1997                      1996
                                                 ------------------------- -------------------------
                                                   Carrying     Estimated    Carrying     Estimated
                                                     Value     Fair Value      Value     Fair Value
                                                 ------------ ------------ ------------ ------------
                                                               (Dollars in thousands)
Financial Assets:
 Cash and cash equivalents(a) ..................  $  301,669   $  301,669   $  162,945   $  162,945
 Short-term cash investments(a) ................     195,580      195,580      161,703      161,703
 Receivables(b) ................................   1,287,484    1,376,000    1,157,889    1,250,000
 Interest-only strip receivables(c) ............   1,170,254    1,170,254      811,400      811,400
Financial Liabilities:
 Notes payable (excluding senior notes)(d) .....     691,081      691,081      682,197      682,197
 Unsecured -- senior notes(d) ..................     825,000      836,000      637,000      648,000
 Subordinated debt(e) ..........................     250,000      242,000        2,000        2,000

---------
(a) The carrying value of cash, cash equivalents and short-term cash investments is considered to be a reasonable estimate of fair value.

(b) Since it is the Company's business to sell loans it originates, the fair values were estimated using current investor yields or outstanding commitments from investors. The fair value for non-performing loans was based upon recent appraisals of collateral securing such loans. Included in the carrying value and estimated fair value of receivables is the mark-to-market effect of any open economic hedge transactions, which were insignificant at December 31, 1997 and 1996.

(c)  The interest-only strip receivables are carried at fair value (see Note
     4).

(d) Warehouse and unsecured notes (excluding the senior notes) generally have original maturities of less than 90 days; and therefore, the carrying value is a reasonable estimate of fair value. Term notes are generally adjustable rate and indexed to the prime rate, therefore, carrying value is a reasonable estimate of fair value. The fair value of the senior notes was estimated based on rates currently available for debt with similar terms and remaining maturities.

(e) Fair value was estimated based on rates currently available for debt with similar terms and remaining maturities.

     The fair value estimates made at December 31, 1997 and 1996, were based upon pertinent market data and relevant information about the financial instruments at that time. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire portion of the financial instrument. Because no market exists for a portion of the financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(16) FAIR VALUES OF FINANCIAL INSTRUMENTS -- Continued

For instance, the Company has certain fee-generating business lines (e.g., its loan servicing operations) that were not considered in these estimates since these activities are not financial instruments. In addition, the tax implications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.


(17) SELECTED QUARTERLY DATA (UNAUDITED)

     The following represents selected quarterly financial data of the Company, which, in the opinion of management, reflects adjustments (comprising only normal recurring adjustments) necessary for fair presentation:



                                                                                    Three months ended
                                                                -----------------------------------------------------------
                                                                   March 31        June 30       Sept. 30        Dec. 31
                                                                -------------- -------------- -------------- --------------
                                                                     (Dollars in thousands, except per share amounts)
1997
 Revenues .....................................................  $   171,817    $   177,877    $   243,000    $   238,107
 Net income before income taxes ...............................       43,698         43,706         74,378         65,967
 Net income from continuing operations ........................       24,558         25,756         43,163         39,152
 Net income (loss) from discontinued operations ...............        2,141          4,468         (8,109)       (39,041)
 Net income ...................................................       26,699         30,224         35,054            111
Net earnings (loss) per common share:
 Continuing operations ........................................  $      0.39    $      0.41    $      0.70    $      0.63
 Discontinued operations ......................................         0.04           0.08         ( 0.14)        ( 0.67)
                                                                 -----------    -----------    -----------    -----------
 Net income ...................................................  $      0.43    $      0.49    $      0.56    $     (0.04)
                                                                 ===========    ===========    ===========    ===========
 Weighted average number of shares outstanding -- basic .......   57,867,152     57,996,580     58,194,429     58,316,257
                                                                 ===========    ===========    ===========    ===========
Net earnings (loss) per common share -- assuming dilution:
 Continuing operations ........................................  $      0.38    $      0.40    $      0.66    $      0.61
 Discontinued operations ......................................         0.03           0.07         ( 0.12)        ( 0.60)
                                                                 -----------    -----------    -----------    -----------
 Net income ...................................................  $      0.41    $      0.47    $      0.54    $      0.01
                                                                 ===========    ===========    ===========    ===========
 Weighted average number of shares outstanding -- diluted .....   64,198,653     64,265,320     64,921,108     64,543,020
                                                                 ===========    ===========    ===========    ===========
1996
 Revenues .....................................................  $   130,428    $   131,711    $   161,673    $   181,227
 Net income before income taxes ...............................       28,151         21,631         42,106         46,727
 Net income from continuing operations ........................       16,560         12,585         24,852         26,810
 Net income (loss) from discontinued operations ...............       (2,356)         6,312         (2,132)         3,024
 Net income ...................................................       14,204         18,897         22,720         29,834
Net earnings (loss) per common share:
 Continuing operations ........................................  $      0.31    $      0.22    $      0.43    $      0.45
 Discontinued operations ......................................       ( 0.04)          0.11         ( 0.04)          0.05
                                                                 -----------    -----------    -----------    -----------
 Net income ...................................................  $      0.27    $      0.33    $      0.39    $      0.50
                                                                 ===========    ===========    ===========    ===========
 Weighted average number of shares outstanding -- basic .......   52,742,197     57,487,314     57,540,705     57,703,490
                                                                 ===========    ===========    ===========    ===========
Net earnings (loss) per common share -- assuming dilution:
 Continuing operations ........................................  $      0.31    $      0.21    $      0.42    $      0.43
 Discontinued operations ......................................       ( 0.04)          0.11         ( 0.04)          0.05
                                                                 -----------    -----------    -----------    -----------
 Net income ...................................................  $      0.27    $      0.32    $      0.38    $      0.48
                                                                 ===========    ===========    ===========    ===========
 Weighted average number of shares outstanding -- diluted .....   53,978,406     58,931,031     58,819,160     62,494,392
                                                                 ===========    ===========    ===========    ===========

     Amounts presented for the first, second and third quarters of 1997 and all quarters of 1996 have been restated from previously reported amounts in order to reflect the discontinued operations relating to the Auto Finance division (see

                     THE MONEY STORE INC. AND SUBSIDIARIES

(17) SELECTED QUARTERLY DATA (UNAUDITED) -- Continued

Note 2). Additionally, net earnings per common share amounts have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128 (see Notes 1 and 15).


(18) SUBSIDIARY GUARANTORS

     On April 15, 1997, the Company completed a public offering of $175,000,000 of 8.05% senior notes due 2002 and $125,000,000 of 8.375% senior notes due 2004 (collectively the "Senior Notes"). The Senior Notes constitute unsecured and unsubordinated senior indebtedness of the Company. The unsecured, joint and several, basis by certain of the Company's wholly-owned subsidiaries (the "Guarantors"), although the Subsidiary Guarantees may terminate prior to maturity of the Senior Notes upon the occurrence of certain circumstances. The Senior Notes rank equally in right of payment, on a pair passu basis, with all existing and future unsecured and unsubordinated indebtedness and guarantees of the Guarantors. The ability of the Company's subsidiaries to pay dividends or make payments on intercompany indebtedness will be subject to applicable state laws. The net proceeds of this offering were used to repay a portion of the indebtedness outstanding under certain credit facilities.

     The following condensed consolidating financial data illustrate the composition of the combined Guarantors. The Company believes that providing the condensed consolidating information is of material interest to potential investors in the Senior Notes and has not presented separate financial statements for each of the Guarantors because it was deemed that such financial statements would not provide potential investors with any material additional information.

     Investments in subsidiaries are accounted for by the parent and Subsidiary Guarantors on the equity method for the purposes of the consolidating financial data. Earnings of subsidiaries are therefore reflected in the parent's and Subsidiary Guarantor's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

                     THE MONEY STORE INC. AND SUBSIDIARIES

(18) SUBSIDIARY GUARANTORS -- Continued

                CONSOLIDATING STATEMENTS OF FINANCIAL CONDITION


                               DECEMBER 31, 1997


                            (Dollars in thousands)



                                                                  Combined       Combined
                                                    Parent        Guarantor        Non-
                                                   Company      Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                               --------------- -------------- -------------- -------------- -------------
Assets
Cash and cash equivalents ....................  $    284,495     $   21,539     $   (4,365)    $       --    $  301,669
Short-term cash investments ..................            --             --        195,580             --       195,580
Receivables, net .............................           743      1,082,547        204,194             --     1,287,484
Interest-only strip receivables ..............            --             --      1,170,254             --     1,170,254
Investment in subsidiaries ...................       469,766          4,142             --       (473,908)           --
Property and equipment, net ..................            --        150,010          3,064             --       153,074
Other ........................................         9,181         18,574            885             --        28,640
                                                ------------     ----------     ----------     ----------    ----------
                                                $    764,185     $1,276,812     $1,569,612     $ (473,908)   $3,136,701
                                                ============     ==========     ==========     ==========    ==========
Liabilities and Shareholders' Equity
Liabilities:
 Notes payable ...............................  $  1,504,490     $   11,591     $       --     $       --    $1,516,081
 Accounts payable and other liabilities ......        26,804        498,383         17,024             --       542,211
 Income taxes, principally deferred ..........       (64,273)       184,552         32,598             --       152,877
 Unearned insurance commissions ..............            --          9,466             --             --         9,466
 Due to (from) parent and affiliates .........    (1,618,798)       207,667      1,411,207            (76)            7
                                                ------------     ----------     ----------     ----------    ----------
                                                    (151,777)       911,659      1,460,829            (76)    2,220,635
                                                ------------     ----------     ----------     ----------    ----------
Subordinated debt ............................       250,000             --             --             --       250,000
                                                ------------     ----------     ----------     ----------    ----------
Shareholders' equity:
 Preferred stock .............................       133,363             --             --             --       133,363
 Common stock ................................       196,748         27,366          3,190        (30,556)      196,748
 Paid-in capital .............................            --         12,553         47,897        (60,450)           --
 Foreign currency translation adjustment .....            --            104             --             --           104
 Retained earnings ...........................       335,851        325,130         57,696       (382,826)      335,851
                                                ------------     ----------     ----------     ----------    ----------
                                                     665,962        365,153        108,783       (473,832)      666,066
                                                ------------     ----------     ----------     ----------    ----------
                                                $    764,185     $1,276,812     $1,569,612     $ (473,908)   $3,136,701
                                                ============     ==========     ==========     ==========    ==========

                     THE MONEY STORE INC. AND SUBSIDIARIES

                CONSOLIDATING STATEMENTS OF FINANCIAL CONDITION


                               DECEMBER 31, 1996


                            (Dollars in thousands)




                                                                Combined     Combined Non-
                                                  Parent        Guarantor      Guarantor
                                                  Company     Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                              -------------- -------------- -------------- -------------- -------------
Assets
Cash and cash equivalents ...................  $    194,532    $  (40,968)   $     9,381     $       --    $  162,945
Short-term cash investments .................            --            --        161,703             --       161,703
Receivables, net ............................            --       964,259        193,630             --     1,157,889
Interest-only strip receivables .............            --            --        811,400             --       811,400
Investment in subsidiaries ..................       367,246         2,684             --       (369,930)           --
Property and equipment, net .................            --        71,636          1,822             --        73,458
Other .......................................         5,204        18,516            825             --        24,545
                                               ------------    ----------    -----------     ----------    ----------
                                               $    566,982    $1,016,127    $ 1,178,761     $ (369,930)   $2,391,940
                                               ============    ==========    ===========     ==========    ==========
Liabilities and Shareholders' Equity
Liabilities:
 Notes payable ..............................  $  1,315,394    $    3,803    $        --     $       --    $1,319,197
 Accounts payable and other liabilities .....        21,926       303,207          8,150             --       333,283
 Income taxes, principally deferred .........       (20,568)      147,545         20,220             --       147,197
 Unearned insurance commissions .............            --         7,754             --             --         7,754
 Due to (from) parent and affiliates ........    (1,334,279)      270,844      1,063,507            (72)            7
                                               ------------    ----------    -----------     ----------    ----------
                                                    (17,527)      733,153      1,091,877            (72)    1,807,431
                                               ------------    ----------    -----------     ----------    ----------
Subordinated debt ...........................         2,000            --             --             --         2,000
                                               ------------    ----------    -----------     ----------    ----------
Shareholders' equity:
 Preferred stock ............................       133,363            --             --             --       133,363
 Common stock ...............................       188,276        20,413          3,190        (23,603)      188,276
 Paid-in capital ............................            --         9,103         47,897        (57,000)           --
 Retained earnings ..........................       260,870       253,458         35,797       (289,255)      260,870
                                               ------------    ----------    -----------     ----------    ----------
                                                    582,509       282,974         86,884       (369,858)      582,509
                                               ------------    ----------    -----------     ----------    ----------
                                               $    566,982    $1,016,127    $ 1,178,761     $ (369,930)   $2,391,940
                                               ============    ==========    ===========     ==========    ==========

                     THE MONEY STORE INC. AND SUBSIDIARIES

                      CONSOLIDATING STATEMENTS OF INCOME


                         YEAR ENDED DECEMBER 31, 1997


                            (Dollars in thousands)




                                                                          Combined       Combined
                                                             Parent       Guarantor    Non-Guarantor
                                                            Company     Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                                         ------------- -------------- -------------- -------------- -------------
Revenues:
 Gain on sale of receivables ...........................    $   --       $ 543,567       $ 30,986      $       --     $ 574,553
 Finance income, fees earned and other .................     7,161         211,585         37,502              --       256,248
                                                            -------      ---------       --------      ----------     ---------
                                                             7,161         755,152         68,488              --       830,801
                                                            -------      ---------       --------      ----------     ---------
Expenses:
 Operating expenses ....................................     4,789         436,395         19,650              --       460,834
 Interest ..............................................     2,405         123,684         16,129              --       142,218
                                                            -------      ---------       --------      ----------     ---------
                                                             7,194         560,079         35,779              --       603,052
                                                            -------      ---------       --------      ----------     ---------
Income (loss) from continuing operations before
 income taxes and undistributed income of
 subsidiaries ..........................................       (33)        195,073         32,709              --       227,749
Income taxes (benefit) .................................          (6)       83,129         11,997              --        95,120
                                                            ---------    ---------       --------      ----------     ---------
Income (loss) from continuing operations ...............       (27)        111,944         20,712              --       132,629
Income (loss) from operations of Auto Finance
 division less applicable income taxes (benefit) .......        --         (34,606)         1,187              --       (33,419)
Loss on disposal of Auto Finance division, including
 provision of $3,000 for operating losses during
 phase-out period, less applicable income taxes
 (benefit) .............................................        --          (7,122)            --              --        (7,122)
Equity in undistributed income of subsidiaries .........    92,115           1,458             --         (93,573)           --
                                                            --------     ---------       --------      ----------     ---------
Net income .............................................    $92,088      $  71,674       $ 21,899      $  (93,573)    $  92,088
                                                            ========     =========       ========      ==========     =========

                     THE MONEY STORE INC. AND SUBSIDIARIES

                      CONSOLIDATING STATEMENTS OF INCOME


                         YEAR ENDED DECEMBER 31, 1996


                            (Dollars in thousands)




                                                                      Combined       Combined
                                                           Parent     Guarantor    Non-Guarantor
                                                          Company   Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                                         --------- -------------- -------------- -------------- -------------
Revenues:
 Gain on sale of receivables ...........................  $   296     $ 371,585      $ 23,239      $       --     $ 395,120
 Finance income, fees earned and other .................    5,841       175,207        28,871              --       209,919
                                                          -------     ---------      --------      ----------     ---------
                                                            6,137       546,792        52,110              --       605,039
                                                          -------     ---------      --------      ----------     ---------
Expenses:
 Operating expenses ....................................    4,814       324,681        18,278              --       347,773
 Interest ..............................................    1,323       106,668        10,660              --       118,651
                                                          -------     ---------      --------      ----------     ---------
                                                            6,137       431,349        28,938              --       466,424
                                                          -------     ---------      --------      ----------     ---------
Income from continuing operations before income
 taxes and undistributed income of subsidiaries ........       --       115,443        23,172              --       138,615
Income taxes ...........................................       --        49,809         7,999              --        57,808
                                                          -------     ---------      --------      ----------     ---------
Income from continuing operations ......................       --        65,634        15,173              --        80,807
Income from operations of Auto Finance division less
 applicable income taxes ...............................       --         4,528           320              --         4,848
Equity in undistributed income of subsidiaries .........   85,655         1,094            --         (86,749)           --
                                                          -------     ---------      --------      ----------     ---------
Net income .............................................  $85,655     $  71,256      $ 15,493      $  (86,749)    $  85,655
                                                          =======     =========      ========      ==========     =========

                     THE MONEY STORE INC. AND SUBSIDIARIES

                      CONSOLIDATING STATEMENTS OF INCOME


                         YEAR ENDED DECEMBER 31, 1995


                            (Dollars in thousands)




                                                                        Combined       Combined
                                                          Parent        Guarantor    Non-Guarantor
                                                          Company     Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                                      -------------- -------------- -------------- -------------- -------------
 Revenues:
  Gain on sale of receivables .......................    $   --         $ 251,229      $ 22,738      $       --     $ 273,967
  Finance income, fees earned and other .............     6,363           128,915        16,770              --       152,048
                                                         --------       ---------      --------      ----------     ---------
                                                          6,363           380,144        39,508              --       426,015
                                                         --------       ---------      --------      ----------     ---------
 Expenses:
  Operating expenses ................................     6,365           231,169        17,020              --       254,554
  Interest ..........................................        (2)           81,288        11,544              --        92,830
                                                         ---------      ---------      --------      ----------     ---------
                                                          6,363           312,457        28,564              --       347,384
                                                         --------       ---------      --------      ----------     ---------
 Income from continuing operations before income
  taxes and undistributed income of subsidiaries ....        --            67,687        10,944              --        78,631
 Income taxes (benefit) .............................        (4)           28,615         3,948              --        32,559
                                                         ---------      ---------      --------      ----------     ---------
 Income from continuing operations ..................         4            39,072         6,996              --        46,072
 Income from operations of Auto Finance division
  less applicable income taxes ......................        --             2,643            --              --         2,643
 Equity in undistributed income of subsidiaries .....     48,711              873            --         (49,584)           --
                                                         --------       ---------      --------      ----------     ---------
 Net income .........................................    $48,715        $  42,588      $  6,996      $  (49,584)    $  48,715
                                                         ========       =========      ========      ==========     =========

                     THE MONEY STORE INC. AND SUBSIDIARIES

                    CONSOLIDATING STATEMENTS OF CASH FLOWS


                     FOR THE YEAR ENDED DECEMBER 31, 1997


                            (Dollars in thousands)


                                                                              Subsidiaries
                                                                  Parent       Guarantor
                                                                 Company        Combined
                                                              ------------- ---------------
 Cash flows from operating activities:
   Net income ...............................................  $   92,088    $      71,674
   Adjustments to reconcile net income to net cash
    provided by (used in) operations:
    Equity in undistributed income of subsidiaries ..........     (92,088)          (1,485)
    Discontinued Operations .................................          --           39,354
    Depreciation and amortization ...........................       2,369           18,123
    Provision for deferred income taxes .....................          --           24,119
    Provision for credit losses on loans not sold ...........          --            9,223
    Net unrealized gain on valuation of interest-only
     strip receivables ......................................          --               --
    Net changes in operating assets and liabilities:
     Increase in short-term cash investments ................          --               --
     Proceeds from loans sold ...............................          --        7,136,711
     Loans originated and purchased .........................          --       (7,218,720)
     Loans repurchased ......................................          --           (4,196)
     Sale of certain interest-only strip receivables ........          --               --
     Decrease (increase) in other receivables ...............        (743)         (44,316)
     Increase in interest-only strip receivables ............          --               --
     Increase (decrease) in accounts payable and other
      liabilities ...........................................       4,878           (1,146)
     Other, net .............................................     (41,407)          10,226
                                                               ----------    -------------
    Net cash provided by (used in) operating activities .....     (34,903)          39,567
                                                               ==========    =============
 Cash flows from investing activities:
   Purchase of property and equipment .......................          --          (53,421)
   Construction in progress .................................          --          (43,507)
   Payment for purchase of servicing company, net of
    cash acquired ...........................................          --           (2,422)
   Payment for purchase of assets of mortgage company .......          --           (2,200)
   Investment in and advances to subsidiaries ...............    (294,951)         (52,749)
                                                               ----------    -------------
   Net cash provided by (used in) investing activities ......    (294,951)        (154,299)
                                                               ----------    -------------
 Cash flows from financing activities:
   Net increase (decrease) in secured credit facilities .....     (16,684)           7,788
   Net increase in unsecured credit facilities ..............      37,800               --
   Principal payments on unsecured senior note ..............    (132,020)              --
   Proceeds from unsecured notes ............................     300,000               --
   Principal payments on subordinated debt ..................      (2,000)              --
   Proceeds from subordinated debt ..........................     250,000               --
   Debt issuance costs ......................................      (4,958)              --
   Net increase in collections payable ......................          --          169,347
   Proceeds from exercise of stock options ..................       4,786               --
   Dividends paid ...........................................     (17,107)              --
                                                               ----------    -------------
   Net cash provided by financing activities ................     419,817          177,135
                                                               ----------    -------------
 Effect of exchange rate changes on cash and cash
   equivalents ..............................................          --              104
                                                               ----------    -------------
   Net increase (decrease) in cash and cash equivalents .....      89,963           62,507
 Cash and cash equivalents at the beginning of period .......     194,532          (40,968)
                                                               ----------    -------------
 Cash and cash equivalents at the end of period .............  $  284,495    $      21,539
                                                               ==========    =============



                                                               Subsidiaries
                                                               Non-Guarantor
                                                                 Combined     Eliminations    Consolidated
                                                              -------------- -------------- ---------------
 Cash flows from operating activities:
   Net income ...............................................   $   21,899     $  (93,573)   $      92,088
   Adjustments to reconcile net income to net cash
    provided by (used in) operations:
    Equity in undistributed income of subsidiaries ..........           --         93,573               --
    Discontinued Operations .................................        1,187             --           40,541
    Depreciation and amortization ...........................          615             --           21,107
    Provision for deferred income taxes .....................        3,228             --           27,347
    Provision for credit losses on loans not sold ...........           --             --            9,223
    Net unrealized gain on valuation of interest-only
     strip receivables ......................................      (77,866)            --          (77,866)
    Net changes in operating assets and liabilities:
     Increase in short-term cash investments ................      (33,877)            --          (33,877)
     Proceeds from loans sold ...............................      566,598             --        7,703,309
     Loans originated and purchased .........................     (582,294)            --       (7,801,014)
     Loans repurchased ......................................           --             --           (4,196)
     Sale of certain interest-only strip receivables ........      109,000             --          109,000
     Decrease (increase) in other receivables ...............        5,132             --          (39,927)
     Increase in interest-only strip receivables ............     (420,033)            --         (420,033)
     Increase (decrease) in accounts payable and other
      liabilities ...........................................       18,024             --           21,756
     Other, net .............................................       28,798             --           (2,383)
                                                                ----------     ----------    -------------
    Net cash provided by (used in) operating activities .....     (359,589)            --         (354,925)
                                                                ==========     ==========    =============
 Cash flows from investing activities:
   Purchase of property and equipment .......................       (1,857)            --          (55,278)
   Construction in progress .................................           --             --          (43,507)
   Payment for purchase of servicing company, net of
    cash acquired ...........................................           --             --           (2,422)
   Payment for purchase of assets of mortgage company .......           --             --           (2,200)
   Investment in and advances to subsidiaries ...............      347,700              7               --
                                                                ----------     ----------    -------------
   Net cash provided by (used in) investing activities ......      345,843             --         (103,407)
                                                                ----------     ----------    -------------
 Cash flows from financing activities:
   Net increase (decrease) in secured credit facilities .....           --             --           (8,896)
   Net increase in unsecured credit facilities ..............           --             --           37,800
   Principal payments on unsecured senior note ..............           --             --         (132,020)
   Proceeds from unsecured notes ............................           --             --          300,000
   Principal payments on subordinated debt ..................           --             --           (2,000)
   Proceeds from subordinated debt ..........................           --             --          250,000
   Debt issuance costs ......................................           --             --           (4,958)
   Net increase in collections payable ......................           --             --          169,347
   Proceeds from exercise of stock options ..................           --             --            4,786
   Dividends paid ...........................................           --             --          (17,107)
                                                                ----------     ----------    -------------
   Net cash provided by financing activities ................           --             --          596,952
                                                                ----------     ----------    -------------
 Effect of exchange rate changes on cash and cash
   equivalents ..............................................           --             --              104
                                                                ----------     ----------    -------------
   Net increase (decrease) in cash and cash equivalents .....      (13,746)             7          138,724
 Cash and cash equivalents at the beginning of period .......        9,381              7          162,945
                                                                ----------     ----------    -------------
 Cash and cash equivalents at the end of period .............   $   (4,365)    $       --    $     301,669
                                                                ==========     ==========    =============

                     THE MONEY STORE INC. AND SUBSIDIARIES

                    CONSOLIDATING STATEMENTS OF CASH FLOWS


                     FOR THE YEAR ENDED DECEMBER 31, 1996


                            (Dollars in thousands)




                                                                           Combined
                                                             Parent       Guarantor
                                                            Company      Subsidiaries
                                                         ------------- ---------------
Cash flows from operating activities:
 Net income ............................................  $   85,655    $      71,256
 Adjustments to reconcile net income to net cash
   provided by (used in) operations:
   Equity in undistributed income of subsidiaries            (85,655)          (1,094)
   Discontinued Operations .............................                       (5,168)
   Depreciation and amortization .......................       2,499           12,188
   Provision for deferred income taxes .................          --           41,032
   Provision for credit losses on loans not sold .......          --           14,828
   Net changes in operating assets and liabilities:
    Increase in short-term cash investments ............          --               --
    Proceeds from loans sold ...........................          --        5,061,776
    Loans originated and purchased .....................          --       (5,234,595)
    Loans repurchased ..................................          --           (6,971)
    Decrease (increase) in other receivables ...........         274           (2,413)
    Increase in interest-only strip receivables ........          --               --
    Increase in accounts payable and other
     liabilities .......................................         775           25,214
    Other, net .........................................        (490)          15,271
                                                          ----------    -------------
   Net cash provided by (used in) operating
    activities .........................................       3,058           (8,676)
                                                          ----------    -------------
Cash flows from investing activities:
 Purchase of property and equipment ....................          --          (31,733)
 Construction in progress ..............................          --          (16,182)
 Investment in and advances to subsidiaries ............    (445,746)          (5,108)
                                                          ----------    -------------
 Net cash provided by (used in) investing
   activities ..........................................    (445,746)         (53,023)
                                                          ----------    -------------
Cash flows from financing activities:
 Net increase (decrease) in secured credit
   facilities ..........................................      53,130             (715)
 Net increase in unsecured credit facilities ...........     250,000               --
 Principal payments on unsecured senior note ...........     (83,000)              --
 Proceeds from unsecured notes .........................      20,000               --
 Principal payments on subordinated debt ...............     (22,000)              --
 Debt issuance costs ...................................      (1,413)              --
 Net increase in collections payable ...................          --           82,839
 Net proceeds from issuance of preferred stock .........     133,363               --
 Net proceeds from issuance of common stock ............     122,128               --
 Proceeds from exercise of stock options ...............       2,953               --
 Dividends paid ........................................      (6,308)              --
                                                          ----------    -------------
 Net cash provided by financing activities .............     468,853           82,124
                                                          ----------    -------------
 Net increase in cash and cash equivalents .............      26,165           20,425
Cash and cash equivalents at the beginning of
 period ................................................     168,367          (61,393)
                                                          ----------    -------------
Cash and cash equivalents at the end of period .........  $  194,532    $     (40,968)
                                                          ==========    =============



                                                            Combined
                                                          Non-Guarantor
                                                          Subsidiaries   Eliminations    Consolidated
                                                         -------------- -------------- ---------------
Cash flows from operating activities:
 Net income ............................................  $    15,493     $ (86,749)    $      85,655
 Adjustments to reconcile net income to net cash
   provided by (used in) operations:
   Equity in undistributed income of subsidiaries                  --        86,749                --
   Discontinued Operations .............................          320            --            (4,848)
   Depreciation and amortization .......................          429            --            15,116
   Provision for deferred income taxes .................        5,975            --            47,007
   Provision for credit losses on loans not sold .......           --            --            14,828
   Net changes in operating assets and liabilities:
    Increase in short-term cash investments ............      (83,449)           --           (83,449)
    Proceeds from loans sold ...........................      387,464            --         5,449,240
    Loans originated and purchased .....................     (458,459)           --        (5,693,054)
    Loans repurchased ..................................           --            --            (6,971)
    Decrease (increase) in other receivables ...........      (13,903)           --           (16,042)
    Increase in interest-only strip receivables ........     (274,645)           --          (274,645)
    Increase in accounts payable and other
     liabilities .......................................        2,393            --            28,382
    Other, net .........................................      (18,355)           --            (3,574)
                                                          -----------     ---------     -------------
   Net cash provided by (used in) operating
    activities .........................................     (436,737)            7          (442,355)
                                                          -----------     ---------     -------------
Cash flows from investing activities:
 Purchase of property and equipment ....................         (697)           --           (32,430)
 Construction in progress ..............................           --            --           (16,182)
 Investment in and advances to subsidiaries ............      450,854            --                --
                                                          -----------     ---------     -------------
 Net cash provided by (used in) investing
   activities ..........................................      450,157            --           (48,612)
                                                          -----------     ---------     -------------
Cash flows from financing activities:
 Net increase (decrease) in secured credit
   facilities ..........................................           --            --            52,415
 Net increase in unsecured credit facilities ...........           --            --           250,000
 Principal payments on unsecured senior note ...........           --            --           (83,000)
 Proceeds from unsecured notes .........................           --            --            20,000
 Principal payments on subordinated debt ...............           --            --           (22,000)
 Debt issuance costs ...................................           --            --            (1,413)
 Net increase in collections payable ...................           --            --            82,839
 Net proceeds from issuance of preferred stock .........           --            --           133,363
 Net proceeds from issuance of common stock ............           --            --           122,128
 Proceeds from exercise of stock options ...............           --            --             2,953
 Dividends paid ........................................           --            --            (6,308)
                                                          -----------     ---------     -------------
 Net cash provided by financing activities .............           --            --           550,977
                                                          -----------     ---------     -------------
 Net increase in cash and cash equivalents .............       13,420            --            60,010
Cash and cash equivalents at the beginning of
 period ................................................       (4,039)           --           102,935
                                                          -----------     ---------     -------------
Cash and cash equivalents at the end of period .........  $     9,381     $      --     $     162,945
                                                          ===========     =========     =============

                     THE MONEY STORE INC. AND SUBSIDIARIES

                    CONSOLIDATING STATEMENTS OF CASH FLOWS


                     FOR THE YEAR ENDED DECEMBER 31, 1995


                            (Dollars in thousands)




                                                                             Combined
                                                               Parent       Guarantor
                                                              Company      Subsidiaries
                                                           ------------- ---------------
Cash flows from operating activities:
  Net income .............................................  $   48,715    $      42,588
  Adjustments to reconcile net income to net cash
   provided by (used in) operations:
   Equity in undistributed income of
    subsidiaries .........................................     (48,715)            (869)
   Discontinued Operations ...............................                       (2,643)
   Depreciation and amortization .........................       1,888            6,150
   Provision for deferred income taxes ...................          --            8,401
   Provision for credit losses on loans not sold .........          --           19,794
   Net changes in operating assets and liabilities:
    Increase in short-term cash investments ..............          --               --
    Proceeds from loans sold .............................          --        3,129,486
    Loans originated and purchased .......................          --       (3,453,842)
    Loans repurchased ....................................          --           (9,059)
    Decrease (increase) in other receivables .............        (191)          49,896
    Increase in interest-only strip receivables ..........          --               --
    Increase (decrease) in accounts payable and
     other liabilities ...................................       9,692           17,982
    Other, net ...........................................     (11,153)           5,790
                                                            ----------    -------------
    Net cash provided by (used in) operating
     activities ..........................................         236         (186,326)
                                                            ==========    =============
Cash flows from investing activities:
Purchase of property and equipment .......................          --          (16,684)
  Investment in and advances to subsidiaries .............    (373,689)         100,528
                                                            ----------    -------------
  Net cash provided by (used in) investing
   activities ............................................    (373,689)          83,844
                                                            ----------    -------------
Cash flows from financing activities:
Net increase (decrease) in secured credit facilities .....      84,861             (389)
  Net increase in unsecured credit facilities ............       5,000               --
  Principal payments on unsecured senior note ............    (245,000)              --
  Proceeds from unsecured notes ..........................     555,000               --
  Debt issuance costs ....................................      (2,902)              --
  Net increase (decrease) in collections payable .........          --           79,009
  Proceeds from exercise of stock options ................       1,640               --
  Dividends paid .........................................      (3,492)              --
                                                            ----------    -------------
  Net cash provided by (used in) financing
   activities ............................................     395,107           78,620
                                                            ----------    -------------
  Net increase (decrease) in cash and cash
   equivalents ...........................................      21,654          (23,862)
Cash and cash equivalents at the beginning of
  period .................................................     146,713          (37,531)
                                                            ----------    -------------
Cash and cash equivalents at the end of period ...........  $  168,367    $     (61,393)
                                                            ==========    =============



                                                              Combined
                                                            Non-Guarantor
                                                            Subsidiaries   Eliminations    Consolidated
                                                           -------------- -------------- ---------------
Cash flows from operating activities:
  Net income .............................................   $    6,996     $  (49,584)   $      48,715
  Adjustments to reconcile net income to net cash
   provided by (used in) operations:
   Equity in undistributed income of
    subsidiaries .........................................           --         49,584               --
   Discontinued Operations ...............................           --             --           (2,643)
   Depreciation and amortization .........................          324             --            8,362
   Provision for deferred income taxes ...................        3,632             --           12,033
   Provision for credit losses on loans not sold .........          428             --           20,222
   Net changes in operating assets and liabilities:
    Increase in short-term cash investments ..............      (24,443)            --          (24,443)
    Proceeds from loans sold .............................      379,338             --        3,508,824
    Loans originated and purchased .......................     (369,129)            --       (3,822,971)
    Loans repurchased ....................................           --             --           (9,059)
    Decrease (increase) in other receivables .............      (80,117)            --          (30,412)
    Increase in interest-only strip receivables ..........     (196,070)            --         (196,070)
    Increase (decrease) in accounts payable and
     other liabilities ...................................       (1,425)            --           26,249
    Other, net ...........................................         (862)            --           (6,225)
                                                             ----------     ----------    -------------
    Net cash provided by (used in) operating
     activities ..........................................     (281,328)            --         (467,418)
                                                             ==========     ==========    =============
Cash flows from investing activities:
Purchase of property and equipment .......................         (782)            --          (17,466)
  Investment in and advances to subsidiaries .............      273,161             --               --
                                                             ----------     ----------    -------------
  Net cash provided by (used in) investing
   activities ............................................      272,379             --          (17,466)
                                                             ----------     ----------    -------------
Cash flows from financing activities:
Net increase (decrease) in secured credit facilities .....           --             --           84,472
  Net increase in unsecured credit facilities ............           --             --            5,000
  Principal payments on unsecured senior note ............           --             --         (245,000)
  Proceeds from unsecured notes ..........................           --             --          555,000
  Debt issuance costs ....................................           --             --           (2,902)
  Net increase (decrease) in collections payable .........         (392)            --           78,617
  Proceeds from exercise of stock options ................           --             --            1,640
  Dividends paid .........................................           --             --           (3,492)
                                                             ----------     ----------    -------------
  Net cash provided by (used in) financing
   activities ............................................         (392)            --          473,335
                                                             ----------     ----------    -------------
  Net increase (decrease) in cash and cash
   equivalents ...........................................       (9,341)            --          (11,549)
Cash and cash equivalents at the beginning of
  period .................................................        5,302             --          114,484
                                                             ----------     ----------    -------------
Cash and cash equivalents at the end of period ...........   $   (4,039)    $       --    $     102,935
                                                             ==========     ==========    =============

                     THE MONEY STORE INC. AND SUBSIDIARIES

(19) SUBSEQUENT EVENT

     On March 4, 1998 the Company signed a definitive merger agreement with First Union Corporation, a leading provider of financial services with assets of $157,000,000,000. In connection with this transaction, First Union Corporation will acquire all of the outstanding stock of the Company. It is anticipated that the transaction will close in the third quarter of 1998 pending approval by shareholders and regulatory agencies.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

   None.


                                   PART III

Item 10. Directors and Executive Officers of the Registrant

     The Company hereby incorporates by reference herein information in its proxy statement relating to its 1998 Annual Meeting of Shareholders which contains the information called for by Item 10 of the Form 10-K. The proxy will be filed at a later date with the Commission.


Item 11. Executive Compensation

     The Company hereby incorporates by reference herein information in its proxy statement relating to its 1998 Annual Meeting of Shareholders which contains the information called for by Item 11 of the Form 10-K. The proxy will be filed at a later date with the Commission.


Item 12. Security Ownership of Certain Beneficial Owners and Management

     The Company hereby incorporates by reference herein information in its proxy statement relating to its 1998 Annual Meeting of Shareholders which contains the information called for by Item 12 of the Form 10-K. The proxy will be filed at a later date with the Commission.


Item 13. Certain Relationships and Related Transactions

     Certain Relationships and Related Transactions The Company hereby incorporates by reference herein information in its proxy statement relating to its 1998 Annual Meeting of Shareholders which contains the information called for by Item 13 of the Form 10-K. The proxy will be filed at a later date with the Commission.

                                    PART IV

Item 14. Exhibits, financial statement schedules and reports on Form 8-K

     (a)(1) Financial statements

     The following consolidated financial statements of The Money Store Inc. and subsidiaries are included in Part II, Item 8 of this report



                                                                                          Page(s)
                                                                                         --------
  Independent Auditors' Report .........................................................     A-31
  Consolidated Statements of Financial Condition -- December 31, 1997 and 1996 .........     A-32
  Consolidated Statements of Income -- Years ended December 31, 1997, 1996 and 1995 ....     A-33
  Consolidated Statements of Shareholders' Equity -- Years ended December 31, 1997,
   1996 and 1995 .......................................................................     A-34
  Consolidated Statements of Cash Flows -- Years Ended December 31, 1997, 1996 and 1995      A-35
  Notes to Consolidated Financial Statements ...........................................     A-36

     (2) Financial statement schedules

     None required.

     (3) Exhibits




 Exhibit
   No.                                                     Description
--------   -----------------------------------------------------------------------------------------------------------
  2.1      Merger Agreement dated as of March 4, 1998 by and among First Union Corporation, First Union
           National Bank, and the Registrant. Incorporated by reference to Exhibit 2.1 to the Registrant's Current
           Report on Form 8-K dated March 4, 1998 (the "Merger 8-K").
  3.1      Restated Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 to the
           Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K").
  3.2      Amended and Restated By-Laws of the Registrant. Incorporated by reference to Exhibit 3.2 to the
           Registrant's Registration Statement on Form S-1; File No. 33-41172.
  3.3      Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated October 12,
           1995. Incorporated by reference to Exhibit 3.3 to the Registrant's 1996 10-K.
  3.4      Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated May 15,
           1996. Incorporated by reference to Exhibit 3.4 to the Registrant's 1996 10-K.
  3.5      Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant, dated October 30,
           1996. Incorporated by reference to Exhibit 3.5 to the Registrant's 1996 10-K.
  4.1      Specimen Common Stock Certificate of the Registrant. Incorporated by reference to Exhibit 4.1 to the
           Registrant's Registration Statement on Form S-1; File No. 33-41172.
  4.2      Note Agreement, dated as of April 15, 1993, as amended, relating to the Registrant's Senior Notes due
           April 15, 1998, including the form of Senior Note. Incorporated by reference to the Registrant's 1993
           Annual Report on Form 10-K.
4.2.1      Form of Amendment dated as of September 20, 1994 to Note Agreement dated as of April 15, 1993.
4.2.2      Form of Amendment dated as of September 26, 1997 to Note Agreement dated as of April 15, 1993.
  4.3      Note Agreement, dated as of September 30, 1993, as amended, relating to the Registrant's Series A and
           Series B Senior Notes, both due in September 2000, including the form of Series A and Series B Senior
           Notes. Incorporated by reference to the Registrant's 1993 Annual Report on Form 10-K.
4.3.1      Form of Amendment dated as of September 20, 1994 to Note Agreement dated as of September 30, 1993.
4.3.2      Form of Amendment dated as of October 23, 1996 to Note Agreement dated as of September 30, 1993.
  4.4      Note Agreement, dated as of September 20, 1994, as amended, relating to the Registrant's Series A Senior
           Notes due September 30, 1999 and Series B Senior Notes due September 30, 2000, including the form of
           Series A and Series B Senior Notes. Incorporated by reference to the Registrant's 1994 Annual Report on
           Form 10-K.

 Exhibit
   No.                                                     Description
--------   -----------------------------------------------------------------------------------------------------------
 4.5       Note Agreement dated as of April 6, 1995, as amended, relating to the Registrant's Senior Notes due
           March 31, 2002, including the form of Senior Note. Incorporated by reference to the Registrant's 1995
           Annual Report on Form 10-K.
 4.6       Note Agreement dated as of September 13, 1995, as amended, relating to the Registrant's Series A Notes due September 15, 1999, Series B Notes due September 15, 2000, and Series C Notes due September 15,
           2001, including the form of Series A, Series B, and Series C Senior Notes. Incorporated by reference to the Registrant's 1995 Annual Report on Form 10-K.
 4.7       Indenture dated as of April 15, 1997 among The Money Store Inc., as Issuer, The Chase Manhattan Bank,
           as Trustee, and the subsidiaries of the Registrant named therein, as Guarantors (the "Subsidiary
           Guarantors"). Incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K
           dated April 15, 1997.
 4.8       First Supplemental Indenture dated as of April 15, 1997 among the Registrant, The Chase Manhattan
           Bank, as Trustee, and the Subsidiary Guarantors, including form of 8.05% Senior Note Due 2002 and the form of guaranty. Incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K
           dated April 15, 1997.
 4.9       Second Supplemental Indenture dated as of April 15, 1997 among the Registrant, The Chase Manhattan
           Bank, as Trustee, and the Subsidiary Guarantors, including form of 8.375% Senior Note Due 2004 and the form of guaranty. Incorporated by reference to Exhibit 4.3 of the Registrant's Current Report on Form 8-K
           dated April 15, 1997.
 4.10      Indenture dated as of December 1, 1997 among the Registrant, as Issuer, and The Bank of New York, as
           Trustee. Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated
           December 1, 1997.
 4.11      First Supplemental Indenture dated as of December 1, 1997 among the Registrant and The Bank of New
           York, as Trustee, including form of 7.30% Subordinated Note Due 2002. Incorporated by reference to
           Exhibit 4.2 of the Registrant's Current Report on Form 8-K dated December 1, 1997.
 4.12      Second Supplemental Indenture dated as of December 1, 1997 among the Registrant and The Bank of
           New York, as Trustee, including form of 7.95% Subordinated Note Due 2007. Incorporated by reference to
           Exhibit 4.3 of the Registrant's Current Report on Form 8-K dated December 1, 1997.
10.1       Form of 1991 Stock Option Plan. Incorporated by reference to Exhibit 10.1 to the Registrant's Registration
           Statement on Form S-1; File No. 33-41172.
10.2       Amended and Restated Deferred Bonus Plan, effective January 1, 1982. Incorporated by reference to
           Exhibit 10.2 to the Registrant's Registration Statement on Form S-1; File No. 33-41172.
10.3       Amended Bonus Plan, effective January 1, 1982, relating to amendments as of December 31, 1990.
           Incorporated by reference to the Registrant's 1992 Annual Report on Form 10-K.
10.4       Form of Indemnification Agreement between the Registrant and certain of its directors and officers.
           Incorporated by reference to Exhibit 10.4 to the Registrant's Registration Statement on Form S-1;
           File No. 33-41172.
10.5       Form of Amended and Restated Employment Agreement between the Registrant and Morton Dear dated
           September 16, 1991. Incorporated by reference to Exhibit 10.5 to the Registrant's 1992 Annual Report on
           Form 10-K.
10.6       Form of Employment Agreement between the Registrant and Marc Turtletaub dated September 16, 1991.
           Incorporated by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-1;
           File No. 33-41172.
10.7       Amended and Restated Employment Agreement between the Registrant and Harry Puglisi dated
           September 16, 1991. Incorporated by reference to Exhibit 10.8 to the Registrant's Registration Statement
           on Form S-1; File No. 33-41172.
10.8       Amended and Restated Employment Agreement between the Registrant and William S. Templeton dated
           September 16, 1991. Incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement
           on Form S-1; File No. 33-41172.
10.9       Amended and Restated Employment Agreement between the Registrant and Alan Turtletaub dated
           September 16, 1991. Incorporated by reference to Exhibit 10.10 to the Registrant's Registration Statement
           on Form S-1; File No. 33-41172.

  Exhibit
    No.                                                       Description
----------   ------------------------------------------------------------------------------------------------------------
10.10        Agreement dated August 13, 1980 by and between The Money Store Investment Corporation, a subsidiary of the Registrant, and the Small Business Administration. Incorporated by reference to Exhibit 10.14 to the
             Registrant's Registration Statement on Form S-1; File No. 33-41172.
10.11        Lease Agreement from Shav Associates, Barlis, Inc. and M.S. Associates, as landlord, to the Registrant, as lessee, dated September 28, 1983. Incorporated by reference to Exhibit 10.16 to the Registrant's
             Registration Statement on Form S-1; File No. 33-41172.
10.12        Amended and Restated Indenture, dated as of July 1, 1994, among the Registrant as Issuer, Trans-World
             Insurance Company ("TWIC") as Pledgor and Master Servicer and Bankers Trust Company, not in its
             individual capacity, but solely as Indenture Trustee. Incorporated by reference to the Registrant's 1994
             Annual Report on Form 10-K.
10.13        Second Terms Supplement to the Amended and Restated Indenture of July 1, 1994, dated as of August 23,
             1994, among the Registrant as Issuer, TWIC as Pledgor and Master Servicer and Bankers Trust Company
             as Indenture Trustee. Incorporated by reference to the Registrant's 1994 Annual Report on Form 10-K.
10.14        Loan Purchase Agreement dated as of May 2, 1994, between TWIC and the Dauphin Deposit Bank and
             Trust Company as Trustee for the Educaid Student Loan Trust 1994-1. Incorporated by reference to the
             Registrant's 1994 Annual Report on Form 10-K.
10.15        The Money Store Inc. Supplemental Executive Retirement Plan (the "SERP"), dated as of December 28,
             1993. Incorporated by reference to the Registrant's 1994 Annual Report on Form 10-K.
10.16        Form of Amendment to the SERP, dated as of February 27, 1998.
10.17        Form of 1998 Performance Bonus Plan of the Registrant, dated as of February 27, 1998.
10.18        Third Terms Supplement to the Amended and Restated Indenture of July 1, 1994, dated as of October 12,
             1995, among the Registrant as Issuer, TWIC as Pledgor and Master Servicer and Bankers Trust Company
             as Indenture Trustee. Incorporated by reference to the Registrant's 1995 Annual Report on Form 10-K.
10.19        Form of 1995 Stock Incentive Plan. Incorporated by reference to the Registrant's 1995 Annual Report on
             Form 10-K.
10.20        Credit Agreement, dated as of June 30, 1997, among the Registrant as Borrower, various financial institutions named therein, as Lenders, First Union National Bank, as Documentation Agent, and The First
             National Bank of Chicago, as Administrative Agent. Incorporated by reference to Exhibit 10.25 to the
             Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.
10.21        Lease between the Registrant, as Tenant, and Crosstown Building Partners, as Landlord, dated as of
             January 1, 1995.
10.22        Lease between the Registrant, as Tenant, and Crosstown Building Partners, as Landlord, dated as of
             March 15, 1995 and amendment thereto dated March 15, 1995.
10.23        1997 Stock Incentive Plan. Incorporated by reference to the Registrant's Registration Statement on
             Form S-8; File No. 333-41309.
21.1         Subsidiaries of the Registrant.
23.1         Consent of KPMG Peat Marwick LLP.
99.1         Shareholder Option and Voting Agreement dated as of March 4, 1998 among First Union Corporation and
             Marc Turtletaub. Incorporated by reference to Exhibit 99.1 of the Merger 8-K.

     (b) Reports on Form 8-K

     The following reports on Form 8-K were filed during the fourth quarter of 1997:

     (1) On December 1, 1997, the Company filed under Item 5 (i) the Underwriting Agreement dated December 3, 1997 among The Money Store Inc., Prudential Securities Incorporated, Bear, Stearns & Co., Inc, NationsBanc Montgomery Securities, Inc., and Salomon Brothers Inc., (ii) the Indenture dated as of December 1, 1997 among The Money Store Inc., as Issuer and The Bank of New York, as Trustee, (iii) the First Supplemental Indenture dated as of December 1, 1997 among The Money Store Inc. and The Bank of New York, as Trustee, (iv) the Second Supplemental Indenture dated as of December 1, 1997 among The Money Store Inc., and The Bank of New York, as Trustee, (v) a form of 7.30% Subordinated Notes Due 2002, and (vi) a form of 7.95% Subordinated Notes Due 2007.

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 31, 1998

                                        THE MONEY STORE INC.
                                          Registrant


                                        By: /s/   MICHAEL H. BENOFF
                                            -----------------------------------
                                                  Michael H. Benoff
                                            Executive Vice President and
                                               Chief Financial Officer
                                            (Principal Financial Officer)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


  By: /s/   ALAN TURTLETAUB                 March 31, 1998
  ----------------------------------
             Alan Turtletaub
           Chairman of the Board
                  Director

  By: /s/   MARC TURTLETAUB                 March 31, 1998
  ----------------------------------
              Marc Turtletaub
               President and
           Chief Executive Officer
                  Director

  By: /s/   MORTON DEAR                     March 31, 1998
  ----------------------------------
             Morton Dear
     Senior Executive Vice President
     and Vice Chairman of the Board

  By: /s/   HARRY PUGLISI                   March 31, 1998
  ----------------------------------
             Harry Puglisi
               Treasurer
               Director

  By: /s/   WILLIAM S. TEMPLETON            March 31, 1998
  ----------------------------------
             William S. Templeton
           Executive Vice President
                  Director

  By: /s/   JAMES K. RANSOM                 March 31, 1998
  ----------------------------------
            James K. Ransom
            Vice President and
           Chief Accounting Officer
         (Principal Accounting Officer)

  By:   ALEXANDER C. SCHWARTZ, JR.          March 31, 1998
  ----------------------------------
         Alexander C. Schwartz, Jr.
                Director

  By:   ANTHONY L. WATSON                   March 31, 1998
  ----------------------------------
         Anthony L. Watson
             Director


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 10-K/A
                                Amendment No. 1
             ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1997
                       Commission file number: 001-10785

                                ---------------
                             The Money Store Inc.
            (Exact name of Registrant as specified in its charter)


                 New Jersey                        22-2293022
          (State or other jurisdiction of       (I.R.S. Employer
           incorporation or organization)     Identification No.)

                  2840 Morris Avenue, Union, New Jersey 07083
              (Address of principal executive offices) (Zip Code)

                                (908) 686-2000
             (Registrant's telephone number, including area code.)
                                ---------------
          Securities registered pursuant to Section 12(b) of the Act:


              Title of each class:               Name of each exchange on which registered:
----------------------------------------------- -------------------------------------------
          Common Stock, no par value                    New York Stock Exchange
$1.72 Mandatory Convertible Preferred Stock,
                 no par value                           New York Stock Exchange

                                ---------------
          Securities registered pursuant to Section 12(g) of the Act:
                                     None

     Indicate by check mark whether Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     As of March 23, 1998, the aggregate market value of the voting stock held by non-affiliates of Registrant was approximately $1,176,743,671.

     As of March 23, 1998, the shares outstanding of the Registrant's class of common stock were 58,494,447.

     The Money Store Inc. (the "Registrant" or the "Company") hereby amends the following Items in its Annual Report on Form 10-K for the year ended December 31, 1997 by replacing such Items in their entirety as set forth on the following pages:


o Item 10.   Directors and Executive Officers of the Registrant
o Item 11.   Executive Compensation
o Item 12.   Security Ownership of Certain Beneficial Owners and Management
o Item 13.   Certain Relationships and Related Transactions

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Item 10. Directors and Executive Officers of the Registrant
     The directors and executive officers of the Company are as follows:



                                        Director
Name                              Age    Since   Positions Held with the Company
-------------------------------- ----- --------- ------------------------------------------------------------------
Alan Turtletaub ................  84     1974    Chairman of the Board of Directors
Marc Turtletaub ................  52     1981    President, Chief Executive Officer and Director
Morton Dear ....................  60     1981    Vice-Chairman of the Board of Directors, Senior Executive Vice
                                                 President, Secretary and Director
Harry Puglisi ..................  50     1983    Treasurer and Director
Alexander C. Schwartz, Jr. .....  65     1993    Director
Anthony L. Watson ..............  57     1991    Director
William S. Templeton ...........  49     1996    Executive Vice President and Director
Michael H. Benoff ..............  44      --     Executive Vice President and Chief Financial Officer
James K. Ransom ................  48      --     Vice President and Principal Accounting Officer
John A. Reeves .................  47      --     Senior Vice President, President of the Company's Student Loan
                                                 subsidiary and Executive Vice President of its Home Equity Loan
                                                 subsidiaries
Lawrence J. Wodarski ...........  50      --     Senior Vice President and Chief Administrative Officer
Paul R. Eber ...................  41      --     Executive Vice President of the Company's Student Loan subsidiary
Paul I. Leliakov ...............  40      --     President of the Company's Commercial Loan subsidiaries

     Biographical information follows for the directors and executive officers named in the above chart.

     Alan Turtletaub was a founder of the Company, has been a director of the Company since 1974 and has been Chairman of the Board of the Company since 1989. He was the President and Chief Executive Officer of the Company from 1979 to 1989. Mr. Turtletaub is a licensed real estate broker, a licensed broker in life, fire and casualty insurance and a licensed mortgage banker. He is a member of the Advisory Board to the Board of Mack-Cali Realty Corporation and is on the Advisory Board of Valley National Bank.

     Marc Turtletaub became a director of the Company in 1981. Mr. Turtletaub has been the President and Chief Executive Officer of the Company since 1989. He has been associated with the Company in various capacities since 1975. Mr. Turtletaub is an attorney licensed to practice in California and New Jersey and is a licensed real estate broker in California.

     Morton Dear became a director of the Company in 1981. Mr. Dear has been Senior Executive Vice President of the Company since 1997 and Secretary of the Company since 1983. He was an Executive Vice President and the Chief Financial Officer of the Company from 1983 until 1997 when he was named Vice-Chairman of the Board of Directors of the Company. Since joining the Company in 1973, he has served in a variety of positions. Mr. Dear is a Certified Public Accountant, a licensed real estate broker and a licensed mortgage banker. He is a past Chairman of the Board of Directors of the Easter Seal Society of New Jersey and is on the Advisory Board of Valley National Bank.

     Harry Puglisi became a director of the Company in 1983. Mr. Puglisi has been the Treasurer of the Company since 1982. Since joining the Company in 1975, Mr. Puglisi also has served as Assistant Controller and Controller of the Company. Mr. Puglisi is a Certified Public Accountant.

     Alexander C. Schwartz, Jr. became a director of the Company in 1993. Until January 1996, Mr. Schwartz, currently a private investor, was a Managing director in the Investment Banking Division of Prudential Securities Incorporated, where he had been employed for 33 years.

     Anthony L. Watson became a director of the Company in 1991. Mr. Watson has been Chief Executive Officer of HIP Foundation Inc. and Chairman of the Board of Directors of the Health Insurance Plan of Greater New York ("HIP") since September 1997 and has been the President and Chief Executive Officer of HIP since September 1990. Prior thereto, he served as an Executive Vice President of HIP for five years. Mr. Watson also serves on the Boards of Directors or Boards of Trustees of numerous organizations in the healthcare field.

     William S. Templeton became a director of the Company in October 1996. Mr. Templeton has been an Executive Vice President of the Company since 1997 and was a Senior Vice President of the Company from 1990 to 1997. In 1998 Mr. Templeton became the head of the Company's lending operations and, in such capacity, is primarily responsible for their day-to-day operations. Since joining the Company in 1973, Mr. Templeton has served in a variety of positions.

     Michael H. Benoff was named Executive Vice President and Chief Financial Officer of the Company in 1997. He had been a Senior Vice President of the Company since 1994. Since joining the Company in 1987, Mr. Benoff's responsibilities have been primarily in the finance area. He has been responsible for the Company's investor relations since its initial public offering in 1991.

     James K. Ransom has been a Vice President of the Company since 1995 and was appointed Principal Accounting Officer of the Company in February 1996. He joined the Company in 1989 as the Assistant Treasurer. Mr. Ransom is a Certified Public Accountant.

     John A. Reeves has been a Senior Vice President of the Company since 1993 and was a Vice President of the Company from 1990 to 1993. In 1993, Mr. Reeves was promoted to President of the Company's Student Loan subsidiary and became an Executive Vice President of the Company's Home Equity Loan subsidiaries. From 1985, when he joined the Company, to 1988, he was an Assistant Corporate Counsel of the Company.

     Lawrence J. Wodarski has been a Senior Vice President of the Company since 1991, and from 1988 to 1996 was primarily responsible for the day-to-day operations of the Company's Commercial Loan subsidiaries. In January 1996, Mr. Wodarski relinquished his responsibilities for the Company's Commercial Loan subsidiaries as a result of his appointment to the position of Chief Administrative Officer of the Company. Since joining the Company in July 1987, he has served in a variety of positions.

     Paul R. Eber has been an Executive Vice President of the Company's Student Loan subsidiary since joining the Company in 1993, and is in charge of its operations. Prior to joining the Company, Mr. Eber was employed in a variety of capacities by the Illinois Student Aid Commission from February 1983 to June 1990 and the Texas Guaranteed Student Loan Corporation from June 1990 to February 1993.

     Paul I. Leliakov has been President of the Company's Commercial Loan subsidiaries since January 1996. Since joining the Company in 1986, Mr. Leliakov has worked in a variety of positions serving as the Commercial Loan subsidiary's Executive Vice President and Chief Operating Officer since 1993. In addition, Mr. Leliakov is secondarily responsible for the day-to-day operations of all of the Company's lending operations and in such capacity reports to Mr. Templeton.


Family Relationships

     Marc Turtletaub is Alan Turtletaub's son. No other family relationship exists among any of the directors or executive officers of the Company. No arrangement or understanding exists between any director or executive officer or any other person pursuant to which any director or executive officer was selected as a director or executive officer of the Company. Subject to rights under applicable employment agreements, each executive officer serves at the pleasure of the Board of Directors.


Section 16(a) Beneficial Ownership Reporting Compliance

     The Company believes that during 1997 its officers and directors complied with all requirements under Section 16(a) of the Exchange Act.

Item 11. Executive Compensation

Summary Compensation Table

     The following table summarizes the compensation for the past three years of the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers (collectively, the "Named Executive Officers"):



                                                                                               Long-Term
                                                                                             Compensation
                                                  Annual Compensation                         Awards (3)
                                 -----------------------------------------------------   --------------------
                                                                        Other Annual          Securities            All Other
Name and Principal Position       Year       Salary      Bonus(1)     Compensation(2)     Underlying Options     Compensation(4)
------------------------------   ------   -----------   ----------   -----------------   --------------------   ----------------
Marc Turtletaub ..............   1997      $450,000            --               --                   --              $ 7,638
 Chief Executive Officer         1996       450,000            --               --                   --                7,119
                                 1995       450,000            --               --                   --                7,164
Morton Dear ..................   1997       417,680      $295,600               --              125,000               12,388
 Senior Executive Vice           1996       290,839       339,200               --                   --               11,619
   President                     1995       267,500       237,400               --               56,250               11,664
William S. Templeton .........   1997       409,211       184,750               --              150,000               12,388
 Executive Vice President        1996       252,996       240,750               --                   --               11,619
                                 1995       213,833       164,000         $ 65,000               75,000               11,664
John A. Reeves ...............   1997       263,334       110,850               --              100,000               12,388
 Senior Vice President           1996       175,000       148,450               --                   --               11,619
                                 1995       135,280        83,400               --                   --               11,664
Harry Puglisi ................   1997       222,033       147,800               --               50,000               12,388
 Treasurer                       1996       180,417       164,600               --                   --               11,619
                                 1995       157,726       111,200               --               17,500               11,664

---------
(1) Consists of bonuses determined for the year indicated and paid either in that year or the following year.

(2) Except for Mr. Templeton, the value of each of the Named Executive Officer's perquisites did not exceed the threshold for disclosure established under the proxy rules of the Securities and Exchange Commission (the "Commission"). In connection with Mr. Templeton's promotion to President of the Company's Home Equity Loan subsidiaries in 1992, Mr. Templeton was required to relocate to Sacramento, California from Union, New Jersey. The Company assisted Mr. Templeton in such relocation. At the time, the Company also agreed to lend Mr. Templeton $100,000, after the payment of any taxes, of which a portion was advanced in 1992 and the balance in 1993. The loan did not bear interest and, therefore, the Company agreed to reimburse Mr. Templeton for any resulting income tax liability. One-third of the then current amount outstanding under the loan was forgiven in November 1993, another one-third in 1994 and the final one-third in November 1995. In 1995, Mr. Templeton's compensation included $65,000 representing the forgiveness of the final one-third of his $100,000 loan from the Company and reimbursement for the tax effect thereon.

(3) No Named Executive Officer received restricted stock awards or long-term incentive plan payouts during the periods covered by the table.

(4) Consists of contributions by the Company to the Named Executive Officers' respective accounts pursuant to The Money Store Profit-Sharing Plan.

Option Grants In Last Fiscal Year

     The following table sets forth information as to all grants of options during 1997 to the Named Executive Officers. The options were granted under the Company's 1997 Stock Incentive Plan (the "1997 Plan"). The table also sets forth the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5 percent and 10 percent, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table.



                                                                                                    Potential Realizable Value
                                                                                                               at
                                                                                                     Assumed Annual Rates of
                                                                                                              Stock
                                                                                                       Price Appreciation
                                                      Individual Grants (1)                              for Option Term
                               -------------------------------------------------------------------- -------------------------
                                                        Percent of Total
                                Number of Securities   Options Granted to    Exercise
                                     Underlying             Employees          Price     Expiration
Name                               Options Granted       in Fiscal Year       ($/SH)        Date         5%           10%
------------------------------ ---------------------- -------------------- ------------ ----------- ------------ ------------
Marc Turtletaub ..............               0                  0%                 --          --    $        0   $        0
Morton Dear ..................         125,000                7.0           $   21.56      4/1/07     1,695,000    4,295,000
William S. Templeton .........         150,000                8.4               21.56      4/1/07     2,034,000    5,154,000
John A. Reeves ...............         100,000                5.6               21.56      4/1/07     1,356,000    3,436,000
Harry Puglisi ................          50,000                2.8               21.56      4/1/07       678,000    1,718,000

---------
(1) No stock appreciation rights ("SARs") have ever been granted to Named Executive Officers.


Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option
Values

     The following table provides information as to options exercised by each of the Named Executive Officers during 1997. The table also sets forth the value of options held by such officers at year end measured in terms of the difference between the closing sales price of Common Stock on the NYSE on December 31, 1997 and the option exercise price.



                                                              Number of Securities             Value of Unexercised
                                                             Underlying Unexercised            In-The-Money Options
                                   Shares                  Options at Fiscal year End         at Fiscal year End($)
                                Acquired on      Value    ----------------------------- ----------------------------------
Name                            Exercise===   Realized($)  Exercisable   Unexercisable   Exercisable($)   Unexercisable($)
------------------------------ ------------- ------------ ------------- --------------- ---------------- -----------------
Marc Turtletaub ..............         --             --          --             --                --              --
Morton Dear ..................     21,596     $  616,404          --        158,750                --         538,650
William S. Templeton .........     35,000        776,875      26,375        195,000         $ 415,520         626,850
John A. Reeves ...............     33,750      1,043,173          --        133,750                --         538,650
Harry Puglisi ................     20,000        465,156         625         66,875             8,707         235,068

Pension Plan Table

     The Company has adopted a Supplemental Executive Retirement Plan (the "SERP") which provides retirement benefits to certain key employees who are designated for participation by the Board of Directors of the Company. The SERP is an unfunded defined benefit plan, under which the amount of a retiree's benefit is calculated pursuant to a formula based upon years of service with the Company and compensation.

     With the exception of Messrs. Dear, Templeton and Puglisi (as discussed below), the SERP generally provides for three different benefit levels, which are designated as Target Level I, Target Level II and Target Level III. The Board of Directors, in its sole discretion, determines the Target Level at which a named individual shall participate. For Target Level I participants, the SERP provides for an annual benefit at the normal retirement date equal to 50 percent of covered compensation, multiplied by a fraction (the "service fraction"), the numerator of which is the participant's number of years of service with the Company (subject to a maximum of 25) and the denominator of which is 25. For participants in Target Level II or Target Level III, the benefit is 33 1/3 percent of covered compensation or 25 percent of covered compensation, respectively, multiplied by the same fraction as for Target Level
I. Covered compensation means the highest average annual compensation, not to exceed $300,000 annually, for any three consecutive calendar years.

     Normal retirement date generally means the first day of the month following the participant's 62nd birthday (or the date on which the participant completes two years of participation in the SERP, if later). In general, benefit payments will commence upon the participant's retirement from the Company at or after his normal retirement date and will be made in installments over a period of ten years or less (as determined by the Board of Directors of the Company), in an amount which is the actuarial equivalent of the annual benefit determined pursuant to the SERP benefit formula, as illustrated in the Table below.

     With respect to Messrs. Dear, Templeton and Puglisi, in lieu of benefits determined under the Target Level formula and payable as described above, the SERP provides for a single sum benefit payable upon retirement at or after the normal retirement date (in the case of Mr. Dear) or age 55 (in the case of Messrs. Templeton and Puglisi) (hereinafter the "early retirement date") in the amount of $2 million, $2 million and $1 million, respectively, in each case multiplied by the participant's service fraction; provided, that if Mr. Templeton or Mr. Puglisi continue in employment past age 55, their benefit will be actuarially increased to the date of their actual termination but not beyond age 62. If any of the foregoing participants continues in employment with the Company until his normal retirement date, the benefit will be paid as of such date, whether or not he continues in employment thereafter. For purposes of the service fraction, as of December 31, 1997 Messrs. Dear and Templeton each had 25 years of service and Mr. Puglisi had 23 years of service.

     The SERP also provides that if, upon or following a "Change in Control" (as defined in the SERP) of the Company, which would include the Merger, a participant's employment with the Company is terminated by the Company without "Cause" (as defined in the SERP) or by the participant with "Good Reason" (as defined in the SERP), prior to his normal retirement date or early retirement date, then the participant will receive a lump sum payment of the then present value of his projected benefit under the SERP determined as if the participant continued in employment with the Company until his normal or early retirement date. In such a case, for purposes of determining the present value of the benefit, the participant will be assumed to be five years older than his actual age, but the benefit payable under the SERP shall in no event exceed the participant's unreduced benefit amount.

     With respect to participants to whom the target level formula applies, the following Pension Plan Table illustrates the annual benefit at normal retirement date for participants in Target Level III. For participants in Target Level I or Target Level II, the benefits would be 200 percent or 133 percent of the amount shown in the Table, respectively.



                                      Years of Service at
                                    Normal Retirement Date
                             -------------------------------------
Remuneration                     15           20        25 or more
--------------------------   ----------   ----------   -----------
$125,000..................    $18,750      $25,000       $31,250
 150,000 .................     22,500       30,000        37,500
 175,000 .................     26,250       35,000        43,750
 200,000 .................     30,000       40,000        50,000
 225,000 .................     33,750       45,000        56,250
 250,000 .................     37,500       50,000        62,500
 275,000 .................     41,250       55,000        68,750
 300,000 or more .........     45,000       60,000        75,000

     For Mr. Reeves, the applicable Target Level, covered compensation and years of service as of December 31, 1997 are Target Level III, $272,893 and 13 years. There currently are no participants in Target Level I or Target Level II.


Compensation of Directors

     Each director who is not an officer or employee of the Company is paid an annual retainer of $25,000 in addition to a fee of $500, plus expenses, for each meeting of the Board of Directors attended. Each committee member, who is not an officer or employee of the Company, is paid a fee of $500 for each committee meeting attended. Committee fees are paid only for meetings held on days when no Board meeting is held. In February 1998, the Board of Directors authorized the payment of a special directors' fee to the Board's two outside directors in the amount of $112,500 in order to compensate them for the extraordinary amount of time required of them in connection with the Board's deliberations with respect to the Merger.

Employment Agreements

     The Company has entered into an employment agreement with Marc Turtletaub. Marc Turtletaub's employment agreement was amended in March 1996 to expire on December 31, 1999, subject to earlier termination under certain circumstances. The agreement automatically continues from year to year after such term unless terminated on at least 365 days' prior notice by either the Company or the executive. The agreement with Marc Turtletaub provides for an annual base salary of $450,000 and certain raises and bonuses also to be determined from time to time in the discretion of the Board of Directors of the Company.

     The Company has amended and restated employment agreements entered into in September 1991 with Messrs. Dear, Puglisi and Templeton. The employment agreements with Messrs. Dear, Puglisi and Templeton were amended in March 1996 to expire on December 31, 1999, subject to earlier termination under certain circumstances. The amended and restated agreements automatically continue from year to year after their respective terms unless terminated on at least 365 days' prior notice. The amended and restated agreements with Messrs. Dear, Puglisi and Templeton provide for annual base salaries of $270,000, $170,000 and $218,000, respectively, and certain raises and bonuses to be determined from time to time in the discretion of the Board of Directors of the Company. The agreement with Mr. Dear provides for payment of the difference, if any, between $100,000 and the bonus otherwise payable to Mr. Dear on June 1 of each year, pursuant to the Company's bonus plan. The agreements with Messrs. Puglisi and Templeton provide for payment of the difference, if any, between $50,000 and the bonus otherwise payable to Messrs. Puglisi and Templeton on June 1 of each year, pursuant to the Company's bonus plan.

     The employment agreements described above provide that if there is a Change in Control (as defined below) of the Company, then the executives may at their election, at any time within one year after a Change in Control, terminate their employment agreements, or if the executives' employment is terminated for any reason within one year after a Change in Control (other than by reason of death or incompetence), the executives shall be entitled to receive a lump sum severance payment equal to 200 percent of the executives' annual base salary in effect as of the date of termination or, if greater, such salary as may be in effect immediately prior to the Change in Control of the Company, plus an amount equal to 200 percent of his bonus for the previous year, plus certain other benefits. For purposes of the employment agreements, a "Change in Control" will be deemed to have occurred if (a) both (i) any person or group of persons other than the executives, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) the beneficial ownership, directly or indirectly, of securities of the Company representing 40 percent or more of the combined voting power of the then outstanding securities of the Company and (ii) the combined direct and indirect beneficial ownership of Alan Turtletaub and Marc Turtletaub of securities of the Company represents less than 40 percent of the combined voting power of the then outstanding securities of the Company; or (b) a person or group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of the Company immediately prior to such acquisition; provided, however, that if any transaction or event or series of transactions or events resulting in a Change in Control is approved by a majority of the members of the Board of Directors of the Company holding office prior to the transaction or event or series of transactions or events, then the transaction or event or series of transactions or events shall not be deemed to be a Change in Control. Notwithstanding the foregoing, for purposes of subsection (a), a Change in Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and policies of the Company is not transferred from a person or group to another person or group; and for purposes of subsection (b), a Change in Control will not be deemed to occur if the assets of the Company are transferred: (i) to a shareholder in exchange for his stock, (ii) to an entity in which the Company has (directly or indirectly) a 50 percent ownership interest, or (iii) to a person or group that has (directly or indirectly) at least a 50 percent ownership interest of the Company with respect to its stock outstanding, or to any entity in which such person or group possesses (directly or indirectly) a 50 percent ownership interest. At December 31, 1997, and based upon salary levels then in effect, in the event the Company had caused their employment to be terminated in accordance with the employment agreements or upon a Change in Control, Marc Turtletaub, Morton Dear, William S. Templeton and Harry Puglisi would have been entitled pursuant to the employment agreements to receive lump sums of approximately $900,000, $1,427,000, $1,188,000 and $740,000, respectively, together with accelerated vesting of their stock options.

     Pursuant to the Merger Agreement, the Company has agreed with First Union that it will offer new employment agreements to each of the foregoing executives, as well as to other senior executives, including Mr. Reeves. If such new employment agreements are entered into pursuant to the Merger Agreement and the Merger is consummated, the above-described employment agreements will be superseded by such employment agreements.

Bonus Plan

     In 1998, the Board of Directors of the Company adopted the 1998 Performance Bonus Plan of The Money Store Inc. (the "Bonus Plan"). Under the Bonus Plan, a performance bonus pool of up to $20 million will be established in the event of an "Acquisition Transaction" (generally defined as an acquisition of at least 80 percent of the Company's voting securities or substantially all of the Company's assets by any person other than (i) shareholders of the Company in exchange for their stock, (ii) a 50 percent or more owned subsidiary of the Company, or (iii) a person or entity which owns at least 50 percent of the Company). The performance bonus pool will be available for performance bonus awards to nine senior executive officers of the Company (including the Named Executive Officers other than Mr. Turtletaub) and any other employee designated by the Board of Directors of the Company. The amount of each individual's performance bonus will be determined by the Board of Directors, in its sole discretion, and will be paid in cash at the closing of the Acquisition Transaction. Any amount in the performance bonus pool which is not paid out to participants will revert to the Company. The Merger, if consummated, will constitute an Acquisition Transaction.


Compensation Committee Report on Executive Compensation

     Other than the awarding of certain raises, bonuses and stock options, the Compensation Committee, which is comprised of Messrs. Alan and Marc Turtletaub, took no action with respect to compensation of the Company's executive officers during 1997. All of the Company's other compensation plans and the employment contracts applicable to the executive officers were in place prior to 1997.


Stock Option Plans

     Augmenting the Company's 1991 Stock Option Plan (the "1991 Plan") and the 1995 Stock Incentive Plan of The Money Store Inc. (the "1995 Plan") the Company adopted the 1997 Plan (together with the 1991 Plan and the 1995 Plan, the "Stock Plans") on April 14, 1997, which was approved by the shareholders of the Company on May 20, 1997.

     The purpose of the Stock Plans is to encourage the Company's employees and directors to acquire a larger proprietary interest in the Company and to provide incentives to maximize the long-term growth of the Company. It is anticipated that the opportunity for acquisition of such proprietary interest will aid the Company in securing and retaining its employees.

     The Board of Directors of the Company administers the Stock Plans. The Board believes that equity ownership by management helps align management and shareholder interests in enhancing shareholder value. The Board believes that, based on the Company's performance, granting additional equity interest to management is warranted to reward them for past performance and encourage their future efforts. Subject to consummation of the Merger, the Board will continue to review stock-based compensation from time to time and recommend rewards to management with such compensation that is reflective of the Company's and management's performance.


Compensation Philosophy

     In evaluating the performance and the compensation of the executive officers of the Company, the Compensation Committee took note of management's success in meeting the Company's goals for continued growth of revenues, income from continuing operations and return on equity from continuing operations. For 1997, 10 percent, 25 percent, and 10 percent increases in these areas were established and surpassed. However, the losses resulting from the closure of the Company's auto finance division were taken into account in connection with the determination of 1997 bonuses. These goals were established by the Compensation Committee after evaluating trends in the Company's performance, the status of the economy, and input from these key executives relative to their plans for geographic and product expansion, cost containment, and increased productivity. Raises and bonuses granted in 1997 primarily reward executive officers for results and performance in 1996 while providing incentive for the reported year. While certain key employees have employment agreements which guarantee a certain base salary, the Compensation Committee seeks to reward them with both raises and bonuses, the size of which are related to both the Company's aforementioned goals and each individual's respective performance. The magnitude of these increases were based on historic levels of the Company increases determined without regard to increases for executives in comparable companies and with equal weight given to the Company's stated goals.


Base Salary and Bonus

     Four executive officers, including the Chief Executive Officer, are compensated pursuant to written employment agreements providing for base salary and bonuses. Subject to such agreements, the amount of any raise or bonus depends upon the Compensation Committee's evaluation of such officer's work performance relative to the Company's goals of increasing revenues, profits and return on equity or other contributions to the Company's success made by such officer during the year. The Compensation Committee believes that a meaningful base salary and bonus are important factors necessary to retain and attract qualified executive personnel.

     The salaries of the Chief Executive Officer and the Chairman of the Board did not change in 1997 from their 1996 levels. The Compensation Committee believes that since they own a controlling interest in the Company, money available for salary increases and bonuses should be made available to other executives. No bonuses were paid to either Marc or Alan Turtletaub in 1997.


Evaluation Procedure

     In determining matters relating to executive officer compensation (other than the Chief Executive Officer), the Compensation Committee reviews the respective areas of authority of the various executive officers and the performance and contribution of each to the efforts of the Company in meeting its goals.


Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table to $1 million per executive officer. For the 1997 taxable year, the Company did not exceed, and therefore was not affected by, this limitation, except that $417,357 of compensation paid to John Reeves in excess of the $1 million limit was not deductible.

     Compensation Committee:

     Marc Turtletaub          Alan Turtletaub


Compensation Committee Interlocks and Insider Participation

     As stated above, during 1997, the Compensation Committee consisted of Messrs. Marc Turtletaub, the President and Chief Executive Officer of the Company, and Alan Turtletaub, the Chairman of the Board of Directors of the Company.

     Alan Turtletaub and Marc Turtletaub, directors and executive officers of the Company, are the general partners in a general partnership which has a one-half interest in a joint venture which is the lessor of the Company's corporate headquarters in Union, New Jersey. During the past three years, the Company has occupied approximately 50,000 square feet in Union under a lease expiring in the year 2007. The annual rent under the lease, subject to certain adjustments, is approximately $1,200,000.

     The Company also has leased office space in Sacramento, California from a partnership, the general partner of which is a corporation in which Marc Turtletaub is a majority shareholder. The annual rent under this lease, which expired in March 1998, was $110,000, $203,000 and $203,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Because of the control by Alan Turtletaub and Marc Turtletaub over the Company's operations, the above-described transactions were not the result of arm's-length negotiations between independent parties. Additional or modified agreements, arrangements or transactions may be entered into by the Company and Alan Turtletaub and/or Marc Turtletaub from time to time in the future. Any such future agreements, arrangements and transactions will be determined through negotiations between the parties thereto. However, the Company will not enter into any transaction with Marc Turtletaub or Alan Turtletaub or any other director or executive officer, or with any affiliate of any of them, unless such transaction has been approved by at least a majority of the independent directors of the Company.

Performance Graph

     Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends) of the Company from December 31, 1992 through December 31, 1997, to the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Dow Jones Financial Services Diversified Index ("DJ Index"). The graph assumes $100 invested on December 31, 1992 in the Company and each of the other indices.


(Performance Graph appears here. The plot points are listed in the table below.)

               12/92     12/93     12/94     12/95     12/96     12/97
TMS             100       150       174       556       986       754
S & P 500       100       110       112       153       189       252
D J Index       100       115       114       184       250       400

Item 12. Security Ownership of Certain Beneficial Owners and Management

     The following table provides information at February 1, 1998, with respect to (i) any person known to the Company to be the beneficial owner of five percent or more of the Common Stock, (ii) all directors (both continuing and nominees) of the Company, (iii) each of the five most highly compensated executive officers of the Company, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the beneficial ownership disclosed consists of sole voting and investment power.



                                                                              Amount and
                                                                              Nature of
                                                                              Beneficial        Percent
                Name and Address of Beneficial Owner(1)                     Ownership (2)       of Class
----------------------------------------------------------------------   -------------------   ---------
Alan Turtletaub ......................................................           529,780(3)          *
Marc Turtletaub ......................................................        19,943,700(4)       34.1%
Morton Dear ..........................................................           122,082             *
Harry Puglisi ........................................................            40,625             *
Anthony L. Watson (5) ................................................             8,125             *
Alexander C. Schwartz, Jr. (6) .......................................             5,625             *
William S. Templeton .................................................            76,375             *
John A. Reeves .......................................................            36,875             *
Pilgrim Baxter & Associates, Ltd. (7) ................................         4,250,673           7.3%
FMR Corp. (8) ........................................................         3,437,400           5.9%
All directors and executive officers as a group (14 persons) .........        20,972,408          35.9%

---------
 *  Less than one percent.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o The Money Store Inc., 2840 Morris Avenue, Union, NJ 07083.

(2) Includes options held by directors and executive officers as a group exercisable within 60 days of February 1, 1998 to purchase 309,400 shares of Common Stock. Of such shares, Messrs. Dear, Watson, Puglisi, Templeton and Reeves hold options to purchase 25,000, 8,125, 10,625, 56,375, and 36,875 shares, respectively.

(3) Includes 108,500 shares of Common Stock owned by a charitable foundation, over which Mr. Alan Turtletaub has shared voting and investment power under its certificate of incorporation.

(4) Includes (i) 2,913,160 shares of Common Stock over which Mr. Marc Turtletaub has the sole power to vote as trustee of two trusts for the benefit of a family member; (ii) 1,257,870 shares of Common Stock over which he has sole voting and investment power for the benefit of a family member, (iii) 3,750 shares of Common Stock owned by a family member, (iv) 3,750 shares of Common Stock over which a family member has sole voting and investment power as custodian for the benefit of a family member, (v) 108,500 shares of Common Stock owned by a charitable foundation over which he has shared voting and investment power under its certificate of incorporation, and (vi) 3,500 shares over which he has joint ownership with family members.

(5) Mr. Watson's address is c/o Health Insurance Plan of Greater New York, 7 West 34th Street, New York, NY 10001-8190.

(6) Mr. Schwartz's address is P. O. Box 424 Ridge Road, Tuxedo Park, New York 10987.

(7) Pilgrim Baxter & Associates, Ltd. has filed a Schedule 13G with the Commission dated February 12, 1998 (the "Pilgrim Schedule 13G"). Based upon the Pilgrim Schedule 13G, the address of such beneficial owner is 825 Duportail Road, Wayne, PA 19087. The Pilgrim Schedule 13G discloses that such beneficial owner has sole voting power with respect to 3,664,623 shares of Common Stock, shared voting power with respect to 4,250,673 shares of Common Stock, and sole dispositive power with respect to 4,250,673 shares of Common Stock.

(8) FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson have filed a
    Schedule 13G with the Commission dated February 14, 1998 (the "FMR
    Schedule 13G"). Based upon the FMR Schedule 13G, the address of such beneficial owners is 82 Devonshire Street, Boston, MA 02109. The FMR
    Schedule 13G discloses that such beneficial owners have sole voting power with respect to 73,300 shares of Common Stock and sole dispositive power with respect to 3,437,400 shares of Common Stock.

Item 13. Certain Relationships and Related Transactions

     Alan Turtletaub and Marc Turtletaub, directors and executive officers of the Company, are the general partners in a general partnership which has a one-half interest in a joint venture which is the lessor of the Company's corporate headquarters in Union, New Jersey. During the past three years, the Company has occupied approximately 50,000 square feet in Union under a lease expiring in the year 2007. The annual rent under the lease, subject to certain adjustments, is approximately $1,200,000.

     The Company also has leased office space in Sacramento, California from a partnership, the general partner of which is a corporation in which Marc Turtletaub is a majority shareholder. The annual rent under this lease, which expired in March 1998, was $110,000, $203,000 and $203,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Because of the control by Alan Turtletaub and Marc Turtletaub over the Company's operations, the above-described transactions were not the result of arm's-length negotiations between independent parties. Additional or modified agreements, arrangements or transactions may be entered into by the Company and Alan Turtletaub and/or Marc Turtletaub from time to time in the future. Any such future agreements, arrangements and transactions will be determined through negotiations between the parties thereto. However, the Company will not enter into any transaction with Marc Turtletaub or Alan Turtletaub or any other director or executive officer, or with any affiliate of any of them, unless such transaction has been approved by at least a majority of the independent directors of the Company.

     Diane Mansolillo, sister of William S. Templeton, a director and executive officer of the Company, is a Regional Vice President of the Home Equity Loan division. For 1997, Diane Mansolillo's compensation (including bonuses and stock option exercises, but excluding Company contributions under the Profit Sharing Plan) was approximately $349,000.

     In October 1997, Mr. Puglisi was required to relocate to Sacramento, California from Union, New Jersey. The Company assisted Mr. Puglisi in such relocation. At the time, the Company also agreed to lend Mr. Puglisi $100,000, after the payment of any taxes, all of which was advanced in 1997. The loan does not bear interest and, therefore, the Company agreed to reimburse Mr. Puglisi for any resulting income tax liability. One-third of the then current amount outstanding under the loan will be forgiven in October 1998, another one-third in 1999 and the final one-third in 2000.

     The Company has adopted a policy of encouraging its employees to obtain their mortgage financing from the Company. Pursuant to such policy, the Company has written first and second mortgage loans for various employees, including, from time to time, certain of its directors and executive officers and certain members of their immediate families, other relatives and business associates. Mortgages originated by the Company under the above policy are generally pooled together with other mortgages originated by the Company in the ordinary course of its business and sold in the secondary market as publicly offered pass-through certificates. The Company also usually retains the right to service the loans. Generally, the interest rates offered pursuant to this policy are lower than rates offered to the Company's other borrowers, but are in excess of the rate the Company believes it will have to pay to the institutional investors to whom such loans are usually sold. When making these loans to employees, the Company does not necessarily evaluate the specific rates otherwise available to its employees if those employees were to obtain loans directly from the Company's institutional investors or from other third parties. The maturities of such loans range from 15 to 30 years. While such loans are generally made with respect to primary residences, the Company has made loans with respect to other properties, including investment properties because the Company believes that such policy generates goodwill and loyalty among its employees. the Company expects to continue such policy for the foreseeable future because the Company believes that such policy generates goodwill and loyalty among its employees.

     The following table sets forth certain information with respect to all mortgage loans made by the Company to directors and executive officers of the Company, or to members of their immediate families, other relatives or associates, where the amount owing to the Company at any time during the year ended December 31, 1997 exceeded $60,000:

                                                                                            Original
           Names of Borrowers and              Type of      Date of       Interest         Principal
    Relationships to the Company (if any)        Loan     Origination       Rate           Amount (1)       Other Information
-------------------------------------------- ----------- ------------- -------------- ------------------- --------------------
William S. Templeton (a director) and
 Luz Amanda Templeton, his wife ............ 1st Mtge.     09/14/93           7.50%    $ 168,800 (2)      Investment Property
Michael H. Benoff (Senior Vice
 President) ................................ 1st Mtge.     10/01/93           7.50%    $ 137,000 (3)      Principal Residence
                                             1st Mtge.     11/01/97           8.99%    $ 400,000 (4)      Principal Residence
Paul I. Leliakov (President of
 Commercial Loan subsidiaries) ............. 1st Mtge.     10/14/93           7.50%    $ 94,000 (5)       Principal Residence
Diane J. Mansolillo (Regional Vice
 President -- Home Equity Loan
 subsidiaries and sister of William S.
 Templeton) ................................ 1st Mtge.     03/25/94           7.85%    $ 143,600 (6)      Principal Residence
                                             2nd Mtge.     03/25/94           7.85%    $ 36,000 (7)       Principal Residence
Anthony L. Watson (a director) ............. 2nd Mtge.     09/30/92           8.25%    $ 142,000 (8)      Investment Property
Fashion Mag Apparel, Inc. (a principal
 stockholder is the son of Morton Dear,
 a director) ...............................    SBA        05/23/95          10.25%    $ 250,000 (9)      SBA Loan
                                                                           Adjusted
                                                                           Quarterly
John A. Reeves (Senior Vice President) ..... 2nd Mtge.     07/12/96           9.65%    $ 77,000 (10)       Principal Residence
William S. Templeton and Randall Oliver..... 2nd Mtge.     09/21/95          11.00%    $ 35,000 (11)      Investment Property
William S. Templeton and Randall Oliver..... 1st Mtge.     04/25/97           9.50%    $178,000 (12)      Investment Property
William S. Templeton and Randall Oliver..... 2nd Mtge.     09/21/95          11.00%    $ 35,000 (13)      Investment Property
William S. Templeton and Randall Oliver..... 1st Mtge.     04/25/97           9.50%    $135,000 (14)      Investment Property
William S. Templeton and Randall Oliver..... 1st Mtge.     01/27/93           9.00%    $205,500 (15)      Investment Property
William S. Templeton and Randall Oliver..... 2nd Mtge.     08/30/88          10.75%    $ 26,400 (16)      Investment Property
William S. Templeton and Randall Oliver..... 1st Mtge.     09/14/93           7.50%    $168,800 (17)      Investment Property

---------
(1) The original principal amount of these loans also represents the largest aggregate amount of indebtedness of the borrowers pursuant to the loans presented since the date of origination thereof.

(2) As of December 31, 1997, no amount was outstanding pursuant to this loan.

(3) As of December 31, 1997, no amount was outstanding pursuant to this loan.

(4) As of December 31, 1997, approximately $400,000 was outstanding pursuant to this loan.

(5) As of December 31, 1997, approximately $90,000 was outstanding pursuant to this loan.

(6) As of December 31, 1997, approximately $138,000 was outstanding pursuant to this loan.

(7) As of December 31, 1997, approximately $30,000 was outstanding pursuant to this loan.

(8) As of December 31, 1997, approximately $112,000 was outstanding pursuant to this loan.

(9) As of December 31, 1997, approximately $245,000 was outstanding pursuant to this loan.

(10) As of December 31, 1997, no amount was outstanding pursuant to this loan.

(11) As of December 31, 1997, approximately $34,300 was outstanding pursuant to this loan.

(12) As of December 31, 1997, approximately $177,000 was outstanding pursuant to this loan.

(13) As of December 31, 1997, approximately $34,300 was outstanding pursuant to this loan.

(14) As of December 31, 1997, approximately $134,200 was outstanding pursuant to this loan.

(15) As of December 31, 1997, approximately $195,600 was outstanding pursuant to this loan.

(16) As of December 31, 1997, approximately $15,400 was outstanding pursuant to this loan.

(17) As of February 17, 1997, no amount was outstanding pursuant to this loan.

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.



   Dated: May 13, 1998                  THE MONEY STORE INC.




                                        By: /s/ MICHAEL H. BENOFF
                                          -------------------------------------

                                          Michael H. Benoff

                                          Executive Vice President and
                                          Chief Financial Officer
                                          (Principal Financial Officer)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549



                                   FORM 10-Q

                                  (Mark One)
              [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                 For the quarterly period ended March 31, 1998


                                      OR


             [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


                For the transition period from -----  to -----


                            Commission File Number


                                   001-10785




                              The Money Store Inc.
            (Exact name of Registrant as specified in its charter)



                        New Jersey                    22-2293022
            (State of other jurisdiction of         (IRS Employer
             incorporation or organization)      Identification No.)

       2840 Morris Avenue, Union, New Jersey            07083
       (Address of principal executive office)   (Zip Code)

                                (908) 686-2000
             (Registrant's telephone number, including area code)



(Former name, former address and former fiscal year, if changed since last report)


     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                              [X] Yes     [ ] No


                     APPLICABLE ONLY TO CORPORATE ISSUERS:
     As of May 11, 1998, the number of shares outstanding of the Registrant's class of common stock were 58,660,837 shares.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     THE MONEY STORE INC. AND SUBSIDIARIES



                                   FORM 10-Q

                         QUARTER ENDED MARCH 31, 1998




Table of Contents                                                                           Page
------------------------------------------------------------------------------------------ ------
PART I -- FINANCIAL INFORMATION
Item 1 -- Financial Statements
Consolidated Statements of Financial Condition at March 31, 1998 and December 31, 1997 ...  A-86
Consolidated Statements of Income for the three months ended March 31, 1998 and 1997 .....  A-87
Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997 .  A-88
Notes to Consolidated Financial Statements ...............................................  A-89
Item 2 -- Management's Discussion and Analysis of Financial Condition and Results of        A-100
  Operations

PART II -- OTHER INFORMATION
Item 6 -- Exhibits and Reports on Form 8-K ...............................................  A-108

                         PART I FINANCIAL INFORMATION

Item 1 -- Financial Statements

                     THE MONEY STORE INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                  (Unaudited)



                                                                     March 31,    December 31,
                                                                        1998          1997
                                                                   ------------- -------------
                                                                     (Dollars in thousands)
ASSETS
 Cash and cash equivalents .......................................  $  289,600    $  301,669
 Short-term cash investments .....................................     200,102       195,580
 Receivables, net ................................................     987,955     1,287,484
 Interest-only strip receivables .................................   1,313,767     1,170,254
 Property and equipment, net .....................................     170,283       153,074
 Other ...........................................................      28,408        28,640
                                                                    ----------    ----------
                                                                    $2,990,115    $3,136,701
                                                                    ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Notes payable ...................................................  $1,291,914    $1,516,081
 Accounts payable and other liabilities ..........................     565,432       542,211
 Income taxes, principally deferred ..............................     174,804       152,877
 Unearned insurance commissions ..................................       9,964         9,466
                                                                    ----------    ----------
                                                                     2,042,114     2,220,635
                                                                    ----------    ----------
 Subordinated debt ...............................................     250,000       250,000
                                                                    ----------    ----------
Shareholders' equity:
 Preferred stock, no par; authorized 10,000,000 shares; issued and outstanding 5,215,000 of $1.72 mandatory convertible shares
   in 1998 and 1997 (aggregate liquidation value of $138,198) ....     133,363       133,363
 Common stock, no par; authorized 250,000,000 shares; issued and outstanding 58,579,624 shares in 1998 and 58,336,635
   shares in 1997 ................................................     199,215       196,748
 Retained earnings ...............................................     365,311       335,851
 Other comprehensive income:
   Foreign currency translation adjustment .......................         112           104
                                                                    ----------    ----------
                                                                       698,001       666,066
                                                                    ----------    ----------
                                                                    $2,990,115    $3,136,701
                                                                    ==========    ==========

          See accompanying notes to consolidated financial statements

                     THE MONEY STORE INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME


                                  (Unaudited)



                                                                                     Three Months Ended
                                                                              --------------------------------
                                                                               March 31, 1998   March 31, 1997
                                                                              ---------------- ---------------
                                                                              (Dollars in thousands, except per
                                                                                        share data)
REVENUES:
 Gain on sale of receivables, including net unrealized gain on valuation of
   interest-only strips .....................................................    $ 139,395        $ 113,066
 Finance income, fees earned and other ......................................       94,584           58,751
                                                                                 ---------        ---------
                                                                                   233,979          171,817
                                                                                 ---------        ---------
EXPENSES:
 Salaries and employee benefits .............................................       72,505           46,815
 Other operating expenses ...................................................       62,779           52,078
 Interest ...................................................................       41,490           29,226
                                                                                 ---------        ---------
                                                                                   176,774          128,119
                                                                                 ---------        ---------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES .......................       57,205           43,698
INCOME TAXES ................................................................       23,166           19,140
                                                                                 ---------        ---------
INCOME FROM CONTINUING OPERATIONS ...........................................       34,039           24,558
DISCONTINUED OPERATIONS:
 Income from operations of Auto Finance division (less applicable income
   taxes) ...................................................................           --            2,141
                                                                                 ---------        ---------
NET INCOME ..................................................................       34,039           26,699
OTHER COMPREHENSIVE INCOME:
 Foreign currency translation adjustments, net of tax .......................            8               --
                                                                                 ---------        ---------
COMPREHENSIVE INCOME ........................................................    $  34,047        $  26,699
                                                                                 =========        =========
NET EARNINGS PER COMMON SHARE:
 Continuing operations ......................................................    $    0.54        $    0.39
 Discontinued operations ....................................................           --             0.04
                                                                                 ---------        ---------
 Net income .................................................................    $    0.54        $    0.43
                                                                                 =========        =========
NET EARNINGS PER COMMON SHARE -- ASSUMING DILUTION:
 Continuing operations ......................................................    $    0.53        $    0.38
 Discontinued operations ....................................................           --             0.03
                                                                                 ---------        ---------
 Net income .................................................................    $    0.53        $    0.41
                                                                                 =========        =========

          See accompanying notes to consolidated financial statements

                     THE MONEY STORE INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (Unaudited)



                                                                                        Three Months Ended March 31,
                                                                                       -------------------------------
                                                                                             1998            1997
                                                                                       --------------- ---------------
                                                                                           (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..........................................................................  $     34,039    $     26,699
 Adjustments to reconcile net income to net cash provided by (used in) operations:
   Discontinued operations ...........................................................            --          (2,141)
   Depreciation and amortization .....................................................         6,590           4,379
   Provision for deferred income taxes ...............................................        18,568          11,530
   Provision for credit losses on loans not sold .....................................          (507)          3,723
   Net unrealized gain on valuation of interest -- only strip receivables ............       (12,987)         (7,404)
   Net change in operating assets and liabilities:
    Increase in short-term cash investments ..........................................        (4,522)         (6,326)
    Proceeds from loans sold .........................................................     2,204,416       1,618,485
    Loans originated and purchased ...................................................    (1,966,677)     (1,636,819)
    Loans repurchased ................................................................          (748)         (1,666)
    Decrease (increase) in other receivables .........................................        61,839         (16,942)
    Increase in interest-only strip receivables ......................................      (145,040)        (39,509)
    Increase (decrease) in accounts payable and other liabilities ....................         2,556          (3,307)
    Other, net .......................................................................           (56)         (5,952)
                                                                                        ------------    ------------
 Net cash provided by (used in) operating activities .................................       197,471         (55,250)
                                                                                        ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..................................................       (12,315)         (9,488)
 Construction in progress ............................................................       (11,000)         (3,989)
                                                                                        ------------    ------------
 Net cash used in investing activities ...............................................       (23,315)        (13,477)
                                                                                        ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net decrease in secured credit facilities ...........................................      (290,242)        (42,215)
 Net increase in unsecured credit facilities .........................................        66,075          40,000
 Principal payments on unsecured notes ...............................................            --             (20)
 Net increase in collections payable .................................................        40,046          27,427
 Proceeds from exercise of stock options .............................................         2,467           1,121
 Dividends paid ......................................................................        (4,579)         (3,978)
                                                                                        ------------    ------------
 Net cash provided by (used in) financing activities .................................      (186,233)         22,335
                                                                                        ------------    ------------
Effect of exchange rate changes on cash and cash equivalents .........................             8              --
                                                                                        ------------    ------------
 Net decrease in cash and cash equivalents ...........................................       (12,069)        (46,392)
Cash and cash equivalents at beginning of period .....................................       301,669         162,945
                                                                                        ------------    ------------
Cash and cash equivalents at the end of period .......................................  $    289,600    $    116,553
                                                                                        ============    ============

          See accompanying notes to consolidated financial statements.

                     THE MONEY STORE INC. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Business

     The Money Store Inc. together with its subsidiaries (the "Company") is a financial services company engaged in the business of originating (including purchasing), selling and servicing consumer and commercial loans of specified types and offering related services. Loans originated by the Company primarily consist of: (i) fixed and adjustable rate loans secured by mortgages on residential real estate and loans which allow consumers to borrow up to 125% of the value of their homes ("125 LTV Loans"), (collectively "Home Equity Loans"), which include FHA Title I home improvement loans ("FHA Title I Loans") insured by the Federal Housing Authority (the "FHA") of the United States Department of Housing and Urban Development ("HUD") and other home improvement loans not insured by FHA ("Conventional Home Improvement Loans" and, collectively with FHA Title I Loans, "Home Improvement Loans"); (ii) loans guaranteed in part ("SBA Loans") by the United States Small Business Administration (the "SBA") and commercial loans generally secured by first mortgages ("Small Business Loans" and, together with SBA Loans, "Commercial Loans"); and (iii) government-guaranteed and privately-insured student loans ("Student Loans"). The Company is also engaged in the business of originating and purchasing mortgage loans in the United Kingdom.

     From 1995 to January 21, 1998 the Company has originated motor vehicle retail installment sale contracts purchased from automobile dealers ("Auto Loans"). The Company decided to close its Auto Finance division as part of its overall strategy to focus on more profitable areas of lending. As a result of this action, the Auto Finance division is treated as a discontinued operation for financial reporting purposes.


     Pending Merger with First Union Corporation

     On March 4, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with First Union Corporation ("First Union") and its wholly owned subsidiary, First Union National Bank ("FUNB"), providing for, among other things, the merger (the "Merger") of a direct, wholly owned subsidiary of FUNB with and into the Company. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding share of the Company's common stock, no par value (the "Common Stock"), will be converted into the right to receive that number of validly issued, fully paid and non-assessable shares of First Union's common stock, par value $3.33 1/3 per share, together with the rights issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990, as amended, attached thereto (the "First Union Common Stock"), equal to the result of dividing $34.00 by the Market Price (such quotient, rounded down to four decimal places, the "Exchange Ratio"). The "Market Price" means the average of the per share closing sales price of First Union Common Stock, rounded to four decimal places, as reported under "NYSE Composite Reports" in The Wall Street Journal for each of the five trading days in the period ending on the trading day prior to the Effective Time. At the Effective Time, each outstanding share of the Company's $1.72 Mandatory Convertible Preferred Stock, no par value (the "Preferred Stock"), shall be converted into the right to receive the number of shares of First Union Common Stock equal to the product of the Exchange Ratio and 0.92. If any approval of the holders of the Preferred Stock that may be required in order to deliver First Union Common Stock in exchange therefor shall not be received, then each share of Preferred Stock outstanding at the Effective Time shall instead be converted into the right to receive a share of a new series of First Union convertible preferred stock (the "New First Union Preferred Stock") containing substantially similar terms as the Preferred Stock, as adjusted to reflect the Merger.

     The Merger is intended to constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to be accounted for as a purchase. Consummation of the Merger is subject to various conditions, including: (i) approval of the Merger and the Merger Agreement by the requisite vote of the Company's shareholders; (ii) receipt of requisite regulatory approvals and third party consents; (iii) receipt of legal opinions as to the tax-free nature of the transactions; (iv) listing on the New York Stock Exchange (the "NYSE"), subject to notice of issuance of the First Union Common Stock (and if required, the New First Union Preferred Stock) to be issued in the Merger; and (v) satisfaction of certain other customary closing conditions.


     In his capacity as a shareholder of the Company, Marc J. Turtletaub, Chief Executive Officer of the Company, entered into an option and voting agreement dated as of March 4, 1998 (the "Option Agreement") with First Union pursuant to which Mr. Turtletaub granted First Union an option, that is exercisable following the occurrence of certain contingencies set forth therein, to purchase up to 14,547,261 shares of the Common Stock (approximately 24.9% of the outstanding shares of

                     THE MONEY STORE INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

Common Stock) owned by him at a price, subject to certain adjustments, of $34.00 per share payable in First Union Common Stock. Mr. Turtletaub has also agreed, in his capacity as a shareholder, to vote 19,943,700 shares of Common Stock as to which he has voting rights for the Merger and the other actions contemplated in the Merger Agreement and to vote against any merger (or other transaction involving the sale of a substantial portion of the Company's assets or the Common Stock) between the Company and a party other than First Union or an affiliate thereof for a period beginning on March 4, 1998 and ending on the later of (i) 180 days after the Merger Agreement shall have been terminated or
(ii) December 31, 1998. Mr. Turtletaub has provided the Company with a copy of the Option Agreement.


     Basis of Financial Statement Presentation

     The consolidated financial statements include the accounts of The Money Store Inc. and its subsidiaries, all of which are wholly owned. The consolidated financial statements are prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition and revenues and expenses for the period. Actual results could differ from those estimates. These estimates include, among other things, estimated prepayments and discount rates on loans sold with servicing retained, valuation of collateral owned, and determination of the allowance for credit losses.


     Investment in Joint Venture

     The Company has a 50% equity interest in a limited liability company which was formed for the purpose of originating, selling and servicing mortgage loans. As of March 31, 1998, the joint venture had not commenced operations.


     Adoption of New Accounting Policies

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 130, Reporting Comprehensive Income. FAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It does not, however, specify when to recognize or how to measure items that make up comprehensive income. FAS No. 130 was issued to address the concerns over the practice of reporting elements of comprehensive income directly in equity. FAS No. 130 is effective for financial statements issued for periods beginning after December 15, 1997.


     Revenue Recognition

(a) Gain on Sale of Receivables and Valuation of Interest-Only Strip
Receivables

     Gain on sale of receivables represents the difference between the proceeds (including premiums) from the sale, net of related transaction costs, and the allocated carrying amount of the loans sold. The allocated carrying amount is determined by allocating the original amount of loans (including premiums paid on loans purchased) between the portion sold and any retained interests (interest-only strip receivables and servicing assets and liabilities) based on their relative fair values at the date of sale. The net unrealized gains on valuation of interest-only strip receivables include the recognition of unrealized gains which represents the initial difference between the allocated carrying amount of loans sold and their fair market value. In addition, gain on sale includes non-refundable fees on loans sold and gains or losses on certain transactions structured as an economic hedge. The Company recognizes such gain on sale of loans on the settlement date.

     The fair value of the interest-only strip receivables is based upon the present value of future expected cash flows. The cash flows are calculated using a discount rate commensurate with the risk involved and include estimates of future revenues and expenses including assumptions about defaults and prepayments. In connection with securitization transactions, the value of the future expected cash flows are calculated based upon the release of the respective cash flows from the securitization.

                     THE MONEY STORE INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     Subsequent to the initial recognition of the interest-only strip receivables, on-going assessments are made to determine the fair value of the expected future cash flows based upon current market conditions. The asset is measured like available-for-sale securities or trading securities under FAS No. 115 and, accordingly, adjustments to the fair value are recorded based upon those classifications. At March 31, 1998, the interest-only strip receivables are classified as trading securities.

     The Company recognizes a servicing asset, which is included in interest-only strip receivables, and a servicing liability, which is included in accounts payable and other liabilities, both of which are initially measured based upon fair value. Subsequently, the asset and liability are measured by amortizing the amounts over the servicing period.

     Impairment of the servicing asset is measured based upon a stratification of risk characteristics. Adjustments are made through a valuation allowance if the carrying value exceeds fair value. Adjustments are not made if the fair value exceeds the carrying value.

(b) Finance Income

     Finance income includes: (i) servicing compensation; (ii) earnings on the interest-only strip receivables; (iii) interest income on receivables held for sale by the Company; and (iv) miscellaneous fee income.

     The Company ceases to accrue finance income on loans receivable which become 90 days delinquent. Finance income previously accrued and unpaid on loans receivable which become 90 days delinquent is reversed.


     Net Earnings Per Share

     The Company's common stock equivalents include the assumed conversion of the Company's outstanding $1.72 Mandatory Convertible Preferred Stock and the assumed exercise of stock options to the extent they are dilutive. Share and per share amounts have been restated to reflect stock splits effected by the Company. All prior year earnings per share amounts have been restated to reflect the adoption of FAS No. 128. The adoption of FAS No. 128 has not had a material effect on the Company's financial statements.


     Statements of Cash Flows

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Supplemental disclosure of cash flow information is as follows:

     Cash paid for interest expense is $41,336,000 and $42,545,000 for the three months ended March 31, 1998 and 1997, respectively. Cash paid for income taxes is $1,230,000, and $9,497,000 for the three months ended March 31, 1998 and 1997, respectively.

     Supplemental disclosure of non-cash investing and financing activities is as follows:

     Non-cash investing and financing activities consist of capital lease obligations of $284,000 for the three months ended March 31, 1998 in connection with leases for equipment. There were no non-cash investing or financing activities for the three months ended March 31, 1997.


     Foreign Currency Translation

     All assets and liabilities of the United Kingdom subsidiaries are translated into United States dollars at the rate in effect as of the date of the financial statements. Income and expense items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are recorded as a component of shareholders' equity.


     Recent Accounting Developments

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued FAS No. 131, Disclosures about Segments of an Enterprise and Related Information. FAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements, and requires those enterprises to report

                     THE MONEY STORE INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS No. 131 is effective for financial statements issued for years beginning after December 15, 1997. Although earlier adoption is allowed, the Company has elected to adopt FAS No. 131 effective December 31, 1998.


(2) DISCONTINUED OPERATIONS

     On January 21, 1998, the Company ceased originating loans in its Auto Finance division as part of an overall corporate strategy to focus on more profitable areas of lending. This division operated on a nationwide basis and originated loans for the purpose of purchasing new and used cars, minivans, vans and light trucks. The Company sold these loans in securitization transactions with servicing retained. In connection with this, all related operating activity is reclassified and reported as discontinued operations in the 1997 and the preceding years' consolidated statements of income. Also included in the Company's consolidated statements of financial condition are the assets of the Auto Finance division of $51,688,000 and $40,662,000 at March 31, 1998 and December 31, 1997, respectively, consisting of short-term cash investments, receivables, interest-only strip receivables and equipment. In addition, the Company has liabilities of $91,118,000 and $80,092,000 at March 31, 1998 and December 31, 1997, respectively, consisting of accounts payable and intercompany liabilities.


(3) COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT RISK

     The Company has provided revolving credit facilities to various originators of home equity loans. These facilities provide the originators with warehouse financing prior to the sale of loans, usually to the Company. These agreements, which are subject to renewal periodically, bear interest at rates primarily between prime plus 2.00% and 2.50% and are collateralized by the loans. Upon sale of the loans, the advances are repaid. At March 31, 1998, the Company has made available to originators, lines of credit of approximately $65,200,000. Advances outstanding at March 31, 1998 and December 31, 1997 are $8,814,000 and $17,389,000, respectively, and are included in Receivables, net.


     In certain securitization transactions, the Company subordinates a portion of its interest in excess cash flows to the interest of investors. The investors' protection from losses is provided by the subordination of the Company's cash flows including among other methods, various combinations of cash deposits provided by the Company, subordination accounts and credit enhancement provided by third parties. At March 31, 1998 and December 31, 1997, short-term cash investments represent restricted cash deposits held in interest-bearing accounts for the protection of investors from losses. In addition, advances in connection with subordination accounts of $429,300,000 and $379,500,000 at March 31, 1998 and December 31, 1997, respectively, are included in interest-only strip receivables. In senior subordinated structures, the senior certificate holders are protected from losses by outstanding subordinated certificates and credit enhancements provided by third parties, and in some cases the limited guarantee of the Company.

     In certain securitizations, limited guarantees are provided by the Company as credit enhancement. The Company has completed two asset-backed securitizations, one collateralized by Commercial Loans and the other by Home Equity Loans, which employed a senior/subordinate structure with the subordinate bonds enhanced by a limited guarantee by the Company. At March 31, 1998, these limited guarantees amounted to approximately $13,000,000.

     In an attempt to minimize the risk of interest rate fluctuations, one of the strategies employed by the Company is to enter into agreements that allow it to sell loans to certain trusts in the future at an agreed upon price. At March 31, 1998, under the terms of such agreements the Company had the right to deliver $66,030,000 of Home Equity Loans, $18,634,000 of Commercial Loans and $26,790,000 of Student Loans, within approximately 90 days of such date.

     In addition, the Company occasionally purchases and sells government securities at agreed upon prices as an economic hedge. Losses on these transactions, which are included in the gain on sale of receivables from continuing operations amounted to $793,000, and $6,059,000 for the three months ended March 31, 1998, and 1997, respectively.

     The Company generally sells its Home Equity Loans with servicing retained in mortgage pass-through transactions and in whole loan transactions. In certain whole loan transactions, the Company is subject to off-balance sheet credit risk in the normal course of business due to commitments and obligations to service and repurchase loan receivables which are not

                     THE MONEY STORE INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(3) COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT RISK -- Continued

included in the accompanying consolidated financial statements. These commitments and obligations do not necessarily represent future cash flow obligations. The obligations to repurchase Home Equity Loans are subject to various terms and conditions including limitations on the amount of loans that may be required to be repurchased in any given year. Based upon the terms of whole loan transactions and management's estimates of the lives of the underlying portfolios, management believes that there are $36,797,000 of Home Equity Loans at March 31, 1998 which the Company may be required to repurchase in the future should such loans become more than 90 days past due.

     The Company's serviced loan portfolio is widely dispersed. At March 31, 1998, loans to borrowers in the State of California accounted for approximately 19% of the total serviced loan portfolio, while no other state accounted for more than 7%.

     In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which will not, in management's opinion, have a material adverse effect on the consolidated financial position or results of operations of the Company.


(4) RECONCILIATION OF BASIC AND DILUTED NET EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS



                                                                    For the Three Months Ended March 31, 1998
                                                                    -----------------------------------------
                                                                        Income         Shares      Per-Share
                                                                     (Numerator)   (Denominator)    Amount
                                                                    ------------- --------------- ----------
                                                                    (Dollars in thousands, except per share
                                                                                    amounts)
Income from continuing operations .................................   $ 34,039
Less: Preferred stock dividends ...................................     (2,242)
                                                                      --------
Basic EPS:
Income available to common stockholders ...........................     31,797       58,430,689     $ 0.54
                                                                                                    ======
Effect of Dilutive Securities:
Stock options .....................................................                     948,769
Convertible preferred stock .......................................      2,242        5,215,000
                                                                      --------       ----------
Diluted EPS:
Income available to common stockholders + assumed conversions .....   $ 34,039       64,594,458     $ 0.53
                                                                      ========       ==========     ======
Income from continuing operations .................................   $ 24,558
Less: Preferred stock dividends ...................................     (2,242)
                                                                      --------
Basic EPS:
Income available to common stockholders ...........................     22,316       57,867,152     $ 0.39
                                                                                                    ======
Effect of Dilutive Securities:
Stock options .....................................................                   1,116,501
Convertible preferred stock .......................................      2,242        5,215,000
                                                                      --------       ----------
Diluted EPS:
Income available to common stockholders + assumed conversions .....   $ 24,558       64,198,653     $ 0.38
                                                                      ========       ==========     ======

     Options on 853,775 and 179,250 shares of common stock were not included in computing diluted earnings per share for the three months ended March 31, 1998 and 1997, respectively, as they were antidilutive.


(5) SUBSIDIARY GUARANTORS

     Certain of the Company's senior notes constitute unsecured and unsubordinated senior indebtedness of the Company. These senior notes are fully and unconditionally guaranteed (the "Subsidiary Guarantees") on a senior unsecured, joint and

                     THE MONEY STORE INC. AND SUBSIDIARIES

                                  (UNAUDITED)

(5) SUBSIDIARY GUARANTORS -- Continued

several, basis by certain of the Company's wholly-owned subsidiaries (the "Guarantors"). The following condensed consolidating financial data illustrate the composition of the combined Guarantors. The Company believes that providing the condensed consolidating information is of material interest to potential investors in the senior notes and has not presented separate financial statements for each of the Guarantors because it was deemed that such financial statements would not provide potential investors with any material additional information.

     Investments in subsidiaries are accounted for by the parent and Subsidiary Guarantors on the equity method for the purposes of the consolidating financial data. Earnings of subsidiaries are therefore reflected in the parent's and Subsidiary Guarantor's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.


                CONSOLIDATING STATEMENTS OF FINANCIAL CONDITION


                                 MARCH 31, 1998


                             (Dollars in thousands)



                                                                  Combined       Combined
                                                    Parent        Guarantor    Non-Guarantor
                                                    Company     Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                                -------------- -------------- -------------- -------------- -------------
Assets
Cash and cash equivalents .....................  $    339,784    $  (38,202)    $  (11,982)    $       --    $  289,600
Short-term cash investments ...................            --            --        200,102             --       200,102
Receivables, net ..............................           872       928,610         58,473             --       987,955
Interest-only strip receivables ...............            --            --      1,313,767             --     1,313,767
Investment in subsidiaries ....................       503,807         4,192             --       (507,999)           --
Property and equipment, net ...................            --       166,418          3,865             --       170,283
Other .........................................         8,723        18,690            995             --        28,408
                                                 ------------    ----------     ----------     ----------    ----------
                                                 $    853,186    $1,079,708     $1,565,220     $ (507,999)   $2,990,115
                                                 ============    ==========     ==========     ==========    ==========
Liabilities and Shareholders' Equity
Liabilities:
 Notes payable ................................  $  1,281,095    $   10,819     $       --     $       --    $1,291,914
 Accounts payable and other liabilities .......        28,637       506,567         30,228             --       565,432
 Income taxes, principally deferred ...........       (64,321)      200,325         38,800             --       174,804
 Unearned insurance commissions ...............            --         9,964             --             --         9,964
 Due to (from) parent and affiliates ..........    (1,340,114)      (37,950)     1,378,140            (76)           --
                                                 ------------    ----------     ----------     ----------    ----------
                                                      (94,703)      689,725      1,447,168            (76)    2,042,114
                                                 ------------    ----------     ----------     ----------    ----------
 Subordinated debt ............................       250,000            --             --             --       250,000
                                                 ------------    ----------     ----------     ----------    ----------
Shareholders' equity:
 Preferred stock ..............................       133,363            --             --             --       133,363
 Common stock .................................       199,215        27,366          3,190        (30,556)      199,215
 Paid-in capital ..............................            --        12,553         47,897        (60,450)           --
 Foreign currency translation adjustments .....            --           112             --             --           112
 Retained earnings ............................       365,311       349,952         66,965       (416,917)      365,311
                                                 ------------    ----------     ----------     ----------    ----------
                                                      697,889       389,983        118,052       (507,923)      698,001
                                                 ------------    ----------     ----------     ----------    ----------
                                                 $    853,186    $1,079,708     $1,565,220     $ (507,999)   $2,990,115
                                                 ============    ==========     ==========     ==========    ==========

                     THE MONEY STORE INC. AND SUBSIDIARIES

                                  (UNAUDITED)
                CONSOLIDATING STATEMENTS OF FINANCIAL CONDITION


                               DECEMBER 31, 1997


                            (Dollars in thousands)



                                                                  Combined       Combined
                                                    Parent        Guarantor    Non-Guarantor
                                                    Company     Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                                -------------- -------------- -------------- -------------- -------------
Assets
Cash and cash equivalents .....................  $    284,495    $   21,539     $   (4,365)    $       --    $  301,669
Short-term cash investments ...................            --            --        195,580             --       195,580
Receivables, net ..............................           743     1,082,547        204,194             --     1,287,484
Interest-only strip receivables ...............            --            --      1,170,254             --     1,170,254
Investment in subsidiaries ....................       469,766         4,142             --       (473,908)           --
Property and equipment, net ...................            --       150,010          3,064             --       153,074
Other .........................................         9,181        18,574            885             --        28,640
                                                 ------------    ----------     ----------     ----------    ----------
                                                 $    764,185    $1,276,812     $1,569,612     $ (473,908)   $3,136,701
                                                 ============    ==========     ==========     ==========    ==========
Liabilities and Shareholders' Equity
Liabilities:
 Notes payable ................................  $  1,504,490    $   11,591     $       --     $       --    $1,516,081
 Accounts payable and other liabilities .......        26,804       498,383         17,024             --       542,211
 Income taxes, principally deferred ...........       (64,273)      184,552         32,598             --       152,877
 Unearned insurance commissions ...............            --         9,466             --             --         9,466
 Due to (from) parent and affiliates ..........    (1,618,798)      207,667      1,411,207            (76)           --
                                                 ------------    ----------     ----------     ----------    ----------
                                                     (151,777)      911,659      1,460,829            (76)    2,220,635
                                                 ------------    ----------     ----------     ----------    ----------
 Subordinated debt ............................       250,000            --             --             --       250,000
                                                 ------------    ----------     ----------     ----------    ----------
Shareholders' equity:
 Preferred stock ..............................       133,363            --             --             --       133,363
 Common stock .................................       196,748        27,366          3,190        (30,556)      196,748
 Paid-in capital ..............................            --        12,553         47,897        (60,450)           --
 Foreign currency translation adjustments .....            --           104             --             --           104
 Retained earnings ............................       335,851       325,130         57,696       (382,826)      335,851
                                                 ------------    ----------     ----------     ----------    ----------
                                                      665,962       365,153        108,783       (473,832)      666,066
                                                 ------------    ----------     ----------     ----------    ----------
                                                 $    764,185    $1,276,812     $1,569,612     $ (473,908)   $3,136,701
                                                 ============    ==========     ==========     ==========    ==========

                     THE MONEY STORE INC. AND SUBSIDIARIES

                                  (UNAUDITED)
                       CONSOLIDATING STATEMENTS OF INCOME


                       THREE MONTHS ENDED MARCH 31, 1998


                            (Dollars in thousands)



                                                                           Combined       Combined
                                                              Parent       Guarantor    Non-Guarantor
                                                             Company     Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                                          ------------- -------------- -------------- -------------- -------------
Revenues:
 Gain on sale of receivables ............................    $   --        $120,457       $18,938       $      --       $139,395
 Finance income, fees earned and other ..................     2,573          81,961        10,050              --         94,584
                                                             -------       --------       -------       ---------       --------
                                                              2,573         202,418        28,988              --        233,979
                                                             -------       --------       -------       ---------       --------
Expenses:
 Operating expenses .....................................     1,384         126,402         7,498              --        135,284
 Interest ...............................................     1,190          34,683         5,617              --         41,490
                                                             -------       --------       -------       ---------       --------
                                                              2,574         161,085        13,115              --        176,774
                                                             -------       --------       -------       ---------       --------
Income (loss) from continuing operations before
 income taxes and undistributed income of
 subsidiaries ...........................................          (1)       41,333        15,873              --         57,205
Income taxes ............................................        --          16,723         6,443              --         23,166
                                                             --------      --------       -------       ---------       --------
Net income (loss) from continuing operations ............          (1)       24,610         9,430              --         34,039
Discontinued operations:
 Income (loss) from operations of Auto Finance
   division (less applicable income taxes (benefit) .....        --             161          (161)             --             --
 Equity in undistributed income of subsidiaries .........    34,040              50            --         (34,090)            --
                                                             --------      --------       -------       ---------       --------
Net income ..............................................    $34,039       $ 24,821       $ 9,269       $ (34,090)      $ 34,039
                                                             ========      ========       =======       =========       ========

                     THE MONEY STORE INC. AND SUBSIDIARIES

                                  (UNAUDITED)
                       CONSOLIDATING STATEMENTS OF INCOME


                       THREE MONTHS ENDED MARCH 31, 1997


                            (Dollars in thousands)



                                                                      Combined       Combined
                                                         Parent       Guarantor    Non-Guarantor
                                                        Company     Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                                     ------------- -------------- -------------- -------------- -------------
Revenues:
 Gain on sale of receivables .......................    $   --        $ 97,260       $ 15,806      $      --       $113,066
 Finance income, fees earned and other .............     1,358          47,389         10,004             --         58,751
                                                        -------       --------       --------      ---------       --------
                                                         1,358         144,649         25,810             --        171,817
                                                        -------       --------       --------      ---------       --------
Expenses:
 Operating expenses ................................       895          91,547          6,451             --         98,893
 Interest ..........................................       467          24,759          4,000             --         29,226
                                                        -------       --------       --------      ---------       --------
                                                         1,362         116,306         10,451             --        128,119
                                                        -------       --------       --------      ---------       --------
Income (loss) from continuing operations before
 income taxes and undistributed income of
 subsidiaries ......................................          (4)       28,343         15,359             --         43,698
Income taxes .......................................        --          12,706          6,434             --         19,140
                                                        --------      --------       --------      ---------       --------
Income from continuing operations ..................          (4)       15,637          8,925             --         24,558
Discontinued operations:
 Income from operations of Auto Finance division
   (less applicable income taxes) ..................        --           1,849            292             --          2,141
Equity in undistributed income of subsidiaries .....    26,703             642             --        (27,345)            --
                                                        --------      --------       --------      ---------       --------
Net income .........................................    $26,699       $ 18,128       $  9,217      $ (27,345)      $ 26,699
                                                        ========      ========       ========      =========       ========

                     THE MONEY STORE INC. AND SUBSIDIARIES

                                  (UNAUDITED)
                     CONSOLIDATING STATEMENTS OF CASH FLOWS


                       THREE MONTHS ENDED MARCH 31, 1998


                            (Dollars in thousands)



                                                                       Combined       Combined
                                                          Parent       Guarantor    Non-Guarantor
                                                         Company     Subsidiaries   Subsidiaries   Eliminations    Consolidated
                                                      ------------- -------------- -------------- -------------- ---------------
Cash Flows from Operating Activities:
  Net income ........................................  $   34,039    $     24,821    $    9,269     $ (34,090)    $     34,039
  Adjustments to reconcile net income to net
   cash provided by operations:
   Equity in undistributed income of
    subsidiaries ....................................     (34,040)            (50)           --        34,090               --
   Discontinued operations ..........................          --             161          (161)           --               --
   Depreciation and amortization ....................         584           5,836           170            --            6,590
   Provision for deferred income taxes ..............          --          13,631         4,937            --           18,568
   Provision for credit losses on loans not sold               --            (507)           --            --             (507)
   Net unrealized gain on valuation of
    interest-only strip receivables .................          --              --       (12,987)           --          (12,987)
   Net changes in operating assets and
    liabilities:
    Increase in short-term cash investments .........          --              --        (4,522)           --           (4,522)
    Proceeds from loans sold ........................          --       1,830,323       374,093            --        2,204,416
    Loans originated and purchased ..................          --      (1,741,130)     (225,547)           --       (1,966,677)
    Loans repurchased ...............................          --            (748)           --            --             (748)
    Decrease (increase) in other receivables ........        (129)         64,793        (2,825)           --           61,839
    Increase in interest-only strip receivables .....          --              --      (145,040)           --         (145,040)
    Net increase (decrease) in accounts
     payable and other liabilities ..................       1,832         (27,155)       27,879            --            2,556
    Other, net ......................................        (174)         (1,037)        1,155            --              (56)
                                                       ----------    ------------    ----------     ---------     ------------
  Net cash provided by operating activities .........       2,112         168,938        26,421            --          197,471
                                                       ----------    ------------    ----------     ---------     ------------
Cash Flows from Investing Activities:
  Purchase of property and equipment ................          --         (11,344)         (971)           --          (12,315)
  Construction in progress ..........................          --         (11,000)           --            --          (11,000)
  Investment in and advances to subsidiaries ........     278,684        (245,617)      (33,067)           --               --
                                                       ----------    ------------    ----------     ---------     ------------
  Net cash provided by (used in) investing
   activities .......................................     278,684        (267,961)      (34,038)           --          (23,315)
                                                       ----------    ------------    ----------     ---------     ------------
Cash Flows from Financing Activities:
  Net decrease in secured credit facilities .........    (289,470)           (772)           --            --         (290,242)
  Net increase in unsecured credit facilities .......      66,075              --            --            --           66,075
  Net increase in collections payable ...............          --          40,046            --            --           40,046
  Proceeds from exercise of stock options ...........       2,467              --            --            --            2,467
  Dividends paid ....................................      (4,579)             --            --            --           (4,579)
                                                       ----------    ------------    ----------     ---------     ------------
  Net cash provided by (used in) financing
   activities .......................................    (225,507)         39,274            --            --         (186,233)
                                                       ----------    ------------    ----------     ---------     ------------
Effect of exchange rate changes on cash and cash
  equivalents .......................................          --               8            --            --                8
                                                       ----------    ------------    ----------     ---------     ------------
  Net increase (decrease) in cash and cash
   equivalents ......................................      55,289         (59,741)       (7,617)           --          (12,069)
Cash and cash equivalents at the beginning of
  period ............................................     284,495          21,539        (4,365)           --          301,669
                                                       ----------    ------------    ----------     ---------     ------------
Cash and cash equivalents at the end of period ......  $  339,784    $    (38,202)   $  (11,982)                  $    289,600
                                                       ==========    ============    ==========     =========     ============

                     THE MONEY STORE INC. AND SUBSIDIARIES

                                  (UNAUDITED)
                     CONSOLIDATING STATEMENTS OF CASH FLOWS


                       THREE MONTHS ENDED MARCH 31, 1997


                            (Dollars in thousands)



                                                                     Combined       Combined
                                                         Parent      Guarantor    Non-Guarantor
                                                        Company    Subsidiaries   Subsidiaries   Eliminations    Consolidated
                                                      ----------- -------------- -------------- -------------- ---------------
Cash Flows from Operating Activities:
  Net income ........................................  $  26,699   $     18,128    $    9,217     $ (27,345)    $     26,699
  Adjustments to reconcile net income to net
   cash provided by (used in) operations:
   Equity in undistributed income of
    subsidiaries ....................................    (26,703)          (642)           --        27,345               --
   Discontinued operations ..........................         --         (1,849)         (292)           --           (2,141)
   Depreciation and amortization ....................        548          3,635           196            --            4,379
   Provision for deferred income taxes ..............         --          7,498         4,032            --           11,530
   Provision for credit losses on loans not sold              --          3,723            --            --            3,723
   Net unrealized gain on valuation of
    interest-only strip receivables .................         --             --        (7,404)           --           (7,404)
   Net changes in operating assets and
    liabilities:
    Increase in short-term cash investments .........         --             --        (6,326)           --           (6,326)
    Proceeds from loans sold ........................         --      1,328,457       290,028            --        1,618,485
    Loans originated and purchased ..................         --     (1,461,279)     (175,540)           --       (1,636,819)
    Loans repurchased ...............................         --         (1,666)           --            --           (1,666)
    Decrease (increase) in other receivables ........       (385)       (22,859)        6,302            --          (16,942)
    Increase in interest-only strip receivables .....         --             --       (39,509)           --          (39,509)
    Net increase (decrease) in accounts
      payable and other liabilities .................    (12,839)            46         9,486            --           (3,307)
    Other, net ......................................    (10,912)         5,974        (1,014)           --           (5,952)
                                                       ---------   ------------    ----------     ---------     ------------
  Net cash provided by (used in) operating
   activities .......................................    (23,592)      (120,834)       89,176            --          (55,250)
                                                       ---------   ------------    ----------     ---------     ------------
Cash Flows from Investing Activities:
  Purchase of property and equipment ................         --         (9,504)           16            --           (9,488)
  Construction in process ...........................         --         (3,989)           --            --           (3,989)
  Investment in and advances to subsidiaries ........     14,775         65,655       (80,430)           --               --
                                                       ---------   ------------    ----------     ---------     ------------
  Net cash provided by (used in) investing
   activities .......................................     14,775         52,162       (80,414)           --          (13,477)
                                                       ---------   ------------    ----------     ---------     ------------
Cash Flows from Financing Activities:
  Net decrease in secured credit facilities .........     (2,215)       (40,000)           --            --          (42,215)
  Net increase in unsecured credit facilities .......         --         40,000            --            --           40,000
  Principal payments on unsecured senior note .......        (20)            --            --            --              (20)
  Net increase in collections payable ...............         --         27,427            --            --           27,427
  Proceeds from exercise of stock options ...........      1,121             --            --            --            1,121
  Dividends paid ....................................     (3,978)            --            --            --           (3,978)
                                                       ---------   ------------    ----------     ---------     ------------
  Net cash provided by (used in) financing
   activities .......................................     (5,092)        27,427            --            --           22,335
                                                       ---------   ------------    ----------     ---------     ------------
  Net increase (decrease) in cash and cash
   equivalents ......................................    (13,909)       (41,245)        8,762            --          (46,392)
Cash and cash equivalents at the beginning of
  period ............................................    194,532        (40,968)        9,381            --          162,945
                                                       ---------   ------------    ----------     ---------     ------------
Cash and cash equivalents at the end of period ......  $ 180,623   $    (82,213)   $   18,143     $      --     $    116,553
                                                       =========   ============    ==========     =========     ============

                     THE MONEY STORE INC. AND SUBSIDIARIES


Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

     Certain statements under this caption constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuations in interest rates, credit quality and government regulation.


Adoption of New Accounting Policies

     See Note 1 to consolidated financial statements for the adoption of new accounting policies.


Recent Accounting Developments

     See Note 1 to consolidated financial statements for recent accounting developments.


Certain Accounting Considerations

     As a fundamental part of its business and financing strategy, the Company sells the majority of its loans with the servicing retained. The majority of the Company's revenue is recognized as gain on sale of receivables. The calculation of the gain on sale is determined in part by the allocation of fair value between the loans sold and the retained interest (interest-only strip receivables). The calculation of the fair value of the interest-only strip receivables is based upon the present value of future expected cash flows ("Spreads") and utilizes certain estimates made by management at the time loans are sold. These estimates include the following: (i) the discount rate used to calculate present value; (ii) the rate of prepayment; (iii) adequate servicing compensation; and (iv) annual loss (default) assumption. The rate of prepayment of loans may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing to borrowers. The effect of those factors on loan prepayment rates may vary depending on the type of loan. Estimates of prepayment rates are made based on management's expectations of future prepayment rates, which are based, in part, on the historical rate of repayment of the Company's loans and other considerations. There can be no assurance of the accuracy of management's estimates. Moreover, when the Company introduces new loan products, such as 125 LTV Loans, there can be no assurance that the historic performance of the Company's other loan products will accurately predict the future performance of such new loan products. If actual prepayments occur more quickly than was projected at the time loans were sold, the carrying value of the interest-only strip receivables may have to be written down through a charge to earnings in the period of adjustment. The timing of sales of the Company's loans may impact the Company's earnings from quarter to quarter. Accordingly, both the timing of sales of the Company's loans and the amount of loans sold will impact the Company's earnings from quarter to quarter. Subsequent to the initial recognition of the interest-only strip receivables, on-going assessments are made to determine the fair value of the expected future cash flows based upon current market conditions. The asset is measured like available-for-sale securities or trading securities under FAS No. 115 and, accordingly, adjustments to the fair value are recorded based upon those classifications. At March 31, 1998, the interest-only strip receivables are classified as trading securities.

                     THE MONEY STORE INC. AND SUBSIDIARIES

     The following chart presents certain weighted average estimates and Spreads used in the calculation of the interest-only strip receivables for loans sold in the following periods:



                                        Three Months Ended March
                                                  31,
                                        -----------------------
                                            1998        1997
                                        ----------- -----------
      Discount rates:
        Home Equity Loans .............     11.18%      11.50%
        Commercial Loans ..............     10.55%      10.40%
        Student Loans .................      8.21%       8.30%
      Prepayment rates:
        Home Equity Loans (1) .........     28.00%      26.00%
        Commercial Loans (1) ..........      9.00%       9.00%
        Student Loans (1) .............      3.00%       3.50%
      Adequate servicing compensation:
        Home Equity Loans .............      0.45%       0.35%
        Commercial Loans ..............      0.40%       0.40%
        Student Loans (2) .............      0.80%       0.90%
      Loss assumptions:
        Home Equity Loans .............      3.85%       2.50%
        Commercial Loans ..............      3.50%       3.50%
      Spreads:
        Home Equity Loans .............      4.31%       3.91%
        Commercial Loans ..............      2.38%       2.45%
        Student Loans .................      1.86%       1.81%

---------
(1) Represents an annual prepayment rate (HEP/CPR).

(2) Represents an average of the in-school and repayment periods.

     The Company has several strategies which it employs in an attempt to minimize the risk of interest rate fluctuations during the period between the time it originates loans and the time such loans are sold: (i) the Company attempts to package and sell loans on a regular basis, thereby minimizing the period during which loans are held; (ii) the Company usually does not fix the interest rate applicable to fixed rate Home Equity Loans it originates until shortly prior to the closing of the loans; (iii) the Company, occasionally, purchases and sells government securities at agreed upon prices as an economic hedge; and (iv) in certain securitizations, the Company enters into an agreement that allows it to sell loans in the future at an agreed upon price ("pre-funding"). The Company has basis risk on certain variable rate loans it sells where the customer and investor rates are based upon different indices and adjust at varying intervals.


Financial Condition at March 31, 1998

     On January 21, 1998, the Company decided to cease originating loans in the Auto Finance division as part of an overall strategy to focus on more profitable areas of lending. As a result, the Auto Finance division has been treated as a discontinued operation for financial reporting purposes. The results of continuing operations of the Company are reported separately from the discontinued Auto Finance division. The remaining assets and liabilities of the Auto Finance division are included in the consolidated statements of financial condition.

     Cash and cash equivalents decreased $12.1 million to $289.6 million at March 31, 1998 from $301.7 million at December 31, 1997. This is a result of net cash used in investing and financing activities offset in part by net cash provided by operating activities.

     Short-term cash investments increased $4.5 million to $200.1 million at March 31, 1998 from $195.6 million at December 31, 1997. These investments consist of restricted cash deposits held in interest-bearing accounts for the protection of investors from losses in various securitization transactions. This increase is due to incremental deposits made to restricted

                     THE MONEY STORE INC. AND SUBSIDIARIES
cash accounts to achieve specified subordination levels. The restrictions on deposits decrease as the underlying loans liquidate to certain specified levels.

     Receivables, net, decreased $299.5 million to $988.0 million at March 31, 1998 from $1.3 billion at December 31, 1997. The decrease is primarily due to decreases in loans held for sale. Loans held for sale decreased by $298.8 million to $822.0 million at March 31, 1998 from $1.1 billion at December 31, 1997. Accrued interest receivable increased by $4.9 million to $115.0 million at March 31, 1998 from $110.1 million at December 31, 1997, as a result of the growth in the serviced loan portfolio. The decrease in loans held for sale was due primarily to loans sold exceeding loans originated and purchased by $237.7 million. Originations increased 20.2% to $2.0 billion from $1.6 billion for the three months ended March 31, 1998 compared to the three months ended March 31, 1997, respectively, primarily as a result of the Company providing greater variety of products and diversification in the methods of loan origination.

     The interest-only strip receivables increased by $143.5 million to $1.3 billion at March 31, 1998 from $1.2 billion at December 31, 1997. This increase was due to the initial recognition of fair value of the interest-only strip receivables of $137.7 million and the initial recognition of unrealized gain on loans sold during the three months ended March 31, 1998 of $13.0 million. Offsetting these increases is net amortization of $7.2 million.

     Property and equipment, net, increased by $17.2 million to $170.3 million at March 31, 1998 from $153.1 million at December 31, 1997. This increase for the three months ended March 31, 1998 is primarily a result of $11.0 million of development costs for the construction of an office building in West Sacramento, California. The building will be substantially completed in the second quarter of 1998. Total construction costs will be approximately $88.0 million, with additional capitalized occupancy costs of $10.0 million. In addition, the Company purchased $3.3 million in computer equipment and capitalized $3.7 million of purchased and internally developed software to enhance the branch offices' automation to support new product lines, provide system improvements and electronic document generation, storage and retrieval. Leasehold improvements and furniture and office equipment supporting employee growth increased by $5.1 million. These increases were offset by depreciation and amortization expenses of $5.9 million.

     The Company's operating activities require continual access to financing sources. A primary source of funding for the Company's operations is borrowings under various credit facilities. At March 31, 1998, the Company had notes payable of $1.3 billion, a decrease of $224.2 million from $1.5 billion at December 31, 1997. This decrease is a result of the a net decrease of $290.3 million in secured warehouse facilities, offset by an increase of $66.1 million in the unsecured credit facility.

     Accounts payable and other liabilities increased $23.2 million to $565.4 million at March 31, 1998 from $542.2 million at December 31, 1997. The increase resulted primarily from an increase in funds collected on loans sold and serviced for others ("collections payable") of $40.0 million. This increase is a result of the increase in the loans sold with servicing retained included in the serviced loan portfolio. Offsetting this increase is the decrease in miscellaneous liabilities and accrued expenses of $6.9 million. Also offsetting the increase in collections payable is the decrease of $7.8 million in the accrual for the loss on disposal of the Auto Finance division and the decrease of $2.1 million in the servicing liability for the Auto Finance division.

     Income taxes, principally deferred, increased $21.9 million to $174.8 million at March 31, 1998 from $152.9 million at December 31, 1997. This increase is a result of a deferred tax provision of $18.6 million and a net increase in current taxes payable of $3.3 million for the three months ended March 31, 1998. The primary reason for the increase in deferred income taxes is the tax effect of the temporary differences between tax reporting and generally accepted accounting principles which give rise to deferred tax assets and deferred tax liabilities. The most significant of these differences is the gain on sale of receivables.

     Total shareholders' equity at March 31, 1998 is $698.0 million compared to $666.1 at December 31, 1997, an increase of $31.9 million. The increase in shareholders' equity primarily resulted from net income of $34.0 million. In addition, the Company received proceeds from exercised stock options of $2.5 million. Shareholders' equity decreased $4.6 million as a result of payment of cash dividends.

                     THE MONEY STORE INC. AND SUBSIDIARIES


                             RESULTS OF OPERATIONS

Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997


     Net income from continuing operations is $34.0 million for the three months ended March 31, 1998 compared to $24.6 million for the three months ended March 31, 1997, an increase of 39%. Net earnings per share (basic) from continuing operations increased 40% to $0.54 for the three months ended March 31, 1998, compared to $0.39 for the same period in 1997. Diluted net earnings per share from continuing operations increased 39% to $0.53 for the three months ended March 31, 1998, compared to $0.38 for the same period in 1997. The increase in net income from continuing operations is primarily attributable to income derived from gain on sale of receivables, including the net unrealized gain on valuation of interest-only strip receivables and finance income and fees earned due to the growth in the Company's serviced loan portfolio.

     As of December 31, 1997, the Company accrued for estimated future operating losses in connection with the discontinuance of its Auto Finance division. Under this accounting treatment, the Company reported no gain or loss from discontinued operations for the three months ended March 31, 1998, compared to net income of $2.1 million for the three months ended March 31, 1997.

     Net income is $34.0 million for the three months ended March 31, 1998, compared to $26.7 million for the three months ended March 31, 1997, an increase of 27%. Net earnings per share (basic) increased 26%, to $0.54 for the three months ended March 31, 1998, compared to $0.43 for the three months ended March 31, 1997. Diluted net earnings per share increased 29% to $0.53 for the three months ended March 31, 1998, compared to $0.41 for the three months ended March 31, 1997.

     Gain on sale of receivables increased 23% to $139.4 million for the three months ended March 31, 1998, compared to $113.1 million for the three months ended March 31, 1997. Included in gain on sale of receivables for the 1998 period are the following: (i) the initial recognition of fair value of the interest-only strip receivables of $137.1 million; (ii) the initial recognition of the unrealized gain on interest-only strip receivables of $13.0 million;
(iii) premiums paid on purchased loans (net of non-refundable fees) of $4.5 million; (iv) costs related to the sale of loans of $7.0 million; and (v) gain of $0.8 million on certain transactions structured as an economic hedge that are originated to minimize risk of interest rate fluctuations.

     Loans sold with servicing retained total $2.1 billion for the three months ended March 31, 1998 compared to $1.4 billion for the three months ended March 31, 1997. In addition, loans sold with servicing released total $66.9 million for the three months ended March 31, 1998 compared to $19.6 million for the three months ended March 31, 1997. Gain on sale of receivables as a percentage of loans sold on Home Equity Loans is 5.84% for the three months ended March 31, 1998 compared to 7.58% for the three months ended March 31, 1997. Gain on sale of receivables as a percentage of loans sold on Student Loans is 5.09% for the three months ended March 31, 1998 compared to 5.43% for the three months ended March 31, 1997. Gain on sale of receivables as a percentage of loans sold on Commercial Loans including the unguaranteed portions of SBA Loans is 14.79% for the three months ended March 31, 1998 compared to 11.10% for the three months ended March 31, 1997. See "Certain Accounting Considerations", for estimates affecting such percentages.

     The provision for credit losses on loans sold is included in the assumptions used to calculate the future expected cash flows of the interest-only strip. Loss assumption rates increased over same quarter last year due to increases in the volume of 125 LTV Loans sold during the quarter ended March 31, 1998. For loss assumptions for the three months ended March 31, 1998 and 1997, see "Certain Accounting Considerations."

     Home Equity Loans delinquent 90 days-and-over increased to 4.46% at March 31, 1998 from 3.93% at March 31, 1997. Commercial Loans delinquent 90 days-and-over increased to 4.71% at March 31, 1998 from 4.50% at March 31, 1997.

     Total net charge-offs from continuing operations increased 70% to $22.4 million for the three months ended March 31, 1998 from $13.2 million for the three months ended March 31, 1997 due to an increase in the Home Equity Loan net charge-offs as a result of the increase in the Home Equity Loan serviced loan portfolio and changes in production mix. Home Equity Loan net charge-offs for the three months ended March 31, 1998, are $20.8 million, or 70 basis points of Home Equity Loans serviced. For the three months ended March 31, 1997, Home Equity Loan net charge-offs were $12.6

                     THE MONEY STORE INC. AND SUBSIDIARIES
million, or 57 basis points of Home Equity Loans serviced. Commercial Loan net charge-offs for the three months ended March 31, 1998 are $1.5 million, or 69 basis points of the unguaranteed portion of the Commercial Loans serviced. Commercial Loan net charge-offs for the three months ended March 31, 1997 were $0.6 million, or 40 basis points of the unguaranteed portion of Commercial Loans serviced. Student Loan net charge-offs for the three months ended March 31, 1998 are $0.1 million, or 175 basis points of the unguaranteed portion of Student Loans serviced. There were no Student Loan charge-offs for the three months ended March 31, 1997.

     Finance income, fees earned and other increased 61% to $94.6 million for the three months ended March 31, 1998 compared to $58.8 million for the three months ended March 31, 1997. The primary factors contributing to this growth are the increase in the Company's interest-only strip receivables, (see "Financial Condition") and the growth of the serviced loan portfolio of 32% to $16.6 billion at March 31, 1998 as compared to $12.6 billion at March 31, 1997.


     Salaries and employee benefits increased 55% to $72.5 million for the three months ended March 31, 1998, compared to $46.8 million for the three months ended March 31, 1997. This increase is primarily a result of additional staff needed in the Home Equity Loan division to support the increased marketing efforts, loan origination and servicing activities and the diversification of the product line.

     Other operating expenses increased 21% to $62.8 million for the three months ended March 31, 1998, compared to $52.1 million for the three months ended March 31, 1997. The net increase is primarily attributable to the following: (i) an increase in occupancy costs and related office expenses of $6.8 million associated with the opening of additional branch offices; (ii) an increase in advertising expenses of $3.9 million to help stimulate loan originations; (iii) an increase in loan expenses of $2.0 million related to growth in loan originations; and (iv) an increase in depreciation and amortization of $2.2 million, resulting primarily from purchases of computer equipment and other office equipment to support the growth in both new product lines and the Company's employment base. These increases were offset in part by a decrease in the provision for credit losses on loans not sold of $4.2 million.

     Interest expense increased 42% to $41.5 million for the three months ended March 31, 1998 from $29.2 million for the three months ended March 31, 1997. The increase is attributable to an increase of $480.2 million in the Company's average debt outstanding, as well as an increase in the weighted average rate for the three months ended March 31, 1998 compared to the three months ended March 31, 1997.

     Income taxes from continuing operations increased 21% to $23.2 million for the three months ended March 31, 1998 from $19.1 million for the three months ended March 31, 1997 due to an increase in pretax income from continuing operations. The effective tax rate decreased to 40.5% for the three months ended March 31, 1998 from 43.8% for the three months ended March 31, 1997.


Liquidity and Capital Resources

     The Company's business requires continual access to short and long-term sources of debt financing and equity capital. The Company's cash requirements arise from loan originations and purchases, advances and reserve account deposits in securitizations, loan repurchases, repayment of debt upon maturity, payment of operating and interest expenses, tax payments due on the Company's taxable income and capital expenditures. The Company's primary sources of liquidity are sales into secondary markets of the loans it originates (i.e. securitizations), long-term unsecured borrowing and short-term warehouse facilities secured by pledges of its loans, in most cases until such loans are sold and the lenders can be repaid, and finance income and fees earned.

     Since 1989, the Company has pooled and sold substantially all of the loans or other assets which it originates or purchases through securitization transactions as a means to improve its liquidity and to repay the Company's warehouse lenders. Accordingly, adverse changes in the securitization market in general, or adverse developments relating to the Company in particular, could impair the Company's ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. Any delay in the sale of a loan or other asset pool would postpone the recognition of the gain. Such delays could cause the Company's earnings to fluctuate from quarter to quarter.

                     THE MONEY STORE INC. AND SUBSIDIARIES

     In certain securitizations, limited guarantees are provided by the Company as credit enhancement. In 1997, the Company completed two asset-backed securitizations, one collateralized by Commercial Loans, and the other by Home Equity Loans which employed senior/subordinate structures with the subordinate bonds enhanced by a limited guarantee by the Company. At March 31, 1998, these limited guarantees amounted to approximately $13.0 million.

     The Company has provided revolving credit facilities to various originators of home equity loans. These facilities provide the originators with warehouse financing prior to the sale of loans, usually to the Company. These agreements, which are subject to renewal periodically, bear interest at rates primarily between prime plus 2.00% and 2.50% and are collateralized by the loans. Upon the sale of the loans the advances are repaid. At March 31, 1998, the Company has made available to originators lines of credit of approximately $65.2 million, of which $8.8 million were outstanding and are included in other receivables.

     Cash and cash equivalents are $289.6 million at March 31, 1998, a decrease of $12.1 million from December 31, 1997. This decrease is principally the result of net cash used in investing and financing activities of $209.5 million, offset in part by $197.4 million of net cash provided by operating activities. Net cash used in financing activities includes the paydown of debt totaling $224.2 million for the three months ended March 31, 1998. Net cash provided by operating activities includes proceeds from loans sold greater than loans originated and purchased of $237.7 million for the three months ended March 31, 1998.

     The Company from time to time sells certain of its loans, primarily guaranteed portions of SBA Loans and Student Loans, at a premium. This strategy does not significantly affect reported earnings in the period of sales, but allows the Company to generate a higher level of cash flow from current operations. Such a strategy also reduces the interest-only strip receivables thereby reducing cash flows received in the future.

     The Company began development of an office building located in West Sacramento, California in May 1996, with substantial completion expected in the second quarter of 1998. The project, which included the purchase of land and building construction, is estimated to cost approximately $88.0 million and has been funded out of the general working capital of the Company. In addition, capitalized expenditures to complete the building for occupancy are anticipated to be approximately $10.0 million. Total expenditures through March 31, 1998 are $82.9 million. The 400,000 square foot building will help to centralize operations and support additional staff from the anticipated growth of the business. On April 30, 1998, the Company entered into a thirty-year sale-leaseback agreement. The building was sold for $86.0 million in cash. The transaction was accounted for as a sale, and the lease will be treated as an operating lease.

     On March 19, 1998, the Company entered into a Purchase and Sale Agreement and Joint Escrow Instructions for the purchase of approximately 125 acres of land for the future development of an employee office complex located in Folsom, California, which is approximately 30 miles outside of Sacramento, California. The plans are to ultimately consolidate the Company's lending, collections, and customer service operations which are presently located in various locations in Sacramento. The Company has placed $0.5 million in escrow pending closing, which is expected to occur on or about May 15, 1998. The total acquisition price is $14.5 million. Plans for developing the site have not been finalized.

     In order to continue to originate loans, the Company will need to maintain and renew its various credit facilities at least at current levels, or obtain new credit facilities to replace existing facilities and its long-term borrowing as they become due.

     At March 31, 1998, the Company has $2.5 billion of secured warehouse facilities, which are generally subject to annual renewal and are used to finance loans after origination and prior to sale. Of the amount available under these facilities, $2.4 billion is unused at March 31, 1998. At March 31, 1998, the Company has $102.1 million of borrowings outstanding under the warehouse facilities with a weighted average interest rate of 6.77%.

     In addition, at March 31, 1998, the Company has outstanding $825.0 million of senior unsecured notes which require principal payments by the Company of $40.0 million in 1998, $190.0 million in 1999, $110.0 million in 2000, $35.0 million in 2001, $325.0 million in 2002, and $125.0 million thereafter. The senior unsecured notes bear interest at rates ranging from 7.60% to 9.00%, with a weighted average interest rate of 8.37% at March 31, 1998.

                     THE MONEY STORE INC. AND SUBSIDIARIES

     The Company has an $800.0 million credit facility, which expires on June 30, 2000. At March 31, 1998, outstanding advances under this credit facility are $354.0 million with a weighted average interest rate of 6.36%.

     At March 31, 1998, the Company has outstanding $150.0 million of subordinated unsecured notes with a coupon of 7.30% and a maturity of December 1, 2002, and $100.0 million of subordinated unsecured notes with a coupon of 7.95% and a maturity of December 1, 2007. Each series of notes constitute unsecured, subordinated indebtedness of the Company.

     The Company is required to comply with various operating and financial covenants set forth in the above agreements including covenants which may restrict the Company's ability to pay certain distributions including dividends. At March 31, 1998, the Company has available $374.3 million for the payment of such distributions under the most restrictive of such covenants.

     While the Company believes that it will be able to refinance or otherwise repay its warehouse facilities and unsecured debt in the normal course of its business, there can be no assurance that the Company's existing lenders will agree to refinance such debt, that other lenders will be willing to extend lines of credit to the Company, or that funds otherwise generated from operations will be sufficient to satisfy such obligations. Future financing may involve the issuance of additional common stock or other securities, including securities convertible into or exercisable for common stock.

     The terms upon which the Company is able to obtain financing are affected by the Company's credit ratings. On December 3, 1997, in connection with the offering by the Company of its subordinated notes, Moody's confirmed its rating of Bal for the Company's outstanding senior unsecured notes and Ba2 for the Company's outstanding Preferred Stock, but changed its outlook from stable to negative. Moody's indicated that continued increases in effective leverage and delinquencies would put additional downward pressure on the Company's ratings. In the first week of February 1998, Moody's placed its ratings of the Company's long-term debt and Convertible Preferred Stock on review for a possible downgrade. On March 4, 1998, Moody's placed its ratings of the Company's senior unsecured notes and Convertible Preferred Stock on review for possible upgrade in response to news that the Company had signed the Merger Agreement with First Union.

     In addition, on December 15, 1997, S&P placed its ratings of the Company's outstanding unsecured notes and Preferred Stock on CreditWatch with negative implications. While citing industry issues and specific concerns with certain of the Company's product lines, including the initial securitization plan for 125 LTV Loans, S&P stated that the placement on CreditWatch with negative implications implies that the ratings could remain the same or be lowered pending a detailed review of the Company during the first quarter of 1998. On March 4, 1998, S&P revised its outlook from CreditWatch with negative implications to positive implications, following the announcement that the Company had signed the Merger Agreement with First Union.

     On March 4, 1998, Duff & Phelps placed its ratings for the Company's unsecured notes on Rating Watch-Up in response to news that the Company had signed a definitive merger agreement with First Union.

     However, since there can be no assurance that the proposed Merger will be consummated, there can be no assurance that such ratings will be upgraded. As of the date of this Form 10-Q for March 31, 1998, none of such rating agencies have changed the ratings of the Company or its securities, although there can be no assurance that any such change will not occur in the future, whether or not the Merger is consummated.

     The Company's business is substantially dependent on its information systems. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code fields. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies, including the Company, may need to be replaced or modified to comply with such "Year 2000" requirements. Based on the initial analysis by management, the Company currently expects to incur approximately $8.0 million in expenses during 1998 and 1999 to modify its information systems for Year 2000 compliance. This amount will be in addition to the amounts required to be expended to permit continued growth in the Company's business. The Company continues to evaluate appropriate courses of corrective action, including replacement of certain systems whose associated costs would be recorded as assets and amortized, and modifying existing systems, whose associated costs would

                     THE MONEY STORE INC. AND SUBSIDIARIES
be expensed as they are incurred. Management continues to monitor and attempt to identify third-parties with whom it electronically processes information, in order to assess and attempt to mitigate the risk that such third parties will not be Year 2000 compliant on a timely basis. Management anticipates that this project will be conducted in a timely manner and anticipates that the costs to replace or modify the Company's information systems to be Year 2000 compliant will not have a material impact on the Company's consolidated financial statements. However, there can be no assurance that the Company will not experience unanticipated delays, complications and expenses in replacing or modifying its information systems. Failure or inability to successfully replace or modify the Company's current information systems on a timely basis, or failures with respect to third-parties' or the Company's information systems, generally, could have a material adverse effect on the business, financial condition or prospects of the Company.

     On March 4, 1998, the Company signed a definitive merger agreement with First Union Corporation. In connection with this transaction, First Union Corporation will acquire all of the outstanding stock of the Company. It is anticipated that the transaction will close in the third quarter of 1998 pending approval by shareholders and regulatory agencies. See Note 1 -- Pending Merger with First Union Corporation.

                     THE MONEY STORE INC. AND SUBSIDIARIES


                           PART II OTHER INFORMATION

Item 6. Exhibits and Reports on Form 8-K

     (a) There are no exhibits filed herewith:

     (b) The Company filed the following reports on Form 8-K during the first quarter of 1998:

     (1) On March 4, 1998, under Item 5, the Company filed the audited consolidated financial statements of The Money Store Inc. and Subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ending December 31, 1997.

     (2) On March 9, 1998 under Item 5, the Company reported that it had announced the signing of its definitive Merger Agreement with First Union, and filed its joint press release with First Union and the Merger Agreement as exhibits to such Form 8-K.

                     THE MONEY STORE INC. AND SUBSIDIARIES


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 14, 1998
                                        THE MONEY STORE INC.
                                        --------------------

                                           Registrant



                                        By: /s/   JAMES K. RANSOM
                                            --------------------------------
                                                  James K. Ransom
                                                  Vice President and
                                                  Principal Accounting Officer

                                                                         ANNEX B


                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 4, 1998, among First Union Corporation, a North Carolina corporation ("Parent"), First Union National Bank, a corporation organized under the laws of the United States ("Bank"), and The Money Store Inc., a New Jersey corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent and the Company deem it advisable, consistent with their respective long-term business strategies and in the best interests of their respective stockholders, that an indirect, wholly owned subsidiary of Parent and a direct, wholly owned subsidiary of Bank, which will be incorporated under the laws of the State of New Jersey promptly after the date hereof ("Sub"), merge with and into the Company (the "Merger") pursuant to the terms and subject to the conditions set forth in this Agreement and in accordance with the New Jersey Business Corporation Act (the "NJBCA"), and such Boards of Directors have approved the Merger and this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is hereby adopted as a plan of reorganization.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:


                                   ARTICLE I

                                  The Merger

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NJBCA, at the Effective Time (as defined in Section 1.2) the Company and Sub shall consummate the Merger. At the Effective Time, the separate corporate existence of Sub shall cease, Sub shall be merged with and into the Company, the Company shall continue as the surviving corporation (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation") and the Company shall succeed to and assume all the rights and obligations of Sub in accordance with the NJBCA. The name of the Surviving Corporation shall be The Money Store Inc.

     SECTION 1.2. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of New Jersey, in such form as required by, and executed in accordance with the applicable provisions of, the NJBCA and in such form as approved by the Company and Parent prior to such filing. The Merger shall become effective at the time the original, properly executed Certificate of Merger is filed in the office of the Secretary of State of the State of New Jersey in accordance with the NJBCA or at such other time which the parties hereto shall have agreed upon and designated in the Certificate of Merger as the Effective Time. The Certificate of Merger shall be submitted for filing at the time of the Closing and a draft thereof may be submitted prior thereto for pre-clearance. The time at which the Merger shall become effective is referred to herein as the "Effective Time."

     SECTION 1.3. Closing. Upon the terms and subject to conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 3:00 p.m., New York time, on a date and at a place to be mutually agreed by Parent and the Company (or, failing such agreement, on the second business day) after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), unless another date or time is agreed to in writing by the parties hereto.

     SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities, purposes and franchises of a public and of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, tangible, intangible, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions, and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest of the Constituent Corporations shall thereafter effectually be the property of the Surviving

Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested, by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred or contracted by it.

     SECTION 1.5. Certificate of Incorporation and Bylaws. At the Effective
Time:

      (a) The articles of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read substantially the same as the articles of incorporation of Sub, except that such articles of incorporation shall state the name of the Company as The Money Store Inc. and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation (the "Surviving Corporation Articles of Incorporation") until amended in accordance with the terms thereof and applicable law.

      (b) The bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as substantially the same as the bylaws of Sub and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the "Surviving Corporation Bylaws") until amended in accordance with the terms thereof and applicable law.

     SECTION 1.6. Directors. The directors of Sub at the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, each to hold office from the Effective Time and until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation Articles of Incorporation and Surviving Corporation Bylaws.

     SECTION 1.7. Officers. The officers of the Company and the Sub shall, after the Effective Time, be the officers of the Surviving Corporation, each to hold office from the Effective Time and until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation Articles of Incorporation and Surviving Corporation Bylaws.


                                  ARTICLE II

              Conversion of Securities; Exchange of Certificates

     SECTION 2.1. Effect on Capital Stock. Subject to the provisions of this
Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company, or any holder of shares of the Company's common stock, no par value (the "Company Common Stock"), shares of the Company's $1.72 Mandatory Convertible Preferred Stock, no par value (the "Company Preferred Stock" and, collectively with the Company Common Stock, the "Company Stock"), or shares of the capital stock of Sub:

      (a) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Stock that are owned, as of the Effective Time, by the Company as treasury stock and all shares of Company Stock owned, as of the Effective Time, by Parent, Sub or any other direct or indirect subsidiary of Parent (excluding such shares held in a fiduciary capacity or as a result of debts previously contracted), if any, shall be canceled and retired and shall cease to exist (collectively the "Canceled Shares") and no stock of Parent or other consideration shall be delivered in exchange therefor.

      (b) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock which constitute Canceled Shares) shall be automatically converted into the right to receive that number of fully paid, non-assessable shares of the Parent's common stock, par value $3.33 1/3 per share, together with the rights issued pursuant to a Shareholder Protection Rights Agreement, dated
   December 18, 1990, attached thereto (the "Parent Stock"), equal to the result of dividing $34.00 by the Market Price (such quotient, rounded down to four decimal places, the "Exchange Ratio"). The "Market Price" means the average of the per share closing sales price of Parent Stock, rounded to four decimal places, as reported under "NYSE Composite Reports" in The Wall Street Journal for each of the five trading days in the period ending on the trading day prior to the Effective Time. In the event of any dividend or distribution of or with respect to the Parent Stock (other than quarterly dividends paid or declared in the ordinary course of business and consistent with past practice), subdivision, reclassification, recapitalization, split or reverse stock split, exchange of shares or the like affecting the number of shares of Parent Stock outstanding or the price per share of the Parent Stock between the date on which the Market Price calculation commences and the Effective Time, the number of shares of Parent Stock to be issued in the Merger shall be appropriately adjusted so that each holder of Company Common Stock shall receive in the Merger the number of shares of Parent Stock such holder would have been entitled to receive if the Effective Time had been immediately prior to such event. All of the shares of Company Common Stock to be converted into Parent Stock pursuant to this Section 2.1(b) shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the number of shares of Parent Stock issuable therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest, and cash in lieu of fractional shares as contemplated by Section 2.2(e).

      (c) Conversion of Sub Common Stock. Each issued and outstanding share of common stock, par value $1.00 per share ("Sub Common Stock"), of Sub, shall be converted into one share of common stock, no par value ("Surviving Corporation Common Stock"), of the Surviving Corporation and shall constitute the only issued and outstanding Surviving Corporation Common Stock and shall be owned directly by First Union National Bank.

      (d) Conversion of Company Preferred Stock. Subject to the following sentence, each share of Company Preferred Stock issued and outstanding at the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive the number of the shares of Parent Stock equal to the product of the Exchange Ratio and
   0.92. If an approval of the holders of the Company Preferred Stock that may be required in order to deliver Parent Common Stock in exchange therefor shall not be received, then each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.1(a)) shall instead be converted into the right to receive one validly issued fully paid and nonassessable share of $1.72 Mandatory Convertible Preferred Stock, no-par value ("New Parent Preferred Stock"), of Parent at the Effective Time. The certificate of designations (the "Parent Certificate of Designations") of the New Parent Preferred Stock shall have terms substantially similar to the terms of the Company Preferred Stock, except that such New Parent Preferred Stock will have voting rights in respect of all matters to be voted on by the Parent Stock, voting on an as-converted-basis with such Parent Stock and not as a separate class. As of the Effective Time, all such shares of Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Preferred Stock (a "Preferred Stock Certificate") shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Stock or New Parent Preferred Stock, as the case may be, to be issued in consideration thereof upon surrender of such Preferred Stock Certificates in accordance with Section 2.2 and any dividends or other distributions to which such holder is entitled to pursuant to Section 2.2(c), in each case without interest. The parties hereto hereby acknowledge that holders of Company Preferred Stock, from and after the date hereof and prior to the Effective Time, shall have the option to convert such shares of Company Preferred Stock into Company Common Stock at the Conversion Rate (as such term is defined in the Company Articles of Incorporation (as defined in Section 3.1 hereof)) in effect on the date immediately preceding the Merger.

     SECTION 2.2. Exchange of Certificates.

      (a) Exchange Agent. Following the Closing Date, Parent shall deposit, or cause to be deposited, with First Union National Bank (the "Exchange Agent"), in trust for the benefit of the holders of shares of Company Common Stock, shares of Company Preferred Stock and Company Options (as defined in Section 2.3), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing (i) the shares of Parent Stock issuable pursuant to Section 2.1(b) or 2.1(d) in exchange for outstanding shares of Company Common Stock, (ii) the shares of Parent Stock or New Parent Preferred Stock, as the case may be, issuable pursuant to
   Section 2.1(d) in exchange for outstanding shares of Company Preferred Stock and (iii) the shares of Parent Stock issuable pursuant to Section 2.3 in exchange for outstanding Company Options, all of which shares of Parent Stock and, if applicable, New Parent Preferred Stock shall be deemed to be issued at the Effective Time, together, in the case of shares of Parent Stock, with cash to be paid in lieu of fractional shares pursuant to
   Section 2.2 (e) (such certificates representing such shares of Parent Stock and shares of New Parent Preferred Stock, as the case may be, together with any dividends or distributions with respect thereto contemplated by Section 2.2(c) and cash in lieu of fractional shares, if any, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Parent, deliver the shares of Parent Stock and shares of New Parent Preferred Stock, as the case may be, contemplated to be issued pursuant to Sections 2.1 and 2.3 and cash payments for fractional shares, if any, out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

      (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (the "Stock Certificates" and, collectively with the Option Certificates (as defined in Section 2.3), the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Stock in the case of Company Common Stock, Parent Stock or New
   Parent Preferred Stock, as the case may be, in the case of Company
   Preferred Stock, and to each holder of an Option Certificate named in Item
   3.3 of the Company Disclosure Schedule (as defined in the first paragraph of Article III) whose Company Options were converted pursuant to Section
   2.3 into the right to receive shares of Parent Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such other form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Stock or, if applicable, New Parent Preferred Stock, as the case may be, and cash in lieu of fractional shares, if any. Upon surrender by a holder of a Certificate or Certificates representing all the shares of Company Common Stock and/or Company Preferred Stock owned by such holder for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and properly executed in accordance with instructions thereto and such other customary documents and tax forms as may reasonably be required pursuant to such instructions and, if applicable and not already provided, the agreement referred to in Section 6.10, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Stock or New Parent Preferred Stock, as the case may be, which such holder has the right to receive pursuant to the provisions of this Article II, (B) cash in lieu of any fractional shares of Parent Stock to which such holder is entitled pursuant to Section 2.2(e) hereof, after giving effect to any required tax withholdings, and (C) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), after giving effect to any required tax withholding (the items referred to in clauses (A), (B) and (C) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Unless prohibited by law, former holders of record of Company Common Stock shall be entitled to vote, after the Effective Time, at any meeting of stockholders of Parent the record date for which is after the Effective Time, the number of whole shares of Parent Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.2. Unless prohibited by law, former holders of record of Company Preferred Stock shall be entitled to vote, after the Effective
   Time, at any meeting of stockholders of Parent the record date for which is after the Effective Time, the number of whole shares of Parent Stock, or if applicable, New Parent Preferred Stock into which their respective shares of Company Preferred Stock are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section
   2.2 (it being understood that holders of shares of New Parent Stock shall be entitled to only 0.8333 votes per share). Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, subject to any required withholding taxes.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Stock or New Parent Preferred Stock, as the case may be, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Stock or New Parent Preferred Stock, as the case may be, which such holder is entitled to receive upon the surrender thereof in accordance with this Section 2.2, and no other part of the Merger Consideration shall be paid to any such holder pursuant hereto, until the holder of record of such Certificate shall so surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid by Parent or the Exchange Agent to the record holder of the certificates representing whole shares of Parent Stock or New Parent Preferred Stock, as the case may be, issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Parent Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock or New Parent Preferred Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Stock or New Parent Preferred Stock, as the case may be.

      (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Stock issued upon the surrender for exchange of shares of Company Common Stock or Company Options in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) and all shares of New Parent Preferred Stock, if any, issued upon the surrender for exchange of shares of Company Preferred Stock in accordance with the terms hereof (including any cash pursuant to Section 2.2(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, Company Preferred Stock or Company Options, as the case may be. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

      (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Stock shall be issued in the Merger. Any such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock or Company Options who would otherwise have been entitled to a fraction of a share of Parent Stock upon surrender of Certificates for exchange will be entitled to receive a cash payment in lieu of such fractional share in an amount equal to such fractional interest multiplied by the Market Price.

      (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Company Common Stock, Company Preferred Stock or Company Options shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate(s) and, if required by Parent, granting an indemnity satisfactory to Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate(s), Parent shall cause the Exchange Agent to pay to such Person the Merger Consideration with respect to such lost, stolen or destroyed Certificate(s).

      (g) Sub Certificates. Parent, or Parent's direct subsidiary, as the sole stockholder of Sub, shall, upon surrender to the Surviving Corporation of certificates representing the Sub Common Stock, receive a certificate representing the number of shares of the Surviving Corporation Common Stock into which such Sub Common Stock shall have been converted pursuant to
   Section 2.1.

     SECTION 2.3. Company Options. Effective as of the Effective Date, all outstanding options (each a "Company Option" and, collectively, the "Company Options") to purchase Company Common Stock held by employees of the Company, whether or not such options are then exercisable, shall be assumed by Parent and shall be exercisable upon the same terms and conditions as under the applicable option and the Company stock option or stock incentive plan, except that each such option shall be exercisable for a whole number of shares of Parent Stock equal to (a) the number of shares of Company Common Stock subject to the Company Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Stock which were purchasable pursuant to such Company Option divided by (z) the number of full shares of Parent Stock subject to such Replacement Option in accordance with the foregoing. As is contemplated by the foregoing, each Company Option (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. The Company reserves the right to amend any of the 1997 Stock Incentive Plan of the Company, the 1995 Stock Incentive Plan of the Company or the 1991 Stock Option Plan of the Company (each, a "Stock Plan" and collectively, the "Stock Plans") to provide for accelerated vesting of options held by employees of the Company, whether or not exercisable, upon (i) termination by the Company without cause; (ii) termination with good reason by the holder; (iii) retirement after age 62 or
(iv) termination by reason of death or disability and further to provide that if any such event shall occur then the holder shall have 90 days following termination, retirement, death or disability in which to exercise such options. Any such amendment or modification of a Stock Plan by the Company shall not give rise to a covenant default under Section 5.2 of this Agreement.

     SECTION 2.4. Exchange Agent. Parent shall ensure that (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of the Company Stock and Company Options, which shall be promptly applied by the Exchange Agent to making the payments provided for in
Section 2.2; (ii) any portion of the Exchange Fund that has not been paid to holders of the Company Stock and Company Options pursuant to Section 2.2 prior to that date which is one year from the Effective Time shall be delivered to Parent, and any holders of Company Stock and Company Options who shall not have therefore complied with Section 2.2 shall thereafter look only to Parent for the Merger

Consideration; (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein, and (iv) all expenses of the Exchange Agent (including taxes on any income earned by the Exchange Fund) shall be paid directly by Parent. Promptly following the date which is one year from the Effective Time, the Exchange Agent shall return to Parent all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates may surrender such Certificates to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration payable with respect thereto, without interest, but shall have no greater rights against Parent than may be accorded to general creditors of Parent under the North Carolina Business Corporation Act (the "NCBCA"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Stock or New Parent Preferred Stock held by it from time to time hereunder. Neither Parent nor the Surviving Corporation, nor any subsidiary of either of them, shall be liable to any holder of shares of Company Stock, Company Preferred Stock or Company Options for any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.5. Transfer of Shares After the Effective Time. No transfers of shares of Company Stock shall be made on the stock transfer books of the Company after the Effective Time.

     SECTION 2.6. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Company or Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and Sub agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Sub or otherwise to take any and all such action.

     SECTION 2.7. Reservation of Right to Revise Transaction. Parent may at any time change the method of effecting the acquisition of the Company (including without limitation the provisions of this Article II) if, and to the extent, it deems such change to be desirable; provided, however, that no such change shall, in the reasonable opinion of the Company, (A) alter or change (i) the amount or kind of consideration to be issued to holders of the Company Common Stock, Company Preferred Stock or the Company Options or (ii) executive compensation arrangements as provided for in, or as contemplated by, this Agreement, (B) adversely affect the intended tax-free treatment to the Company or to the Company's stockholders as a result of receiving such consideration, or (C) materially impede or delay receipt of any approval referred to in
Section 6.4 or the consummation of the transactions contemplated by this Agreement; and, provided, further, however, if the Company reasonably determines that any such proposed change would violate any of the preceding provisions of sub-clauses (A) - (C), then Parent must proceed with the acquisition in the manner prescribed by this Agreement.


                                  ARTICLE III

                 Representations and Warranties of the Company

     The Company represents and warrants to Parent and Sub, subject, in the case of each Section of this Article III, to the exceptions set forth and identified in the separate disclosure schedule executed and delivered by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), as follows:

     SECTION 3.1. Organization; Authority. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary (each of which jurisdictions is identified in Item 3.1 of the Company Disclosure Schedule) and except in such jurisdictions where any failure to be so duly qualified or licensed and in good standing would not, in the aggregate have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect") or prevent or materially delay the consummation of the Merger. The Company has delivered to Parent complete and correct copies of its Restated Articles of Incorporation, as in effect on the date hereof (the "Company Articles of Incorporation"), and its Amended and Restated Bylaws, as in effect on the date hereof (the "Company Bylaws").

     SECTION 3.2 Subsidiaries. Item 3.2 of the Company Disclosure Schedule lists each direct and indirect subsidiary of the Company. Except as set forth in Item 3.2 of the Company Disclosure Schedule, all the outstanding shares of capital stock of each such subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries and except as otherwise indicated in Item 3.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     SECTION 3.3. Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of Company preferred stock, no par value, of which the Company Preferred Stock is the only authorized or outstanding series. At the close of business on March 3, 1998, (i) 58,422,735 shares of Company Common Stock were issued and outstanding, (ii) 5,215,000 shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 8,284,375 shares of Company Common Stock were reserved for issuance upon exercise of Company Options issued pursuant to the Stock Plans and (v) 5,215,000 shares of Company Common Stock were reserved for issuance upon conversion of Company Preferred Stock. Except as set forth above, as of March 3, 1998, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above or on Item 3.3 of the Company Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Item 3.3 of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries
(i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

     SECTION 3.4. Authorization. The Board of Directors of the Company, at a meeting duly called and held on March 3, 1998, at which a majority of the directors were present, has duly adopted resolutions unanimously approving this Agreement and the Merger, determining that the terms of the Merger are fair to, and in the best interests of the Company's stockholders and directing that the plan of merger contained herein be submitted to a vote at a meeting of stockholders in accordance with Section 6.4. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of the plan of merger contained in this Agreement by the holders of a majority of the votes of the holders of shares of Company Common Stock cast thereon (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than with respect to the Merger and the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     SECTION 3.5. Consent and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to any required Company Stockholder Approval (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, the "Proxy Statement")), the Bank Holding Company Act of 1956, as amended (the "BHCA"), the National Bank Act, as amended (the "NBA"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of the Certificate of Merger and any required related certificates under the NJBCA, and the other matters referred to in Item 3.5 of the Company Disclosure

Schedule (collectively, the "Company Required Approvals"), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company Articles of Incorporation or Company Bylaws, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the material terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect or that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

     SECTION 3.6. SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein but excluding any such forms, reports, schedules, statements or other documents which relate solely to the Company's securitization transactions, are referred to as the "Company SEC Documents"). Except to the extent revised or superseded by a subsequently filed Company SEC Document (a copy of which has been provided to Parent prior to the date hereof), the Company SEC Documents, (i) did not at the time filed (and, in the case of any Company SEC Document filed after the date hereof, will not at the time filed) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied (and, in the case of any Company SEC Document filed after the date hereof, will comply) in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included or incorporated by reference in the Company SEC Documents complied, as of the time filed, and will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring, year-end audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated therein.

     SECTION 3.7. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to execution hereof and the Current Report on Form 8-K referred to in Section 3.8 (the "Company Filed SEC Documents") or as disclosed in Item 3.7 of the Company Disclosure Schedule, since December 31, 1997, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been, in the aggregate, (i) any material adverse change with respect to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole (other than changes generally affecting the industries in which the Company or any of its subsidiaries operate or changes contemplated by this Agreement),
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock (except for its ordinary quarterly cash dividends with respect to the Company Stock), (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any capital stock or any options, warrants, rights or other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (iv) (A) any granting by the Company or any of its subsidiaries to any officer or employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1997, (B) any granting by the Company or any of its subsidiaries to any such officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1997 and previously made available to Parent, or (C) any entry by the

Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer or employee, (v) any event, circumstance, damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Company Material Adverse Effect, (vi) any revaluation by the Company of any of its material assets (except for any action taken by the Company pursuant to Section 6.25) that has or reasonably could be expected to have a Company Material Adverse Effect in the aggregate. (vii) any material change in accounting methods, principles or practices by the Company or (viii) any adoption, amendment or termination of any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees.

     SECTION 3.8. No Undisclosed Liabilities. Except as set forth in the Company's audited, consolidated financial statements included in the Company's Current Report on Form 8-K filed with the SEC under the Exchange Act on March 4, 1998 (which Form 8-K shall be identical in substance (except for de minimis favorable adjustments) to the version supplied to Parent for its review prior to execution hereof) or in Item 3.8 of the Company Disclosure Schedule, as of December 31, 1997 neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. Since December 31, 1997, except as set forth in the Company Filed SEC Documents and except for liabilities incurred by the Company or its subsidiaries in the ordinary course of business, neither the Company nor any of its subsidiaries has incurred any material liabilities of any nature, whether or not accrued, contingent or otherwise, and that in the aggregate would be reasonably expected to have a Company Material Adverse Effect.

     SECTION 3.9. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders' Meeting (as defined in Section 6.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.


     SECTION 3.10. Benefit Plans.

      (a) Except as disclosed in the Company Filed SEC Documents or as disclosed in Item 3.10 of the Company Disclosure Schedule, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization , medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Except as disclosed in Item 3.10 of the Company Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreement, split dollar life insurance, rabbi trust, outplacement services or estate planning arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Compensation Agreements").

      (b) Item 3.10 of the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and all amendments thereto, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan and (v) each Compensation Agreement (or in the case of any unwritten Compensation Agreements, descriptions thereof) and all amendments thereto.

      (c) Except as disclosed in Item 3.10 of the Company Disclosure Schedule, all Pension Plans (other than the Supplemental Executive Retirement Plan) have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no material pending or, to the Company's knowledge, threatened litigation relating to any of the Benefit Plans or the Compensation Agreements.

      (d) No Pension Plan that is subject to Title IV of ERISA and that the Company or any of its subsidiaries maintains, or to which the Company or any of its subsidiaries is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions contained in the Pension Plan's most recent actuarial valuation, and there has been no material change in the financial condition of such Pension Plan since such annual valuation date. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any or its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA. None of such Benefit Plans or trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years, nor has any liability under Subtitle C or D of Title IV of ERISA been incurred by the Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them. Neither the Company nor any of its subsidiaries has suffered or otherwise caused a "complete withdrawal," or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans or any other multiemployer plan.

      (e) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Item 3.10 of the Company Disclosure Schedule,
   (i) no such Benefit Plan is unfunded or funded through a "welfare benefits fund," as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan," as such term is defined in
   Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries at any time. There has been no written or, to the Company's knowledge, oral communication to employees by the Company or any of its subsidiaries that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

      (f) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of the subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or the Compensation Agreements or (z) result in any material breach or violation of, or a default under, any of the Benefit Plans or the Compensation Agreements.

      (g) Except as set forth in Item 3.10 of the Company Disclosure Schedule, all Benefit Plans covering current or former non-U.S. employees comply in all material respects with applicable local law. The Company and its subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

     SECTION 3.11. Litigation. Except as set forth in Item 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have, directly or indirectly or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except as set forth in Item 3.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have, directly or indirectly, in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 3.12. Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, concessions, franchises and approvals of all Governmental Entities necessary to own or lease their respective assets and to conduct their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, concessions, franchises and approvals that would not, in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company SEC Documents, (a) the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and (b) neither the Company nor any subsidiary has received, on or after December 31, 1997, any written notification or communication from any Governmental Entity nor is there currently pending any proceeding or investigation asserting that the Company or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances which any such Governmental Entity enforces, except for such possible violations or failures of compliance that would not in the aggregate reasonably be expected to have a Company Material Adverse Effect or reasonably be expected to prevent or materially delay the consummation of the Merger. Except as set forth in Item 3.12 of the Company Disclosure Schedule, as of the date of this Agreement, to the best knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending, or to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected, in the aggregate to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 3.13. Tax Matters. Except as set forth in Item 3.13 of the Company Disclosure Schedule:

      (a) The Company and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports (including information returns) required to be filed by it. All such returns and reports are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes (as defined below) shown as due on such returns and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the Company
   SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

      (b) No material tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination. None of the Federal income tax returns of the Company nor any of its subsidiaries consolidated in such returns for any period have been examined by the Internal Revenue Service.

      (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

      (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

      (e) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, employment, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

      (f) The Company has received an opinion of counsel that each "REMIC" in which the Company holds a "residual interest" qualifies as a REMIC for federal income tax purposes, and it is not aware of any change in circumstances which would negatively affect the continuing validity of any such opinion.

      (g) Assuming the accuracy of the representation made in Section 4.15, the Company is aware of no circumstances or events that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code.

     SECTION 3.14. State Takeover Statutes; Dissenters' Rights. The only stockholder vote required for consummation of the transactions contemplated by this Agreement is the approval of a majority of the votes cast by those holders of Company Stock entitled to vote at the Stockholders' Meeting. The action of the Board of Directors of the Company in approving the Merger and this Agreement is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated by this Agreement (a) any applicable state takeover laws, including the provisions of the New Jersey Shareholder Protection Act (N.J.S.A. 14A:10A-1), (b) any applicable takeover provisions in the Company Articles of Incorporation and (c) any takeover provisions set forth in any agreement to which the Company is a party or may be bound. Holders of Company Stock do not have dissenters' rights in connection with the Merger.

     SECTION 3.15. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Prudential Securities Incorporated (the fees and expenses of which will be paid by the Company), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished Parent with a true and complete copy of its engagement letter with Prudential Securities Incorporated (which letter sets forth the method of calculation of any fees to be payable to Prudential Securities Incorporated).

     SECTION 3.16. Opinion of Financial Advisor. The Company has received the opinion of Prudential Securities Incorporated, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view (the "Fairness Opinion"), and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

     SECTION 3.17. Material Contracts. None of the Company or its subsidiaries, nor any of their respective assets, business or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case is required to be filed as an exhibit to an Annual Report on Form 10-K filed by the Company that has not been filed as an exhibit to the Company's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1996 or as an exhibit to another filed Company SEC Document. True and correct copies of such contracts, and any agreements or amendments thereto, have been made available for review by Parent. None of the Company or the subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, in the aggregate, is reasonably likely to have a Company Material Adverse Effect, and there has not occurred any event that, with lapse of time or giving of notice or both, would constitute such a default. Except as disclosed in the Company SEC Documents, neither the Company nor any subsidiary is subject to, or bound by, any contract containing covenants which (i) limit the ability of the Company or any subsidiary to compete in any line of business or with any person, or (ii) involve any restriction of geographical area in which, or method by which, the Company or any subsidiary may carry on its business (other than as may be required by law or any applicable Governmental Entity).

     SECTION 3.18. Labor Matters. Neither the Company nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Except as disclosed in Item 3.18 of the Company Disclosure Schedule, neither the Company or any of its subsidiaries has been within the last three (3) years, nor is likely to become, the subject of or involved in any investigation, complaint or proceeding by the United States Department of Labor, the Office of Federal Contract Compliance, the Equal Employment Opportunity Commission or any similar federal, state or local body dealing with any employment policies and practices of the Company or such subsidiaries or any Person currently employed by them, except for any such investigation, complaint or proceeding that, in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 3.19. Environmental Matters. Except as set forth in Item 3.19 the Company Disclosure Schedule and except for matters which are not reasonably likely, in the aggregate, to have a Company Material Adverse Effect: (i) to the Company's knowledge, the Company and each subsidiary have complied at all times with applicable Environmental Laws; (ii) to the Company's knowledge, no real property (including buildings or other structures), other than real property acquired by the Company or any of its subsidiaries through foreclosure or similar means in the ordinary course of business, currently or formerly owned or operated by the Company or any subsidiary has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither the Company nor any subsidiary has received any written notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (iv) neither the Company nor any subsidiary is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (v) to the Company's knowledge there are no circumstances or conditions (including asbestos, underground storage tanks, lead, polychlorinated biphenyls, petroleum sales or dry-cleaning) involving any currently or formerly owned or operated property of the Company or any subsidiary, other than real property acquired by the Company or any of its subsidiaries through foreclosure or similar means in the ordinary course of business, that could reasonably be expected to result in any claims, liability or investigations with respect to the Company or any subsidiary or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vi) the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Company, any subsidiary or any currently or formerly owned or operated property.

     As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (A) the protection of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law.

     SECTION 3.20. Proprietary Rights. The term "Proprietary Rights" shall mean all of the Company's and its subsidiaries' (i) registration of trademarks and other marks, service marks, trade names or other trade rights, (ii) pending applications for any such registration, (iii) rights in or to patents and copyrights and pending applications therefor and (iv) right to other trademarks, service marks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications, technology, know-how, methods, designs, concepts, and other proprietary rights, whether or not registered. Except as would not be reasonably likely in the aggregate to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger, (i) the Company and each of its subsidiaries is the sole owner of and has the exclusive right to use, its Proprietary Rights, free from any Liens, and no Person has a right to receive a royalty or similar payment in respect of any Proprietary Rights, whether pursuant to any contractual arrangements entered into by the Company or any of its subsidiaries or otherwise; (ii) to the Company's knowledge, none of the Proprietary Rights, nor the Company's or any of its subsidiaries' use thereof, infringe or otherwise violate the rights of any third party; and (iii) to the Company's knowledge, the Company is not aware of any infringement or violation of the Company or any of its subsidiaries' rights in or to the Proprietary Rights by any third party.


                                  ARTICLE IV

                        Representations and Warranties
                               of Parent and Sub

     Parent and Sub represent and warrant to the Company, subject to the exceptions set forth in the separate disclosure schedule executed and delivered by the Parent and Sub concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Schedule"), as follows:

     SECTION 4.1. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where any failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on the business, properties, assets, financial condition or results of operation of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect") or prevent or materially delay the consummation of the Merger.

     SECTION 4.2. Capitalization. The authorized capital stock of the Parent consists of 2,000,000,000 shares of the Parent Stock, 4,000,000 shares of Class A preferred stock, no-par value per share (the "Parent Class A Preferred") and 10,000,000 shares of the preferred stock, no-par per share (the "Parent Preferred" and together with the Parent Class A Preferred Stock the "Parent Preferred Stock"). At the close of business on February 23, 1998, (i) 649,278,577 shares of the Parent Stock were issued and outstanding, (ii) no shares of the Parent Preferred Stock were issued and outstanding, and (iii) no shares of Parent Stock and no shares of Parent Preferred Stock were held by the Parent in its treasury. All outstanding shares of capital stock of the Parent are, and all shares which may be issued under this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

     SECTION 4.3. Authorization. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub (including approval of the Merger and this Agreement by the Board of Directors of Parent) and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     SECTION 4.4. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the BHCA, the NBA, the HSR Act, the filing of the Certificate of Merger and any required related certificate under the NJBCA, the laws of other states in which Parent is incorporated or qualified to do or is doing business and state takeover laws, such filings and approvals as may be required under state laws in those jurisdictions in which the Company or any of its subsidiaries is licensed or holds a permit to engage in business and the other matters referred to in Item
4.4 of the Parent Disclosure Schedule (collectively, the "Parent Required Consents"), neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation (the "Parent Articles of Incorporation") or bylaws (the "Parent Bylaws") of Parent, (ii) conflict with or result in any breach of any provision of the certificate of incorporation (the "Sub Certificate of Incorporation") or bylaws (the "Sub Bylaws") of Sub,
(iii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have, individually or in the aggregate, a Parent Material Adverse Effect or would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iv) and (v) for violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect or that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

     SECTION 4.5. SEC Reports and Financial Statements. The Parent has filed with the SEC, and has heretofore made available to the Company, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996 under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Parent SEC Documents"). Except to the extent revised or superseded by a subsequently filed Parent SEC Document (which has been filed and a copy of which has been provided to the Company prior to the date hereof), the Parent SEC Documents, at the time filed, (i) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied and will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included or incorporated by reference in the Parent SEC Documents complied and will comply, as of the time filed, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been and will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present and will fairly present (subject, in the case of the unaudited statements, to normal, recurring, year-end audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated therein.

     SECTION 4.6. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the execution hereof (the "Parent Filed SEC Documents") or as disclosed in Item 4.6 of the Parent Disclosure Schedule, since September 30, 1997, Parent and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change with respect to the business, properties, assets, financial condition or results of operations of the Parent and its subsidiaries taken as a whole (other than changes generally affecting the industries in which Parent or any of its subsidiaries operate or changes relating to the transactions contemplated by the Agreement), (ii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Parent Material Adverse Effect, or (iii) any revaluation by Parent of any of its material assets that has or reasonably could be expected to have a Parent Material Adverse Effect in the aggregate.

     SECTION 4.7. No Undisclosed Liabilities. Except as set forth in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 previously filed with the SEC under the Exchange Act or in Item 4.7 of the Parent Disclosure Schedule, neither the Parent nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. Since December 31, 1996 except as set forth in the Parent Filed SEC Documents and except for liabilities incurred by Parent and its subsidiaries in the ordinary course of business, neither Parent nor any of its subsidiaries has incurred any material liabilities of any nature, whether or not accrued, contingent or otherwise that would be reasonably expected to have a Parent Material Adverse Effect.

     SECTION 4.8. Interim Operations of Sub. Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby, and will not engage in any other business activities, has incurred no liabilities except as contemplated hereby, and will conduct its operations only as contemplated hereby.

     SECTION 4.9. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries that could reasonably be expected to have, directly or indirectly, or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have, directly or indirectly, or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 4.10. Compliance with Applicable Law. The Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders, concessions, franchises and approvals of all Governmental Entities necessary to own or lease their respective assets and to conduct their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, concessions, franchises and approvals that would not, in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger. The Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except as disclosed in the Parent SEC Documents, to the best knowledge of the Parent, the businesses of the Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a Parent Material Adverse Effect or reasonably prevent or materially delay the consummation of the Merger. As of the date of this Agreement, to the best knowledge of the Parent no investigation or review by any Governmental Entity with respect to the Parent or any of its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 4.11. Tax Returns. Parent and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it (taking into account all appropriately obtained extensions).

     SECTION 4.12. Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley, Dean Witter Discover & Co., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.13. Registration Statement. The prospectus forming part of the registration statement on Form S-4 to be filed under the Securities Act with the SEC by Parent for the purpose of registering the shares of Parent Stock and New Parent Preferred Stock to be issued in the Merger and the shares of Parent Stock issuable upon conversion of the New Parent Preferred Stock to be issued in the Merger (together with any amendments thereto, the "Registration Statement") will not at the time it becomes effective and at any date which a vote of shareholders of the Company occurs with respect to the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Registration Statement or any amendment or supplement thereto. The Registration Statement, on the effective date thereof, will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation is made by Parent or Sub with respect to information supplied by the Company or its representatives specifically for inclusion therein.

     SECTION 4.14. Issuance of Parent Stock. The shares of Parent Stock and New Parent Preferred Stock to be issued in connection with the Merger, and the shares of Parent Stock issuable upon conversion of the shares of New Parent Preferred Stock to be issued in the Merger, have been duly authorized and, when issued as contemplated by this Agreement and, in the case of shares of Parent Stock issuable upon conversion of the shares of New Parent Preferred Stock, the Parent Certificate of Designations, will be duly authorized, validly issued, fully paid and non-assessable, and not in violation, free of any preemptive rights created by statute, the Parent Certificate of Incorporation, the Parent Bylaws or any agreement to which Parent is a party or by which Parent is bound and will be registered under the Securities Act and registered or exempt from registration under applicable Blue Sky laws and listed on the NYSE. Neither the filing of the Registration Statement nor the offering or sale of any of the shares of Parent Stock or New Parent Preferred Stock as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any securities of Parent.

     SECTION 4.15. Company Stock. Neither Parent, Sub nor any subsidiary of Parent or Sub owns any capital stock of any class of the Company, either directly or indirectly, or any rights to acquire or dispose of any capital stock of any class of the Company the ownership of which would adversely affect the intended tax-free nature of the transaction contemplated hereby.

     SECTION 4.16. Tax Free Reorganization. Parent is aware of no circumstances or events that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code.


                                   ARTICLE V

                                   Covenants

     SECTION 5.1. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, which consent shall not be unreasonably withheld, the Company shall, and shall cause each of its subsidiaries to, (a) operate its business in the usual and ordinary course consistent with past practices and in accordance, in all material respects, with applicable laws; (b) preserve substantially intact its business organization, maintain its rights and franchises, use its commercially reasonable efforts to retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal suppliers, contractors, distributors, customers and others having material business relationships with it; (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; provided, however, that the loss of any officers, employees, consultants, customers, payors or suppliers prior to the Effective Time shall not constitute a breach of this Section 5.1 unless such loss would have a Company Material Adverse Effect.

     SECTION 5.2. Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent or as set forth in Item 5.2 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall not, and shall cause each of its subsidiaries not to, do any of the following:

      (a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except (A) for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice, or (B) payments under and pursuant to the terms of the Company's 1998 Performance Bonus Plan in an aggregate amount not to exceed an amount set forth in Item 5.2 of the Company Disclosure Schedule; (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees, except as may be required by any settlement of pending litigation and except for the execution of an employment agreement with Randy Robertson, the terms of which shall be acceptable to Parent in its reasonable judgment; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by any settlement of pending litigation or except as may be required by applicable law;

      (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock (other than for ordinary quarterly cash dividends declared by the Company with respect to the Company Common Stock in an amount not exceeding $.04 per share and with respect to the Company Preferred Stock in an amount not exceeding the amount required by the terms thereof); provided, however, that this Section 5.2(b) shall not prohibit any wholly owned (directly or indirectly) subsidiary of the Company from declaring, setting aside or paying any dividend on, or making any distribution in respect of, its capital stock;

      (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (other than in connection with the exercise of any Company Options and the delivery of Company Common Stock in payment of the exercise price thereof); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

      (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares, or any rights (including, without limitation, stock appreciation or stock depreciation rights), warrants or options to acquire, any such shares or securities or any rights, warrants or options directly or indirectly to acquire any such shares or securities (except for the issuance of shares upon the exercise of Company Options outstanding as of the date hereof); or
   (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options;

      (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire all or substantially all assets of any other Person (other than the purchase of receivables in the ordinary course of business and consistent with past practice);

      (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of assets in the ordinary course of business, sales of receivables in the ordinary course of business, the grant of security interests in receivables in connection with warehouse borrowing and similar borrowing arrangements and the sale of the Company's Sacramento headquarters pursuant to a sale/leaseback transaction;

      (g) propose or adopt any amendments to its articles of incorporation or bylaws;

      (h) (i) change any of its methods of accounting in effect at December 31, 1997, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns for the taxable year ending December 31, 1997, except, in the case of clause (i) or clause (ii), as may be required by law or GAAP, consistently applied;

      (i) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than (i) indebtedness incurred in the ordinary course of business under the existing loan agreements described in Item 5.2 of the Company Disclosure Schedule or under any refinancing, renewal or refunding thereof, and (ii) trade payables incurred in the ordinary course of business consistent with past practice;

      (j) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect or in any of the conditions to the Merger set forth in Article VII not being satisfied in any material respect; or

      (k) agree in writing or otherwise to do any of the foregoing.

     SECTION 5.3. Negative Covenants of Parent. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date hereof until the Effective Time, Parent shall not take any action:

      (a) that would prevent the Merger from being treated as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code; or

      (b) that would or could reasonably be expected to result in any of its representations or warranties set forth in this Agreement being untrue in any material respect (but without duplication of any standard of materiality set forth in such representation or warranty) or in any of the conditions to the Merger set forth in Article VII not being satisfied in any material respect.


                                  ARTICLE VI

                             Additional Agreements

     SECTION 6.1. Access and Information. From the date hereof to the Effective Time, each party shall, and shall cause its subsidiaries to, afford to the other party and its officers, employees, accountants, consultants, legal counsel and other representatives of the other party (collectively, the "Representatives"), reasonable access during normal business hours to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of such party and its subsidiaries as the other party may reasonably request; provided, however, that no investigation pursuant to this Section 6.1 or otherwise shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto.

     SECTION 6.2. Confidentiality. Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to
Section 6.1 (as well as any other information obtained prior to the date hereof in connection with the entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to Section 6.1 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise failed to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

     SECTION 6.3. Registration Statement; Proxy Statement.

      (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary proxy materials which shall consist of the preliminary Proxy Statement in connection with the vote of the Company's stockholders with respect to the Merger and the other transactions contemplated hereby, and a preliminary prospectus in connection with the registration under the Securities Act of the Parent Stock and the New Parent Preferred Stock to be issued in connection with the Merger and the Parent Stock issuable upon conversion of the New Parent Preferred Stock to be issued in the Merger. As promptly as practicable after all comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by Parent and the Company of all information required to be contained therein, the Company shall file with the SEC, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, the definitive Proxy Statement to be sent or given in connection with the vote of the Company's stockholders at the Stockholders' Meeting and Parent shall file with the SEC, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, the Registration Statement containing the Proxy Statement and form of prospectus to be sent or given in connection with the registration under the Securities Act of the Parent Stock and New Parent Preferred Stock to be issued in connection with the Merger and the Parent Stock issuable upon conversion of the New Parent Preferred Stock to be issued in the Merger. Each of Parent and the Company will use their reasonable best efforts to have or cause the Registration Statement to become effective as promptly as practicable, and Parent shall take any action required to be taken under any applicable Federal or state securities or Blue Sky laws in connection with the issuance of shares of Parent Stock and New Parent Preferred Stock in the Merger and the Parent Stock issuable upon conversion of the New Parent Preferred Stock to be issued in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. Promptly after the Registration Statement has become effective and all applicable Blue Sky laws have been complied with, the Company shall mail the joint proxy statement/prospectus included in the Registration Statement to its stockholders.

      (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective (or at the time any amendment thereof or supplement thereto is sent or given to the Company's stockholders), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company or, except to the extent amended or supplemented, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

      (c) The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective (or at the time any amendment thereof or supplement thereto is sent or given to the Company's stockholders), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company or, except to the extent amended or supplemented, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to Parent or any of its respective affiliates, or its or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

      (d) Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, any Blue Sky filing, the Proxy Statement, or any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

     SECTION 6.4. Stockholder Approval. The Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company Articles of Incorporation and the Company Bylaws (a) duly call, give notice of, convene and hold one or more meetings of the Company's stockholders as soon as practicable following the date on which the Registration Statement becomes effective, to approve and adopt this Agreement and the Merger (the "Stockholders' Meeting"), and (b) except as provided in Section 6.9 and the following sentence, include in the Proxy Statement the recommendation of the Board of Directors that the Company's stockholders approve and adopt this Agreement and the Merger. In the event that the Company's Board of Directors withdraws or modifies its recommendation, the Company nonetheless shall cause the Stockholders Meeting to be convened and a vote taken with respect to the Merger and the Board of Directors may communicate to the Company's stockholders its basis for such withdrawal or modification in the Proxy Statement. Subject to the preceding sentence, the Company shall use all its best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to take all other actions reasonably necessary or in Parent's reasonable judgment advisable to secure such vote as promptly as practicable.

     SECTION 6.5. Further Action; Reasonable Best Efforts.

      (a) Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and Parent as are necessary for the transactions contemplated herein (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by Parent or any of its subsidiaries shall not violate this covenant).

      (b) From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent to own or operate all or any portion of the business or assets of the Company.

      (c) The Company shall give prompt written notice to Parent, and Parent and Sub shall give prompt written notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time. Each party shall use its best efforts to take no action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     SECTION 6.6. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement of Parent or the Company with any exchange on which the securities of the Company or Parent are traded.

     SECTION 6.7. Directors' and Officers' Insurance and Indemnification.

      (a) From and after the Effective Time and for not less than six (6) years, Parent shall indemnify, defend and hold harmless each person who on or prior to the Effective Time was an officer, director or employee of the Company and its subsidiaries and who on or prior to the Effective Time was entitled to indemnification pursuant to the Company Articles of Incorporation or Company Bylaws (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim") arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the same extent that such Indemnified Parties are so entitled to indemnification as of the Effective Time under the NJBCA, the Company Articles of Incorporation and the Company By-laws. In the event of any such Claim, Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the NJBCA, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 14A:3-5(6) of the NJBCA. The Parent also shall cause the Surviving Corporation to honor any agreement in effect as of the date hereof and previously disclosed to Parent providing for the indemnification of any director, officer or employee or agent, in accordance with the terms and conditions of such agreement.

      (b) Parent shall cause to be maintained in effect for not less than six
   (6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to Claims arising from facts or events which occurred prior to the Effective Time; provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous for the officers, directors and other persons covered thereby.

      (c) This Section 6.7 shall survive the consummation of the Merger, is intended to benefit the Indemnified Parties and their respective heirs and personal representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the foregoing parties as third party beneficiaries.

     SECTION 6.8. HSR Act Matters. Parent, Sub and the Company (as may be required pursuant to HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than thirty (30) days after the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. Parent, Sub and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other Federal antitrust laws for the consummation of the Merger and the other transactions contemplated hereby.

   SECTION 6.9. No Solicitation.

      (a) The Company and its subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates shall cease any discussion or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, and it shall use its best efforts to cause its officers, directors, employees, agents or affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information, other than the Company SEC Documents), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in this Section 6.9(a)), or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if the Board of Directors of the Company determines in good faith, after consultation with, and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with
   Section 6.9(c), (x) furnish information with respect to the Company to any Person making such unsolicited Acquisition Proposal pursuant to an executed confidentiality agreement with such Person containing terms substantially similar to those in the letter dated December 31, 1997 with Parent, and (y) participate in discussions or negotiations regarding such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal or offer from any Person relating to any merger, consolidation, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock, including the Company Preferred Stock, outside of the ordinary course of business, tender or exchange offer or similar transaction involving the Company or any of its subsidiaries.

      (b) Except as set forth in this Section 6.9, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to the following sentences) (x) withdraw or modify its approval or recommendation of the Merger and this Agreement (or decide not to recommend it before the Proxy Statement is sent to the stockholders) only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal or (y) terminate this Agreement by exercising its termination right under Section 8.1(g). In addition, if the Company proposes to terminate this Agreement pursuant to Section 8.1(g), it shall pay to Parent the Termination Fee (as defined in Section 6.12(b)) at the time prescribed in Section 6.12(c). For purposes of this Agreement, a "Superior Proposal" shall mean an Acquisition Proposal made by a third party after March 4, 1998 which, in the good faith judgment of the Board of Directors of the Company, taking into account, to the extent deemed appropriate by the Board of Directors, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal, (x) if accepted, is reasonably likely to be consummated, and (y) if consummated, is reasonably likely to result in a more favorable transaction than the transaction contemplated hereunder considering, among other things, and to the extent deemed appropriate in good faith by the Board of Directors, the long-term prospects and interests of the Company and its stockholders and other relevant constituencies.

      (c) In addition to the obligations of the Company set forth in paragraphs
   (a) and (b) of this Section 6.9, the Company shall promptly advise Parent orally and in writing of any request for information of a nature which would assist a potential bidder in preparing an Acquisition Proposal (other than the Company SEC Documents) or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. The Company will keep Parent fully informed on a prompt and current basis of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

      (d) Nothing contained in this Section 6.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with and based on the advice of outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company, its Board of Directors nor any committee thereof shall, except as permitted by Section 6.9(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     SECTION 6.10. Affiliate Agreements.

      (a) Not later than the 15th day prior to the mailing of the Proxy Statement, the Company shall deliver to Parent a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Stockholders' Meeting, deemed to be an "affiliate" of the Company (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act.

      (b) The Company shall use its reasonable best efforts to cause each Person who may be deemed to be a Company Affiliate to execute and deliver to Parent on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B. Such Company Affiliates will not receive certificates representing Parent Stock until such agreement is delivered to Parent.

     SECTION 6.11. Listing of Parent Shares; Blue Sky Laws. Parent shall use its best efforts to obtain the listing on NYSE, at or before the Effective Time, of the shares of Parent Stock and New Parent Preferred Stock to be issued pursuant to the Merger and the Parent Stock to be issued upon conversion of the New Parent Preferred Stock. Parent shall take such steps as may be necessary to comply with the Blue Sky Laws of all jurisdictions which are applicable to the issuance of the Parent Stock and the New Parent Preferred Stock pursuant hereto.

     SECTION 6.12. Expenses.

      (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that all costs and expenses relating to printing, filing and mailing the Registration Statement, the Proxy
   Statement and any other filings with the SEC and all SEC and other regulatory filing fees incurred in connection with such filings shall be borne by Parent.

      (b) If (i) the Company terminates this Agreement pursuant to Section 8.1(g) or (ii) Parent terminates this Agreement pursuant to Section 8.1(f) following receipt by the Company of a proposal for an Acquisition Proposal (including a Superior Proposal), then, within five business days of such termination in the case of Clause (i) or (ii), the Company shall pay Parent by wire transfer in immediately available funds a fee of $50,000,000 (the "Termination Fee"); provided, that if a Stockholders Meeting is held pursuant to the second sentence of Section 6.4, then, notwithstanding the foregoing, the Termination Fee shall be payable upon the first Business Day following such stockholders meeting, but only if the stockholders of the Company do not approve and adopt this Agreement and the Merger at such stockholders meeting.

     SECTION 6.13. Letter of Parent's Accountants. Parent shall cause to be delivered to the Company a letter of KPMG Peat Marwick LLP, independent auditors of the Parent, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants with respect to certain financial statements and other financial information included in the registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     SECTION 6.14. Letter of the Company's Accountants. The Company shall cause to be delivered to Parent a letter of KPMG Peat Marwick LLP, the independent auditors of the Company, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

     SECTION 6.15. Tax Treatment. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. Each party shall provide the other party with such representations as shall be reasonably requested in order to enable the respective counsel of such parties to render the opinions set forth in Sections 7.1(h) and 7.1(i). In the event counsel for either party is unable to render the opinion described in Section 7.1(h) and 7.1(i), respectively, then the parties hereto agree to negotiate in good faith to restructure the Merger in order to permit each such counsel to render such opinion. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Parent nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368 of the Code.

     SECTION 6.16. Assumption of Certain Obligations. To the extent necessary, Parent shall, or shall cause the Surviving Corporation to, enter into supplemental indentures or otherwise affirmatively assume in writing the obligations of the Company under the those indentures or other financing agreements as set forth on Schedule 6.16.

     SECTION 6.17. No Action. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Effective Time.

     SECTION 6.18. Conduct of Business of Sub. Parent shall as promptly as practicable, cause Sub to be duly incorporated and to execute and deliver an addendum to this Agreement making it a party hereto and take all other action necessary to cause Sub to perform its obligations hereunder (including, but not limited to, consummation of the Merger) and to otherwise comply with the terms hereof. Sub shall not conduct any business from the date of this Agreement, other than to consummate the Merger and the transactions contemplated by this Agreement.

     SECTION 6.19. Employee Benefit Plans.

      (a) To the extent that a Company Employee (as defined below) participates in pension, benefit and similar plans of Parent or its subsidiaries, Parent shall cause such plan, program or arrangement to treat the prior service with the Company and its affiliates at the Effective Time ("Company Employees") as service rendered to Parent or its affiliate, as the case may be, for purposes of eligibility to participate and vesting.

      (b) Subject to Section 6.19(c), Parent will continue, or cause Sub to continue, the employee benefit plans that the Company has in effect at the Effective Time until such time, no earlier than July 1, 1999, as Parent determines to convert such employee benefit plan to employee benefit plans maintained by Parent.

      (c) Each person employed by the Company and its affiliates prior to the Effective Time who remains an employee of Parent or its affiliates following the Effective Time (each a "Continued Employee") shall be generally entitled, to continue to participate in the employee benefits plans maintained in accordance with Section 6.19(b). Upon the conversion of such benefits plans as contemplated by Section 6.19(b) each Continued Employee (if still then employed by Parent or its affiliates) will be generally entitled to participate in the pension, benefit and similar plans, of Parent and its subsidiaries that are generally available to employees of Parent and its affiliates. All such participation shall be subject to such terms of such plans as may be in effect from time to time.

     SECTION 6.20. Employment Contracts. Since Parent deems the individuals referred to in this Section 6.20 to be important to the continued business and operations of the Surviving Corporation, the Company agrees, at the Parent's request, that prior to the Effective Time (i) the Company shall offer employment contracts, in substantially the form attached hereto as Exhibit B, to those individuals listed on Schedule 6.20(e)(i) pursuant to the salaries, bonuses and other terms opposite such individual's name on Schedule 6.20(e)(i);
(ii) the Company shall offer employment contracts, in substantially the form attached hereto as Exhibit C, to those individuals listed on Schedule 6.20(e)(ii) pursuant to the salaries and other terms opposite such individual's name on Schedule 6.20(e)(ii); (iii) the Company shall offer employment contracts in substantially the form attached hereto as Exhibit D, to the individual listed on Schedule 6.20(e)(iii) pursuant to the salaries and other terms opposite such individual's name on Schedule 6.20(e)(iii); (iv) the Company shall offer to amend the employment contracts of those individuals listed on Schedule 6.20(e)(iv) to contain a severance provision substantially similar to Sections 7.D, 7.E and 8.D of Exhibit C; and (v) the Company shall offer to enter into an employment contract with Marc J. Turtletaub, in form and substance reasonably satisfactory to the Company and Parent pursuant to which Mr. Turtletaub shall serve as chief executive officer of the Surviving Corporation for a term of three years commencing at the Effective Time and providing for salary and bonus in amounts commensurate with his position as chief executive officer but in no event shall such amounts be less than the corresponding amounts paid to Mr. Turtletaub by the Company for the 1997 calendar year.

     SECTION 6.21. Performance Bonus Plan. The Company Agrees that it will not make any distribution from the Company's 1998 Performance Bonus Plan to any individual referred to in Section 6.20 unless such individual has entered into the employment contract or amendment to employment contract as contemplated by
Section 6.20.

     SECTION 6.22. Final Tax Returns. Parent shall cause the Surviving Corporation to timely prepare and file all Federal, state and local income tax returns required to be filed by the Surviving Corporation for all tax periods ending on or including the Closing Date, and each of the parties shall fully cooperate with Parent with respect thereto.

     SECTION 6.23. Dividend Coordination. The Company's board of directors shall cause its regular quarterly dividend record dates and payment dates for the Company Common Stock to be the same as the Parent's regular quarterly dividend record dates and payment dates for the Parent Stock (beginning in the quarter following the quarter in which this Agreement is executed), and the Company shall not thereafter change its regular dividend payment dates and record dates.

     SECTION 6.24. Restrictions on Certain Actions. Between the date on which the Market Price calculation commences and the Effective Time, inclusive, Parent shall not:

  (i) effect any extraordinary dividend in respect of the Parent Stock or fix a record date therefor or effect any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for such shares of Parent Stock; and

  (ii) make any material change in accounting methods, principles or practices that is not required by GAAP.

     SECTION 6.25. Certain Policies of the Company. The Company shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its and the Company subsidiaries' loan, securitization, litigation and other reserve, and real estate valuation policies and practices (including securitization assumptions, loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of Parent; provided, however, that the Company shall not be obligated to take any such actions until immediately prior to the Effective Time and provided, further, that such adjustment shall in no event result in any representation or warranty by the Company hereunder being inaccurate, in the breach of any of the Company's obligations hereunder or in the failure to satisfy any condition to Parent's obligations hereunder.


                                  ARTICLE VII

                              Closing Conditions

SECTION 7.1. Conditions to Obligations of Parent, Sub and the Company to Effect the Merger. The respective obligations of Parent, Sub and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:



      (a) Stockholder Approval. The plan of merger contained in this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law.

      (b) No Order. No Governmental Entity or Federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

      (c) Regulatory Approvals. All regulatory approvals necessary to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such approval shall contain a condition or requirement that is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or a material adverse effect on the Surviving Corporation.


      (d) Third Party Consents. All consents or approvals of third parties (other than the regulatory approvals referred to in the preceding paragraph) required for consummation of the Merger shall have been obtained and shall be in full force and effect, except for any such consents or approvals the absence of which is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or a material adverse effect on the Surviving Corporation.

      (e) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

      (f) Listing. The shares of Parent Stock and New Parent Preferred Stock issuable pursuant to the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance.

      (g) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Parent Stock and New Parent Preferred Stock to be issued in the Merger shall have been received and be in full force and effect.

      (h) Opinion of Parent's Counsel. Parent shall have received an opinion of Sullivan & Cromwell, counsel to Parent, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from the Company, Parent and stockholders of the Company.

      (i) Opinion of the Company's Counsel. The Company shall have received an opinion of Stroock & Stroock & Lavan LLP, counsel to the Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Stroock & Stroock & Lavan LLP may require and rely upon representations contained in letters from the Company, Parent and stockholders of the Company.

     SECTION 7.2. Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:



      (a) Representations and Warranties. The representations and warranties of the Company made in this Agreement shall be true and correct in all material respects (but without duplication of any standard of materiality set forth in any such representation or warranty), on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

      (b) Agreements and Covenants. The agreements and covenants of the Company required to be performed on or before the Effective Time shall have been performed in all material respects. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

     SECTION 7.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:



      (a) Representations and Warranties. The representations and warranties of Parent and Sub made in this Agreement shall be true and correct in all material respects (but without duplication of any standard of materiality set forth in any such representation or warranty), on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that speak as of a specific date or time other than the Effective Time (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

      (b) Agreements and Covenants. The agreements and covenants of Parent and Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

      (c) Parent Certificate of Designations. If necessary, Parent shall have filed the Parent Certificate of Designations with the Secretary of State of the State of North Carolina.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

     SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the plan of merger contained in this Agreement and the Merger by the stockholders of the Company:



      (a) by mutual written consent of each of Parent and the Company;

      (b) by Parent, if the Company shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the Company in this Agreement shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied (a "Company Termination Breach"); provided, however, that if such Company Termination Breach is curable by the Company within 45 days through the exercise of its reasonable efforts and for so long as the Company continues to exercise such reasonable efforts after notice of such breach, Parent may not terminate this Agreement pursuant to this Section 8.1(b).

      (c) by the Company, if Parent or Sub shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by Parent or Sub shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, such that as a result of such breach, failure or misrepresentation the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied (a "Parent Termination Breach"); provided, however, that if such Parent Termination Breach is curable by the Parent or Sub within 45 days through the exercise of its reasonable efforts and for so long as the Parent continues to exercise such reasonable efforts after notice of such breach, Company may not terminate this Agreement pursuant to this Section 8.1(c).

      (d) by either Parent or the Company, if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger (an "Order") shall have become final and nonappealable; provided, that, the party seeking to terminate this Agreement pursuant to this
      Section 8.1(d) must have used all reasonable efforts to remove such Order;

      (e) by either Parent or the Company, if the plan of merger contained in this Agreement shall fail to receive the requisite vote of the stockholders of the Company at the Stockholders' Meeting or at any adjournment thereof;

      (f) by Parent or Sub, if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in any manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement or approved or recommended or announced an intention to approve or recommend any Acquisition Proposal;

      (g) by the Company, upon five (5) business days' notice, in accordance with Section 6.9(b), provided it has complied with the provisions thereof and that it complies with the provisions of Section 6.12(b) related thereto; or

      (h) by either the Company or Parent, if the Merger shall not have been consummated before December 31, 1998 (the "Termination Date"); provided, however, that (i) the right to terminate this Agreement under this
      Section 8.1(h) shall not be available to the Company if the Company's failure to use its best efforts to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date, and (ii) the right to terminate this Agreement under this Section 8.1(h) shall not be available to Parent if Parent's or Sub's failure to use its best efforts to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

     SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Sub or the Company or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease except as otherwise provided in Sections 6.12(b) and 9.1; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreement; provided, further, that if Parent has received the fee contemplated by Section 6.12(b), Parent shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based upon its or their recommendation or approval of an Acquisition Proposal or the exercise of the right of the Company to terminate this Agreement under Section 8.1(g) (other than claims based on the Company's failure to act in good faith or based on an alleged knowing or willful breach of this Agreement by the Company or any of its officers, directors, employees, agents or affiliates).


                                  ARTICLE IX

                              General Provisions

     SECTION 9.1. Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger and shall not survive the Effective Time, except for
Section 6.7 (Indemnification and Insurance) which shall, to the extent contemplated, survive the Effective Time or termination of this Agreement, except for Section 6.2 (Confidentiality), Section 6.12 (Fees and Expenses) and
Section 8.2 (Effect of Termination) and 6.12 (Fees and Expenses), each of which shall, to the extent contemplated therein, survive termination of this Agreement indefinitely.

     SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:



      (a) If to Parent:

        First Union Corporation
        One First Union Center
        Charlotte, North Carolina 28288
        Telecopier: (704) 374-3425
        Attention: Marion A. Cowell, Jr., Esq.
             General Counsel

        With a copy (which shall not constitute notice) to:

        Sullivan & Cromwell
        125 Broad Street
        New York, New York 10004
        Telecopier: (212) 556-3588
        Attention: Mitchell S. Eitel, Esq.



      (b) If to the Company:

        The Money Store Inc.
        3301 C Street, Suite 100M
        Sacramento, California 95816
        Telecopier: (916) 554-8052
        Attention: Chief Executive Officer

        With a copy (which shall not constitute notice) to:

        Stroock & Stroock & Lavan LLP
        180 Maiden Lane
        New York, New York 10038
        Telecopier: 212-806-6006
        Attention: James R. Tanenbaum, Esq.

   SECTION 9.3. Certain Definitions. For purposes of this Agreement, the term:




      (a) "affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

      (b) "beneficial owner" means with respect to any shares of Company Common Stock a Person who shall be deemed to be the beneficial owner of such shares (i) which such Person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Person with whom such Person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

      (c) "Blue Sky Laws" shall mean state securities or "blue sky" laws;

      (d) "business day" shall mean any day other than a day on which banks in the State of New York, New Jersey, California or North Carolina are authorized or obligated to be closed;

      (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

      (f) "in the aggregate," when used in or with respect to Article IV, V or VI, includes all events, occurrences and circumstances, whether individually or in aggregate, described in any Section of those Articles and is not limited to any specific Section.

      (g) "ordinary course of business" (or any similar reference) with respect to the Company and its subsidiaries shall include (without limitation) any securitization transactions of the types heretofore entered into by the Company or any of its subsidiaries, any servicing arrangements ancillary to such securitization transactions, any transactions ancillary to such securitization transactions (including hedging and other derivative transactions), any financing activities in respect of any assets included in any such securitization transaction, any accumulations and/or dispositions of such assets and any other activities incidental to such securitization transactions, to the extent that each of the foregoing is conducted in a manner consistent with applicable law, GAAP and the Company's past practices.

      (h) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

      (i) "subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interest in such partnership), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its subsidiaries.

     SECTION 9.4. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.5. Entire Agreement. This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.7. No Third Party Beneficiaries. Except as otherwise provided in
Section 6.7 hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to applicable principles of conflicts of law.

     SECTION 9.9. Disclosure Schedules. The disclosures made on any disclosure schedule, including the Company Disclosure Schedule and the Parent Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the information included in such disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

     SECTION 9.10. Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                        FIRST UNION CORPORATION



                                        By: /s/ KENNETH R. STANCLIFF
                                           ------------------------------------

                                           Name: Kenneth R. Stancliff


                                           Title: Senior Vice President


                                        FIRST UNION NATIONAL BANK



                                        By: /s/ KENNETH R. STANCLIFF
                                           ------------------------------------

                                           Name: Kenneth R. Stancliff


                                           Title: Senior Vice President


                                        THE MONEY STORE INC.



                                        By: /s/ MARC TURTLETAUB
                                           ------------------------------------

                                           Name: Marc Turtletaub


                                           Title: Chief Executive Officer

                          ADDENDUM TO MERGER AGREEMENT

Pursuant to section 6.18 of the Agreement and Plan of Merger, dated as of March 4, 1998 (the "Merger Agreement"), among First Union Corporation ("FUNC"), First Union National Bank ("FUNB"), and The Money Store Inc. (the "Company"), First Union New Jersey, Inc. ("FUNC - NJ"), a New Jersey corporation and a wholly-owned subsidiary of FUNB, hereby agrees to become a party to the Merger Agreement. All references to "Sub" in the Merger Agreement shall mean "FUNC - NJ".

FUNC and FUNB hereby represent and warrant to the Company that they have delivered to the Company complete and correct copies of the Sub Certificate of Incorporation (as defined in the Merger Agreement) and the Sub Bylaws (as defined in the Merger Agreement), as in effect on the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to Merger Agreement to be executed and delivered as of the 18th day of May, 1998.

                                        FIRST UNION CORPORATION
                                        By: /s/ KENNETH R. STANCLIFF
                                           ---------------------------------
                                           Name: Kenneth R. Stancliff
                                           Title:  Senior Vice President


                                        FIRST UNION NATIONAL BANK
                                        By: /s/ KENNETH R. STANCLIFF
                                           ---------------------------------
                                           Name: Kenneth R. Stancliff
                                           Title:  Senior Vice President


                                        FIRST UNION NEW JERSEY, INC.
                                        By: /s/ KENNETH R. STANCLIFF
                                           ---------------------------------
                                           Name: Kenneth R. Stancliff
                                           Title:  Senior Vice President


                                        THE MONEY STORE INC.
                                        By: /s/ MARC TURTLETAUB
                                           ---------------------------------
                                           Name: Marc Turtletaub
                                           Title:  Chief Executive Officer

                                                                         ANNEX C

     SHAREHOLDER OPTION AND VOTING AGREEMENT, dated as of March 4, 1998 (this "Agreement"), among First Union Corporation, a North Carolina corporation ("Parent"), and the undersigned record and beneficial owner (the "Shareholder") of common stock, no par value ("Company Common Stock"), of The Money Store Inc., a New Jersey corporation (the "Company").


                             W I T N E S S E T H:

      WHEREAS, Parent, First Union National Bank ("Bank") and the Company are entering into that certain Agreement and Plan of Merger of even date herewith (as amended, supplemented or replaced from time to time, the "Merger Agreement") contemplating a business combination between a to-be-formed subsidiary of Parent and Bank ("Sub") and the Company (the "Merger");

      WHEREAS, Shareholder is the beneficial owner of, and possesses the power to vote or direct the voting of, and to sell, 15,653,270 shares of Company Common Stock, constituting approximately 26.79% of the currently outstanding shares of Company Common Stock (the "Shares"), and desires to enter into this Agreement in order to induce Parent to cause Sub to enter into the Merger Agreement;

      WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested Shareholder to agree to vote the Shares in favor of approval of the Merger Agreement, the Merger and the transactions contemplated thereby and Shareholder hereby agrees to so vote such Shares; and

      WHEREAS, as a further condition to its willingness to enter into the Merger Agreement, Parent has requested that Shareholder grant Parent an unconditional and irrevocable option to purchase out of the Shares up to 14,547,261 shares of Company Common Stock (adjusted as set forth herein, the "Option Shares") on the terms set forth herein, and Shareholder hereby agrees to grant such an option;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

      1. Agreement to Vote, Etc. At such time as the Company conducts a meeting of, solicits written consents from or otherwise seeks a vote of, its shareholders for the purpose of considering the Merger Agreement, Shareholder agrees to vote duly and validly all the Shares in favor of approving the Merger Agreement and the transactions contemplated thereby. Shareholder also agrees to support the Merger Agreement and to take any and all reasonable action necessary or appropriate in order to enable the Merger and the other transactions contemplated thereby to be consummated as promptly as reasonably practicable.

      2. Limitation. Notwithstanding Section 1 hereof, Shareholder will have at all times the right to vote the Shares, in his sole discretion, with respect to all matters unrelated to the Merger Agreement, the Merger and the transactions contemplated thereby; provided that Shareholder shall vote any Shares against any Acquisition Proposal (as defined in the Merger Agreement) involving a party other than Parent or an affiliate thereof on or before the later of (i) 180 days after termination of the Merger Agreement or (ii) December 31, 1998.

      Except for the agreement of Shareholder to vote the Shares in accordance with Section 1 hereof, nothing in this Agreement shall: (a) require Shareholder to acquire additional shares of Company Common Stock; or (b) require the Shareholder, solely in his capacity as a director of the Company, to take or refrain from taking any action consistent with the provisions of Section 6.9 of the Merger Agreement or that would otherwise cause such director to violate his fiduciary duties as a director to the Company's shareholders under applicable law.

      3. Option to Purchase Shares. (a) Shareholder hereby grants to Parent an irrevocable option (the "Option") to purchase, subject to the terms of this
   Section 3, the Option Shares at a price per share equal to (and payable in) that number (the "Exchange Ratio") of shares of common stock, par value $3.33 1/3 per share ("Parent Stock"), of Parent equal to the result of dividing (1) $34.00 by (2) the average of the per share closing sale price of Parent Stock, rounded to four decimal places, as reported under "NYSE Composite Reports") in The Wall Street Journal for each of the five trading days in the period ending on the trading day prior to the Closing Date (as defined below). In the event that the shares of Company Common Stock are converted (whether by way of merger, consolidation, share exchange, reclassification, recapitalization or otherwise) into any other property, including shares or interests in any other entity, the Option shall apply to such other property as if such property were Option Shares.

      (b) In the event Parent wishes to exercise the Option (or any portion thereof), it shall send to Shareholder a written notice (the date of which is referred to as the "Notice Date") specifying (1) the total number of Option Shares it will purchase pursuant to such exercise and (2) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that, if prior notification to, or approval of, the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, Parent shall promptly file the required notice or application for approval, shall promptly notify Shareholder of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

      (c) At such closing, simultaneously with the delivery of the shares of Parent Stock to be issued as consideration as provided in Section 3(a), Shareholder shall deliver to Parent a certificate or certificates representing the number of shares of Company Common Stock purchased by Parent and, if the Option shall have been exercised in part only, a new Option evidencing the rights of Parent to purchase the balance of the shares purchasable hereunder.

      (d) Certificates for Parent Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

         "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of March 4, 1998, between the registered holder hereof and First Union Corporation and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of First Union Corporation and will be provided to the holder hereof without charge upon receipt by First Union of a written request therefor."

      It is understood and agreed that: (1) the reference to the resale restrictions of the Securities Act of 1933 (including the rules and regulations thereunder, the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference, if Shareholder shall have delivered to Parent a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the 1933 Act; (2) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference, if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the reasonably opinion of counsel to Shareholder; and (3) the legend shall be removed in its entirety if the conditions in the preceding clauses (1) and (2) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (e) Shareholder agrees: (a) that it will not avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Shareholder; (b) promptly to take all action as may from time to time be required (including
   (1) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (2) in the event that, under the Bank Holding Company Act of 1956 (the "BHCA") or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with Parent in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit Parent to exercise the Option (or any portion thereof) and Shareholder duly and effectively to sell shares of Common Stock pursuant hereto; and (3) promptly to take all action provided in this Section 3 as and when required pursuant hereto.

      (f) This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Parent, upon presentation and surrender of this Agreement to Shareholder, for other Agreements providing for Options of different denominations providing for the purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Company Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Shareholder of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of lass, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Shareholder will execute and deliver a new Agreement of like tenor and date in substitution for the last, stolen, destroyed or mutilated Agreement.

      (g) The number of shares of Company Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

         (1) In the event of any change in, or distributions in respect of the Company Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares of the like, the type and number of shares of Company Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Company Common Stock are to be issued or otherwise become outstanding as a result of any such change, the number of shares of Company Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Company Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Company Common Stock), it equals 24.9% of the number of shares of Company Common Stock then issued and outstanding;



         (2) Whenever the number of shares of Company Common Stock purchasable upon exercise hereof is adjusted as provided in Section 3(i)(1), the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio immediately prior to the adjustment by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Company Common Stock purchasable after the adjustment.

      (h) Parent agrees to use its reasonable best efforts to take any and all actions required of it in order to maintain the availability of Rule 144 for the disposition by Shareholder of any shares of Parent Stock received by Shareholder hereunder for a period of at least one year from the Closing Date on which such shares of Parent Stock are so received.

      (i)  The periods for exercise by Parent of certain rights under this
   Section 3 shall be extended: (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as Parent, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (2) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and (3) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "1934 Act") by reason of such exercise.

      (j) The Option may be exercised, in whole or part, if, but only if a Triggering Event (as defined below) has occurred before the occurrence of an Option Termination Event (as defined below) and Parent is not then in material breach of its obligations under the Merger Agreement such that the Company would be entitled to terminate pursuant to Section 8.1(c) thereof. Each of the following shall be an "Option Termination Event": (1) the Effective Time of the Merger; (2) termination of the Merger Agreement in accordance with the provisions thereof, if such termination occurs prior to the occurrence of an Initial Event, and does not occur pursuant to Sections 8.1(b), (e), (f) or (g) of the Merger Agreement (each, a "Listed Termination"); or (3) the passage of fifteen months after termination of the Merger Agreement, if such termination is concurrent with or follows the occurrence of an Initial Event or is a Listed Termination.

      (k) The term "Initial Event" shall mean any of the following events or transactions occurring on or after the date hereof:

         (1) The Company or any Subsidiary (as defined below), without having received Parent's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934
      Act) other than Parent or any Parent Subsidiary (as defined below), or the Board of Directors of the Company (the "Company Board") shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction other than the Merger. For purposes of this
      Agreement: (A) "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving the Company or a Company Subsidiary (other than mergers, consolidations or similar transactions (x) involving solely the Company and/or one or more wholly owned Subsidiaries (as defined below) of the Company or (y) in which the voting securities of the Company outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement), (ii) a purchase, lease or other acquisition of 25% or more of the assets of the Company or a Company Subsidiary other than transactions in the

      Company's ordinary course of business (as defined in the Merger Agreement); or (iii) any transaction described in Section 2 (k)(2); (B) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act; (C) "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"); (D) "Company Subsidiary" shall mean any Significant Subsidiary of the Company; and (E) "Grantee Subsidiary" shall mean any Subsidiary of Parent.

         (2) Any person other than Parent or any Parent Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Company Common Stock or Company Preferred Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act);

         (3) The shareholders of the Company shall have voted and failed to approve the Merger Agreement or the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Parent or any Parent Subsidiary) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

         (4) The Company Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to Parent its recommendation that the shareholders of the Company approve the transactions contemplated by the Merger Agreement, or the Company or any Company Subsidiary shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Parent or a Parent Subsidiary;

         (5) Any person other than Parent or any Parent Subsidiary shall have made, and not withdrawn, a proposal to the Company or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

         (6) Any person other than Parent or any Parent Subsidiary shall have filed, and not withdrawn, with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer); or

         (7) The Company shall have breached any covenant or obligation contained in the Merger Agreement after any person other than Parent or a Parent Subsidiary shall have made a proposal to the Company or its shareholders to engage in an Acquisition Transaction, and following such breach Parent would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or both).

      (l) The term "Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

         (1)   The occurrence of any Initial Event described in Section
3(k)(1); or

         (2)   The occurrence of the Initial Event in Section 3(k)(2).

      (m) Shareholder shall notify Parent promptly in writing of the occurrence of any Initial Event or Triggering Event promptly after becoming aware of the occurrence thereof, it being understood that the giving of such notice by Shareholder shall not be a condition to exercise of the Option.

      4. Covenants of Shareholder. Except in accordance with the provisions of this Agreement, Shareholder agrees (solely in his capacity as a shareholder) not to:

      (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any of the Shares;

      (b)  except as may be required to vote the Shares in accordance with
   Section 1 hereof, grant any consents or proxies, deposit any Shares into a voting trust or enter into any agreement with respect to the voting of any Shares;

      (c) take any action or omit to take any action which would prohibit, prevent or preclude the Company from performing, or otherwise impair the Company's ability to perform, its material obligations under the Merger Agreement; or

      (d) (1) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with, impede, interfere with or attempt to discourage the Merger or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (2) directly or indirectly encourage, initiate or cooperate in a shareholders' vote or action by consent of the Company's shareholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger.

      5. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent as follows:

      (a) As of the date hereof, the Shareholder is the beneficial owner of and possesses the absolute power to vote, or direct the voting of, and to sell all the Shares, and the Shares include all shares of Company Stock with respect to which Shareholder has the right, power or authority to vote or sell and Shareholder does not own or have any right to acquire any other shares of Company Stock, except for employee stock options.

      (b) Shareholder has all requisite power and authority to execute and deliver this Agreement, to vote the Shares in accordance with Sections 1 and 2 hereof, to grant the Option, to sell the Option Shares in accordance with Section 3, and otherwise to perform its obligations hereunder; and this Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency and similar laws affecting creditors rights generally and by general equitable principles).

      (c) The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated hereby, including, without limitation, the agreement of Shareholder to vote of the Shares in accordance with Sections 1 and 2 hereof, to grant the Option, to sell the Option Shares in accordance with Section 3, will not, constitute a breach or violation of, or a default under, any agreement, indenture or other instrument to which the Shareholder or, to the best of Shareholder's knowledge, the Company is a party which breach, violation or default could reasonably be expected to have any adverse effect on the Shareholder's ability to perform its obligations hereunder.

      (d) The consummation of the transactions contemplated by this Agreement, including, without limitation, the agreement of Shareholder to vote the Shares in accordance with Sections 1 and 2 hereof, to grant the Option, to sell the Option Shares in accordance with Section 3, will not require any consent, waiver or approval under any such judgment, decree, order, governmental permit or license, or agreement, indenture or instrument referred to in Section 5(c) hereof, other than any consents, waivers or approvals contemplated by the Merger Agreement and the schedules thereto or such consents, waivers or approvals the absence of which would not have an adverse effect on the transactions contemplated by this Agreement or any adverse effect on the Shareholder's ability to perform its obligations hereunder or thereunder.

      (e) The Shares are now and will at all times during the term of this Agreement be held of record and beneficially by the Shareholder free and clear of all liens, claims, security interests or any other encumbrances whatsoever, other than restrictions upon resale which may be imposed by Federal or state securities laws and other than Option Shares sold to Parent hereunder.

      6. Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder that it has the corporate power and authority to execute, deliver and perform this Agreement; such execution, delivery and performance have been duly authorized by all necessary corporate action; and this Agreement has been duly executed and delivered by Parent and constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency and similar laws affecting creditors rights generally and by general equitable principles).

      7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

      8. Further Assurances. Shareholder and Parent agree to execute and deliver all such further documents and instruments and take all such further reasonable action as may be necessary or appropriate, including cooperation in obtaining any and all required regulatory approvals, in order to consummate the transactions contemplated hereby, including, without limitation, the agreement of Shareholder to vote the Shares in accordance with Section 1 hereof.

      9. Expenses. Except as may otherwise be provided herein, no party hereto shall be responsible for the payment of any other parties' expenses incurred in connection with this Agreement.

      10. Assignment; Third Party Beneficiaries. Shareholder may not assign any of its rights or obligations under this Agreement, and any purported assignment thereof shall be null and void. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and permitted assigns, and its is not the intention of the parties to confer third party beneficiary rights upon any other person or entity. Parent may assign its rights hereunder; provided that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Parent to acquire the Shares subject to the Option, Parent may not assign its rights under the Option except in
   (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Company, (c) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Parent's behalf or (d) any other manner approved by the Federal Reserve Board.

      11. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

      12. Notices. All notices, requests, consents and other communications hereunder shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid, addressed as follows:

      (a) if to Parent:
         First Union Corporation
           One First Union Center
           Charlotte, North Carolina 28288
           Attention: Marion A. Cowell, Jr., Esq.
                 General Counsel

       with copies to:
         Sullivan & Cromwell
           125 Broad Street
           New York, New York 10004
           Attention: Mitchell S. Eitel, Esq.
           Telecopy: (212) 558-4239

      (b) if to Shareholder:
         Marc J. Turtletaub
           c/o The Money Store Inc.
           3301 C Street, Suite 100M
           Sacramento, California 95816

      13. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to principles of conflicts of laws). Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

      14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

      15. Effect of Headings. The descriptive headings contained herein are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

            FIRST UNION CORPORATION


            By: /s/  KENNETH R. STANCLIFF
                         -------------------------------
                         Name: Kenneth R. Stancliff

                         Title: Senior Vice President


                      SHAREHOLDER

                      By: /s/  MARC TURTLETAUB
                         -------------------------------
                         Name: Marc J. Turtletaub

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

              [Letterhead of Prudential Securities Incorporated]


                                                                         ANNEX D

PRIVATE AND CONFIDENTIAL

                                                                  March 3, 1998

The Board of Directors
The Money Store Inc.
3301 C Street
Sacramento, CA 95816


Members of the Board:

     We understand that First Union Corporation ("First Union") and The Money Store Inc. (the "Company") propose to enter into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, an indirect, wholly-owned subsidiary of First Union ("Merger Sub") shall merge with and into the Company and the Company shall be the surviving corporation (the "Merger"). In the Merger each outstanding share of common stock, no par value, of the Company (the "Company Common Stock") will be converted into the right to receive that number of fully paid, non-assessable shares of common stock, par value
$3.33 1/3 per share, of First Union (the "First Union Common Stock") equal to the quotient of $34.00 and the average closing stock price of the First Union Common Stock for the five consecutive trading days ending on the trading day prior to the effective date of the Merger (the "Exchange Ratio"). Based on the closing stock price of the First Union Common Stock on March 2, 1998, the Exchange Ratio would be .6484 shares of First Union Common Stock for each share of Company Common Stock. Additionally, each share of the Company's $1.72 Mandatory Convertible Preferred Stock (the "Company Preferred Stock"), no par value, will be converted into the right to receive that number of shares of First Union Common Stock equal to the product of the Exchange Ratio and 0.92 unless a required approval of the holders of the Company Preferred Stock is not received, in which event each share of Company Preferred Stock will be converted into the right to receive one share of newly issued $1.72 Mandatory Convertible Preferred Stock (the "First Union Preferred Stock") of First Union (the "Preferred Stock Conversion"). The terms of the First Union Preferred Stock shall be substantially similar to the terms of the Company Preferred Stock, except that such First Union Preferred Stock will have voting rights in respect of all matters to be voted on by the holders of First Union Common Stock. Furthermore, we understand that First Union and Marc J. Turtletaub (the "Shareholder") propose to enter into an agreement (the "Option and Voting Agreement") pursuant to which the Shareholder will vote all of his shares of Company Common Stock in favor of the Merger and the Shareholder will further grant First Union an option to purchase, under certain circumstances, 14,547,261 out of Shareholder's 15,653,270 shares of Company Common Stock, representing approximately 24.9% of the outstanding Company Common Stock, at a price per share equal to (and payable in) that number of First Union Common Stock equal to the quotient of $34.00 and the average closing stock price of the First Union Common Stock for the five consecutive trading days ending on the trading day prior to the closing date of such purchase.

     You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio to the holders of Company Common Stock.

     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors we deemed relevant under the circumstances, including:

      (i)  a draft, dated March 3, 1998, of the Agreement;

      (ii) certain publicly available historical financial and operating data concerning the Company including, but not limited to, (a) the press release dated February 11, 1998 announcing financial results for the fiscal year ended December 31, 1997, (b) the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the fiscal years ended December 31, 1996, 1995 and 1994, (c) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, (d) the Proxy Statement for the Annual Meeting of Stockholders held on May 20, 1997, (e) the Company's Prospectus Supplement, dated December 3, 1997, relating to the sale of $150,000,000 7.30% Subordinated Notes and $100,000,000 7.95% Subordinated Notes, (f) the Company's Prospectus Supplement, dated October 30, 1996, relating to the sale of 4,600,000 shares of Company Preferred Stock and (g) the Company's Prospectus Supplement dated March 5, 1996, relating to the offering of 6,250,000 shares of Company Common Stock;

      (iii) certain publicly available historical financial and operating data concerning First Union including, but not limited to, (a) a press release dated January 21, 1998 announcing financial results for the fiscal year ended December 31, 1997, (b) the registration statement on Form S-4 filed on January 9, 1998, relating to the CoreStates Financial Corp acquisition, (c) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1995 and 1994, (d) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and (e) the Proxy Statement for the Annual Meeting of Shareholders held on April 15, 1997;

      (iv) certain information relating to the Company, including financial forecasts prepared by the management of the Company;

      (v) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to the businesses of the Company and First Union, respectively, or otherwise relevant to our inquiry;

      (vi) the financial terms of certain recent transactions we deemed relevant;

      (vii) the historical stock prices and trading volumes of the Company Common Stock and First Union Common Stock; and

      (viii) such other financial studies, analyses and investigations that we deemed appropriate.

     We have assumed, with your consent, that the draft of the Agreement which we reviewed (and referred to above) will conform in all material respects to that document when in final form.

     We have discussed with the senior management of the Company and First
Union: (i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies and (iv) such other matters that we deemed relevant.

     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information that is publicly available or was provided to us by the Company and we have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or First Union. With respect to certain financial forecasts provided to us by the Company, we have assumed that such information (and the assumptions and bases therefor) represents the Company's management's best currently available estimate as to the future financial performance of the Company. Our opinion does not address nor should it be construed to address the Preferred Stock Conversion. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

     Our opinion does not address nor should it be construed to address the relative merits of the Merger or any alternative business strategies that may be available to the Company. In addition, this opinion does not in any manner address the prices at which First Union Common Stock and the First Union Preferred Stock will trade following consummation of the Merger.

     As you know, we have been retained by the Company to render this opinion and provide other financial advisory services in connection with the Merger and will receive an advisory fee for such services, which fee is contingent upon the consummation of the Merger. In the past, we have provided financing services to the Company and have received fees for such services. In the ordinary course of business we may actively trade the shares of the Company Common Stock and Company Preferred Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We also provide equity research coverage regarding the Company.

     This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the shareholders of the Company as to how such shareholders should vote or as to any other action such shareholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's shareholders.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.


                                        Very truly yours,

                                        /s/ PRUDENTIAL SECURITIES INCORPORATED
                                        ------------------------------
                                        Prudential Securities Incorporated

                                                                         ANNEX E

              $1.72 MANDATORY CONVERTIBLE CLASS A PREFERRED STOCK
                            NO PAR VALUE PER SHARE


                     PARAGRAPH 1. DESIGNATION AND AMOUNT.

     The shares of this series shall be designated as "Mandatory Convertible Class A Preferred Stock, no par value per share" (the "Preferred Shares"), of First Union Corporation (the "Corporation"). The authorized number of shares constituting such series of Preferred Shares shall be 5,290,000.


                            PARAGRAPH 2. DIVIDENDS.

     (a) The holders of outstanding Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends (i) from
      1 (the "Issue Date") through the Dividend Payment Date (as defined below) immediately following the Issue Date, in the amount of $0.43 per share and (ii) thereafter at the rate per share of $1.72 per annum, and no more, payable quarterly in arrears on the 1st day of each March, June, September and December, respectively (each such date being hereinafter referred to as a ("Dividend Payment Date"), or, if any Dividend Payment Date is not a business day, then the Dividend Payment Date shall be the next succeeding business day. Each dividend on the Preferred Shares shall be payable to holders of record as they appear on the stock register of the Corporation on the record date therefor, which shall be a date fixed by the Board of Directors not less than 10 nor more than 60 days preceding the related Dividend Payment Date. The first dividend payment shall be for the period from the Issue Date up to but
excluding       2 and the first dividend will be payable on       2. Dividends
(or amounts equal to accrued and unpaid dividends) payable on the Preferred Shares for any period less than a full quarterly dividend period (other than the first partial quarterly dividend period immediately following the Issue
Date) will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

     Dividends on the Preferred Shares will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared on a daily basis from the previous Dividend Payment Date. Accrued but unpaid dividends on the Preferred Shares shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid dividends on the Preferred Shares. Dividends will cease to accrue in respect of the Preferred Shares on the Mandatory Conversion Date (as hereinafter defined) or on the date of their earlier conversion.

     The Preferred Shares will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with any future preferred stock issued by the Corporation (the "Preferred Stock") that by its terms ranks pari passu with the Preferred Shares.

     (b) As long as any Preferred Shares are outstanding, no dividends for any dividend period or other distributions will be paid in cash or otherwise (other than dividends or other distributions payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock (as hereinafter defined) or any other capital stock of the Corporation ranking junior to the Preferred Shares as to the payment of dividends (for the purposes of this Paragraph 2, such shares of Common Stock and other capital stock ranking junior to the Preferred Shares as to payment of dividends are hereinafter referred to collectively as "Junior Stock") and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) on any Junior Stock unless: (i) full dividends on all outstanding shares of each series of Preferred Stock that does not constitute Junior Stock (for the purposes of this Paragraph 2, each such series, including the Preferred Shares, is hereinafter referred to as "Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full, in the case of a dividend payment with respect to Junior Stock, for any Parity Preferred Stock dividend period commencing on or prior to the date of such Junior Stock dividend payment or, in the case of any other distribution with respect to Junior Stock, for the current quarterly dividend period, have been paid, or declared and set aside for payment, on all outstanding shares of Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside


---------
1 The date the Merger is consummated.

2 The first Dividend Payment Date following the Issue Date.

for all purchase, retirement and sinking funds, if any, for all outstanding shares of Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock.

     In addition, as long as any Preferred Shares are outstanding, no shares of any Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock purchase, redemption or other acquisition to the extent such dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock.

     Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined by the Board of Directors may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any outstanding Parity Preferred Stock, to share therein according to their respective interests.

     As long as any Preferred Shares are outstanding, no dividends for any dividend period or other distributions will be paid in cash or otherwise (other than dividends or other distributions payable in shares of, or warrants, rights or options exercisable for or convertible into, Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) on any shares of Parity Preferred Stock (other than the Preferred Shares), unless either: (a)(i) all dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock dividend or distribution payment to the extent such dividends are cumulative;
(ii) dividends in full, in the case of a dividend payment, for any Parity Preferred Stock dividend period commencing on or prior to the date of such dividend payment or, in the case of any other distribution, for the current quarterly dividend period, have been paid, or declared and set aside for payment, on all outstanding shares of Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for all outstanding shares of Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock; or
(b) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per outstanding Preferred Share and each other share of such Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per outstanding Preferred Share and such other outstanding shares of Parity Preferred Stock bear to each other.

     In addition, as long as any Preferred Shares are outstanding, no shares of any Parity Preferred Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries (except with any Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Parity Preferred Stock unless: (i) full dividends on all outstanding shares of Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Parity Preferred Stock purchase, redemption or other acquisition to the extent such dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Parity Preferred Stock.

     (c) Any dividend payment made on the Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Preferred Shares.

     (d) All dividends paid with respect to the Preferred Shares shall be paid pro rata to the holders entitled thereto.

     (e) Holders of the Preferred Shares shall be entitled to receive dividends in preference to and in priority over any dividends upon any shares of the Corporation ranking junior to the Preferred Shares as to dividends, but subject to the rights of holders of shares of the Corporation having a preference and a priority over the payment of dividends on the Preferred Shares.

                           PARAGRAPH 3. CONVERSION.

     (a) Mandatory Conversion. On December 1, 1999 (the "Mandatory Conversion Date"), unless previously converted at the option of the holder in accordance with the provisions of Paragraph 3(b) below, each outstanding Preferred Share shall convert automatically (the "Mandatory Conversion") into (i) a number of shares of Common Stock equal to the Conversion Rate (as defined below) in effect on the Mandatory Conversion Date and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such Preferred Share (other than previously declared dividends payable to a holder of record on a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends. The "Conversion Rate" is equal to (a) if the Current Market Price (as hereinafter defined) of the Common Stock is greater than or equal to $31.80 per share (the "Conversion Price"),
    3 of a share of Common Stock per Preferred Share, (b) if the Current Market Price is less than the Conversion Price but greater than $26.50 (the "Initial Price"), a fractional share of Common Stock per Preferred Share having a value (determined at the Current Market Price) equal to the Initial Price, and (c) if the Current Market Price is less than or equal to the Initial Price, one share of Common Stock per Preferred Share, subject in each case to adjustment as provided in Paragraph 3(c) below. Dividends on the Preferred Shares shall cease to accrue, and the Preferred Shares shall cease to be outstanding, on the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the Preferred Shares, and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the Preferred Shares, provided that the Corporation shall give the holders of the Preferred Shares such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the Mandatory Conversion Date. Amounts payable in cash in respect of the Preferred Shares or in respect of such shares of Common Stock shall not bear interest.

     (b) Conversion at Option of Holder. The Preferred Shares are convertible, in whole or in part, at the option of the holders thereof, at any time prior to
the Mandatory Conversion Date, into shares of Common Stock at a rate of     3
of a share of Common Stock for each Preferred Share (the "Optional Conversion Rate"), subject to adjustment as set forth in Paragraph 3(c) below.

     Conversion of Preferred Shares at the option of the holder may be effected by delivering certificates evidencing such Preferred Shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend accrued on such shares), to the office of any transfer agent for the Preferred Shares or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with conversion procedures established by the Corporation. Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

     Holders of Preferred Shares at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such Preferred Shares on the corresponding Dividend Payment Date notwithstanding the optional conversion of such Preferred Shares following such record date and prior to the corresponding Dividend Payment Date. However, Preferred Shares surrendered for conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend thereon which is to be paid on such Dividend Payment Date. Except as otherwise provided above, upon any optional conversion of Preferred Shares, the Corporation shall make no payment of or allowance for unpaid dividends, whether or not in arrears, on converted Preferred Shares or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

     (c) Conversion Rate and Optional Conversion Rate Adjustments. The Conversion Rate and the Optional Conversion Rate shall each be subject to adjustment from time to time as provided below in this Paragraph 3(c).

         (i) If the Corporation shall, after the Issue Date:

        (A) pay a stock dividend or make a distribution with respect to its Common Stock in shares of such Common Stock,


---------
3 The Common Exchange Ratio times 0.833.

        (B) subdivide or split its outstanding Common Stock into a greater number of shares,

        (C) combine its outstanding shares of Common Stock into a smaller number of shares, or

        (D) issue by reclassification of its shares of Common Stock any shares of common stock of the Corporation,

      then, in any such event, the Conversion Rate and the Optional Conversion Rate in effect immediately prior to such event shall each be adjusted so that the holder of any Preferred Shares shall thereafter be entitled to receive, upon Mandatory Conversion or upon conversion at the option of the holder, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive immediately following any event described above had such Preferred Shares been converted immediately prior to such event or any record date with respect thereto. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of stockholders entitled to receive such dividend or distribution, in the case of a dividend or distribution, and shall become effective immediately after the effective date, in the case of a subdivision split, combination or reclassification. Such adjustment shall be made successively.

         (ii) If the Corporation shall, after the Issue Date, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock, then, in any such event unless such rights or warrants are issued to holders of Preferred Shares on a pro rata basis with the shares of Common Stock based on the Conversion Rate on the date immediately preceding such issuance, the Conversion Rate and Optional Conversion Rate shall each be adjusted by multiplying the Conversion Rate and the Optional Conversion Rate, in effect immediately prior to the date of issuance of such rights or warrants, by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate and the Optional Conversion Rate shall each be readjusted to the Conversion Rate and the Optional Conversion Rate which would then be in effect had the adjustments been made upon the issuance of such rights or warrants upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

         (iii) If the Corporation shall, after the Issue Date, pay a dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness, cash or other assets (including capital stock of the Corporation but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as hereinafter defined) and dividends or distributions referred to in subparagraph (i) above), then unless such dividend is paid or distribution is made to each holder of Preferred Shares on a pro rata basis with the shares of Common Stock based on the Conversion Rate on the date immediately preceding such payment or distribution, in any such event, the Conversion Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Conversion Rate and the Optional Conversion Rate in effect on the record date mentioned below, by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the record date for the determination of stockholders entitled to receive such dividend or distribution, and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such dividend or distribution. Such adjustment shall be made successively.

         (iv) Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subparagraph (ii) above.

         (v) The Corporation shall also be entitled to make upward adjustments in the Conversion Rate and the Optional Conversion Rate, as it in its sole discretion shall determine to be advisable, in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its stockholders after the Issue Date shall not be taxable.

         (vi) In any case in which Paragraph 3(c) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to Paragraph 3(a) occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted Preferred Shares the additional shares of Common Stock issuable upon such conversion over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Paragraph 3(h).

         (vii) All adjustments to the Conversion Rate and the Optional Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Conversion Rate or the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment that by reason of this subparagraph (vii) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. If an adjustment is made to the Conversion Rate pursuant to this Paragraph 3(c), then an appropriate adjustment shall also be made to the Current Market Price solely to determine whether clause (a), (b) or (c) of the definition of "Conversion Rate" in Paragraph 3(a) shall apply on the Mandatory Conversion Date. All adjustments in the Conversion Rate and the Optional Conversion Rate shall be made successively.

     (d) Adjustment for Consolidation or Merger. In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), proper provision shall be made so that each Preferred Share shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such Preferred Share might have been converted immediately prior to consummation of such transaction, and (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such Preferred Share would have converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such Preferred Share (other than previously declared dividends payable to a holder of record as of a prior date), and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the Preferred Shares shall be convertible after consummation of such transaction shall be subject to adjustment as described in Paragraph 3(c) above following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing or consistent with clause (iii) of Paragraph 7(b).

     For purposes of the immediately preceding paragraph and Paragraph 3(f)(iii), any sale or transfer to another corporation of property of the Corporation which did not account for at least 50% of the consolidated net income of the Corporation for its most recent fiscal year ending prior to the consummation of such transaction shall not in any event be deemed to be a sale or transfer of the property of the Corporation as an entirety or substantially as an entirety.

     (e) Announcement of Adjustments. Whenever the Conversion Rate and Optional Conversion Rate are adjusted as herein provided, the Corporation shall:

         (i) forthwith compute the adjusted Conversion Rate and Optional Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Conversion Rate and Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate with the transfer agent for the Preferred Shares and the Common Stock; and

         (ii) make a prompt public announcement and mail a notice to the holders of record of the outstanding Preferred Shares stating that the Conversion Rate and the Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Conversion Rate ad Optional Conversion Rate, such notice to be mailed at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

     (f) Notices. In case, at any time while any of the Preferred Shares are outstanding,

         (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, excluding any cash dividends; or

         (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock; or

         (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or of the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety; or

         (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

       then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Shares, and shall cause to be mailed to the holders of Preferred Shares at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. The failure to give or receive the notice required by this subparagraph (f) or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.

     (g) Effect of Conversions. The person or persons in whose names or names any certificate or certificates for shares of Common Stock shall be issuable upon any conversion shall be deemed to have become on the date of any such conversion the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open.

     (h) No Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any Preferred Shares. In lieu of any fractional share otherwise issuable in respect of the aggregate number of Preferred Shares of any holder which are converted upon Mandatory Conversion or any optional conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined (A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or (B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. If more than one Preferred Share shall be surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Preferred Shares so surrendered or redeemed.

     (i) Reissuance. Preferred Shares that have been issued and reacquired in any manner, including shares purchased, exchanged or converted, shall not be reissued as part of the Preferred Shares and shall (upon compliance with any applicable provisions of the laws of the State of North Carolina) have the status of authorized and unissued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

     (j) Payment of Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of Preferred Shares pursuant to this Paragraph 3; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Preferred Shares converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (k) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and/or its issued Common Stock held in its treasury, for the purpose of effecting any Mandatory Conversion of the Preferred Shares or any conversion of the Preferred Shares at the option of the holder, the full number of shares of Common Stock then deliverable upon any such conversion of all outstanding Preferred Shares.


                       PARAGRAPH 4. LIQUIDATION RIGHTS.

     (a) In the event of the liquidation, dissolution, or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of Preferred Shares then outstanding, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment or provision for payment of any distribution on any shares of the Corporation having a preference and a priority over the Preferred Shares on dissolution, liquidation or winding up, and before any distribution to the holders of shares of Common Stock or other shares of capital stock ranking junior to the Preferred Shares as to the distribution of assets upon liquidation, dissolution or winding up, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per Preferred Share in cash equal to the sum of (i) $26.50 plus (ii) all accrued and unpaid dividends thereon. In the event the assets of the Corporation available for distribution to the holders of the Preferred Shares upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding Preferred Shares and of all other series of Preferred Stock ranking on a parity with the Preferred Shares as to payments upon liquidation, dissolution or winding up, the holders of Preferred Shares and of all other series of Preferred Stock ranking on a parity with the Preferred Shares as to payments upon liquidation, dissolution or winding up shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding Preferred Shares and the holders of outstanding shares of such Preferred Stock ranking on a parity with the Preferred Shares as to payments upon liquidation, dissolution or winding up were paid in full. Except as provided in this Paragraph 4, holders of Preferred Shares shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

     (b) For the purposes of this Paragraph 4, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

         (i) the sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation;

         (ii) the consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger); or

         (iii) a statutory exchange of securities with another corporation.

                           PARAGRAPH 5. DEFINITIONS.

   As used in this Section F:

         (i) The term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New Jersey are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise.

         (ii) The term "Closing Price" with respect to a share of Common Stock shall mean, on any date of determination, the reported last sale price of a share of Common Stock on the New York Stock Exchange ("NYSE") on such date or, if the Common Stock is not listed for trading on the NYSE for trading on any such date, the last sale price of a share of Common Stock as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is then listed for trading, or if the Common Stock is not so listed on any national securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organization, or if such bid price is not available, the market value of a share of Common Stock on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

         (iii) The term "Common Stock" shall mean any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares of Common Stock issuable upon conversion of Preferred Shares shall include only shares of the class designated as Common Stock at the Issue Date, or shares of the Corporation of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided, however, that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassification bears to the total number of shares of all classes resulting from all such reclassifications.

         (iv) Except as otherwise stated below, the term "Current Market Price" shall mean the average Closing Price per share of Common Stock on the 20 Trading Days immediately prior to, but not including, the Mandatory Conversion Date. Solely for purposes of determining the "Conversion Rate" referred to in clause (ii) of Paragraph 3(c), the term "Current Market Price" shall mean the average Closing Price per share of the Common Stock on the 20 Trading Days immediately prior to, but not including, the date on which the rights or warrants referred to in such clause (ii) are issued. Solely for purposes of determining the "Conversion Rate" referred to in clause (iii) of Paragraph 3(c), the term "Current Market Price" shall mean the average Closing Price per share of the Common Stock on the 20 Trading Days immediately prior to, but not including, the date on which the dividends or distributions referred to in such clause (iii) are paid or made. Solely for purposes of determining the "Conversion Rate" referred to in subclause (B) of Paragraph 7(b)(iii), the term "Current Market Price" shall mean the average Closing Price per share of the Common Stock on the 20 Trading Days immediately prior to, but not including, the date on which the announcement of the merger or consolidation referred to in such subclause (B) is made.

         (v) The term "Extraordinary Cash Distributions" shall mean, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the Common Stock paid during the consecutive 12-month period ending on and including such date (other than cash dividends and cash distributions for which an adjustment to the Conversion Rate and the Optional Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, 10% of the average of the daily Closing Prices of the Common Stock over such consecutive 12-month period.

         (vi) The term "Trading Day" shall mean a day on which the Common Stock
      (a) is not suspended from trading on any national securities exchange or association or over-the-counter market at the close of business on such day and (b) has traded at least once on the national securities exchange or association or over-the-counter market that is the primary market for the trading of such security.


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

                      PARAGRAPH 6. NO PREEMPTIVE RIGHTS.

     The holders of Preferred Shares shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

                          PARAGRAPH 7. VOTING RIGHTS.

     (a) The holders of Preferred Shares have such voting rights as shall be provided under applicable North Carolina law. On matters subject to a separate class vote by holders of Preferred Shares, the holders are entitled to one vote per share. In addition, on all matters subject to vote by holders of Common
Stock, the holders of the Preferred Shares are entitled to   4 votes per share,
voting together with the holders of Common Stock as a single class. If at any time dividends payable on the Preferred Shares are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, the holders of the Preferred Shares, voting separately as a class with the holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, shall have the right to vote for the election of two Directors of the Corporation ("Class A Preferred Stock Directors"), such Class A Preferred Stock Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right of the holders of Preferred Shares to elect two Class A Preferred Stock Directors, when vested, shall continue until all dividends in arrears on the Preferred Shares shall have been paid in full or declared and set apart for payment, and, when so paid or declared and set apart for payment, such right of the holders of Preferred Shares to elect two Class A Preferred Stock Directors separately as a class shall cease, subject always to the same provisions for the vesting of such right of the holders of the Preferred Shares to elect two Class A Preferred Stock Directors in the case of future dividend defaults.

     The term of office of each Director elected pursuant to the preceding paragraph shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of holders of Preferred Shares and such other series of Class A Preferred Stock to vote for Class A Preferred Stock Directors pursuant to the preceding paragraph. Vacancies on the Board of Directors resulting from the death, resignation or other cause of any such Preferred Stock Director shall be filled exclusively by no less than two-thirds of the remaining Directors and the new Director so elected shall hold office until a successor is elected and qualified.

     (b) For as long as any Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least 66 2/3% thereof actually voting (voting separately as a class): (i) amend, alter or repeal any of the provisions of the Articles of Incorporation that would affect adversely the powers, preferences or rights of the holders of the Preferred Shares then outstanding or reduce the minimum time required for any notice to which only the holders of Preferred Shares then outstanding may be entitled; provided, however, that any such amendment, alteration or repeal that would authorize or create, or increase the authorized amount of, any additional shares of Common Stock or any other shares of capital stock ranking junior to or on a parity with the Preferred Shares as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation (whether or not already authorized) shall not be deemed to affect adversely such powers, preferences or rights and shall not be subject to approval by the holders of the Preferred Shares; (ii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking senior to the Preferred Shares as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; or (iii) merge or consolidate with or into any other corporation, unless each holder of the Preferred Shares immediately preceding such merger or consolidation shall have the right either to (A) receive or continue to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the Preferred Shares so held or (B) convert into shares of Common Stock at the Conversion Rate in effect on the date immediately preceding the announcement of any such merger or consolidation (such date, solely for purposes of determining the appropriate Conversion Rate then in effect with respect to this clause (B), being deemed the "Mandatory Conversion Date").

     There is no limitation on the issuance by the Corporation of any class of stock ranking junior to or on a parity with the Preferred Shares as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

     Notwithstanding the provisions summarized in the preceding two paragraphs, however, no such approval described therein of the holders of the Preferred Shares shall be required to authorize an increase in the number of authorized shares of Preferred Stock or Common Stock.
---------
4 0.833 times the Common Exchange Ratio.

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